    As filed with the Securities and Exchange Commission on May 2, 2000
                                                     Registration No.: 333-93827
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                            AMENDMENT NO. 4 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                            First Community Bancorp
             (Exact name of registrant as specified in its charter)

                                --------------

           California                          6712                   33-0885320
  (State or other jurisdiction     (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)  Classification Code Number)  Identification Number)

                                 6110 El Tordo
                       Rancho Santa Fe, California 92067
                                 (858) 756-3023
   (Address including zip code, and telephone number, including area code, of registrant's principal executive office)

                                --------------

                                 James A. Boyce
                     President and Chief Executive Officer
                                 6110 El Tordo
                       Rancho Santa Fe, California 92067
                                 (858) 756-3023
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

               Stanley F. Farrar                    William T. Quicksilver
              Sullivan & Cromwell               Manatt, Phelps & Phillips, LLP
       1888 Century Park East, 21st Floor        11355 West Olympic Boulevard
         Los Angeles,  California 90067         Los Angeles, California 90064
           Telephone: (310) 712-6000              Telephone: (310) 312-4000

                                --------------

          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

                                --------------

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

   First Community Bancorp hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until First Community Bancorp shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                            FIRST COMMUNITY BANCORP

FIRST COMMUNITY BANK OF THE DESERT                 RANCHO SANTA FE NATIONAL BANK

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

  The board of directors of First Community Bank of the Desert has called an annual meeting and Rancho Santa Fe National Bank has called a special meeting of shareholders for May 31, 2000, at which First Community Bank of the Desert shareholders will be asked to consider and to vote upon the approval of a merger agreement providing for a merger of First Community Bank of the Desert with a wholly-owned merger subsidiary of First Community Bancorp and Rancho Santa Fe shareholders will be asked to consider and vote upon the approval of a reorganization agreement providing for the reorganization of Rancho Santa Fe as a wholly-owned subsidiary of First Community Bancorp.

  In the merger, each of share of First Community Bank of the Desert common stock will be converted into the right to receive 0.30 of a share of First Community Bancorp common stock, and in the reorganization each share of Rancho Santa Fe common stock will be converted into the right to receive 1 share of
First Community Bancorp common stock. Based on the stock price on May   , 2000,
First Community Bank of the Desert shareholders would receive an equivalent of
$    for each share of First Community Bank of the Desert. However, because the
0.30 ratio is fixed and stock prices may change between May    and the closing,
the value of the merger consideration will fluctuate. The merger and the reorganization are intended to be tax-free to First Community Bank of the Desert and Rancho Santa Fe shareholders, except for taxes due on cash received for fractional shares.

  We cannot complete the merger unless holders of a majority of the outstanding shares of First


Community Bank of the Desert common stock approve the merger agreement at the annual meeting and holders of two-thirds of the outstanding shares of Rancho Santa Fe approve the reorganization agreement at the special meeting.

  The boards of directors of First Community Bank of the Desert and Rancho Santa Fe believe that the merger and the reorganization are in the best interests of First Community Bank of the Desert and Rancho Santa Fe and their shareholders and strongly encourage you to vote "FOR" the merger proposal and the reorganization proposal.

  Whether or not you plan to attend the annual or special meeting, please take the time to complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger agreement if you are a shareholder of First Community Bank of the Desert or the reorganization agreement if you are a Rancho Santa Fe stockholder. If you fail to return your proxy card, the effect will be the same as a vote against the merger agreement or the reorganization agreement, whichever is applicable.

  This proxy statement/prospectus describes the shareholders' meetings, the merger, the reorganization and other related matters. Please read this entire document carefully.

             James A. Boyce                         William Powers
               President                         President and Chief
            Rancho Santa Fe                       Executive Officer
             National Bank                       First Community Bank
                                                    of the Desert

--------------------------------------------------------------------------------
   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the First Community Bancorp common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                                  ----------

  The date of this proxy statement/prospectus is May   , 2000, and it is being
mailed or otherwise delivered to shareholders on or about such date.

                         RANCHO SANTA FE NATIONAL BANK

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To Be Held May 31, 2000

   NOTICE IS HEREBY GIVEN that, pursuant to the call of its Directors, a special meeting of shareholders of Rancho Santa Fe National Bank will be held at The Inn, Rancho Santa Fe, California 92067 on May 31, 2000 at 10:00 a.m., local time, for the purpose of considering and voting upon the following matter:

     REORGANIZATION. To approve the principal terms of an Agreement and Plan of Reorganization dated as of February 11, 2000, pursuant to which Rancho Santa Fe will merge with and into an interim national bank, a wholly owned subsidiary of First Community Bancorp, with the result that all of the outstanding common stock of Rancho Santa Fe will be converted automatically, on a one-for-one basis, into shares of common stock of First Community Bancorp.

   Only those shareholders of record of Rancho Santa Fe common stock at the close of business on April 21, 2000 shall be entitled to notice of and to vote at the special meeting.

   We have included a summary of certain provisions of Title 12 of the United States Code pertaining to the rights of dissenting shareholders in connection with the Reorganization is included in the joint proxy statement/prospectus in the section entitled "Dissenting Shareholders' Rights."

   Please do not send in certificates for your Rancho Santa Fe common stock at this time.

   Your vote is important regardless of the number of shares you own.

                                          By Order of the Board of Directors

                                          Robert E. Herrmann
                                          Secretary

Rancho Santa Fe, California

May 5, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                       FIRST COMMUNITY BANK OF THE DESERT

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To Be Held On May 31, 2000 at 10:00 a.m.
                           At the Mira Monte Resort,
          Located at 76477 Highway 111, Indian Wells, California 92210

   We are furnishing this document to shareholders of First Community Bank of the Desert in connection with the solicitation of proxies by the First Community Bank of the Desert Board of Directors for use at the annual meeting of shareholders including any meeting adjournments or postponements, to be held on May 31, 2000 at 10:00 a.m., local time, at the Mira Monte Resort, located at 76477 Highway 111, Indian Wells, California 92210.

   The annual meeting will consider and vote upon the following proposals:

  . To elect 6 directors of First Community Bank of the Desert to serve until the next annual meeting.

  . To ratify the appointment of KPMG LLP, as First Community Bank of the Desert's independent auditors for the fiscal year ending December 31, 2000.

  . To consider and vote on the acquisition of First Community Bank of the Desert by First Community Bancorp and related matters as provided in the Agreement and Plan of Merger dated October 22, 1999, as amended.

  . To conduct other business if properly raised, including a motion to adjourn the annual meeting to another time or place for the purpose of soliciting additional proxies.

   Only shareholders of First Community Bank of the Desert as of the close of business on April 21, 2000, may vote at the annual meeting.

   In connection with the proposed merger, you may exercise dissenters' rights as provided in the California General Corporation Law. If you meet all the requirements of this law and follow all of its required procedures, you may receive cash in the amount equal to the fair market value, as determined by First Community Bank of the Desert, or, if required, by a court of law, of your shares of First Community Bank of the Desert common stock as of October 21, 1999, the day immediately preceding the announcement of the merger. For additional details about dissenters' rights, please refer to "Dissenting Shareholders' Rights" and Annex C in the accompanying proxy statement/prospectus.

                                          _____________________________
                                          Tay Fried
                                          Corporate Secretary

Indian Wells, California

May 5, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE REORGANIZATION..............   1

SUMMARY....................................................................   3

SUMMARY HISTORICAL FINANCIAL DATA..........................................  12

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........................  14

RISK FACTORS...............................................................  22

SOURCES FOR ADDITIONAL INFORMATION.........................................  23

A WARNING ABOUT FORWARD-LOOKING INFORMATION................................  24

THE MERGER.................................................................  26
  Structure of the Merger..................................................  26
  Background of and Reasons for the Merger.................................  26
  Recommendation of the First Community Bank of the Desert Board of
   Directors...............................................................  28
  Effects of the Merger....................................................  30
  Opinion of First Community Bank of The Desert's Financial Advisor........  31
  Professional Fees Paid to Advisors.......................................  37
  Interests of Certain Directors and Executive Officers in the Merger......  37
  Nasdaq National Market Listing...........................................  38
  Material Federal Income Tax Consequences.................................  39
  Accounting Treatment of the Merger.......................................  40
  Exchange of First Community Bank of the Desert Common Stock for First
   Community Bancorp Common Stock..........................................  40

THE MERGER AGREEMENT.......................................................  42
  Conditions to the Merger.................................................  42
  Acquisition Proposals....................................................  43
  Treatment of Options.....................................................  43
  Termination..............................................................  43
  Covenants; Conduct of Business Prior to Completion of the Merger.........  43
  Amendment and Waiver of the Merger Agreement.............................  44
  Agreements with the Directors of First Community Bank of the Desert and
   Rancho Santa Fe.........................................................  45
  Resales of First Community Bancorp Common Stock by First Community Bank
   of the Desert Shareholders..............................................  45
  Regulatory Approvals for the Mergers.....................................  45

DESCRIPTION OF FIRST COMMUNITY BANCORP COMMON STOCK AND FIRST COMMUNITY
 BANK OF THE DESERT COMMON STOCK...........................................  47
  Stock Description........................................................  47
  Material Differences Between Holders of First Community Bancorp Stock and
   First Community Bank of the Desert Stock................................  48

DISSENTING SHAREHOLDERS' RIGHTS............................................  50

THE REORGANIZATION.........................................................  53
  General..................................................................  53
  Background of and Reasons for the Reorganization.........................  53
  Recommendation of the Rancho Santa Fe Board of Directors.................  54
  Description of Reorganization............................................  55
  Assets and Capital Resources.............................................  55
  Treatment of Rancho Santa Fe Common Stock Certificates...................  56
  Resale of Shares.........................................................  56
  Market for First Community Bancorp Common Stock..........................  56
  Conditions to Reorganization.............................................  56
  Effective Time...........................................................  57

  Effect of Reorganization on Benefit Plans................................   57
  Accounting Treatment of Reorganization...................................   57
  Tax Consequences of Reorganization.......................................   57
  Anticipated Dividend Policy..............................................   57
  Management of First Community Bancorp....................................   58
  Description of First Community Bancorp Capital Stock.....................   58
  Certain Differences in Shareholder Rights................................   59
  Assessment of Shares.....................................................   62

DISSENTERS' RIGHTS.........................................................   63
  Valuation of Shares......................................................   63

INFORMATION ABOUT FIRST COMMUNITY BANCORP AND RANCHO SANTA FE..............   65
  Business of First Community Bancorp......................................   65
  Business of Rancho Santa Fe..............................................   65
  Lending Activities.......................................................   65
  Competition..............................................................   66
  Supervision and Regulation...............................................   66

RANCHO SANTA FE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATION..................................................   70
  Basis of Presentation....................................................   70
  Results of Operation.....................................................   70

THE RANCHO SANTA FE SPECIAL MEETING........................................   85
  General..................................................................   85
  Record Date..............................................................   85
  Proxies..................................................................   85
  Costs of Solicitation of Proxies.........................................   85
  Quorum...................................................................   86
  Vote Required............................................................   86

INFORMATION ABOUT FIRST COMMUNITY BANK OF THE DESERT.......................   87
  Business of First Community Bank of the Desert...........................   87
  Legal Proceedings........................................................   88
  Competition..............................................................   88
  Economic Conditions, Government Policies, Legislation and Regulation.....   89
  Supervision and Regulation...............................................   89

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF FIRST COMMUNITY BANK OF THE DESERT..........................   96
  Basis of Presentation....................................................   96
  Results of Operations....................................................   96

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FIRST
 COMMUNITY BANK OF THE DESERT..............................................  109

THE FIRST COMMUNITY BANK OF THE DESERT ANNUAL MEETING......................  110

EXPERTS....................................................................  116

VALIDITY OF COMMON STOCK...................................................  116

WHERE YOU CAN FIND MORE INFORMATION........................................  116

ANNEXES
  ANNEX A  AGREEMENT AND PLAN OF MERGER
  ANNEX B  AGREEMENT AND PLAN OF REORGANIZATION
  ANNEX C  ARTICLES OF INCORPORATION AND BYLAWS OF FIRST COMMUNITY BANCORP
  ANNEX D  OPINION OF US BANCORP PIPER JEFFRAY
  ANNEX E  SECTION 215 OF THE NATIONAL BANK ACT
  ANNEX F  CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION IN DISSENTER'S
           RIGHTS

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE REORGANIZATION


Q: Who are the parties to the reorganization?

A: Rancho Santa Fe will merge with and into an interim national bank, RSF Interim Bank, National Association, a wholly owned subsidiary of First Community Bancorp. As a result of this reorganization, Rancho Santa Fe will become a wholly owned subsidiary of First Community Bancorp and each share of Rancho Santa Fe common stock outstanding will convert into one share of First Community Bancorp common stock. First Community Bancorp was created to act as a holding company for Rancho Santa Fe and, prior to the reorganization, has no other operations.

Q: Who are the parties to the merger?

A: First Community Bank of the Desert will merge with a wholly owned merger subsidiary of First Community Bancorp. After the merger, First Community Bank of the Desert will be a wholly owned subsidiary of First Community Bancorp.

Q: Why are Rancho Santa Fe National Bank and First Community Bank of the Desert combining?

A: We believe that the combination of the two banks under the holding company, First Community Bancorp, provides a unique opportunity for enhancing earnings through a combination of asset growth and operating cost reductions.

Q: What happens as the market price of First Community Bancorp common stock fluctuates?

A: The value of the merger consideration will fluctuate. We have fixed the merger consideration at at 0.30 shares of First Community Bancorp common stock for each share of First Community Bank of the Desert common stock. However, since the market values of First Community Bancorp common stock and First Community Bank of the Desert common stock may fluctuate before and after the closing of the merger, the value of the First Community Bancorp common stock that First Community Bank of the Desert shareholders will receive in the merger could increase or decrease. First Community Bank of the Desert shareholders should obtain current market prices for shares of First Community Bancorp common stock and First Community Bank of the Desert common stock.

Q: When are the merger and the reorganization expected to be completed?

A: We are working to complete the merger and the reorganization by May 31, 2000. We must first obtain the necessary regulatory approvals and the approvals of our shareholders at the annual and the special meeting. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible we will not complete the merger or the reorganization.

Q: What are the tax consequences of the merger or the reorganization to me?

A: The exchange of shares by Rancho Santa Fe and First Community Bank of the Desert shareholders generally will be tax-free for U.S. federal income tax purposes. Shareholders will, however, have to pay taxes on any cash received for fractional shares or, if you follow the proper procedures, any cash you may receive as a dissenting shareholder.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q: What should I do now?

A: After you have read carefully this document, mail your signed proxy card in the enclosed envelope following the instructions on or with the proxy card, so that your shares will be represented at the First Community Bank of the Desert annual meeting or the Rancho Santa Fe special meeting. Do not send your stock certificates yet.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger or the reorganization agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger or the reorganization.

Q: Will the merger occur if shareholders of First Community Bank of the Desert do not approve the merger?

A: No. The merger must be approved by a majority of the outstanding shares of First Community Bank of the Desert. In the event shareholders of First Community Bank of the Desert do not approve of the merger, it will not occur.

Q: Will the reorganization occur if shareholders of Rancho Santa Fe do not approve the reorganization?

A: No. The reorganization must be approved by two-thirds of the outstanding shares of Rancho Santa Fe. In the event that Rancho Santa Fe shareholders do not approve the reorganization, it will not occur.

Q: Whom should I call with questions?

A: Rancho Santa Fe shareholders should call Robert E. Herrmann, Secretary, at
(858) 756-3023 with any questions about the reorganization. First Community Bank of the Desert shareholders should call Tay Fried, Executive Vice President, Secretary and Chief Financial Officer, at (760) 836-0870 with any questions about the merger.

                                    SUMMARY

   This summary highlights selected information from this document relating to the acquisition of First Community Bank of the Desert by First Community Bancorp and the Rancho Santa Fe reorganization and may not contain all the information that is important to you. For a more complete understanding of the merger and the reorganization and for a more complete description of the legal terms of the merger and the reorganization, you should read this entire document carefully, as well as the additional documents we refer you to, including the merger agreement which we have attached as Annex A and the reorganization agreement which we have attached as Annex B. See "Where You Can Find More Information" (page 117).
What you will receive

   First Community Bank of the Desert shareholders will receive 0.30 of a share of First Community Bancorp Stock for each share of First Community Bank of the Desert common stock. For each outstanding share of First Community Bank of the Desert common stock, First Community Bank of the Desert shareholders will receive 0.30 shares of First Community Bancorp common stock. On April 18, 2000, the price of a share of First Community Bank of the Desert common stock was $4.00 and the price of a share of Rancho Santa Fe common stock (which will be converted into First Community Bancorp common stock during the reorganization)
was $     . Because shareholders of First Community Bank of the Desert will receive 0.30 shares of First Community Bancorp common stock for each share of First Community Bank of the Desert common stock, based on the stock prices on April 18, 2000, First Community Bank of the Desert shareholders would receive the equivalent of $4.16 for each share of First Community Bank of the Desert. However, because the ratio is fixed and the stock prices may change between April 13 and the closing, the value of the merger consideration will fluctuate.

   First Community Bancorp will not issue fractional shares. Instead, First Community Bank of the Desert shareholders will receive an amount of cash determined by multiplying such fraction by $4.125. First Community Bancorp will not pay interest on any such cash.

   Rancho Santa Fe Shareholders will receive 1 share of First Community Bancorp stock for each share of Rancho Santa Fe common stock. As a result of the reorganization, for each outstanding share of Rancho Santa Fe common stock that they own prior to completion of the reorganization, Rancho Santa Fe shareholders will receive one share of First Community Bancorp common stock.

The Merger and the reorganization are Generally Tax-Free to Rancho Santa Fe and First Community Bank of the Desert Shareholders

   We expect, that for U.S. federal income tax purposes, no gain or loss will be recognized by:

   1. First Community Bank of the Desert shareholders upon exchange of their shares of First Community Bank of the Desert for shares of First Community Bancorp, except with respect to any cash received instead of fractional shares or

   2. Rancho Santa Fe stockholders upon exchange of their shares of Rancho Santa Fe for shares of First Community Bancorp.

   The opinion of legal counsel for First Community Bank of the Desert states that shareholders of First Community Bank of the Desert will not recognize gain or loss upon the exchange of their shares of First Community Bank of the Desert common stock for shares of First Community Bancorp common stock in the merger. If shareholders receive cash instead of fractional shares or as a result of their exercise of dissenters' rights, however, that cash would be taxable. Legal counsel for First Community Bancorp and First Community Bank of the Desert have delivered legal opinions stating that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that First Community Bancorp and First Community Bank of the Desert will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

   Completion of the merger is conditioned upon receipt of an opinion of counsel or a ruling from the Internal Revenue Service to the effect that, among other things, no gain or loss will be recognized for federal income tax purposes by First Community Bank of the Desert shareholders upon the exchange of their shares. See "The Merger--Material Federal Tax Consequences" on page 39 "The Reorganization--Tax Consequences of Reorganization" on page 57.

   Receipt of the legal opinions discussed above is a waivable condition to completion of the merger. If the receipt of the legal opinions is waived, there is a material difference in the consequences to you from what is described in this proxy statement/prospectus, and we will recirculate revised proxy materials and resolicit your vote.

Dividend Policy of First Community Bancorp

   Holders of First Community Bancorp common stock will be entitled to receive dividends when, as and if declared by the board of directors. The timing and amount of future dividends are at the discretion of the board of directors and will depend upon the consolidated earnings, financial condition, liquidity and capital requirements of First Community Bancorp and its subsidiaries, applicable government regulations and policies and other factors considered relevant by the board of directors. Please see "The Reorganization--Anticipated Dividend Policy" on page 57.

Recommendation of First Community Bank of the Desert's and Rancho Santa Fe's Boards of Directors

   The First Community Bank of the Desert Board of Directors has unanimously approved and adopted the merger agreement, and recommends a vote FOR approval of the merger agreement and the transactions contemplated thereby. The First Community Bank of the Desert board of directors considered the following factors, among others, in its approval and recommendation of the merger agreement:

   . the board's familiarity with and review of Rancho Santa Fe's business, operations, financial condition and earnings;

   . the board's familiarity with and review of Rancho Santa Fe's and First Community Bancorp's prospects, and factors that might affect Rancho Santa Fe's and First Community Bancorp's ability to enhance revenues and obtain revenue source diversification on a stand-alone basis; and

   . the immediate pro forma accretion (increase) to First Community Bank of the Desert shareholders of 6.8% on a book value basis and 13.2% on an earnings per share basis for 1999.

First Community Bank of the Desert shareholders should refer to the discussion beginning on page 28 for a more complete discussion of the factors considered by the First Community Bank of the Desert board in determining whether to approve and adopt the merger agreement.

   The Rancho Santa Fe Board of Directors has unanimously approved and adopted the reorganization agreement, and recommends a vote FOR approval of the reorganization agreement and the transactions contemplated thereby. The Rancho Santa Fe board of directors considered the following factors, among others, in its approval and recommendation of the reorganization agreement:

   . the compatibility of the reorganization with the long-term strategy of Rancho Santa Fe;

   . significant revenue enhancement opportunities presented by the reorganization; and

   . greater opportunity and financial flexibility in connection with certain financing, investment and other business and corporate activities than presently enjoyed by Rancho Santa Fe.

   Rancho Santa Fe shareholders should refer to the discussion on page 54 for a more complete discussion of the factors that the Rancho Santa Fe board of directors considered in determining whether to approve and adopt the reorganization agreement.

First Community Bank of the Desert's Financial Advisor Has Stated that the Merger Is Fair to Shareholders

   US Bancorp Piper Jaffray, financial advisor to First Community Bank of the Desert, rendered an oral fairness opinion dated as of October 22, 1999 to the First Community Bank of the Desert Board of Directors that as of such date, the merger consideration to be paid was fair to the First Community Bank of the Desert shareholders from a financial point of view. A copy of the written fairness opinion confirming the October 22, 1999 oral opinion, setting forth the information reviewed, assumptions made and matters considered by US Bancorp Piper Jaffray, is attached to this document as Annex D. First Community Bank of the Desert shareholders should read the fairness opinion in its entirety.

   First Community Bank of the Desert has paid a fee of $75,000 to U.S. Bancorp Piper Jaffray in respect of the opinion.

Comparative Market Price Information

   Rancho Santa Fe formed First Community Bancorp as a bank holding company in October 1999. Pursuant to the Agreement and Plan of Reorganization dated as of February 11, 2000, Rancho Santa Fe will become a subsidiary of First Community Bancorp and all shares of common stock of Rancho Santa Fe shall be exchanged on a one-for-one basis for shares of First Community Bancorp common stock. Prior to the reorganization, First Community Bancorp will have no other operations, assets or liabilities, therefore each share of First Community Bancorp common stock represents the same economic value as each share of Rancho Santa Fe common stock.

   The following table presents the market value for Rancho Santa Fe common stock on the OTC Bulletin Board and First Community Bank of the Desert common stock on the OTC Bulletin Board on October 21, 1999 and April 18, 2000. October 21, 1999 was the last day prior to our announcement of the signing of the merger agreement. April 18, 2000 was the last practicable trading day for which information was available prior to the date of this document.

                              Rancho Santa Fe Common   First Community Bank of
                                       Stock           the Desert Common Stock
                                (Dollars Per Share)      (Dollars Per Share)
                              ----------------------- --------------------------
                               High     Low    Close    High     Low     Close
                              ------- ------- ------- -------- -------- --------
October 21, 1999............. $13 1/2 $13 1/2 $13 1/2 $3 13/16 $3 13/16 $3 13/16
April 18, 2000...............  13 7/8  13 7/8  13 7/8    4.00     4.00     4.00

   Also set forth below for each of the market values of Rancho Santa Fe common stock on October 21, 1999 and April , 2000 is the equivalent pro forma market value of First Community Bank of the Desert stock, which we determined by multiplying the applicable market value of Rancho Santa Fe common stock by the number of shares of Rancho Santa Fe common stock we are issuing for each share of First Community Bank of the Desert common stock (0.30).

                         First Community Bank of the Desert Equivalent Pro Forma
                         -------------------------------------------------------
Closing price on
 October 21, 1999.......                          $4.05
Closing price on April
 18, 2000...............                          $4.16

   We urge you to obtain current market quotations for Rancho Santa Fe common stock (or First Community Bancorp common stock if the reorganization has been completed) and First Community Bank of the Desert common stock. We expect that the market prices of Rancho Santa Fe common stock and First Community Bank of the Desert common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market prices of Rancho Santa Fe common stock and First Community Bank of the Desert common stock are subject to fluctuation, the value of the shares of Rancho Santa Fe common stock that First Community Bank of the Desert shareholders will receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

   Rancho Santa Fe. Rancho Santa Fe common stock is listed on the OTC Bulletin Board under the symbol "RASF." The following table sets forth for the calendar quarter indicated the high and low prices per share of Rancho Santa Fe common stock as reported on the OTC Bulletin Board. Rancho Santa Fe has declared a quarterly dividend since the first quarter of 1998. The trading market for Rancho Santa Fe common stock is relatively small. The total trading volume for Rancho Santa Fe common stock for the fourth quarter of 1999 was 11,700 shares.

   Quarter Ended                                        High    Low     Dividend
   -------------                                        ------- ------- --------
   1998:
   -----
     First quarter..................................... $16 1/2 $    14  $0.06
     Second quarter.................................... $19 1/2 $    16  $0.06
     Third quarter..................................... $    17 $13 1/2  $0.06
     Fourth quarter.................................... $    15 $11 1/2  $0.06
   1999:
   -----
     First quarter..................................... $13 3/4 $11 3/4  $0.06
     Second quarter.................................... $14 3/8 $    11  $0.06
     Third quarter..................................... $14 7/8 $13 1/8  $0.09
     Fourth quarter.................................... $15 1/2 $13 1/2  $0.09
   2000
   ----
     First quarter..................................... $15 1/2 $13 3/4  $0.09
     Second quarter (through April 18, 2000)........... $    14 $13 5/8    --

   First Community Bank of the Desert. First Community Bank of the Desert common stock is traded on the OTC Bulletin Board under the symbol "FCDE." On the First Community Bank of the Desert record date, there were 335 holders of record of First Community Bank of the Desert common stock. The following table sets forth for the calendar quarter indicated the high and low prices per share of First Community Bank of the Desert common stock as reported on the OTC Bulletin Board, and the dividends per share of First Community Bank of the Desert common stock. The trading market for First Community Bank of the Desert common stock is relatively small. The total trading volume for First Community Bank of the Desert common stock for the first quarter of 2000 was 50,900 shares.

   Quarter Ended                                        High     Low    Dividend
   -------------                                        -------- ------ --------
   1998:
   -----
     First quarter..................................... $  3 5/8 $    3   --
     Second quarter.................................... $      4 $    4   --
     Third quarter..................................... $      4 $    4   --
     Fourth quarter.................................... $ 5 1/16 $3 5/8   --
   1999:
   -----
     First quarter..................................... $  4 1/8 $3 1/2   --
     Second quarter.................................... $  4 1/8 $3 1/2   --
     Third quarter..................................... $  4 1/8 $3 1/2   --
     Fourth quarter.................................... $4 13/16 $3 5/8   --
   2000
   ----
     First quarter..................................... $4 13/16 $3 7/8   --
     Second quarter (through April 18, 2000)........... $  4 1/8 $    4   --

Information About the Companies

Rancho Santa Fe National Bank and
First Community Bancorp
6110 El Tordo
Rancho Santa Fe, California 92067
(858) 756-3023

   First Community Bancorp is a California bank holding company formed in October 1999 to operate Rancho Santa Fe National Bank. Rancho Santa Fe is a federally chartered commercial bank organized in 1982. Rancho Santa Fe is a community bank serving the commercial, industrial, professional, real estate and private banking markets of San Diego County. It operates full-service banking offices in Rancho Santa Fe, the Golden Triangle, Escondido and Carlsbad. In addition, it has a Small Business lending department in San Diego and Corporate Loan Office in Claremont serving the Inland Empire market. On December 31, 1999, Rancho Santa Fe National Bank had total assets of approximately $182.8 million, net loans of $129.0 million, deposits of $162.4 million and common shareholders' equity of $17.0 million. Active full-time equivalent employees totaled 59 at December 31, 1999.

First Community Bank of the Desert
74-750 Highway 111
Indian Wells, California 92210
(760) 836-0870

   First Community Bank of the Desert is a state chartered commercial bank organized under the laws of California in 1980. First Community Bank of the Desert is a community bank that was established to serve the commercial/industrial, professional, real estate and private banking markets of San Bernardino and Riverside Counties. It operates six full-service banking offices in Yucca Valley, Indian Wells, Cathedral City, Joshua Tree, Twenty-Nine Palms and Palm Springs. On December 31, 1999, First Community Bank of the Desert had total assets of approximately $121.4 million, net loans of $73.1 million, deposits of $111.8 million and shareholders' equity of $8.8 million. Active full-time equivalent employees totaled 64 at December 31, 1999.

The Merger

   The merger agreement is attached to this document as Annex A and is the legal document that governs the merger; you should read it carefully. We also encourage you to read the Risk Factors beginning on page 22.

   The merger agreement provides that First Community Bank of the Desert will merge with a wholly owned subsidiary of First
Community Bancorp, with First Community Bank of the Desert as the surviving subsidiary corporation. The transaction also will combine First Community Bank of the Desert with Rancho Santa Fe because upon completion of the merger, they each will be wholly owned subsidiaries of First Community Bancorp. Please refer to the chart on page 11 for a depiction of the proposed transaction.

The Reorganization

   The reorganization agreement is attached to this document as Annex B and is a legal document that governs the reorganization; you should read it carefully. We also encourage you to read Risk Factors beginning on page 22.

   The reorganization agreement provides that Rancho Santa Fe will merge with RSF Interim Bank, National Association, a wholly owned subsidiary of First Community Bancorp, with Rancho Santa Fe surviving and becoming a wholly owned subsidiary of First Community Bancorp. For each share of Rancho Santa Fe common stock that they own, shareholders of Rancho Santa Fe will receive one share of First Community Bancorp common stock. Please refer to the chart on page 11 for a depiction of the proposed transaction.

Interests of Certain Directors and Executive Officers of First Community Bank of the Desert in the Merger

   When you consider the First Community Bank of the Desert Board's recommendation, you should be aware that certain executive officers and directors of First Community Bank of the Desert have interests in the merger as employees and/or directors that are different from, and may conflict with, your interests as a First Community Bank of the Desert shareholder.

   These interests include the following:

   . the acceleration of 347,350 options to purchase First Community Bank of the Desert common stock;

   . Mr. Powers has entered into an employment agreement with First Community Bank of the Desert which First Community Bancorp has agreed to honor upon completion of the merger;

   . certain members of the board of directors of First Community Bank of the Desert and Rancho Santa Fe will become members of the board of directors of First Community Bancorp, and some of the management of First Community Bank of the Desert and Rancho Santa Fe will comprise a portion of the senior management of First Community Bancorp; and

   . following the merger and reorganization, First Community Bancorp will indemnify and provide liability insurance to the officers and directors of First Community Bank of the Desert and Rancho Santa Fe.

   The First Community Bank of the Desert and Rancho Santa Fe Boards recognized these interests and determined that they did not negatively affect the benefits of the merger and the reorganization to the First Community Bank of the Desert and Rancho Santa Fe shareholders or change the current compensation, fees or benefits paid to officers and directors of First Community Bank of the Desert or Rancho Santa Fe.

Directors of First Community Bancorp and First Community Bank of the Desert Following the Merger

   Upon completion of the merger, Dale E. Walter, David S. Williams, Robert A. Schoellhorn, William T. Powers, John M. Eggemeyer III, James A. Boyce, Robert
A. Stine, Paul I. Stevens and Robert E. Herrmann shall be elected as directors of First Community Bancorp. The individuals elected as directors of First Community Bank of the Desert at its annual meeting will continue to serve as directors of First Community Bank of the Desert following the merger.

Accounting Treatment of the Merger

   We expect the merger to be accounted for as a pooling of interests, which means that we will treat First Community Bancorp and First Community Bank of the Desert as if they had always been combined for accounting and financial reporting purposes.

Conditions to the Merger

   The completion of the merger depends upon the satisfaction of a number of conditions, including:

   . approval of the merger agreement by the shareholders of First Community Bank of the Desert and First Community Bancorp shareholders;

   . receipt of listing approval from the Nasdaq National Market for the First Community Bancorp common stock we will issue in the merger;

   . receipt of all necessary authorizations, orders and consents of governmental authorities and the expiration of any regulatory waiting periods. We have filed all necessary applications with the government regulators but cannot predict when or whether we will obtain the required approvals;

   . effectiveness of the registration statement of First Community Bancorp relating to the shares of First Community Bancorp common stock to be issued to First Community Bank of the Desert shareholders in the merger, and to Rancho Santa Fe shareholders in the reorganization of which this document forms a part;

   . no injunction prohibiting the merger shall have been issued by any governmental authority of competent jurisdiction;

   . receipt from KPMG LLP of a letter confirming that the merger qualifies for pooling of interests accounting treatment; and

   . receipt of an opinion of counsel of both First Community Bancorp and First Community Bank of the Desert that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   Unless prohibited by law, either First Community Bancorp or First Community Bank of the Desert could elect to waive any condition that has not been satisfied and complete the merger anyway.

Completion of the Reorganization and Merger.

   The reorganization agreement provides that it will become effective following satisfaction or waiver of the conditions to the reorganization.

   The merger will become effective when we file an agreement of merger with the California Secretary of State. The merger agreement provides that we will file the agreement of merger as soon as practicable following the satisfaction or waiver of the conditions to the merger.

Possible Termination of the Merger.

   Either First Community Bank of the Desert or First Community Bancorp may call off the merger under certain circumstances, including if:

   . we both consent in writing;

   . the merger is not completed before May 31, 2000;

   . we are not able to obtain required governmental approvals;

   . the First Community Bank of the Desert or First Community Bancorp shareholders do not approve the merger agreement;

   . the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has made under the merger agreement; or

   . any condition to such party's obligations under the merger agreement has not been met or waived.

Rancho Santa Fe and First Community Bank of the Desert Shareholders Have Dissenters' Rights

   Shareholders of Rancho Santa Fe will have dissenters' rights under Section 215a of the U.S. banking law, the text of which is attached as Annex E. This means that Rancho Santa Fe shareholders that vote against the reorganization may make a written demand to First Community Bancorp within 30 days after consummation of the reorganization.

   A three-person committee selected by a majority of the dissenting shares and First Community Bancorp will determine the fair market value of the dissenting shares. You may disagree with the committee's determination of fair value. Please refer to "Dissenting Shareholders' Rights -- Rancho Santa Fe."

   Shareholders of First Community Bank of the Desert will have dissenters' rights under California law. This means that First Community Bank of the Desert shareholders who do not vote in favor of the merger may make a written demand to First Community Bank of the Desert for payment in cash of the "fair market value" of their shares. First Community Bank of the Desert must receive the demand no later than 30 days after it mails a notice of approval to its shareholders.

   The Board of Directors will determine the fair market value when it mails the notice of approval required by Chapter 13. You may disagree with the Board of Directors' determination on the fair market value. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenting Shareholders' Rights--First Community Bank of the Desert" The relevant provisions of California
Law on dissenters' rights are attached to this document as Annex C.

Differences in the Rights of Shareholders

   There will be no significant differences in the rights of shareholders of First Community Bank of the Desert once they become shareholders of First Community Bancorp. Both First Community Bancorp and First Community Bank of the Desert are California corporations. First Community Bank of the Desert shareholders, upon completion of the merger, will become First Community Bancorp shareholders, and their rights will be governed by First Community Bancorp's articles of incorporation and bylaws and will continue to be subject to California law.

   Rancho Santa Fe common stock is currently governed by applicable OCC regulations and the charter and by-laws of Rancho Santa Fe. After the reorganization, the rights of holders of First Community Bancorp will be governed by California law and the charter documents of First Community Bancorp. Please refer to the discussion beginning on pages 59 through 63 under "THE REORGANIZATION"--Certain differences in shareholder Rights for a discussion of the material differences.

Resales of First Community Bancorp Common Stock Following the Merger

   Shares of First Community Bancorp common stock that First Community Bank of the Desert and Rancho Santa Fe shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be "affiliates." Affiliates generally include directors, certain executive officers and holders of 10% or more of First Community Bank of the Desert or Rancho Santa Fe common stock, under applicable federal securities laws. First Community Bank of the Desert has provided to First Community Bancorp the written agreement of each of its "affiliates" that such "affiliate" will not dispose of its shares of First Community Bank of the Desert common stock and, to the extent applicable, First Community Bancorp common stock, except in compliance with the Securities Act of 1933 and applicable accounting rules.

Fees and Expenses Relating to the Transaction.

   First Community Bancorp, Rancho Santa Fe and First Community Bank of the Desert will pay their own fees, costs and expenses incurred in connection with the merger and the reorganization except that printing costs and filing fees associated with this document will be shared.

                      [CHART OF REORGANIZATION AND MERGER]

Summary Historical Financial Data of Rancho Santa Fe

   The following summary historical financial data for the five years ended December 31, 1999 are derived from the audited financial statements of Rancho Santa Fe. The data should be read in conjunction with the financial statements, related notes, and other financial information included or incorporated by reference in this proxy statement/prospectus.

                                  At or for the Years Ended December 31,
                               ------------------------------------------------
                                 1999      1998      1997      1996      1995
                               --------  --------  --------  --------  --------
                                 (dollars in thousands, except per share
                                                  data)
Results of Operations:
 Interest Income.............. $ 14,024  $ 12,541  $ 10,883  $  9,262  $  8,015
 Interest Expense.............    3,791     3,676     3,243     2,855     2,497
                               --------  --------  --------  --------  --------
   NET INTEREST INCOME........   10,233     8,865     7,640     6,407     5,518
 Provision for loan losses....       90       --         50        40       --
                               --------  --------  --------  --------  --------
   NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES..   10,143     8,865     7,590     6,367     5,518
 Non-interest income..........    1,623     1,644     1,563     1,815     1,914
 Non-interest expense.........    6,506     6,238     5,661     5,923     7,024
                               --------  --------  --------  --------  --------
   INCOME BEFORE INCOME
    TAXES.....................    5,260     4,271     3,492     2,259       408
 Income tax (benefit).........    2,202     1,762     1,380       --       (842)
                               --------  --------  --------  --------  --------
   NET INCOME................. $  3,058  $  2,509  $  2,112  $  2,259  $  1,250
                               ========  ========  ========  ========  ========
Ending Balance Sheet Data:
 Assets....................... $182,833  $166,012  $134,830  $120,348  $106,956
 Securities...................   35,839    32,817    23,021    19,496    16,484
 Loans, net of deferred
  fees........................  131,473   109,562    94,882    86,016    70,853
 Allowance for loan losses....    2,461     2,388     2,415     2,327     2,138
 Deposits.....................  162,412   148,627   119,557   107,480    96,349
 Common shareholders'
  equity......................   17,030    15,214    13,135    10,949     8,770

Per Share Data and Other
 Selected Ratios:
 Earnings per common share:
   Basic...................... $   1.24  $   1.03  $   0.87  $   0.93  $   0.54
   Diluted....................     1.18      0.96      0.83      0.92      0.54
 Dividend payout ratio........     25.4%     25.0%      --        --        --
 Dividends declared per
  share....................... $   0.30  $   0.24  $    --   $    --   $    --
 Book value per share.........     6.85      6.18      5.41      4.51      3.62
 Shareholders' equity to
  assets at period end........     9.31%     9.16%     9.74%     9.10%     8.20%
 Return on average assets.....     1.75%     1.71%     1.70%     2.06%     1.31%
 Return on average equity.....    19.06%    17.74%    17.85%    23.49%    15.76%
 Average equity/average
  assets......................     9.20%     9.63%     9.52%     8.78%     8.30%
 Net interest margin..........     6.26%     6.45%     6.57%     6.33%     6.33%

Summary Historical Financial Data of First Community Bank of the Desert

   The following summary historical financial data for the five years ended December 31, 1999 are derived from the audited consolidated financial statements of First Community Bank of the Desert. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or incorporated by reference in this proxy statement/prospectus.

                                 At or for the Years Ended December 31,
                                ---------------------------------------------
                                  1999      1998     1997     1996     1995
                                --------  --------  -------  -------  -------
                                 (dollars in thousands, except per share
                                                  data)
Results of Operations:
 Interest Income............... $  9,381  $  7,717  $ 5,824  $ 4,490  $ 3,690
 Interest Expense..............    1,897     1,714    1,321    1,087    1,068
                                --------  --------  -------  -------  -------
   NET INTEREST INCOME.........    7,484     6,003    4,503    3,403    2,622

 Provision for loan losses.....      428       941      260      320      361
                                --------  --------  -------  -------  -------
   NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES...    7,056     5,062    4,243    3,083    2,261

 Non-interest income...........    1,396     1,552    1,235    1,414    1,064
 Non-interest expense..........    6,282     5,163    4,255    4,064    4,526
                                --------  --------  -------  -------  -------
   INCOME (LOSS) BEFORE INCOME
    TAXES......................    2,170     1,451    1,223      433   (1,201)

 Income tax (benefit)..........      965       378      498     (479)    (248)
                                --------  --------  -------  -------  -------
   NET INCOME (LOSS)........... $  1,205  $  1,073  $   725  $   912  $  (953)
                                ========  ========  =======  =======  =======
Ending Balance Sheet Data:
 Assets........................ $121,529  $111,601  $80,016  $55,315  $48,998
 Time deposits in financial
  institutions.................    7,502     5,440    4,160      --       --
 Securities....................   14,724     5,563    5,115    3,150    7,034
 Loans, net of deferred fees...   74,629    61,418   56,182   39,231   32,136
 Allowance for loan losses.....    1,564     1,397      967      867      810
 Deposits......................  111,820   102,794   72,383   49,001   43,598
 Borrowed funds................      --        --       --       --        75
 Common shareholders' equity...    8,825     7,619    6,545    5,820    4,911

Per Share Data and Other
 Selected Ratios:
 Earnings per common share:
   Basic....................... $   0.26  $   0.23  $  0.16  $  0.20  $ (0.57)
   Diluted.....................     0.24      0.22     0.15     0.20    (0.57)
 Dividends declared per
  share........................      --        --       --       --       --
 Book value per share..........     1.90      1.64     1.41     1.25     1.06
 Shareholders' equity to
  assets at period end.........     7.26%     6.83%    8.18%   10.52%   10.02 %
 Return on average assets......     1.00%     1.13%    1.03%    1.69%   (2.10)%
 Return on average equity......    14.60%    14.14%   11.08%   17.00%  (29.60)%
 Average equity/average
  assets.......................     6.84%     7.97%    9.26%    9.94%    7.09 %
 Net interest margin...........     7.28%     7.44%    7.42%    7.96%    7.12 %

Summary Unaudited Pro Forma Combined Financial Data

   The following table sets forth certain summary unaudited pro forma combined financial data for First Community Bancorp after giving effect to the merger, as if it had occurred as of the beginning of each of the periods presented, using the conversion number 0.30 and accounting for the merger as a pooling of interests. This information should be read in conjunction with the historical financial statements of Rancho Santa Fe and First Community Bank of the Desert appearing elsewhere in the proxy statement/prospectus.

   The unaudited pro forma combined condensed balance sheets are not necessarily indicative of the actual financial position that would have existed had the merger been consummated on December 31, 1999, or that may exist in the future. The unaudited pro forma combined condensed statements of income are not necessarily indicative of the results that would have occurred had the merger been consummated on the dates indicated or that may be achieved in the future.

                                                   At or for the Years Ended
                                                          December 31,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
                                                     (dollars in thousands,
                                                     except per share data)
Results of Operations:
 Interest Income.................................. $ 23,405  $ 20,258  $ 16,707
 Interest Expense.................................    5,688     5,390     4,564
                                                   --------  --------  --------
   NET INTEREST INCOME............................   17,717    14,868    12,143

 Provision for loan losses........................      518       941       310
                                                   --------  --------  --------
   NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES......................   17,199    13,927    11,833

 Non-interest income..............................    3,019     3,196     2,798
 Non-interest expense.............................   12,788    11,401     9,916
                                                   --------  --------  --------
   INCOME BEFORE INCOME TAXES.....................    7,430     5,722     4,715

 Income tax (benefit).............................    3,167     2,140     1,878
                                                   --------  --------  --------
   NET INCOME..................................... $  4,263  $  3,582  $  2,837
                                                   ========  ========  ========
Ending Balance Sheet Data:
 Assets........................................... $304,776  $278,027  $214,846
 Time deposits in financial institutions..........    7,502     5,440     4,160
 Securities.......................................   50,563    38,380    28, 36
 Loans, net of deferred fees......................  206,102   170,980   151,064
 Allowance for loan losses........................    4,025     3,785     3,382
 Deposits.........................................  274,232   251,421   191,940
 Common shareholders' equity......................   23,868    20,846    19,680

Per Share Data and Other Selected Ratios:
 Earnings per common share:
   Basic.......................................... $   1.10  $   0.93  $   0.74
   Diluted........................................     1.05      0.88      0.72
 Dividends declared per share.....................     0.30      0.24       --
 Book value per share.............................     6.15      5.41      5.15
 Shareholders' equity to assets at period end.....     7.83%     7.50%     9.16%
 Return on average assets.........................     1.45%     1.48%     1.45%
 Return on average equity.........................    17.55%    16.49%    15.44%
 Average equity/average assets....................     8.24%     8.98%     9.42%
 Net interest margin..............................     6.65%     6.82%     6.86%

Selected Historical and Pro Forma Per Share Data

   The following table sets forth for Rancho Santa Fe Common Stock and First Community Bank of the Desert common stock certain selected historical and unaudited pro forma equivalent per share data at the end of and for each of the three years ended December 31, 1999, giving effect to the merger using the pooling-of-interests method of accounting. The information is derived from the historical financial statements of Rancho Santa Fe and the historical consolidated financial statements of First Community Bank of the Desert, including the related notes thereto, and the pro forma combined financial information giving effect to the merger, including the related notes thereto, appearing elsewhere herein. The information below should be read in conjunction with the historical and pro forma combined financial information of Rancho Santa Fe and First Community Bank of the Desert, including the notes thereto, appearing elsewhere in this proxy statement/prospectus or incorporated herein by reference.

                                                           For the Years Ended
                                                               December 31,
                                                           --------------------
                                                            1999   1998   1997
                                                           ------ ------ ------
Diluted earnings per share (1):
  Rancho Santa Fe......................................... $ 1.18 $ 0.96 $ 0.83
  First Community Bank of the Desert......................   0.24   0.22   0.15
  First Community Bancorp combined pro forma..............   1.05   0.88   0.72
  First Community Bank of the Desert equivalent pro
   forma..................................................   0.31   0.26   0.22
Dividends per share (2):
  Rancho Santa Fe cash dividends per share................   0.30   0.24    --
  First Community Bank of the Desert equivalent pro forma
   dividends per share....................................   0.09   0.07    --

                                                At December 31, At December 31,
                                                     1999            1998
                                                --------------- ---------------
  Rancho Santa Fe..............................      $6.85           $6.18
  First Community Bank of the Desert...........       1.90            1.64
  First Community Bancorp combined pro forma...       6.15            5.41
  First Community Bank of the Desert equivalent
   pro forma...................................       1.85            1.62

--------
(1) The First Community Bancorp combined pro forma diluted earnings per share were calculated by using aggregate historical income information divided by the average pro forma diluted shares outstanding of the combined entity. The average diluted pro forma shares of the combined entity were calculated by combining the Rancho Santa Fe historical diluted shares with the historical diluted shares of First Community Bank of the Desert as adjusted by the conversion number of 0.30. The First Community Bank of the Desert equivalent pro forma earnings per share amounts were computed by multiplying the First Community Bancorp pro forma amounts by the conversion number of 0.30.

(2) The First Community Bank of the Desert equivalent pro forma cash dividends per share amounts were computed by multiplying the Rancho Santa Fe cash dividends per share by the conversion number of 0.30.

(3) The First Community Bancorp combined pro forma book value per share is based on the aggregate historical common shareholders' equity of the companies divided by the total pro forma common shares of the combined entity based on the conversion number of 0.30. The First Community Bank of the Desert equivalent pro forma book value per share at period end represents the First Community Bancorp pro forma amounts multiplied by the conversion number of 0.30.

Unaudited Pro Forma Combined Financial Data of First Community Bancorp

   The following tables present summary financial data for Rancho Santa Fe and First Community Bank of the Desert after giving effect to the merger, which we refer to as "pro forma" information. The pro forma financial data give effect to the merger under the pooling-of-interests accounting method in accordance with generally accepted accounting principles. In presenting the pro forma information for certain time periods, First Community Bancorp assumed that Rancho Santa Fe and First Community Bank of the Desert had been merged throughout those periods. The following unaudited pro forma combined financial data combines the historical condensed financial statements of Rancho Santa Fe and the historical consolidated condensed financial statements of First Community Bank of the Desert, giving effect of the merger as if it had been effective on December 31, 1999, with respect to the Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the periods indicated, with respect to the Pro Forma Combined Condensed Statements of Income. This information should be read in conjunction with the historical financial statements of the companies, including their respective notes thereto, which are included in this proxy statement/prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information, included the notes thereto appearing elsewhere in the proxy statement/prospectus.

   First Community Bancorp expects that it will incur reorganization and restructuring expenses as a result of combining Rancho Santa Fe and First Community Bank of the Desert. The effect of the estimated merger and reorganization costs expected to be incurred in connection with the merger have been reflected in the pro forma combined balance sheets; however, since the estimated costs are nonrecurring, they have not been reflected in the pro forma combined statements of income. First Community Bancorp also anticipates that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, First Community Bancorp does not reflect any of these anticipated cost savings or benefits in the pro forma information. Finally, the pro forma financial information does not reflect any divestitures of branches or deposits that may be required in connection with the merger. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included.

   Unaudited Pro Forma Combined Condensed Balance Sheets At December 31, 1999

                                                                          First
                                          First Community               Community
                         Rancho Santa Fe Bank of the Desert  Pro Forma   Bancorp
                          (Historical)      (Historical)    Adjustments Pro Forma
                         --------------- ------------------ ----------- ---------
                                  (In thousands, except per share data)
Assets:
Cash and due from
 banks.................      $11,768           $ 9,380        $   --     $21,148
Federal funds sold.....        1,806             9,083            --      10,889
                            --------          --------        -------   --------
  Total cash and cash
   equivalents.........       13,574            18,463            --      32,037
Time deposits in
 financial
 institutions..........          --              7,502            --       7,502
Federal Reserve Bank
 and Federal Home Loan
 Bank stock, at cost...        1,016               219            --       1,235
Securities held to
 maturity..............          363            14,505            --      14,868
Securities available-
 for-sale..............       34,460               --             --      34,460
                            --------          --------        -------   --------
  Total securities.....       35,839            14,724            --      50,563
Net loans..............      129,012            73,065            --     202,077
Property, plant and
 equipment.............        1,419             4,061            --       5,480
Other real estate
 owned.................          --              1,315            --       1,315
Other assets...........        2,989             2,399            414      5,802
                            --------          --------        -------   --------
  Total Assets.........     $182,833          $121,529        $   414   $304,776
                            ========          ========        =======   ========
Liabilities and
 Shareholders' Equity:
Liabilities:
Non-interest bearing
 deposits..............     $ 46,171          $ 47,592        $   --    $ 93,763
Interest bearing
 deposits..............      116,241            64,228            --     180,469
                            --------          --------        -------   --------
  Total deposits.......      162,412           111,820            --     274,232
Accrued interest
 payable & other
 liabilities...........        3,391               884          2,401      6,676
                            --------          --------        -------   --------
  Total liabiltities...      165,803           112,704          2,401    280,908
Shareholders' Equity:
Common stock...........        6,213             7,292          5,889     19,394
Additional paid-in-
 capital...............        5,889               --          (5,889)       --
Retained earnings......        5,493             1,533         (1,987)     5,039
Accumulated other
 comprehensive income
 (loss):
  Net unrealized gains
   (losses) on
   securities
   available-for-sale,
   net.................         (565)              --             --        (565)
                            --------          --------        -------   --------
  Total Shareholders'
   Equity..............       17,030             8,825         (1,987)    23,868
                            --------          --------        -------   --------
    Total Liabilities &
     Shareholders'
     Equity............     $182,833          $121,529        $   414   $304,776
                            ========          ========        =======   ========
Number of common shares
 outstanding...........      2,485.4           4,642.9                   3,878.3
Common shareholders'
 equity per share......     $   6.85          $   1.90                  $   6.15

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Information."

  Unaudited Pro Forma Combined Condensed Income Statements for the Year Ended
                               December 31, 1999

                                                First
                                              Community                 First
                                Rancho Santa Bank of the              Community
                                     Fe         Desert     Pro Forma   Bancorp
                                (Historical) (Historical) Adjustments Pro Forma
                                ------------ -----------  ----------- ---------
                                    (In thousands, except per share data)
Interest income:
  Interest and fees on loans...   $ 11,476    $  7,580       $ --     $ 19,056
  Interest on interest-bearing
   deposits in other banks.....        --          355         --          355
  Interest on investment
   securities..................      2,068         546         --        2,614
  Interest on federal funds
   sold........................        480         900         --        1,380
                                  --------    --------       -----    --------
    Total interest income......     14,024       9,381         --       23,405
Interest expense:
  Interest expense on
   deposits....................      3,751       1,897         --        5,648
  Interest expense on
   borrowings..................         40         --          --           40
                                  --------    --------       -----    --------
    Total interest expense.....      3,791       1,897         --        5,688
                                  --------    --------       -----    --------
Net interest income                 10,233       7,484         --       17,717
  Less: provision for loan
   losses......................         90         428         --          518
                                  --------    --------       -----    --------
    Net interest income after
     provision
     for loan losses...........     10,143       7,056         --       17,199
Non-interest income:
  Service charges, commissions
   and fees....................        998       1,058         --        2,056
  Other income.................        625         338         --          963
                                  --------    --------       -----    --------
    Total non-interest income..      1,623       1,396         --        3,019
Non-interest expense:
  Salaries and employee
   benefits....................      3,125       2,728         --        5,853
  Occupancy, furniture and
   equipment...................      1,216         952         --        2,168
  Professional and other
   services....................        657       1,038         --        1,695
  Stationery, supplies and
   printing....................         74         155         --          229
  FDIC assessment..............         17          38         --           55
  Merchant card processing.....        461         254         --          715
  Cost of other real estate
   owned.......................        --          182         --          182
  Advertising..................        146         193         --          339
  Insurance....................         53          67         --          120
  Securities losses............          2         --          --            2
  Other........................        755         675         --        1,430
                                  --------    --------       -----    --------
    Total non-interest
     expense...................      6,506       6,282         --       12,788
                                  --------    --------       -----    --------
Income before income taxes.....      5,260       2,170         --        7,430
Income taxes...................      2,202         965         --        3,167
                                  --------    --------       -----    --------
    Net income.................   $  3,058    $  1,205       $ --     $  4,263
                                  ========    ========       =====    ========
Per share information:
  Number of shares (weighted
   average)
    Basic......................    2,470.2     4,642.9                 3,863.1
    Diluted....................    2,597.6     4,929.8                 4,076.5
  Income per share
    Basic......................   $   1.24    $   0.26                $   1.10
    Diluted....................   $   1.18    $   0.24                $   1.05

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Information."

  Unaudited Pro Forma Combined Condensed Income Statements For The Year Ended
                               December 31, 1998

                                          First Community               First
                                            Bank of the               Community
                          Rancho Santa Fe     Desert       Pro Forma   Bancorp
                           (Historical)    (Historical)   Adjustments Pro Forma
                          --------------- --------------- ----------- ---------
                                  (In thousands, except per share data)
Interest income:
  Interest and fees on
   loans.................    $ 10,465        $  6,506        $ --     $ 16,971
  Interest on interest-
   bearing deposits in
   other banks...........         --              314          --          314
  Interest on investment
   securities............       1,536             302          --        1,838
  Interest on federal
   funds sold............         540             595          --        1,135
                             --------        --------        -----    --------
    Total interest
     income..............      12,541           7,717          --       20,258

Interest expense:
  Interest expense on
   deposits..............       3,640           1,714          --        5,354
  Interest expense on
   borrowings............          36             --           --           36
                             --------        --------        -----    --------
    Total interest
     expense.............       3,676           1,714          --        5,390
                             --------        --------        -----    --------
Net interest income......       8,865           6,003          --       14,868
  Less: provision for
   loan losses...........         --              941          --          941
                             --------        --------        -----    --------
    Net interest income
     after provision for
     loan losses.........       8,865           5,062          --       13,927
Non-interest income:
  Service charges,
   commissions and fees..         939           1,058          --        1,997
  Other income...........         705             494          --        1,199
                             --------        --------        -----    --------
    Total non-interest
     income..............       1,644           1,552          --        3,196


Non-interest expense:
  Salaries and employee
   benefits..............       3,029           2,455          --        5,484
  Occupancy, furniture
   and equipment.........       1,135             839          --        1,974
  Impairment loss on bank
   premises held-for-
   sale..................          38             --           --           38
  Professional and other
   services..............         739             679          --        1,418
  Stationery, supplies
   and printing..........          77             139          --          216
  FDIC assessment........          14              25          --           39
  Merchant card
   processing............         282             221          --          503
  Cost of other real
   estate owned..........          (5)             62          --           57
  Advertising............         183             247          --          430
  Insurance..............          63              81          --          144
  Other..................         683             415          --        1,098
                             --------        --------        -----    --------
    Total non-interest
     expense.............       6,238           5,163          --       11,401
                             --------        --------        -----    --------
Income before income
 taxes...................       4,271           1,451          --        5,722
Income taxes.............       1,762             378          --        2,140
                             --------        --------        -----    --------
    Net income...........    $  2,509        $  1,073        $ --     $  3,582
                             ========        ========        =====    ========
Per share information:
  Number of shares
   (weighted average)
    Basic................     2,442.9         4,642.4                  3,835.6
    Diluted..............     2,601.7         4,935.3                  4,082.3
  Income per share
    Basic................    $   1.03        $   0.23                 $   0.93
    Diluted..............    $   0.96        $   0.22                 $   0.88

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Information."

     Unaudited Pro Forma Combined Condensed Income Statements For The Year
                            Ended December 31, 1997

                                          First Community               First
                                            Bank of the               Community
                          Rancho Santa Fe      Desert      Pro Forma   Bancorp
                           (Historical)     (Historical)  Adjustments Pro Forma
                          --------------- --------------- ----------- ---------
                                  (In thousands, except per share data)
Interest income:
  Interest and fees on
   loans................      $ 9,337         $ 4,884        $ --      $14,221
  Interest on interest-
   bearing deposits
   in other banks.......            3              79          --           82
  Interest on investment
   securities...........        1,224             232          --        1,456
  Interest on federal
   funds sold...........          319             629          --          948
                              -------         -------        -----     -------
   Total interest
    income..............       10,883           5,824          --       16,707
Interest expense:
  Interest expense on
   deposits.............        3,202           1,321          --        4,523
  Interest expense on
   borrowings...........           41             --           --           41
                              -------         -------        -----     -------
   Total interest
    expense.............        3,243           1,321          --        4,564
                              -------         -------        -----     -------
Net interest income.....        7,640           4,503          --       12,143
  Less: provision for
   loan losses..........           50             260          --          310
                              -------         -------        -----     -------
   Net interest income
    after provision for
    loan losses.........        7,590           4,243          --       11,833
Non-interest income:
  Service charges,
   commissions and
   fees.................          831             968          --        1,799
  Other income..........          732             267          --          999
                              -------         -------        -----     -------
   Total non-interest
    income..............        1,563           1,235          --        2,798
Non-interest expense:
  Salaries and employee
   benefits.............        2,914           1,842          --        4,756
  Occupancy, furniture
   and equipment........        1,091             643          --        1,734
  Professional and other
   services.............          515             769          --        1,284
  Stationery, supplies
   and printing.........           86              90          --          176
  FDIC assessment.......           12              56          --           68
  Merchant card
   processing...........          209             163          --          372
  Cost of other real
   estate owned.........          --               73          --           73
  Advertising...........          213             181          --          394
  Insurance.............           60              77          --          137
  Other.................          561             361          --          922
                              -------         -------        -----     -------
   Total non-interest
    expense.............        5,661           4,255          --        9,916
                              -------         -------        -----     -------
Income before income
 taxes..................        3,492           1,223          --        4,715
Income taxes............        1,380             498          --        1,878
                              -------         -------        -----     -------
   Net income...........      $ 2,112         $   725        $ --      $ 2,837
                              =======         =======        =====     =======
Per share information:
  Number of shares
   (weighted average)
   Basic................      2,427.0         4,641.9                  3,819.6
   Diluted..............      2,552.1         4,685.7                  3,957.8
  Income per share
   Basic................      $  0.87         $  0.16                  $  0.74
   Diluted..............      $  0.83         $  0.15                  $  0.72

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Information."

          NOTES TO RANCHO SANTA FE--FIRST COMMUNITY BANK OF THE DESERT
             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 1: BASIS OF PRESENTATION FIRST COMMUNITY BANK OF THE DESERT

   Certain historical data of First Community Bank of the Desert have been reclassified on a pro forma basis to conform to Rancho Santa Fe's classifications. Transactions between Rancho Santa Fe and First Community Bank of the Desert are not material in relation to the unaudited pro forma combined financial statements, and have not been eliminated from the pro forma combined amounts. The unaudited pro forma number of common shares outstanding, common shareholders' equity per share, number of shares (basic and diluted) and earnings (loss) per share (basic and diluted) are based on the share amounts for Rancho Santa Fe plus the share amounts for First Community Bank of the Desert multiplied by the First Community Bank of the Desert exchange ratio of 0.30.

NOTE 2: MERGER COSTS

   The unaudited pro forma combined condensed financial data reflect First Community Bancorp's, Rancho Santa Fe's and First Community Bank of the Desert's respective management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $2,401,000 ($1,987,000 net of taxes, computed using the combined federal and state tax rate of 42.0%) expected to be incurred in connection with the First Community Bank of the Desert merger. In accordance with pooling-of-interests accounting, these costs will be recognized upon the closing of the transaction. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined balance sheets in order to disclose the aggregate effect of these activities on First Community Bancorp's pro forma combined financial position. The estimated aggregate costs include the following:

     Employee costs................................................. $  415,000
     Conversion costs...............................................    400,000
     Other costs....................................................    170,000
                                                                     ----------
                                                                        985,000
     Tax benefits...................................................   (414,000)
                                                                     ----------
                                                                        571,000
     Investment banking and other professional fees.................  1,416,000
                                                                     ----------
                                                                     $1,987,000
                                                                     ==========

   First Community Bancorp management's cost estimates are forward-looking. While the costs represent First Community Bancorp management's current estimate of merger costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed prior to consummation of the merger of First Community Bank of the Desert, which will be developed by various of Rancho Santa Fe's, First Community Bancorp's and First Community Bank of the Desert's task forces and integration committees. Readers are cautioned that the completion of the merger and integration plan and the resulting management plans detailing actions to be undertaken to effect the merger and resultant integration of operations will impact these estimates; the type and amount of costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

                                  RISK FACTORS

   In addition to the other information included in this document, including the matters addressed in "A Warning About Forward-Looking Information," you should consider the matters described below carefully in determining whether to approve the merger agreement.

   Because the merger consideration is fixed despite potential change in relative stock prices, First Community Bank of the Desert shareholders will not know the value of the stock they are receiving until the date we consummate the merger. For each outstanding share of First Community Bank of the Desert stock, shareholders of First Community Bank of the Desert will receive 0.30 shares of First Community Bancorp common stock. This merger consideration will not be adjusted for any increase or decrease in the market prices of First Community Bank of the Desert common stock or Rancho Santa Fe common stock or, after the reorganization, First Community Bancorp common stock. Because of market fluctuations, the value of the shares received by First Community Bank of the Desert shareholders could be higher or lower than the relative value associated with those shares on the day the merger agreement was executed.

   The market prices of First Community Bank of the Desert common stock and Rancho Santa Fe (or after the reorganization, First Community Bancorp) common stock before the merger takes place may vary from their prices at the date of this document and at the date of the annual meeting. Such variations in the market prices of Rancho Santa Fe (or after the reorganization, First Community Bancorp) common stock and First Community Bank of the Desert common stock may result from changes in the business, operations or prospects of Rancho Santa Fe, First Community Bank of the Desert or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

   We urge you to obtain current market quotations for Rancho Santa Fe (or after the reorganization, First Community Bancorp) common stock and First Community Bank of the Desert common stock.

   If we are unable to integrate our businesses successfully, our business and earnings may be negatively effected. The merger involves the integration of companies that have previously operated independently. Successful integration of First Community Bank of the Desert's consolidated operations will depend primarily on First Community Bancorp's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that we will be able to integrate our operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in cost savings of approximately $2.0 million in the areas of salary expense, item processing, data processing annualized, professional and audit fees, marketing and other operating expenses. Estimated revenue enhancements of approximately $0.3 million are projected to come from increased efficiencies in the management of cash and due from accounts as well as improvements in merchant processing margins. If we have difficulties with the integration, we might not achieve the economic benefits we expect to result from the merger and this would likely hurt our business and our earnings.

   An economic slowdown in Southern California could hurt our business. We focus our business in Southern California. An economic slowdown in Southern California could include the following consequences, any of which could hurt our business:

  .  loan delinquencies may increase;

  .  problem assets and foreclosures may increase;

  .  demand for our products and services may decline; and

  . collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans.

   A downturn in the real estate market could hurt our business because most of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. As of December 31, 1999, approximately 61 percent of the book value of the Rancho Santa Fe loan portfolio and 75 percent of the book value of First Community Bank of the Desert Bank's loan portfolio consisted of loans secured by various types of real estate. Most of our real property collateral is located in Southern California. If there is a significant decline in real estate values, especially in Southern California, the collateral for our loans will provide less security.

   Certain directors and executive officers of First Community Bank of the Desert may be motivated by personal interests to approve the merger, which could influence their recommendation to approve the merger. Certain executive officers and directors of First Community Bank of the Desert have interests in the merger as employees and/or directors that are different from, and could conflict with, your interests as a shareholder. The Board of Directors discussed these potential conflicts when discussing the merger and approved the merger only after deciding that your interests in the merger would not be adversely affected by their interests. However, the possibility remains that their discussions could have been influenced by such interests.

   We face strong competition from financial service companies and other companies that offer banking services which can hurt our business. After the merger, we will conduct our banking operations primarily in Southern California. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries.

                       SOURCES FOR ADDITIONAL INFORMATION

   If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

       Corporate Secretary
       First Community Bancorp
       6110 El Tordo, P.O. Box 2388
       Rancho Santa Fe, California 92067
       Telephone: (858) 756-3023

   If you are a shareholder of First Community Bank of the Desert and would like to obtain additional copies of this document, please address your request to:

       Tay Fried
       First Community Bank of the Desert
       74-750 Highway 111
       Indian Wells, California 92210
       Telephone: (760) 836-0870

   If you would like to request documents, please do so by March 15, 2000 in order to receive them before the annual meeting

   Please see "WHERE YOU CAN FIND MORE INFORMATION" on page 116 where you can find additional information about First Community Bancorp and First Community Bank of the Desert.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

   First Community Bancorp, Rancho Santa Fe and First Community Bank of the Desert have each made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of First Community Bancorp, Rancho Santa Fe and/or First Community Bank of the Desert set forth under "Questions and Answers About the Merger," "Summary," "The Merger--Background of and Reasons for the Merger," and "Unaudited Pro Forma Condensed Combined Financial Statements," and statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   In particular, we have made statements in this document regarding expected cost savings from the merger, the anticipated effect of the merger and First Community Bancorp's anticipated performance in future periods. With respect to estimated cost savings, First Community Bancorp has made certain assumptions regarding, among other things, the extent of operational overlap between Rancho Santa Fe and First Community Bank of the Desert, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, and the costs related to the merger. The realization of cost savings are subject to the risk that the foregoing assumptions are not accurate.

   Moreover, any statements in this document regarding the anticipated effect of the merger and First Community Bancorp's anticipated performance in future periods are subject to risks relating to, among other things, the following:

  . First Community Bancorp may not realize expected cost savings from the merger within the expected time frame;

  . First Community Bancorp's revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected;

  . competitive pressures among depository and other financial institutions may increase significantly;

  . First Community Bancorp may experience greater than expected costs or difficulties relating to the integration of the businesses of Rancho Santa Fe and First Community Bank of the Desert;

  .  changes in the interest rate environment may reduce profits;

  . there may be less than favorable general economic or business conditions, either nationally or in California, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  . competitors of First Community Bancorp, Rancho Santa Fe and First Community Bank of the Desert may have greater financial resources and develop products that enable such competitors to compete more successfully than First Community Bancorp, Rancho Santa Fe and First Community Bank of the Desert; and

  . legislation could be enacted or interpreted in a manner that might negatively impact First Community Bancorp.

   Management of First Community Bancorp, Rancho Santa Fe and First Community Bank of the Desert believe that these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of First Community Bancorp following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond First Community Bancorp's, Rancho Santa Fe's, and First Community Bank of the Desert's ability to control or predict. For those statements, First Community Bancorp, Rancho Santa Fe, and First Community Bank of the Desert claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                   THE MERGER

   The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion and the discussion under "The Merger Agreement" describe the more important aspects of the merger and all of the material terms of the merger agreement. These descriptions are qualified by reference to the merger agreement, which is attached as Annex A. We encourage you to read the merger agreement carefully.

Structure of the Merger

   General. The merger agreement provides that, after approval by the First Community Bank of the Desert shareholders and the satisfaction or waiver of the other conditions to the merger, FCBD Merger Sub, Inc., a wholly owned, non-operating subsidiary of First Community Bancorp will merge with and into First Community Bank of the Desert. The Articles of Incorporation and Bylaws of First Community Bank of the Desert, as in effect immediately prior to the merger, will be the Articles of Incorporation and Bylaws of First Community Bank of the Desert after the merger. The directors and officers of First Community Bank of the Desert immediately prior to the merger will be the directors and officers of First Community Bank of the Desert after the merger until they resign or until their respective successors are duly elected and qualified.

   Timing of Closing. The closing of the merger will occur on the third business day after the satisfaction or waiver of all conditions to the merger agreement and after all regulatory approvals have been obtained, unless another date is agreed to by Rancho Santa Fe, First Community Bancorp and First Community Bank of the Desert.

   Conversion of Shares. At the completion of the merger, each issued and outstanding share of First Community Bank of the Desert common stock, other than shares held by dissenters, will convert into the right to receive 0.30 shares of First Community Bancorp common stock. First Community Bancorp will pay cash instead of fractional shares of First Community Bancorp common stock in an amount equal to such fraction multiplied by $4.125. Assuming that the holders of First Community Bank of the Desert stock options exercise their options before the merger, First Community Bancorp will issue approximately 1,497,079 shares of First Community Bancorp common stock in the merger.

   If First Community Bancorp changes the number of outstanding shares of First Community Bancorp common stock before the merger through any stock split or other combination, or if First Community Bancorp declares a stock dividend, then First Community Bancorp will adjust the conversion ratio appropriately.

   First Community Bancorp was recently organized and a market for its common stock does not yet exist. First Community Bank of the Desert shareholders may obtain current market quotations for Rancho Santa Fe common stock and First Community Bank of the Desert common stock, both of which are traded on the OTC bulletin board. We expect that the market price of Rancho Santa Fe common stock will fluctuate between the date of this document and the date of the merger. Because the number of shares of First Community Bancorp common stock that First Community Bank of the Desert shareholders will receive in the merger is fixed and the market price of Rancho Santa Fe common stock fluctuates, the value of the shares of First Community Bancorp common stock that First Community Bank of the Desert shareholders receive in the merger may increase or decrease prior to and after the merger.

Background of and Reasons for the Merger

   In July 1995, First Community Bank of the Desert signed a letter of engagement with Belle Plaine Partners, Inc., pursuant to which Belle Plaine Partners would act as the exclusive financial advisor to First Community Bank of the Desert to advise it about ways to enhance shareholder value and improve its performance. From time to time, Belle Plaine Partners contacted certain financial institutions to explore various strategic options, including possible mergers or other business combinations with First Community Bank of the Desert.

   To enhance First Community Bank of the Desert's strength in such discussions and to continue to enhance shareholder value, the First Community Bank of the Desert's board of directors continued to review potential strategic alternatives for improving its performance. First Community Bank of the Desert pursued a strategic course seeking:

  . to strengthen First Community Bank of the Desert's position in the communities it serves;

  .  growth and increased profitability; and

  .  the achievement of greater operating efficiencies.

   First Community Bank of the Desert took numerous steps in an effort to achieve these objectives, including increasing First Community Bank of the Desert's local promotional activities, encouraging personal contact by First Community Bank of the Desert's officers, directors and shareholders with the communities they serve, and implementing programs offering extended hours and specialized services.

   As First Community Bank of the Desert continued to implement programs aimed at achieving growth and increased profitability, the board of directors of First Community Bank of the Desert from time to time considered alternative strategies for enhancing First Community Bank of the Desert's ability to achieve those strategic objectives. With financial advice from Belle Plaine, First Community Bank of the Desert considered the possibility of affiliating with a larger, more diversified bank or bank holding company with a similar strategic focus. At First Community Bank of the Desert's direction, Belle Plaine approached institutions that First Community Bank of the Desert and Belle Plaine considered to be potentially interested in pursuing a merger or other business combination with First Community Bank of the Desert:

  . on terms and conditions, including price, that would offer significant value to First Community Bank of the Desert shareholders;

  . that would pursue a business strategy and conduct operations compatible with those in place at First Community Bank of the Desert; and

  . that, in combination with First Community Bank of the Desert's business, would build a stronger, more valuable banking franchise.

   In August 1999, representatives of Rancho Santa Fe, through arrangements by Belle Plaine, met with First Community Bank of the Desert's President, William Powers, regarding a potential merger of the institutions.

   The Rancho Santa Fe representatives and Mr. Powers subsequently met to explore the potential transaction structure and the value of a merger between First Community Bank of the Desert and Rancho Santa Fe.

   After various discussions and negotiations among certain directors, officers and financial and legal advisors, First Community Bank of the Desert received a nonbinding expression of interest letter from Rancho Santa Fe, through Belle Plaine, on September 1, 1999, whereby Rancho Santa Fe offered to exchange each share of First Community Bank of the Desert common stock for 0.275 shares of Rancho Santa Fe common stock. Each party then conducted a due diligence examination of the other.

   Because Belle Plaine was financial advisor to both First Community Bank of the Desert and Rancho Santa Fe and because affiliates of Castle Creek Capital were shareholders and directors of both banks, First Community Bank of the Desert's board of directors appointed a special committee to consider the proposal from Rancho Santa Fe and to negotiate on behalf of First Community Bank of the Desert. The special committee consisted of David S. Williams, Kensett J. Moyle III and Dale E. Walter. On September 29, 1999, the special committee engaged US Bancorp Piper Jaffray to act as an independent financial advisor to First Community Bank of the Desert.

   Pursuant to its engagement, representatives of US Bancorp Piper Jaffray conducted due diligence and reviewed financial information provided by First Community Bank of the Desert and Rancho Santa Fe. On

October 19, 20 and 21, 1999, the special committee discussed the proposed transaction with representatives of US Bancorp Piper Jaffray. During the course of these discussions, the special committee determined that the merger consideration should be increased to 0.30 shares of First Community Bancorp stock for each share of First Community Bank of the Desert common stock, and Rancho Santa Fe agreed.

   On October 22, 1999, the special committee reported to the full board of directors of First Community Bank of the Desert regarding its review of the terms of the transaction, and unanimously recommended that the revised offer from Rancho Santa Fe National Bank be approved subject to receipt of a fairness opinion from US Bancorp Piper Jaffray. Thereafter, the board of First Community Bank of the Desert received an oral opinion from US Bancorp Piper Jaffray to the effect that the consideration of 0.30 shares of First Community Bancorp stock for each share of First Community Bank of the Desert common stock was fair to First Community Bank of the Desert shareholders (other than affiliates of Castle Creek Capital), from a financial point of view. After discussion, the board of directors unanimously approved the merger agreement as revised.

   The Rancho Santa Fe board of Directors held a meeting on October   , 1999,
at which Rancho Santa Fe's directors discussed the proposed merger in detail with Rancho Santa Fe's management, including the consideration to be paid by Rancho Santa Fe and the related transactions. At this meeting, the Rancho Santa Fe board of directors approved the merger agreement and the various matters and related agreements contemplated by the merger and authorized and directed Rancho Santa Fe's management to take all actions reasonably necessary to complete the merger.

   On October 22, 1999, the board of Directors of First Community Bancorp, acting by unanimous written consent, approved the merger agreement and directed and authorized First Community Bancorp management to take all action reasonably necessary to complete the merger.

   On October 22, 1999, First Community Bank of the Desert, Rancho Santa Fe and First Community Bancorp executed the merger agreement.

   The managements of Rancho Santa Fe, First Community Bancorp and First Community Bank of the Desert believe that Rancho Santa Fe and First Community Bank of the Desert complement each other in their approaches to banking and in terms of their markets, both geographic and demographic. Consequently, management of each institution perceives opportunities for increased operating efficiencies through combination and believes that, by combining forces, the resulting entity will be able to more effectively compete and successfully take advantage of banking opportunities in the rapidly evolving markets.

Recommendation of the First Community Bank of the Desert Board of Directors

   The following discussion includes all of the material factors considered by the First Community Bank of the Desert board of directors in its evaluation of the merger. The First Community Bank of the Desert board believes that the merger agreement and the merger are in the best interest of First Community Bank of the Desert and its shareholders. Accordingly, the First Community Bank of the Desert Board has unanimously approved and adopted the merger agreement and recommends approval of the merger agreement by the First Community Bank of the Desert shareholders. In reaching its decision, the board consulted with members of the special committee, management, legal counsel and US Bancorp Piper Jaffray. The Board considered a number of factors, to which relative weights were not assigned, including the following:

  . the First Community Bank of the Desert board's familiarity with and review of Rancho Santa Fe's business, operations, financial condition and earnings;

  . the First Community Bank of the Desert board's familiarity with and review of Rancho Santa Fe's and First Community Bancorp's prospects, and factors that might affect Rancho Santa Fe's and First Community Bancorp's ability to enhance revenues and obtain revenue source diversification on a stand-alone basis, including:

    . approximately $0.3 million from increased efficiences in the management of cash and due from accounts as well as improvements in merchant processing margins;

    . the effect on Rancho Santa Fe's operating margins in a higher interest rate environment in light of the highly competitive banking business in Southern California;

    . the dominance in the Southern California market by a relatively small number of major banks with many offices operating over a wide geographic area;

    . the competition for loans and deposits by Rancho Santa Fe with other commercial banks, including many which are much larger than Rancho Santa Fe and First Community Bank of the Desert, as well as with savings and loan associations, finance companies, credit unions, brokerage houses and other financial institutions; and

    . the ability of larger commercial banks to offer larger loans based on substantially higher lending limits due to a larger capital base;

  . the elimination and consolidation of duplicate tasks resulting in projected cost savings of approximately $2.0 million in the areas of salary expense, item processing, data processing, professional and audit fees, marketing and operating expenses;

  . the immediate pro forma accretion (increase) to First Community Bank of the Desert shareholders of 6.8% on a book value basis and 13.2% on an earnings per share basis for 1999;

  . the current and prospective economic, regulatory and competitive environment facing financial institutions, including First Community Bank of the Desert's and Rancho Santa Fe's earnings;

  . the review by the board of directors of First Community Bank of the Desert, of alternatives to the merger with Rancho Santa Fe and First Community Bancorp, the range of possible values to First Community Bank of the Desert's shareholders that might be obtained in the future if those were chosen and the timing and likelihood of actually receiving such values. This review included consideration of the alternatives of remaining independent or engaging in a merger or a similar transaction with another bank, bank holding company or other financial holding company;

  . the review by the board of directors of First Community Bank of the Desert, based in part on the advice of US Bancorp Piper Jaffray and reports from management, of (a) the business, operations, earnings, and financial condition of First Community Bank of the Desert on both an historical and a prospective basis and (b) the historical market price and potential future value of First Community Bank of the Desert common stock;

  . the belief of the Board of Directors of First Community Bank of the Desert that the terms of the merger agreement are attractive, especially because shareholders will receive increased liquidity in their holdings;

  . the increased liquidity that would be expected to occur to shareholders of First Community Bank of the Desert upon exchange of their shares of First Community Bank of the Desert common stock, for which there exists a limited market on the OTC Bulletin Board, for shares of First Community Bancorp common stock, approximately 4 million shares of which will be listed and traded on the Nasdaq National Market System upon consummation of the merger and the reorganization;

  . the presentations of US Bancorp Piper Jaffray and the October 22, 1999 oral opinion of US Bancorp Piper Jaffray that the merger consideration is fair to the shareholders of First Community Bank of the Desert from a financial point of view;

  . the expectation that the merger will generally be a tax-deferred reorganization to First Community Bank of the Desert and its shareholders;

  . the terms of the merger agreement and certain other information regarding the merger, including the terms and structure of the merger, the proposed arrangements with respect to the board of directors of First Community Bancorp, and the management structure following the merger; and

  . the effect of the merger on First Community Bank of the Desert's other constituencies, including its employees, customers and the communities it serves.

   The foregoing discussion of the information and factors considered by the First Community Bank of the Desert board is not intended to be exhaustive but includes all material factors considered by the First Community Bank of the Desert board. In deciding to approve the merger, the First Community Bank of the Desert board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Effects of the Merger

   Among the reasons for First Community Bank of the Desert recommending approval of the merger is their belief that, over the long-term, the merger will benefit First Community Bancorp shareholders, including Rancho Santa Fe shareholders and First Community Bank of the Desert shareholders who will become First Community Bancorp shareholders when the reorganization and the merger are completed. Based on the closing prices on April 18, 2000, First Community Bank of the Desert shareholders will receive the equivalent of $4.16 for each share of First Community Bank stock they hold upon completion of the merger. This represents a premium $0.11 per share over the trading price on October 21, 1999, the day prior to signing of the merger agreement.

   First Community Bancorp believes that one of the potential benefits of the merger is that the estimated $2.0 million in cost savings that may be realized as a result of the mergers. First Community Bancorp currently expects to reduce expenses by consolidating external data-processing costs and by combining accounting, data processing, retail and lending support and other functions after the merger, which will enable First Community Bancorp to eventually eliminate duplicative positions. Promptly following the completion of the merger, which is expected to occur in mid-May, First Community Bancorp plans to begin to process of eliminating redundant functions, such as external data processing, and duplicative personnel.

   First Community Bancorp believes that it will achieve cost savings based on the assumption that it will be able to:

  .  reduce salaries and employee benefits;

  .  reduce professional and other services;

  . achieve economies of scale in advertising, stationery, supplies and parking; and

  . achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expenses, and investor relations expenses.

   We have based these assumptions on our present assessment of where savings could be realized based upon present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than we currently expect. We also recognize that some of these savings will be offset by certain additional costs resulting from the adoption of a holding company structure.

   The companies have prepared financial statements that show the combined operations and financial condition of the two companies as if the merger had occurred on December 31, 1999. There are known as "pro forma" financial statements. The pro forma financial statements are set forth beginning on page
13. The pro forma financial statements do not reflect the fact the First Community Bancorp believes the merger will create significant opportunities for increasing its revenues through mortgage, commercial and consumer loan growth. First Community Bancorp has not quantified the increase in revenues that it hopes to achieve; thus we cannot predict what effect it will have on our post-merger results of operations.

   The pro forma financial statements show that the merger would have caused a "dilution" (reduction) in Rancho Santa Fe's earnings per share and per share book value in 1999 and an "accretion" (increase) in First Community Bank of the Desert's earnings per share and book value in 1999. This is reflected in the pro forma financial statements and can be seen in the section labeled "Selected Historical and Pro Forma Per Share Data" in the chart below for First Community Bank of the Desert on a pro forma basis for the years 1999, 2000 and 2001.

                    Pro Forma Accretion (Dilution) Per Share

                                                          First Community
                                                        Bank of the Desert
                                                        -----------------------
                                                         Book        Earnings
   Year                                                  Value       Per Share
   ----                                                 ---------   -----------
   1999................................................       6.8%         13.2%
   2000................................................       2.6          (1.9)
   2001................................................      (0.4)          1.4

   Each of the First Community Bancorp board of directors, the Rancho Santa Fe board of directors and First Community Bank of the Desert board of directors believes the merger is in the best interest of their respective institutions, shareholders and banking customers. The parties also anticipate that the merger will present revenue enhancement opportunities for the combined entity. These opportunities result from, among other factors, an increased ability to offer a wider variety of banking products and services which will result in the potential to increase overall market share in the communities presently served by Rancho Santa Fe and First Community Bank of the Desert Bank. These expected revenue enhancements have not been quantified.

Opinion of First Community Bank of the Desert's Financial Advisor

   Pursuant to an engagement letter dated September 30, 1999, First Community Bank of the Desert retained US Bancorp Piper Jaffray to render to the Special Committee of the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by First Community Bank of the Desert shareholders (other than affiliates of Castle Creek Capital Fund I, LP) in the merger.

   US Bancorp Piper Jaffray delivered to the board of directors of First Community Bank of the Desert on October 22, 1999 its oral opinion (subsequently confirmed in writing), as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be received by First Community Bank of the Desert shareholders (other than affiliates of Castle Creek Capital Fund I, LP) in the proposed merger was fair, from a financial point of view, to those shareholders. Subsequently, US Bancorp Piper Jaffray reviewed its analysis and delivered a written opinion dated the date of this proxy statement to the effect that as of such date the consideration to be paid in the merger is fair from a financial point of view to the stockholders of First Community Bank of the Desert. A copy of US Bancorp Piper Jaffray's updated written opinion is attached to this proxy statement/prospectus as Annex D and is incorporated into this proxy statement/prospectus by reference.

   Although US Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, US Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by First Community Bank of the Desert shareholders in the proposed merger, which was determined through negotiations among First Community Bank of the Desert, First Community Bancorp and Rancho Santa Fe National Bank. US Bancorp Piper Jaffray's written opinion, which was directed to the First Community Bank of the Desert board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by First Community Bank of the Desert shareholders (other than affiliates of Castle Creek Capital Fund I, LP) in the proposed merger, does not address First Community Bank of the Desert's underlying business decision to participate in the merger and does not constitute a recommendation to any First Community Bank of the Desert shareholder as to how a shareholder should vote with respect to the merger.

   In arriving at its opinion, US Bancorp Piper Jaffray's reviewed:

  . a draft of the merger agreement dated September 30, 1999 (US Bancorp Piper Jaffray having been advised of subsequent changes to the exchange ratio);

  . selected financial, operating and business information related to Rancho Santa Fe National Bank and First Community Bank of the Desert;

  . publicly available market and securities data of Rancho Santa Fe National Bank, First Community Bank of the Desert and of selected public companies deemed comparable to Rancho Santa Fe National Bank and First Community Bank of the Desert;

  . to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger; and

  . internal financial information of First Community Bank of the Desert, First Community Bancorp and Rancho Santa Fe National Bank prepared for financial planning purposes and furnished by First Community Bank of the Desert and Rancho Santa Fe National Bank management.

   In addition, US Bancorp Piper Jaffray visited the headquarters of First Community Bank of the Desert and Rancho Santa Fe National Bank and conducted discussions with members of senior management of both Rancho Santa Fe National Bank and First Community Bank of the Desert concerning the financial condition, current operating results and business outlook of Rancho Santa Fe National Bank, First Community Bank of the Desert and the combined company following the merger.

   In delivering its opinion to the board of directors of First Community Bank of the Desert, US Bancorp Piper Jaffray prepared and delivered to the board of directors written materials containing various analyses and other information material to the opinion. Here is a summary of the analyses contained in the materials:

 Implied Consideration

   Giving effect to the exchange ratio will result in an implied value of First Community Bancorp stock consideration of $4.16 per share of First Community Bank of the Desert common stock (based on the closing trading price for Rancho Santa Fe National Bank common stock on October 22, 1999 of $13.88) and the outstanding First Community Bank of the Desert common shares and common share equivalents. US Bancorp Piper Jaffray calculated the aggregate implied value of the stock consideration payable in the transaction for First Community Bank of the Desert common stock to be approximately $20.657 million. US Bancorp
Piper Jaffray also calculated that shareholders of First Community Bank of the Desert would be issued an aggregate of 36.2% of the total First Community Bancorp common stock and common stock equivalents outstanding after the merger.

 First Community Bank of the Desert Market Analysis

   US Bancorp Piper Jaffray reviewed the stock trading history of First Community Bank of the Desert common stock. US Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

   Closing price on October 21, 1999..................................... $3.81
   30 calendar day closing average.......................................  3.87
   60 calendar day closing average.......................................  3.83
   90 calendar day closing average.......................................  3.81
   180 calendar day closing average......................................  3.84
   52 week high trade....................................................  5.06
   52 week low trade.....................................................  3.50

   US Bancorp Piper Jaffray also presented selected price and volume distribution data and illustrated the relative stock price performance of First Community Bank of the Desert against the comparable groups described below, the NASDAQ Stock Market and the S & P Bank Index.

 First Community Bank of the Desert Comparable Company Analysis

   US Bancorp Piper Jaffray compared First Community Bank of the Desert's financial information and valuation ratios with those of eleven publicly traded companies deemed comparable to First Community Bank of the Desert. This group included BYL Bancorp, Bank of the Sierra, Capital Corp of the West, Civic BanCorp, Community West Bancshares, Desert Community Bank, North Valley Bancorp, Pacific Crest Capital, Redwood Empire Bancorp, SJNB Financial Corp. and Wilshire State Bank. This group was selected from companies that are commercial banks or bank holding companies which operate in California and have assets between $100 million and $600 million.

   This analysis produced multiples of selected valuation data as follows:

                                            First      Comparable Companies
                                          Community --------------------------
                                           Bancorp   Low   Mean  Median  High
                                          --------- ----- ------ ------ ------
Share price to latest twelve months net
 income per share........................  17.29x   7.57x 11.97x 11.71x 21.69x
Share price to estimated calendar 1999
 Net income per shares...................  13.19x   7.23x 11.62x 10.71x 20.77x
Share price to estimated calendar 2000
 Net income per share....................   9.43x   6.47x 10.25x  9.70x 16.76x
Market capitalization to book value......   2.31x   0.99x  1.59x  1.35x  3.04x
Market capitalization to tangible book
 value...................................   2.31x   1.01x  1.71x  1.39x  3.40x

 Merger and Acquisition Analyses

   US Bancorp Piper Jaffray reviewed 18 pooling of interest merger and acquisition transactions (the "Comparable Transactions") that it deemed comparable to the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources, and by applying the following criteria:

  . transactions that were announced between January 1, 1996 and October 22, 1999;

  .  transactions in which the issuing company acquired 100% of the target;

  . transactions in which the target company operates in the banking industry;

  .  transactions in which the target company is located in California;

  . transactions in which the target company had total assets greater than $100 million and less than $500 million.

   US Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for First Community Bank of the Desert derived from the implied value payable in the merger.

                                          First   Comparable Transactions
                                        Community ---------------------------
                                         Bancorp   Low   Mean   Median  High
                                        --------- -----  -----  ------  -----
Transaction value to assets............    0.16x   0.16x  0.25x  0.24x   0.40x
Transaction value to book value........    2.36x   1.95x  2.79x  2.69x   3.87x
Transaction value to tangible book
 value.................................    2.36x   1.99x  2.93x  2.75x   4.52x
Transaction value to latest twelve
 months net income.....................   17.66x  14.36x 22.03x 21.32x  37.68x

   US Bancorp Piper Jaffray also reviewed the Comparable Transactions to determine the implied premiums payable in the mergers over recent trading prices. The table below shows a comparison of premiums paid in the

Comparable Transactions to the premium that would be paid to First Community Bank of the Desert shareholders based on the implied value payable in the merger. The premium calculations for First Community Bank of the Desert stock are based upon an assumed announcement date of October 22, 1999.

                                             Implied Premium (Discount)
                                         --------------------------------------
                                           First    Comparable Transactions
                                         Community ----------------------------
                                          Bancorp   Low   Mean   Median   High
                                         --------- -----  -----  ------  ------
One day before announcement.............    5.71%    --   24.99% 16.06%   90.96%
Thirty days before announcement.........   10.08   (2.75) 36.76  36.97   117.65

 Pro Forma Analysis

   US Bancorp Piper Jaffray analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share and tangible book value of the combined company at and for the fiscal years ending 1999, 2000 and 2001 using management estimates for First Community Bank of the Desert, Rancho Santa Fe and First Community Bancorp. Without consideration of certain synergies that management estimates the combined company may realize following consummation of the transaction, US Bancorp Piper Jaffray determined that the transaction could be:

  . Accretive by 13.2% in 1999, dilutive by 1.9% in 2000 and accretive by 1.4% in 2001 to the projected stand-alone earnings per share of First Community Bank of the Desert.

  . Accretive by 6.8% in 1999, accretive by 2.6% in 2000 and dilutive by 0.4% in 2001 to the projected stand-alone tangible book value per share of First Community Bank of the Desert.

  . Dilutive by 2.9% in 1999, accretive by 4.6% in 2000 and accretive by 2.6% in 2001 to the projected stand-alone earnings per share of Rancho Santa Fe.

  . Dilutive by 3.5% in 1999, dilutive by 1.4% in 2000 and accretive by 0.2% in 2001 to the projected stand-alone tangible book value per share of Rancho Santa Fe.

   Considering certain synergies that management estimates the combined company may realize following consummation of the transaction, US Bancorp Piper Jaffray determined that the transaction could be

  . Accretive by 13.2% in 1999, accretive by 19.7% in 2000 and accretive by 20.9% in 2001 to the projected stand-alone earnings per share of First Community Bank of the Desert.

  . Accretive by 6.8% in 1999, accretive by 2.6% in 2000 and dilutive by 0.4% in 2001 to the projected stand-alone tangible book value per share of First Community Bank of the Desert.

  . Dilutive by 2.9% in 1999, accretive by 27.7% in 2000 and accretive by 22.4% in 2001 to the projected stand-alone earnings per share of Rancho Santa Fe.

  . Dilutive by 3.5% in 1999, dilutive by 1.4% in 2000 and accretive by 0.2% in 2001 to the projected stand-alone tangible book value per share of Rancho Santa Fe.

   US Bancorp Piper Jaffray analyzed the expected contributions of each of First Community Bank of the Desert and Rancho Santa Fe National Bank to pre-tax income, net income, total assets, total deposits, total net loans, loan loss reserves and tangible book value of the combined company for the years ending December 31, 1999, 2000 and 2001 based on internal financial planning data of First Community Bank of the Desert and Rancho Santa Fe National Bank furnished by First Community Bank of the Desert and Rancho Santa Fe National Bank management. The analysis indicated that during these periods First Community Bank of the Desert would contribute to the combined entity pre-tax income ranging from 32.7% to 37.6%, net income ranging from 32.7% to 37.7%, total assets ranging from 41.7% to 43.0%, total deposits ranging from 42.4% to 43.9%, total net loans ranging from 36.2% to 37.7%, loan loss reserves ranging from 41.6% to 43.1%, and tangible book value ranging from 33.9% to 36.3%. First Community Bank of the Desert shareholders will receive an aggregate of approximately 36.2% of the shares of the combined company.

 First Community Bank of the Desert Discounted Dividend Analysis

   US Bancorp Piper Jaffray performed a discounted dividend analysis for First Community Bank of the Desert in which it calculated the present value of the projected hypothetical future dividends of First Community Bank of the Desert using internal financial planning data prepared by First Community Bank of the Desert management and assumed hypothetical payout of dividends while maintaining certain levels of capital. US Bancorp Piper Jaffray estimated a range of theoretical values for First Community Bank of the Desert based on the net present value of its implied annual dividend flows and a terminal value for First Community Bank of the Desert in 2003 calculated based upon a multiple of net income. US Bancorp Piper Jaffray applied a range of discount rates of 13% to 19% and a range of terminal value multiples of 10x to 14x of forecasted 2003 net income. US Bancorp Piper Jaffray derived a range of terminal value multiples based on projected net earnings multiples which it estimated would be used to value First Community Bank of the Desert based upon the projected 2003 and beyond net income of First Community Bank of the Desert. This analysis yielded the following results:

       Per Share Equity Value of First Community Bank of the Desert
       ------------------------------------------------------------
   Low.................................................................   $3.27
   High................................................................    5.41
       Aggregate Equity Value of First Community Bank of the Desert
       ------------------------------------------------------------
   (in thousands)
   Low................................................................. $16,205
   High................................................................  26,850

 Analysis of Rancho Santa Fe National Bank Common Stock

   US Bancorp Piper Jaffray reviewed general background information concerning Rancho Santa Fe National Bank, including recent financial and operating results and outlook, the price performance of Rancho Santa Fe National Bank common stock over the previous twelve months relative to the NASDAQ, to the S&P Bank Index and to a comparable company group, and the stock price and volume over selected periods. US Bancorp Piper Jaffray also reviewed the stock trading history of Rancho Santa Fe National Bank common stock at the dates or for the periods indicated below.

   Closing price on October 21, 1999.................................... $13.88
   30 calendar day closing average......................................  13.86
   60 calendar day closing average......................................  13.75
   90 calendar day closing average......................................  13.85
   180 calendar day closing average.....................................  13.56
   52 week high trade...................................................  15.00
   52 week low trade....................................................  11.00

   In addition, US Bancorp Piper Jaffray compared selected financial data and ratios for Rancho Santa Fe National Bank to the corresponding data and ratios for the same comparable company group described above. The stock price used in the calculations was Rancho Santa Fe National Bank's closing price of $13.88 on October 21, 1999.

   This analysis produced multiples of selected valuation data as follows:

                                                    Comparable Companies
                                                   --------------------------
                                           Rancho  Low   Mean   Median  High
                                           ------  ----  -----  ------  -----
Price to latest twelve months net income
 per share................................ 12.81x  7.57x 11.97x 11.71x  21.69x
Price to estimated calendar 1999 net
 income per share......................... 11.56x  7.23x 11.62x 10.71x  20.77x
Price to estimated calendar 2000 net
 income per share......................... 10.28x  6.47x 10.25x  9.70x  16.76x
Price to book value.......................  2.15x  0.99x  1.59x  1.35x   3.04x
Price to tangible book value..............  2.15x  1.01x  1.71x  1.39x   3.40x

   In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, US Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. US Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

   The analyses of US Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to First Community Bank of the Desert, Rancho Santa Fe National Bank, First Community Bancorp or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which First Community Bank of the Desert, Rancho Santa Fe National Bank and First Community Bancorp were compared and other factors that could affect the public trading value of the companies.

   For purposes of its opinion, US Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by First Community Bank of the Desert and Rancho Santa Fe National Bank or otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. US Bancorp Piper Jaffray relied upon the assurances of the management of First Community Bank of the Desert and Rancho Santa Fe National Bank that the information provided to it by First Community Bank of the Desert and Rancho Santa Fe National Bank was prepared on a reasonable basis, the financial planning data and other business outlook information reflects the best currently available estimates of management, and management was not aware of any information or facts that would make the information provided to US Bancorp Piper Jaffray incomplete or misleading.

   For purposes of its opinion, US Bancorp Piper Jaffray assumed that the merger will constitute a reorganization for federal income tax purposes and will be treated as a pooling of interests for accounting purposes. US Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals and consents for the merger, no restrictions will be imposed that have a material adverse effect on the contemplated benefits of the merger to First Community Bank of the Desert and its shareholders.

   In arriving at its opinion, US Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of First Community Bank of the Desert or Rancho Santa Fe National Bank, and was not furnished with any such appraisals or valuations. US Bancorp Piper Jaffray was not authorized to solicit, and did not solicit, any other party relative to a possible business combination with First Community Bank of the Desert. US Bancorp Piper Jaffray analyzed First Community Bank of the Desert as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. US Bancorp Piper Jaffray expressed no opinion as to the price at which shares of First Community Bank of the Desert or Rancho Santa Fe National Bank common stock have traded or at which the shares of First Community Bank of the Desert, Rancho Santa Fe National Bank or the combined company may trade at any future time. The opinion is based on information available to US Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. US Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

   US Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Board of Directors selected US Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the banking industry.

Professional Fees Paid to Advisors

   Under the terms of the engagement letter dated September 30, 1999, First Community Bank of the Desert paid US Bancorp Piper Jaffray $75,000 upon the rendering of its opinion. Whether or not the transaction is consummated, First Community Bank of the Desert has agreed to pay the reasonable out-of-pocket expenses of US Bancorp Piper Jaffray and to indemnify US Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of US Bancorp Piper Jaffray by the board of directors. No portion of US Bancorp Piper Jaffray's fee is contingent upon the conclusion reached in either the October 22, 1999 oral,
preliminary fairness opinion or the March   , 2000 confirming fairness opinion.

   Although First Community Bank of the Desert has engaged Belle Plaine Partners as its exclusive financial advisor and agreed to pay Belle Plaine Partners a fee equal 2% of the aggregate consideration payable in connection with an acquisition of First Community Bank of the Desert by another institution, Belle Plaine Partners has agreed to waive any fee that it might otherwise be entitled to in connection with the merger of First Community Bank of the Desert with and into First Community Bancorp. First Community Bank of the Desert continues to pay quarterly advisory fees to Belle Plaine Partners and to reimburse Belle Plaine Partners for its out-of-pocket expenses through completion of the merger.

Interests of Certain Directors and Executive Officers in the Merger

   When considering the recommendations of the First Community Bank of the Desert board of directors, you should be aware that some of the directors, management and employees of First Community Bank of the Desert may have interests that differ from, or conflict with, your interests. The board of directors was aware of these interests when it approved the merger and the merger agreement. Except as described below, to the knowledge of First Community Bank of the Desert, the executive officers and directors of First Community Bank of the Desert do not have any material interest in the merger apart from their interests as shareholders.

 Accelerated Vesting of Stock Options

   Outstanding but unvested options under First Community Bank of the Desert's stock option plan, including options held by directors and executive officers, will automatically vest according to their terms. As of the date hereof there were 347,350 options outstanding to purchase First Community Bank of the Desert common stock. In addition, First Community Bancorp has agreed to convert the First Community Bank of the Desert stock options that are not exercised by the completion of the merger into options to acquire First Community Bancorp common stock by adopting the First Community Bank of the Desert stock option plan.

 Employment Contracts and Deferred Compensation Plans

   William Powers, President and Chief Executive Officer of First Community Bank of the Desert and First Community Bank of the Desert Bank has rights under an employment agreement dated January 1, 1998 with First Community Bank of the Desert that will continue following the merger. Mr. Powers' employment agreement has an initial period of two years, with one-year automatic renewals occurring unless either party gives written notice to the other six months' prior to the then-current expiration date. The employment agreement will continue in full force and effect through January 1, 2001 unless one of the parties gives notice to the other party prior to June 11, 2000 of its intent to terminate the employment agreement.

   Under the terms of the existing employment agreement with First Community Bank of the Desert, Mr. Powers' base salary is $125,000 per annum, although it may be increased at any time by the Board of Directors. For the year ending December 31, 1999, Mr. Powers' salary was $136,000. In addition, Mr. Powers is entitled to receive discretionary bonuses and incentive payments when and as declared by the Board. First Community Bancorp will continue to honor all provisions of Mr. Powers' employment agreement following completion of the merger.

 Appointment of Certain Directors to First Community Bancorp's Board.

   Subject to approval of the First Community Bancorp board, upon completion of the merger, Dale E. Walter, David S. Williams, Robert A. Schoellhorn, William
T. Powers, John M. Eggemeyer III, James A. Boyce, Robert A. Stine, Paul I. Stevens and Robert E. Herrmann will become members of the Board of Directors of First Community Bancorp upon completion of the merger. First Community Bancorp will not provide direct remuneration to its directors (with the exception of Mr. Boyce and Mr. Eggemeyer), other than fees for meeting attendance. Each Board member will receive $500 for attendance at each regular Board meeting (for each director other than Mr. Eggemeyer and Mr. Boyce) and $150 for each Board committee member in attendance at each committee meeting (for each director other than Mr. Eggemeyer and Mr. Boyce). Directors who are committee Chairmen will receive an additional $100 per quarter, regardless of committee meeting attendance. The Chairman of the Directors' Executive Committee will receive $1,000 per quarter in lieu of other committee fees. The Chairman of the Board will receive $3,000 per month for his services as Chairman. In addition, each director will receive an annual fee of $5,000 for his or her service as a director (for each director other than Mr. Eggemeyer and Mr. Boyce).

 Interests in Affiliates

   John M. Eggemeyer III was appointed to the Rancho Santa Fe Board on February 27, 1995 and was appointed Chairman of the Board on that date. Mr. Eggemeyer received fees of $40,000 during 1998 and 1999 for his services as Chairman of the Board. Rancho Santa Fe also has entered into a contract with Belle Plaine, a company involving Mr. Eggemeyer, retaining Belle Plaine as Rancho Santa Fe's exclusive financial advisor, which may be cancelled by either party on 30 days' notice. The contract with Belle Plaine provides for the payment of the following fees upon the close of certain transactions: (a) 2% of the aggregate consideration paid in the event that Rancho Santa Fe is sold; and (b) in the event of an acquisition of another financial institution by Rancho Santa Fe: 3% of the aggregate value of the transaction if the aggregate value is less than $20 million; if the aggregate value is $20 million or more but is equal to or less than $50 million, then 3% of the first $20 million plus 2% of the amount in excess of $20 million; and if the aggregate value is more than $50 million, then 3% of the first $20 million, plus 2% of the next $30 million, plus 1% of the amount in excess of $50 million. Belle Plaine also is entitled to reimbursement of its reasonable expenses incurred on behalf of Rancho Santa Fe. No fees were paid under the contract with Belle Plaine during 1998 and 1999. However, expenses of $6,808 and $12,297 were reimbursed to Belle Plaine for 1999 and 1998, respectively under the contract. Upon consummation of the acquisition of First Community Bank of the Desert, Rancho Santa Fe will pay to Belle Plaine the fees and expenses required under the contract between Rancho Santa Fe and Belle Plaine.

Nasdaq National Market Listing

   First Community Bancorp has made an application to list the shares of First Community Bancorp common stock to be issued in the merger on the Nasdaq National Market. The stock must be authorized for listing on the Nasdaq National Market for the merger to proceed.

Material Federal Income Tax Consequences

   The following summary discusses the material federal income tax consequences of the merger. The discussion may not be applicable to certain classes of taxpayers, including securities dealers and other that use mark-to-market method of accounting for federal income tax purposes, tax-exempt organizations or trusts, foreign persons, persons who hold shares of First Community Bank of the Desert as part of a straddle or conversion transaction and persons who acquire shares of First Community Bank of the Desert common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. The respective obligations of the parties to consummate are conditioned upon:

  . First Community Bancorp receiving an opinion of its counsel, Sullivan & Cromwell, dated the effective date, to the effect that,

    . for federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and

    . each of First Community Bancorp and First Community Bank of the Desert will be a party to the reorganization within the meaning of
       Section 368(b) of the code,

  . First Community Bank of the Desert receiving an opinion of its counsel, Manatt, Phelps & Phillips, LLP, dated February 29, 2000 and as amended as of the date hereof, to the effect that,

    . for federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended,

    . each of First Community Bancorp and First Community Bank of the Desert will be a party to the reorganization within the meaning of
       Section 368(b) of the code, and

    . no gain or loss will be recognized by First Community Bank of the Desert shareholders who receive First Community Bancorp common stock in the merger in exchange for their shares of First Community Bank of the Desert common stock except with respect to cash received in lieu of a fractional share interest in First Community Bancorp common stock.

    The respective opinions of Sullivan & Cromwell and Manatt, Phelps & Phillips, LLP will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not contest the conclusions expressed therein. The respective opinions are based upon, among other things, representations of First Community Bancorp, First Community Bank of the Desert and/or officers and principal shareholders of First Community Bancorp and First Community Bank of the Desert customarily given in transactions of this type.

   Like other conditions to the merger, either of us could choose to waive receipt of such legal opinions. However, if the receipt of the legal opinion is waived and there is a material difference in the tax consequences to you from what is described in this section, we will recirculate revised proxy materials and resolicit the vote of shareholders.

   In the opinion of Manatt, Phelps & Phillips, LLP, the following accurately summarizes the material federal income tax consequences of the merger:

  . the shareholders of First Community Bank of the Desert will not recognize any gain or loss on the surrender of their First Community Bank of the Desert common stock solely in exchange for First Community Bancorp common stock pursuant to the merger (except as described below) with respect to cash received for fractional shares of First Community Bancorp common stock;

  . First Community Bank of the Desert shareholders who receive cash in lieu of fractional shares of First Community Bancorp will be treated as having received such fractional share interest, and such cash amount will be treated as received in redemption of the fractional share interest. In general, U.S. shareholders that held their surrendered shares in First Community Bank of the Desert as a capital asset will recognize capital gain or loss equal to the cash amount received for the fractional share of

     First Community Bancorp common stock reduced by the portion of the holder's tax basis in shares of First Community Bank of the Desert common stock surrendered that is allocable to the fractional share interest in First Community Bancorp common stock. The capital gain or loss will be long-term capital gain or loss if the shareholder's holding period in the fractional share interest for federal income tax purposes is more than one year. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum tax rate of 20%;

  . the aggregate tax basis of the shares of First Community Bancorp common stock received by the First Community Bank of the Desert shareholders in the merger will be the same as the aggregate tax basis of their shares of First Community Bank of the Desert common stock surrendered in the merger, less any basis attributable to fractional shares for which cash is received; and

  . the holding period of the First Community Bancorp common stock the First Community Bank of the Desert shareholders receive in the merger will include the holding period of the shares of First Community Bank of the Desert common stock surrendered in the merger so long as their First Community Bank of the Desert common stock is held as a capital asset.

   This summary is based on current federal tax law and is for general information only. The tax treatment of each First Community Bank of the Desert shareholder will depend in part on such shareholder's particular situation and each shareholder is urged to consult with his or her own tax advisor concerning the specific tax consequences of the merger to the shareholder, including the applicability and effect of foreign, state, local or other tax laws and of any future changes in the Internal Revenue Code, the Treasury Regulations, tax rulings or court decisions or other laws concerning taxes.

Accounting Treatment of the Merger

   The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Accordingly, after the merger, the assets, liabilities and shareholders' equity of First Community Bank of the Desert will be added to the corresponding balance sheet categories of First Community Bancorp at their recorded book values, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. In future financial statements, the results of operations of First Community Bancorp will include the results of both First Community Bank of the Desert and First Community Bancorp for the entire fiscal year in which the merger occurs and all prior fiscal periods presented therein. First Community Bancorp must treat certain expenses incurred to effect the merger as current charges against income rather than as adjustments to its balance sheet.

   The unaudited pro forma condensed combined financial information contained in this document has been prepared using the pooling of interests accounting method to account for the merger. See "Summary-- Unaudited Pro Forma Combined Financial Data" and "Unaudited Pro Forma Condensed Combined Balance Sheets" on pages 14 and 17.

Exchange of First Community Bank of the Desert Common Stock for First Community Bancorp Common Stock

   At or prior to the completion of the merger, First Community Bancorp will deposit with U.S. Stock Transfer Corporation, acting as the exchange agent, certificates representing shares of First Community Bancorp common stock to which holders of First Community Bank of the Desert common stock are entitled under the terms of the merger agreement. Promptly after the completion of the merger, First Community Bancorp will instruct U.S. Stock Transfer Corporation to send to each holder of First Community Bank of the Desert common stock transmittal materials for use in exchanging all of their certificates representing shares of First Community Bank of the Desert common stock for a certificate or certificates representing shares of First Community Bancorp common stock and a check for any fractional share interest. The transmittal materials will contain information and instructions with respect to the surrender of certificates of shares of First Community Bank of the Desert common stock in exchange for certificates representing shares of First Community Bancorp common stock.

First Community Bank of the Desert shareholders should not send in their share certificates until they receive the letter of transmittal form and instructions.

   Following the completion of the merger and upon surrender of all of the certificates representing shares of First Community Bank of the Desert common stock registered in the name of First Community Bank of the Desert common stock shareholders, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, U.S. Stock Transfer Corporation will mail to each holder a certificate or certificates representing the number of shares of First Community Bancorp common stock to which they are entitled, together with all undelivered dividends or distributions, less the amount of any withholding taxes which may be required for the shares and, where applicable, a check in the amount of any cash to be paid in lieu of fractional shares. Holders of shares of First Community Bank of the Desert common stock who would otherwise be entitled to a fractional share of First Community Bancorp common stock will receive from First Community Bancorp an amount of cash determined by multiplying such fraction by $4.125. First Community Bancorp will not pay interest on any such cash.

   Declaration of dividends by First Community Bancorp after the completion of the merger will include dividends on all First Community Bancorp common stock issued in the merger, but no dividend or other distribution payable to the holders of record of First Community Bancorp common stock at or as of any time after the completion of the merger will be paid to holders of First Community Bank of the Desert common stock until they physically surrender all certificates as described above. After the completion of the merger, the stock transfer books of First Community Bank of the Desert will close and there will be no transfers on the transfer books of First Community Bank of the Desert.

                              THE MERGER AGREEMENT

Conditions to the Merger

   The obligation of First Community Bancorp and First Community Bank of the Desert to consummate the merger is subject to the satisfaction or waiver on or before the completion of the merger of many conditions, including the following:

  . the merger agreement must receive all required approvals of governmental authorities;

  . the merger must receive the required approvals of the shareholders of First Community Bancorp and First Community Bank of the Desert;

  . no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental authority which prohibits or restricts or threatens to invalidate or set aside the merger;

  . First Community Bancorp will have received all state and federal securities permits and other authorizations necessary to issue the First Community Bancorp common stock to First Community Bank of the Desert shareholders;

  . the First Community Bancorp common stock issuable to First Community Bank of the Desert shareholders shall have been approved for quotation on Nasdaq;

  . KPMG LLP will have confirmed that the merger will qualify for pooling of interests accounting treatment.

   The obligation of First Community Bancorp to consummate the merger is also subject to fulfillment of other conditions, including the following:

  . between September 30, 1999 and the completion of the merger, there will be no material adverse change in First Community Bank of the Desert's business, financial condition, results of operations or prospects;

  . First Community Bancorp will perform all the obligations required of it by the merger agreement prior to the merger;

  . First Community Bancorp will receive the fairness opinion of The Findley Group; and

  . First Community Bancorp will have received an opinion of Sullivan & Cromwell that the merger will be treated as a reorganization within the meaning of Section 368(a).

   The obligations of First Community Bank of the Desert to consummate the merger are also subject to the fulfillment of certain other conditions, including the following:

  . between September 30, 1999 and the completion of the merger, there will be no material adverse change in First Community Bancorp's business, financial condition, results of operations or prospects;

  . First Community Bank of the Desert will perform all the obligations required of it by the merger agreement prior to the merger;

  . First Community Bank of the Desert will receive the updated fairness opinion of US Bancorp Piper Jaffray; and

  . First Community Bank of the Desert will have received an opinion of Manatt, Phelps & Philips LLP that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

   Additionally, the completion of the merger is subject to the performance of covenants, the delivery of documents, the accuracy of representations and warranties and the receipt of other documents.

   If these and other conditions are not satisfied or waived, First Community Bancorp or First Community Bank of the Desert may terminate the merger agreement.

Acquisition Proposals

   Under the terms of the merger agreement, First Community Bancorp and First Community Bank of the Desert have agreed not to solicit, initiate or encourage any competing transaction. In addition, First Community Bank of the Desert has agreed not to participate in any negotiations or discussions, or furnish any information, or otherwise cooperate in any way in connection with, any effort or attempts to effect any competing transaction with or involving any person regarding an acquisition proposal.

Treatment of Options

   Each option to purchase First Community Bank of the Desert common stock issued and outstanding immediately prior to the completion of the merger and all obligations of First Community Bank of the Desert under the First Community Bank of the Desert stock option plans will, on and after the completion of the merger, be assumed by and be deemed to be options granted by First Community Bancorp to purchase that number of shares of First Community Bancorp common stock equal to 0.30 times the number of shares of First Community Bank of the Desert common stock subject to the option rounded down to the nearest whole number of First Community Bancorp common stock. The per share exercise price for the shares of First Community Bancorp common stock issuable upon exercise of such First Community Bank of the Desert option will be determined by dividing the exercise price immediately prior to the completion of the merger by 0.30.

Termination

   The merger agreement may be terminated at any time prior to the completion of the merger:

  . by mutual consent of First Community Bancorp and First Community Bank of the Desert in writing;

  . by First Community Bank of the Desert or First Community Bancorp immediately on the failure of the shareholders of First Community Bank of the Desert or First Community Bancorp to approve the merger agreement;

  . by First Community Bancorp or First Community Bank of the Desert if any material breach or default by the other party is not cured within 30 days after notice thereof;

  . by First Community Bancorp or First Community Bank of the Desert if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement;

  . by First Community Bank of the Desert or First Community Bancorp if the mutual conditions set forth in the merger agreement are not satisfied by May 31, 2000; or

  . by First Community Bank of the Desert if any of the conditions to its obligations in the merger agreement are not satisfied, or by First Community Bancorp if any of the conditions to its obligations in the merger agreement are not satisfied by May 31, 2000, or such earlier time as it becomes apparent that such conditions shall not be met.

   The merger agreement may also terminate if we have not completed the merger by May 31, 2000.

Covenants; Conduct of Business Prior to Completion of the Merger

   The merger agreement provides that, during the period from the date of the merger agreement to the completion of the merger, First Community Bancorp and First Community Bank of the Desert will conduct their businesses only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of the other party, which consent may not be unreasonably withheld, take any of the following actions:

  . issue any securities except pursuant to the exercise of options outstanding as of the date of the merger agreement;

  . declare, set aside or pay any dividend, other than dividends from their wholly-owned subsidiaries to them or another of their wholly-owned subsidiaries, or in the case of First Community Bancorp, regular quarterly dividends on its common stock, or make any other distribution upon, or purchase or redeem any shares of its stock;

  .  amend its articles of incorporation, articles of association or bylaws,

  . grant any general or uniform increase in the rate of pay of employees or employee benefits, except in the ordinary course of business and consistent with past practice;

  . grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any person, except any increases in the ordinary course of business and consistent with past practice;

  . make any capital expenditure in excess of $50,000 per project or $100,000 in the aggregate, except for ordinary repairs, renewals and replacements;

  . compromise, settle or adjust any claim, action or proceeding against it for a material amount;

  . adopt or amend any employment agreement or employee benefit or other benefit plan or arrangement of any type except such amendments as are required by law;

  . make any material change to any policies and practices with respect to accounting, except such changes as may be required by generally accepted accounting principles or by applicable governmental authorities;

  . make any acquisitions, other than in the satisfaction of debts or in the ordinary course of business;

  . amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract that calls for aggregate annual payments of $50,000 or more and which does not terminate at will on 60 days' notice;

  . sell, lease or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice;

  .  settle any claim or proceeding involving any material liability;

  .  incur any indebtedness; or

  . except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated by the merger agreement from qualifying as tax-free reorganizations under Section 368 of the Code or prevent First Community Bancorp from accounting for the business combination to be effected by the merger as a pooling of interests.

   In addition, from October 22, 1999, through the date on which the merger will be completed, each of First Community Bancorp and First Community Bank of the Desert will:

  . use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical and to qualify the merger for pooling of interests accounting treatment; and

  . obtain the consent of the other before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated thereby.

Amendment and Waiver of the Merger Agreement

   Subject to applicable law, any provision of the merger agreement may be amended or waived by First Community Bancorp or First Community Bank of the Desert prior to closing if the parties mutually agree in writing to the amendment. In addition, either First Community Bancorp or First Community Bank of the Desert may waive the other party's performance of covenants or conditions to the merger agreement.

Agreements with the Directors of First Community Bank of the Desert and Rancho Santa Fe

   First Community Bancorp has entered into shareholder's agreements with each director of First Community Bank of the Desert. These directors have agreed to vote all shares of First Community Bank of the Desert common stock which they own or have the right to vote in favor of the approval of the merger agreement, thereby increasing the likelihood that the First Community Bank of the Desert shareholders will approve the merger agreement. As of the record date, First Community Bank of the Desert directors own or have the right to vote approximately 23% of the outstanding shares of First Community Bank of the Desert common stock.

Resales of First Community Bancorp Common Stock by First Community Bank of the Desert Shareholders

   The shares of First Community Bancorp common stock to be issued to First Community Bank of the Desert shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of First Community Bank of the Desert. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of First Community Bank of the Desert must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

   Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the merger. These guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the merger and ending after financial results covering at least 30 days of post-merger operations of the combined entity have been published.

   First Community Bank of the Desert has delivered to First Community Bancorp and Rancho Santa Fe an agreement to be signed by each affiliate of First Community Bank of the Desert that such person will not dispose of:

  . any First Community Bancorp common stock in violation of the Securities Act; or

  . any First Community Bank of the Desert common stock or First Community Bancorp common stock during the pooling restricted period.

Regulatory Approvals for the Mergers

   Under the merger agreement, First Community Bancorp and First Community Bank of the Desert have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. Such approvals include notices to, and/or the approvals of the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Commissioner of Financial Institutions of California.

   The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any conditions or requirements that would materially and adversely impact the economic or business benefits to First Community Bancorp or First Community Bank of the Desert of the transactions contemplated by the merger agreement.

   Federal Reserve Board and FDIC. The merger of First Community Bank of the Desert and FCBD Merger Sub, Inc. is subject to prior approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In addition, the prior approval of the Federal Reserve Board is required for the acquisition of First Community Bank of the Desert by First Community Bancorp under the Bank Holding Company Act.

   First Community Bancorp filed notice on behalf of FCBD Merger Sub, Inc. with the Federal Deposit Insurance Corporation, on February 2, 2000, and an application for approval to acquire First Community Bank of the Desert on February 2, 2000. We received the approval of the Federal Reserve Board on February 23, 2000.

   Office of the Comptroller of the Currency. The reorganization whereby Rancho Santa Fe National Bank will become a subsidiary of First Community Bancorp is subject to the approval of the Office of the Comptroller of the Currency. An application for such approval was filed on February 2, 2000. We received the approval of the OCC on March 3, 2000.

   Commissioner of Financial Institutions. The merger is an acquisition of control under California law, and is therefore subject to the approval of the Commissioner of Financial Institutions of California. In determining whether to approve the merger, the Commissioner of Financial Institutions will consider factors such as:

  .  the effects of the merger on competition;

  . the effects of the merger on the convenience and needs of the communities to be served;

  .  the financial condition of Rancho Santa Fe and First Community Bancorp;

  . whether the merger is fair, just and equitable to the depositors, creditors and shareholders of First Community Bank of the Desert; and

  . the competence, experience and integrity of First Community Bancorp management.

   First Community Bancorp filed an application seeking approval of the merger with the Commissioner of Financial Institutions on March 2, 2000.

              DESCRIPTION OF FIRST COMMUNITY BANCORP COMMON STOCK
              AND FIRST COMMUNITY BANK OF THE DESERT COMMON STOCK

   In the merger, First Community Bank of the Desert shareholders will exchange their shares of First Community Bank of the Desert common stock for shares of First Community Bancorp common stock. Both First Community Bancorp and First Community Bank of the Desert are California corporations subject to the provisions of the California General Corporation Law. Upon consummation of the merger, First Community Bank of the Desert shareholders will become First Community Bancorp shareholders. The articles of incorporation and bylaws of First Community Bancorp, in addition to the California General Corporation Law, will govern their rights as First Community Bancorp shareholders.

   Set forth below is a summary of the material features of the First Community Bancorp common stock and the First Community Bank of the Desert common stock. Also set forth below is a summary of the material differences between the rights of a holder of First Community Bancorp common stock and a holder of First Community Bank of the Desert common stock. This summary is not a complete discussion of the charter documents and other instruments of First Community Bancorp and First Community Bank of the Desert that create the rights of the security holders.

Stock Description

 First Community Bancorp.

   The following summary description of the capital stock of First Community Bancorp does not purport to be complete and is qualified in its entirety by reference to the certificate of incorporation and by-laws of First Community Bancorp.

   Pursuant to the certificate of incorporation of First Community Bancorp, the authorized capital stock of First Community Bancorp consists of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. Currently, no shares of the capital stock of First Community Bancorp are outstanding. Prior to the reorganization, one share of First Community Bancorp common stock will be issued to Rancho Santa Fe. After the reorganization is consummated, such share will be canceled. First Community Bancorp common stock, like Rancho Santa Fe common stock, will represent non-withdrawable capital and will not be insured by the FDIC.

   In the future, the authorized but unissued and unreserved shares of First Community Bancorp common stock and the authorized but unissued and unreserved shares of First Community Bancorp preferred stock will be available for general corporate purposes, including but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, pursuant to stock compensation plans of First Community Bancorp or in future private placements or public offerings. First Community Bancorp has no present plans for the issuance of additional authorized shares of its capital stock, other than as pursuant to the 1992 Stock Option Plan or that are assumed under the First Community Bank of the Desert 1987 Stock Option Plan. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of First Community Bancorp common stock or authorized shares of First Community Bancorp preferred stock would be issued, no approval of Rancho Santa Fe shareholders will be required for the issuance of those shares.

   Common Stock. Each share of First Community Bancorp common stock has the same relative rights, and is identical in all respects with, each other share of First Community Bancorp common stock. Holders of First Community Bancorp common stock will be entitled to one vote per share on all matters requiring shareholder action, including, but not limited to, the election of, and any other matters relating to, directors. Holders of First Community Bancorp common stock will be entitled to cumulate their votes for the election of directors.

   The holders of First Community Bancorp common stock will be entitled to receive dividends, out of funds legally available therefor, subject to any restrictions imposed by federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Upon liquidation, dissolution or winding up of First Community Bancorp, holders of First Community Bancorp common stock will be entitled to share ratably in all assets remaining after the payment of all liabilities of First Community Bancorp and of preferential amounts to which any preferred stock may be entitled.

   The holders of the First Community Bancorp common stock will have no preemptive or other subscription rights. First Community Bancorp common stock will not be subject to call or redemption, and, upon receipt by First Community Bancorp of the full purchase price therefor, each share of First Community Bancorp common stock will be fully paid and non-assessable.

   Preferred Stock. First Community Bancorp is currently authorized by its certificate of incorporation to issue up to 5,000,000 shares of preferred stock. The Board of Directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the Board is authorized to establish voting powers, designations, preferences and special rights of each such series and any qualifications, limitations and restrictions thereon. First Community Bancorp preferred stock may rank prior to First Community Bancorp common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into First Community Bancorp common stock. The holders of any class or series of First Community Bancorp preferred stock also may have the right to vote separately as a class or series under the terms of the class or series as hereafter fixed by the Board or otherwise required by California law.

   First Community Bank of the Desert. First Community Bank of the Desert has authority to issue 15,000,000 shares of common stock and 2,000,000 shares of serial preferred stock. At the record date, there were 4,642,912 shares of First Community Bank of the Desert common stock issued and outstanding and no shares of serial preferred shares outstanding. Holders of First Community Bank of the Desert common are entitled to one vote, in person or by proxy, for each share of common stock held of record in the shareholder's name on the books of First Community Bank of the Desert as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively. Each share of First Community Bank of the Desert common stock has the same rights, privileges and preferences as every other share. First Community Bank of the Desert common stock has no preemptive, conversion or redemption rights or sinking fund provisions.

   California law prohibits a California state-chartered bank from lending on the security of its own stock and from purchasing shares of its own stock unless such purchase is necessary to prevent loss to the bank on debts previously contracted in good faith.

   First Community Bank of the Desert's Board of Directors, without shareholder approval, may authorize one or more classes of serial preferred stock with preferences or voting rights that could adversely affect the rights of holders of its common stock, however, pursuant to the terms of the merger agreement, First Community Bank of the Desert agreed that it would not authorize or issue any shares of preferred stock prior to the consummation of the merger.

   Shareholders of First Community Bank of the Desert are entitled to the dividends declared by the Board of Directors, if any, out of funds legally available for such dividends subject to certain restrictions on payment of dividends imposed by the California Financial Code. However, pursuant to the terms of the merger agreement, First Community Bank of the Desert agreed that it would not authorize any dividends prior to the consummation of the merger.

   The transfer agent and registrar for First Community Bank of the Desert common stock is Continental Stock Transfer & Trust Co. The transfer agent and registrar for First Community Bancorp is U.S. Stock Transfer Corporation.

Material Differences Between Holders of First Community Bancorp Stock and First Community Bank of the Desert Stock

   Dividend Restrictions. Because First Community Bank of the Desert is a state-chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California

Financial Code. The California Financial Code provides that a bank may not make a distribution to its shareholders in an amount which exceeds the lesser of;

  .  the bank's retained earnings, or

  . the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank to the shareholders of the bank during such period.

   However, a bank may, with the prior approval of the Commissioner, make a distribution to the shareholders of the bank in an amount not exceeding the greatest of:

  .  its retained earnings;

  .  its net income for its last fiscal year; or

  . its net income for its current fiscal year. In the event that the Commissioner determines that the shareholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

   The ability of First Community Bancorp to pay cash dividends is limited by the provisions of Section 500 of the General Corporation Law of California, which prohibits the payment of dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed its liabilities by 25%; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed its current liabilities by 25%.

   Notice Provisions. First Community Bank of the Desert shareholders must receive notice of shareholder meetings not less than 35 nor more than 60 days prior to such meetings. Under the First Community Bancorp bylaws, shareholders are entitled to received notice of special meetings not less than 10 nor more than 60 days prior to such meetings. In addition, First Community Bank of the Desert shareholders may nominate individuals as directors by providing the Secretary of First Community Bank of the Desert with notice of their nominee up to 10 days prior to the proposed meeting. Under the bylaws of First Community Bancorp, shareholders must provide notice of their proposed nominees to the Secretary of First Community Bancorp not less than 60 and no more than 90 days prior to the proposed meeting.

   Voting Rights. First Community Bank of the Desert shareholders are entitled to cumulate their votes for directors. No such rights exist under the First Community Bancorp bylaws. In addition, First Community Bank of the Desert shareholders may take action by unanimous written consent without holding a meeting, while no provisions for action in lieu of a meeting exist in First Community Bancorp's bylaws.

                        DISSENTING SHAREHOLDERS' RIGHTS

   If you are a shareholder of First Community Bank of the Desert, then you are entitled to dissenters' rights in connection with the merger. The procedures for you to obtain dissenters' rights are set forth in Chapter 13 of the General Corporation Law of California. The information set forth below is a general summary of Chapter 13 dissenters' rights as they apply to you, including all material information needed to help you make an investment decision; however, you should refer to Chapter 13 of the General Corporation Law of California, which is attached hereto as Annex C in order to familiarize yourself with the details of your right to dissent from the merger. If you wish to exercise dissenters' rights or wish to preserve the right to do so you should carefully read Annex F. You must follow exactly the required procedures set forth in Chapter 13 of the General Corporation Law of California or else you may lose your dissenters' rights.

   If the merger is consummated and you elect to exercise your dissenters' rights and if you comply with the procedures set forth in Chapter 13, you will be entitled to receive an amount equal to the fair market value of your shares. Chapter 13 provides the fair market value shall be determined as of October 21, 1999, the day before the public announcement of the merger.

   You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13. First Community Bank of the Desert must purchase shares of its common stock from a dissenting shareholder if you comply with all applicable requirements.

   In addition, First Community Bank of the Desert is required to purchase dissenting shares only if:

  . You have shares of First Community Bank of the Desert common stock outstanding as of April 21, 2000, the record date of the annual meeting.

  . You did not vote the shares in favor of the merger. It is sufficient to abstain from voting for this purpose. If you return a proxy without voting instructions or with instructions to vote FOR the proposal to approve the principal terms of the merger agreement, your shares will automatically be voted in favor of the merger and you will lose your dissenters' rights.

  . You wish to have purchased shares that were not voted in favor of the merger, in which case you must make a written demand to have First Community Bank of the Desert purchase those shares of First Community Bank of the Desert for cash at their fair market value. The demand must include the information specified below and must be received by First Community Bank of the Desert, no later than 30 days after First Community Bank of the Desert mails the approval letter described below.

   If the merger is approved by the First Community Bank of the Desert shareholders, First Community Bank of the Desert will have 10 days after the approval to mail to those shareholders who did not vote in favor of the merger a written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, First Community Bank of the Desert must state the price it determines represents the fair market value of the dissenting shares. This price constitutes an offer by First Community Bank of the Desert to purchase the dissenting shares at the price stated. Additionally, First Community Bank of the Desert must set forth in the approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters' rights.

   Demand for Purchase. A written demand is essential for dissenters' rights. In the written demand, Chapter 13 requires you to specify the number shares that you hold of record and that you demand First Community Bank of the Desert to purchase. In the written demand, you also must also include a statement of the price you claim to be the fair market value of those shares as of the day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is First Community Bank of the Desert's position that this date is October 21, 1999. You may take the position in the written demand that a different date is applicable. This price constitutes an offer by you to sell the dissenting shares at the price stated.

   In addition, it is recommended that you comply with the following conditions to ensure that the demand is properly executed and delivered:

  . The demand should be sent by registered or certified mail, return receipt requested.

  . You or your duly authorized representative should sign the demand exactly as your name appears on the stock certificate(s) evidencing the shares.

  . If you jointly own shares of First Community Bank of the Desert common stock with more than one person, then your demand for the purchase of such shares should identify and be signed by all such holders.

  . Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if First Community Bank of the Desert so requests, furnish written proof of his or her capacity and authority to sign the demand.

  . You may not withdraw your demand for payment without the consent of First Community Bank of the Desert.

   Under California law, a demand by a shareholder is not effective for any purpose unless it is received by First Community Bank of the Desert no later than 30 days after the date on which First Community Bank of the Desert mails the notice of approval of the merger.

   Within 30 days after the date on which First Community Bank of the Desert mails the notice of the approval of the merger, dissenting shareholders also must submit the certificates representing the dissenting shares to First Community Bank of the Desert at the office it designates in the notice of approval. First Community Bank of the Desert will stamp or endorse the certificates with a statement that the shares are dissenting shares or First Community Bank of the Desert will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of First Community Bank of the Desert common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

   If First Community Bank of the Desert and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed-upon price together with interest thereon at the legal rate on judgments from the date of the agreement between you and First Community Bank of the Desert. First Community Bank of the Desert will pay the fair value of the respective dissenting shares within 30 days after you and First Community Bank of the Desert agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. First Community Bank of the Desert's duty to pay is subject to you surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of First Community Bank of the Desert to purchase its outstanding shares.

   If First Community Bank of the Desert denies that the shares surrendered are dissenting shares or if First Community Bank of the Desert and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fail to intervene in a pending action within the specified six-month period, you will lose your dissenting rights. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, then First Community Bank of the will be required to pay such costs.

   This summary has already described certain situations where shareholders of First Community Bank of the Desert will cease to have dissenters' appraisal rights. In addition to the situations described above, you will cease to have dissenters' appraisal rights if:

  . First Community Bank of the Desert abandons the merger, in which case First Community Bank of the Desert will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys' fees incurred in such proceedings;

  .  you surrender your shares for conversion into shares of another class;
     or

  . you withdraw your demand for the purchase of the dissenting shares with the consent of First Community Bank of the Desert.

   Any demands, notices, certificates or other documents required to be delivered to First Community Bank of the Desert may be sent to:

   Ms. Tay Fried
   Corporate Secretary
   First Community Bank of the Desert
   74-750 Highway 111
   Indian Wells, California 92210

                               THE REORGANIZATION

General

   Upon the consummation of the reorganization, First Community Bancorp will become the holding company for Rancho Santa Fe and all outstanding shares of Rancho Santa Fe common stock will be converted, on a one-for-one basis, into shares of the outstanding common stock of First Community Bancorp. A copy of the reorganization agreement is attached as Appendix A and is incorporated herein by reference. The following discussion is qualified in its entirety by reference to the reorganization agreement.

   First Community Bancorp is a newly-organized California corporation that was formed at the direction of Rancho Santa Fe for the purpose of effecting the reorganization and therefore has no operating history. As part of the reorganization, First Community Bancorp will organize as its wholly owned subsidiary an interim national bank, Rancho Santa Fe Interim Bank, National Association. If the reorganization is approved by the Rancho Santa Fe shareholders, and all other conditions set forth in the reorganization agreement are satisfied, at the effective time of the reorganization Rancho Santa Fe will be merged with and into the interim bank, with Rancho Santa Fe surviving and becoming a subsidiary of First Community Bancorp.

   After consummation of the reorganization, Rancho Santa Fe will continue its existing business and operations as a subsidiary of First Community Bancorp. The consolidated capitalization, assets, liabilities, income, shareholders' equity and financial statements of First Community Bancorp immediately following the reorganization will be substantially the same as those of Rancho Santa Fe immediately prior to the consummation of the reorganization. Certain directors and senior executive officers of Rancho Santa Fe immediately following the reorganization will become directors and officers of First Community Bancorp. The charter and by-laws of Rancho Santa Fe will continue in effect and will not be affected in any manner by the reorganization. Rancho Santa Fe will continue to operate under the name "Rancho Santa Fe National Bank." Rancho Santa Fe's deposit accounts will continue to be insured under the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law. The corporate existence of Rancho Santa Fe will continue unaffected and unimpaired by the reorganization, except that all of the outstanding common stock of Rancho Santa Fe will be owned by First Community Bancorp. The shareholders of Rancho Santa Fe immediately prior to the effective time will, in turn, own shares of the outstanding First Community Bancorp common stock immediately after the effective time, having received that stock in exchange for their shares of Rancho Santa Fe common stock.

Background of and Reasons for the Reorganization

   On October 22, 1999, Rancho Santa Fe, First Community Bancorp and First Community Bank of the Desert Bank entered into an Agreement and Plan of Merger whereby First Community Bank of the Desert will merge with and into a wholly owned subsidiary of First Community Bancorp, with First Community Bank of the Desert as the surviving corporation. As part of the acquisition, Rancho Santa Fe is required to undertake the reorganization, which will facilitate the acquisition and any future acquisitions that Rancho Santa Fe or First Community Bancorp may undertake.

   The board of directors of Rancho Santa Fe believes that the reorganization will provide greater operating and financial flexibility in connection with certain financing, investment and other business and corporate activities than is currently enjoyed by Rancho Santa Fe. For example, a holding company structure would provide opportunities for a financing structure under which First Community Bancorp would be able to raise money by issuance of preferred stock or debt securities not considered Tier 1 Capital for banks and contribute those funds to its subsidiary, Rancho Santa Fe, as Tier 1 Capital.

   Current federal laws and regulations limit the types of businesses in which Rancho Santa Fe and its subsidiaries may engage and the amount that Rancho Santa Fe may invest in its subsidiaries. First Community Bancorp will be subject to somewhat less restrictive limitations on its investments in non-bank activities. In addition, First Community Bancorp would not be subject to certain of the limitations on investments in and lending to service corporations to which Rancho Santa Fe is currently subject. Although there are no plans at present for First Community Bancorp to diversify into businesses that are not currently permitted for Rancho Santa Fe itself or to invest in businesses conducted by Rancho Santa Fe beyond Rancho Santa Fe's current authority, the board of directors believes that, if such diversification or expansions are deemed appropriate in the future, the holding company structure will provide greater flexibility and facilitate such diversifications or expansion.

   If the reorganization is approved by Rancho Santa Fe shareholders, First Community Bancorp will have broad authority with respect to the businesses it may enter into or acquire, subject to certain limitations. (See "Information About First Community Bancorp and Rancho Santa Fe Supervision and Regulation--
First Community Bancorp" on page   .) Rancho Santa Fe believes that a holding
company structure would allow the combined enterprise greater flexibility when opportunities for expansion arise.

Recommendation of the Rancho Santa Fe Board of Directors

   During its deliberation regarding the approval of the reorganization agreement, the Board of Directors of Rancho Santa Fe considered a number of factors, including the following:

  . the compatibility of the reorganization with the long-term strategy of Rancho Santa Fe;

  . reduced expenses, projected to result in annualized cost savings of approximately $2.0 million, through:

    .  reduced compensation and benefits costs;

    .  reduced external data processing costs;

    .  economies of scale in advertising and marketing budgets; and

    . other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

  .  significant revenue enhancement opportunities, including:

    . increased ability to offer a wider variety of banking products and services;

  . greater opportunity and financial flexibility in connection with certain financing, investment and other business and corporate activities than presently enjoyed by Rancho Santa Fe; and

  . the expectation that the reorganization will be tax-free for federal income tax purposes to Rancho Santa Fe and its shareholders.

   We have based these assumptions on our present assessment of where savings and earnings enhancements could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than we currently expect. We also recognize that some of these savings will be offset by certain additional costs resulting from the adoption of a holding company structure.

   The companies have prepared financial statements that show the combined operations and financial condition of the two companies as if the reorganization had occurred on December 31, 1999, assuming completion of the merger. These are known as "pro forma" financial statements. The pro forma financial statements are set forth beginning on page 13. The pro forma financial statements do not reflect the fact that First Community Bancorp believes the reorganization will create significant opportunities for increasing its revenues through mortgage, commercial and consumer loan growth. First Community Bancorp has not quantified the increase in revenues that it hopes to achieve; thus we cannot predict what effect it will have on our post-reorganization results of operations.

   The pro forma financial statements show that, assuming consummation of the merger, the reorganization would have caused a "dilution" (reduction) in Rancho Santa Fe's book value per share and earnings per share in 1999. This dilution is reflected in the pro forma financial statements and can be seen in the section labeled "Selected Historical and Pro Forma Per Share Data" on page 15 by comparing the section labeled "Summary Historical Financial Data of Rancho Santa Fe" with the selection labeled "Summary Unaudited Pro Forma Combined Financial Data" and in the table below.

                    Pro Forma Accretion (Dilution) Per Share

                                                                Book    Earning
   Year                                                        Value   per share
   ----                                                        ------  ---------
   1999....................................................... $(0.70)  $(0.13)
   2000.......................................................  (0.47)    0.25
   2001.......................................................  (0.19)    0.35

   Although the reorganization will be dilutive, on a book value basis, to Rancho Santa Fe shareholders in 1999, 2000 and 2001, it will be accretive on an earnings per share basis in 2000 and 2001. The board of directors of Rancho Santa Fe expects the transactions described herein to be accurate on a book value basis, although there can be no assurance that this will occur.

   Rancho Santa Fe board of directors believes the reorganization is in the best interests of Rancho Santa Fe and its shareholders and banking customers. For the reasons set forth above, the board of directors of Rancho Santa Fe unanimously recommends that you vote FOR the reorganization and the transactions contemplated thereby.

Description of Reorganization

   The reorganization will be accomplished through the following steps:

       (1) First Community Bancorp has been incorporated under the laws of the State of California as a wholly-owned subsidiary of Rancho Santa Fe. The purpose of incorporating First Community Bancorp is for it to become the holding company for Rancho Santa Fe.

     (2) First Community Bancorp will organize RSF Interim Bank, National Association as its wholly-owned subsidiary.

     (3) Rancho Santa Fe will be merged with and into RSF Interim Bank, with Rancho Santa Fe as the surviving bank.

     (4) As part of the reorganization, shares of Rancho Santa Fe common stock outstanding prior to the Reorganization will be converted automatically, on a one-for-one basis, into shares of First Community Bancorp common stock, with the result that Rancho Santa Fe shareholders will become the shareholders of First Community Bancorp.

     (5) The shares of common stock of RSF Interim Bank outstanding prior to the reorganization will be converted into shares of Rancho Santa Fe common stock, with the result that upon consummation of the Reorganization all of the issued and outstanding Rancho Santa Fe common stock will be owned by First Community Bancorp.

Assets and Capital Resources

   Immediately after the reorganization, First Community Bancorp will own all of the shares of Rancho Santa Fe common stock then outstanding. Additional financial resources may be available to First Community Bancorp in the future through borrowings, debt or equity financings or dividends paid to First Community Bancorp by Rancho Santa Fe or its other subsidiaries, if any.

Treatment of Rancho Santa Fe Common Stock Certificates

   After the reorganization is consummated, Rancho Santa Fe shareholders will be entitled, but not required, to exchange their Rancho Santa Fe common stock certificates for new certificates evidencing the same number of shares of First Community Bancorp common stock. Following consummation of the reorganization, until so exchanged, the Rancho Santa Fe common stock certificates will, for all purposes, represent the same number of shares of First Community Bancorp common stock as the number of shares of Rancho Santa Fe common stock previously represented, and the holders of the Rancho Santa Fe common stock certificates will have all of the rights of holders of First Community Bancorp common stock. As soon as practicable after the consummation of the reorganization, instructions with respect to the exchange of stock certificates will be sent to all holders of record at the effective time of shares of Rancho Santa Fe common stock. U.S. Stock Transfer Corp. will act as exchange agent. No transfer or other tax will be assessed if the holders of Rancho Santa Fe common stock merely exchange their stock certificates for new certificates evidencing the same number of shares of First Community Bancorp common stock, in the same name as that in which the certificate of Rancho Santa Fe common stock surrendered in exchange is registered.

   If any certificate representing shares of First Community Bancorp common stock is to be issued in a name other than that in which the certificate of Rancho Santa Fe common stock surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate surrendered in exchange be properly endorsed and otherwise in proper form for transfer, and that the person requesting the transfer pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of First Community Bancorp common stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

   Certificates for shares of Rancho Santa Fe common stock should not be sent to the exchange agent until the letter of transmittal has been received. The letter of transmittal must be completed as instructed and must accompany the certificates. U.S. Stock Transfer Corp. is the exchange agent and registrar for Rancho Santa Fe common stock and will act in the same capacity for First Community Bancorp common stock.

Resale of Shares

   The shares of First Community Bancorp common stock to be received by Rancho Santa Fe shareholders in connection with the Reorganization will be, as a general rule, freely transferable, subject to special rules for persons deemed "affiliates" under the Securities Exchange Act of 1934.

Market for First Community Bancorp Common Stock

   Currently there is no public market for First Community Bancorp common stock. First Community Bancorp has filed an application for listing its common stock on the NASDAQ National Market.

Conditions to Reorganization

   The reorganization agreement sets forth several conditions that must be met before the reorganization will be consummated, including the following conditions, none of which has yet been satisfied as of the date hereof: (1) approval of the reorganization agreement by the affirmative vote of two-thirds of the outstanding shares of Rancho Santa Fe common stock eligible to be voted at the special meeting; (2) receipt of an opinion of counsel to Rancho Santa Fe or a ruling from the Internal Revenue Service generally to the effect that the merger will be treated as a non-taxable transaction under the Code (see "Tax Consequences of Reorganization" below), and (3) approval of the reorganization by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Reserve Board. On March 3, 2000, the Office of the Comptroller of the Currency gave its approval. The Reorganization agreement may be terminated at any time prior to the effective time at the option of Rancho Santa Fe's Board of Directors for any reason, whether before or after any Rancho Santa Fe shareholder approval of the reorganization agreement.

Effective Time

   The effective time of the reorganization will be the date specified in a certificate to be issued by the Office of the Comptroller of the Currency approving the reorganization, which is expected to be shortly after the date of the special meeting.

Effect of Reorganization on Benefit Plans

   Upon consummation of the reorganization, First Community Bancorp will assume all the rights and obligations of Rancho Santa Fe under Rancho Santa Fe's 1992 Stock Option Plan. In addition, following the consummation of the reorganization, First Community Bancorp will assume the obligations of Rancho Santa Fe to deliver or make available shares of common stock under any other agreement, plan or program to which Rancho Santa Fe or any of its subsidiaries is a party. Further, upon the consummation of the reorganization, any reference to common stock under any agreement, plan or program maintained by Rancho Santa Fe will be deemed to be a reference to First Community Bancorp common stock.

Accounting Treatment of Reorganization

   The reorganization will be accounted for as if it were a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"). APB 16 applies to a business combination in which the ownership of two or more related companies are combined by the exchange of equity securities. In general, the consolidated capitalization, assets, liabilities, income and financial statements of First Community Bancorp immediately following the effective time will be the same as those of Rancho Santa Fe immediately prior to the effective time.

Tax Consequences of Reorganization

   It is expected that no gain or loss for federal income tax purposes will be recognized by holders of Rancho Santa Fe common stock upon the exchange for the common stock of First Community Bancorp.

   The aggregate basis of First Community Bancorp common stock received in exchange will be the same as the aggregate basis of their Rancho Santa Fe common stock surrendered in exchange therefor.

   Each Rancho Santa Fe shareholder should consult his or her own tax counsel or advisor as to the specific federal state and local tax consequences of the reorganization to such shareholder. In addition, the foregoing discussion may not apply to certain categories of shareholders, such as insurance companies, securities dealers, financial institutions or foreign persons.

Anticipated Dividend Policy

   Holders of First Community Bancorp common stock will be entitled to receive dividends when, as and if declared by the board of directors of First Community Bancorp out of funds legally available therefor. The timing and amount of future dividends will be within the discretion of the board of directors of First Community Bancorp and will depend on the consolidated earnings, financial condition, liquidity and capital requirements of First Community Bancorp and its subsidiaries, applicable governmental regulations and policies and other factors deemed relevant by the board of directors.

   After consummation of the reorganization, dividends from Rancho Santa Fe will be First Community Bancorp's primary source of funds for the payment of dividends because First Community Bancorp will have no source of income other than such dividends.

   First Community Bancorp's ability to pay dividends to its shareholders initially will depend on whether Rancho Santa Fe is permitted to, and actually does, pay dividends to First Community Bancorp. First Community Bancorp's ability to pay dividends will, therefore, be effectively limited by certain Office of the Comptroller of the Currency.

regulations which limit the ability of banks such as Rancho Santa Fe to pay dividends. See "Supervision and Regulation--Dividend Regulation" on page 68.

Management of First Community Bancorp

   Board of Directors. Following consummation of the reorganization and the merger, the board of directors of First Community Bancorp will be elected by the shareholders of First Community Bancorp, and the board of directors of Rancho Santa Fe and First Community Bank of the Desert will be elected by First Community Bancorp, as the sole shareholder of Rancho Santa Fe and First Community Bank of the Desert.

   The following persons will be elected as directors of First Community
Bancorp:

   Name                                 Title
   ----                                 -----
   John M. Eggemeyer III                Chairman
   James A. Boyce                       Director
   Robert E. Herrmann                   Director
   William T. Powers                    Director
   Robert A. Schoellhorn                Director
   Paul I. Stevens                      Director
   Robert A. Stine                      Director
   Dale E. Walter                       Director
   David S. Williams                    Director

   Upon consummation of the reorganization, the executive officers of First Community Bancorp will be the following persons, who are also executive officers of Rancho Santa Fe:

   Name                                 Office with First Community Bancorp
   ----                                 -------------------------------------
   James A. Boyce                       President and Chief Executive Officer
   Arnold Hahn                          Chief Financial Officer
   Robert M. Borgman                    Chief Credit Officer
   Robert E. Herrmann                   Secretary

   Compensation of Officers. It is expected that, until the officers of First Community Bancorp begin to devote significant time to the separate management of First Community Bancorp's affairs, which is not expected to occur unless and until First Community Bancorp conducts significant operations other than through Rancho Santa Fe, no separate compensation will be paid for their services.

   Compensation of Directors. It is currently expected that members of the board of directors of Rancho Santa Fe who also serve on the board of directors of First Community Bancorp will receive no fee from First Community Bancorp in return for their services as directors or as board or committee chairpersons of First Community Bancorp. However, the board of directors reserves the right to alter this policy in the future.

Description of First Community Bancorp Capital Stock

   The following summary description of the capital stock of First Community Bancorp does not purport to be complete and is qualified in its entirety by reference to the certificate of incorporation and by-laws of First Community Bancorp which are included as Annex C to this document.

   Pursuant to the certificate of incorporation of First Community Bancorp, the authorized capital stock of First Community Bancorp consists of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. First Community Bancorp has issued one share of its common stock to Rancho Santa Fe. After the reorganization is consummated, such share will be canceled. First Community Bancorp common stock, like Rancho Santa Fe common stock, will represent non-withdrawable capital and will not be insured by the FDIC.

   In the future, the authorized but unissued and unreserved shares of First Community Bancorp common stock and the authorized but unissued and unreserved shares of First Community Bancorp preferred stock will be available for general corporate purposes, including but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, pursuant to stock compensation plans of First Community Bancorp or in future private placements or public offerings. First Community Bancorp has no present plans for the issuance of additional authorized shares of its capital stock, other than as pursuant to the Rancho Santa Fe 1992 Stock Option Plan. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of First Community Bancorp common stock or authorized shares of First Community Bancorp preferred stock would be issued, no approval of Rancho Santa Fe shareholders will be required for the issuance of those shares.

   Common Stock. Each share of First Community Bancorp common stock has the same relative rights, and is identical in all respects with, each other share of First Community Bancorp common stock. Holders of First Community Bancorp common stock will be entitled to one vote per share on all matters requiring shareholder action, including, but not limited to, the election of, and any other matters relating to, directors. Holders of First Community Bancorp common stock will be entitled to cumulate their votes for the election of directors.

   The holders of First Community Bancorp common stock will be entitled to receive dividends, out of funds legally available therefor, subject to any restrictions imposed by federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Upon liquidation, dissolution or winding up of First Community Bancorp, holders of First Community Bancorp common stock will be entitled to share ratably in all assets remaining after the payment of all liabilities of First Community Bancorp and of preferential amounts to which any preferred stock may be entitled.

   The holders of the First Community Bancorp common stock will have no preemptive or other subscription rights. First Community Bancorp common stock will not be subject to call or redemption, and, upon receipt by First Community Bancorp of the full purchase price therefor, each share of First Community Bancorp common stock will be fully paid and non-assessable.

   Preferred Stock. First Community Bancorp is currently authorized by its certificate of incorporation to issue up to 5,000,000 shares of preferred stock. The Board of Directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the Board is authorized to establish voting powers, designations, preferences and special rights of each such series and any qualifications, limitations and restrictions thereon. First Community Bancorp preferred stock may rank prior to First Community Bancorp common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into First Community Bancorp common stock. The holders of any class or series of First Community Bancorp preferred stock also may have the right to vote separately as a class or series under the terms of the class or series as hereafter fixed by the Board or otherwise required by California law.

Certain Differences in Shareholder Rights

   The characteristics of Rancho Santa Fe common stock and the voting, dividend and other rights of Rancho Santa Fe shareholders are currently governed by applicable OCC regulations and Rancho Santa Fe's articles of association and by-laws adopted under OCC regulations. Because First Community Bancorp is a California corporation, the rights of the holders of the common stock of First Community Bancorp and related matters will be governed by the California General Corporation Law and the certificate of incorporation and by-laws of First Community Bancorp adopted thereunder. Certain differences arise from this change of governing law, as well as from differences between Rancho Santa Fe's articles of association and by-laws and First Community Bancorp's certificate of incorporation and by-laws. The following discussion summarizes certain significant differences, although it is not intended to be a complete statement of all differences affecting the rights of shareholders. The certificate of incorporation and by-laws of First Community Bancorp are attached hereto as Appendix C and are incorporated herein by reference. In considering the reorganization, the certificate of incorporation and by-laws of First Community Bancorp should be reviewed by Rancho Santa Fe shareholders for a more complete statement of the rights of First Community Bancorp shareholders. The following discussion is qualified in its entirety by reference to the certificate of incorporation and by-laws of First Community Bancorp.

   Capital Stock. Rancho Santa Fe's charter authorizes the issuance, without the approval of Rancho Santa Fe shareholders, of up to 15,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, without par value.

   Under Rancho Santa Fe's charter, and as required by OCC regulations, each of the directors of Rancho Santa Fe must own a minimum of $1,000 par value of stock of Rancho Santa Fe (or the equivalent interest in First Community Bancorp after the consummation of the reorganization). This restriction is not required by California law.

   Payment of Dividends. The ability of Rancho Santa Fe to pay dividends on Rancho Santa Fe common stock is restricted by Federal statutes and OCC regulations. See "Supervision and Regulation--Dividend Regulation" on page 68.

   First Community Bancorp's ability to pay dividends will not be subject to the same restrictions as Rancho Santa Fe described above, but will be limited by certain restrictions generally imposed on California corporations. First, a California corporation may pay dividends out of retained earnings. Second, if there are no retained earnings, a corporation may make a distribution provided that after giving effect to the payment of dividends, (i) the sum of the assets (excluding goodwill and certain other assets) of the corporation is at least equal to 1 1/4 times its liabilities (excluding certain deferred credits) and
(ii) the current assets of such corporation are at least equal to (a) its current liabilities or (b) if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, 1 1/4 times its current liabilities. Furthermore, after the reorganization, it is anticipated that the principal source of income of First Community Bancorp initially will consist of dividends, if any, from Rancho Santa Fe, which will continue to be subject to the existing regulatory restrictions of Rancho Santa Fe's ability to pay dividends.

   Board of Directors. Rancho Santa Fe's charter provides that the authorized number of directors shall not be fewer than five nor more than 25, with the precise number of directors to be fixed from time to time by the board. Rancho Santa Fe's board currently consists of ten members.

   The by-laws of First Community Bancorp provide for a board of directors that consists of not fewer than five nor more than nine members, with the precise number of directors to be fixed from time to time by the Board. Upon consummation of the reorganization, the board of directors of First Community Bancorp will initially be made up of nine members, all of whom are currently members of the board of directors of Rancho Santa Fe and of First Community Bank of the Desert.

   Voting Rights. Each share of Rancho Santa Fe common stock and First Community Bancorp common stock entitles the holder thereof to one vote on all matters. In addition, First Community Bancorp shareholders will have cumulative voting rights for the election of directors.

   Removal of Directors. The by-laws of Rancho Santa Fe do not provide for the removal of directors. The by-laws of First Community Bancorp, on the other hand, provide that any or all of the directors may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.

   Special Meetings of Shareholders. Under the by-laws of both of Rancho Santa Fe and First Community Bancorp, special meetings of shareholders may be called upon the written request of the holders of not less than 10% of all outstanding capital stock entitled to vote at the meeting. In addition, the by-laws of both of Rancho Santa Fe and First Community Bancorp provide that special meetings of shareholders may be called by the Chairman of the Board, the President, or a majority of the directors (in the case of First Community Bancorp) or any three directors (in the case of Rancho Santa Fe).

   Limitation of Liability and Indemnification of Directors and Officers. Under its charter and by-laws, Rancho Santa Fe is required to indemnify its directors, officers and employees against any liabilities and costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Rancho Santa Fe or its shareholders. Rancho Santa Fe is also permitted to pay on-going litigation expenses incurred by a director, officer or employee if a majority of directors concludes that such person may ultimately be entitled to indemnification.

   The certificate of incorporation of First Community Bancorp, as authorized by California law, limits the liability of directors for breach of their duties as directors to the maximum extent permitted by the California General Corporation Law (the "CGCL"). These duties include the duty to serve in good faith for the best interests of the corporation and its shareholders and the duty to exercise reasonable care while acting on behalf of the corporation. Although the CGCL does not change a director's duties, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. However, the CGCL states that no such limitation of liability will result from certain conduct, including, but not limited to, i) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, and iii) for any transaction from which the director derived an improper personal benefit.

   The by-laws of First Community Bancorp provide that First Community Bancorp shall indemnify its officers and directors to the fullest extent permitted by the CGCL against expenses, judgments, fines and settlements arising by reason of the fact that such person is or was a director or officer of First Community Bancorp. In addition, the by-laws of First Community Bancorp provide that First Community Bancorp may indemnify its employees to the fullest extent provided by the CGCL. First Community Bancorp believes that indemnification under its by-laws covers at least negligence and gross negligence on the part of the indemnified parties.

   Both Rancho Santa Fe and First Community Bancorp are permitted by applicable law to purchase director and officer liability insurance. Rancho Santa Fe currently has such liability insurance, and First Community Bancorp expects that after the Reorganization such coverage will be continued and will be extended to directors and officers of First Community Bancorp.

   Business Combinations. Under applicable OCC regulations, Rancho Santa Fe may, in general, effect a merger or consolidation or sell all or substantially all of its assets if authorized by a two-thirds vote of the entire board of directors and the holders of two-thirds of the outstanding common stock. In addition, the OCC must approve any proposed business combination involving Rancho Santa Fe. Under California law, the approval of a majority of First Community Bancorp's board of directors and the holders of a majority of outstanding First Community Bancorp common stock is required for First Community Bancorp to merge or consolidate with another corporation or sell all or substantially all of its assets, except as described below. First Community Bancorp may, however, acquire another corporation or bank (including through a merger with Rancho Santa Fe or another subsidiary of First Community Bancorp), for cash or stock, in a transaction that does not require any shareholder approval, such as with the merger with First Community Bank of the Desert.

OCC approval is not required for First Community Bancorp to take such action. However, as a bank holding company, the Board of Governors of the Federal Reserve System, in certain circumstances, may exercise its jurisdiction and require prior approval.

   Appraisal Rights. Under Title 12 of the United States Code (the "U.S. Banking Law"), a shareholder of a national banking association who does not approve a merger, consolidation or similar transaction is generally entitled to appraisal rights, pursuant to which such shareholder has the right to demand payment of the fair or appraised value of his or her stock as determined by an appraisal committee. The value of the stock shall be appraised as of the effective date of the transaction, which means immediately after giving effect to the transaction. See "Dissenters' Rights" below.

   The rights of First Community Bancorp shareholders who dissent in connection with a merger, consolidation or similar transaction are governed by Chapter 13 of the CGCL. Unlike the U.S. Banking Law, dissenting shareholders who follow the procedures under Chapter 13 of the CGCL can require their shares to be bought from them for cash at the fair market value of those shares on the day before the merger, consolidation or similar transaction was first announced, excluding any appreciation or depreciation because of the transaction. In addition, under the CGCL, no shareholder who is entitled to exercise dissenters' rights has any right at law or in equity to attack the validity of the transaction or have the transaction set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the transaction had been legally voted in favor of the transaction.

   Under the CGCL, a shareholder may vote part of his or her shares to approve the transaction without losing the right to have purchased other shares which were voted against the transaction or as to which the shareholder has abstained from voting. In addition, in order to exercise dissenters' rights, a shareholder may simply not vote the shares in favor of the transaction. Therefore, unlike U.S. Banking Law, shareholders who abstain may still exercise dissenters' rights.

   Within ten days after approval of the transaction by shareholders, the corporation must notify those shareholders who voted against the transaction, or abstained, that the transaction was approved and must offer a cash price for the shares which the corporation considers to be the fair market value of the shares on the day before the transaction was first announced. Within 30 days after such notice is mailed, shareholders who wish to have their shares purchased must make a written demand for payment.

   If the corporation and the dissenting shareholder agree on a cash price for the shares, then the corporation shall pay to such dissenting shareholder such price. However, if the corporation and a dissenting shareholder fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then the shareholder or the corporation may file a complaint for judicial resolution of the dispute.

 Assessment of Shares

   Under Federal law, shareholders of the capital stock of Rancho Santa Fe may be assessed, on a pro rata basis, a sum of money to be paid as additional capital to the bank if the OCC determines that the capital stock of Rancho Santa Fe has been impaired by losses or otherwise. See "Supervision and Regulation--Capital Adequacy."

   The Articles of Incorporation of First Community Bancorp do not have an assessment provision. Therefore, First Community Bancorp shareholders would not be subject to an assessment for additional capital.

                               DISSENTERS' RIGHTS

   The rights of shareholders who dissent in connection with the reorganization are governed by specific legal provisions contained in Section 215a of the U.S. Banking Law, the text of which is attached as Appendix E hereto. The description of dissenters' rights contained in this joint proxy statement/prospectus is qualified in its entirety by reference the U.S. Banking Law. Shareholders are urged to read the applicable provisions of the U.S. Code and should consult with their own legal advisors regarding their rights should they desire to dissent. All references in this section to Rancho Santa Fe shall, from and after the effective time of the reorganization, also refer to First Community Bancorp as the surviving corporation in the reorganization.

   If the reorganization is completed, all of the shareholders who have fully complied with all applicable provisions of the U.S. Banking Law have the right to receive for cash the value of Rancho Santa Fe common stock held by them as ascertained by an appraisal committee. The stock shall be valued as of the effective time of the reorganization (i.e., immediately after the consummation of the reorganization). Persons who are beneficial owners of shares of Rancho Santa Fe common stock but whose shares are held by another person, such as a trustee, broker or nominee, should instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to any or all of their shares.

   For a shareholder to exercise dissenters' rights and receive the value of his or her shares of Rancho Santa Fe common stock as determined by an appraisal committee, the procedures include the following requirements:

     (a) The shareholder of record must vote the shares AGAINST the reorganization, either by proxy or in person at the special meeting or otherwise give written notice at or prior to the special meeting that such shareholder dissents. Failure to vote against the reorganization will constitute a waiver of such shareholder's dissenter's rights.

     (b) Any such shareholder who voted against the reorganization and who wishes to receive the value of his or her shares of Rancho Santa Fe common stock as determined by a pricing committee must make a written demand to First Community Bancorp within 30 days after the date of the consummation of the reorganization, accompanied by the surrender of his/her stock certificates. This written request should be sent to: First Community Bancorp, Attn: Corporate Secretary, 6110 El Tordo P.O. Box 2388 , Rancho Santa Fe, California 92067.

Valuation of Shares

   The value of the shares of any dissenting shareholder will be ascertained, as of the effective date of the reorganization, by an appraisal made by a committee of three persons, composed of (i) one person selected by the majority vote of the shares which dissented to the reorganization; (ii) one person selected by the directors of First Community Bancorp; and (iii) one person selected by the other two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the OCC, who will cause a reappraisal to be made which will be final and binding as to the value of the shares of the appellant.

   If, within ninety days from the date of consummation of the reorganization, for any reason one or more of the appraisers is not selected or the appraisers fail to determine the value of such shares, the OCC will upon written request of any interested party cause an appraisal to be made which will be final and binding on all parties.

   The value of the shares ascertained will be promptly paid to the dissenting shareholders by First Community Bancorp. The First Community Bancorp common stock which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by First Community Bancorp at an advertised public auction, and First Community Bancorp shall have the right to purchase any of such shares at the public auction if it is the highest bidder for the purpose of reselling the shares within thirty days thereafter to any person determined by First Community Bancorp. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in the sale price shall be paid to the dissenting shareholders.

   No Dissenters Rights for Acquisition of First Community Bank of the
Desert. The acquisition of First Community Bank of the Desert will be completed shortly after the reorganization. Shareholders of First Community Bancorp are not entitled to vote on the acquisition. Therefore, no dissenters' rights are available with respect to the acquisition.

                   INFORMATION ABOUT FIRST COMMUNITY BANCORP

                              AND RANCHO SANTA FE

Business of First Community Bancorp

   First Community Bancorp is a California bank holding company formed in October 1999 to operate Rancho Santa Fe National Bank. First Community Bancorp and Rancho Santa Fe entered into an Agreement and Plan of Reorganization, dated as of February 11, 2000 pursuant to which Rancho Santa Fe will merge with and into a wholly-owned subsidiary interim national bank of First Community Bancorp. As a result of the reorganization, Rancho Santa Fe will become a subsidiary of First Community Bancorp and each share of Rancho Santa Fe common stock will be exchanged for one share of First Community Bancorp common stock.

Business of Rancho Santa Fe

   Rancho Santa Fe, a national banking association, commenced operations on March 2, 1982. Rancho Santa Fe serves the commercial and industrial, professional, real estate and private banking markets of San Diego County. Rancho Santa Fe's main office is located at 6110 El Tordo, Rancho Santa Fe, California. Rancho Santa Fe is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation up to the maximum limits prescribed by law.

   In addition to the main office in Rancho Santa Fe, Rancho Santa Fe operates three full-service offices located in Golden Triangle (University Towne Centre), Escondido and Carlsbad, all in San Diego County. In addition, it is an active participant in the Small Business Administration (SBA) guaranteed lending program through its lending department in San Diego and serves the Inland Empire market through its Corporate Loan Office located in Claremont, California.

   Rancho Santa Fe concentrates on providing community banking services to, and serving the needs of, small and medium-sized businesses, professionals, local area residents and affluent individuals throughout San Diego County, with an emphasis on cultivating long-term overall banking relationships. Rancho Santa Fe offers a variety of lending activities including commercial, real estate construction and short-term real estate, government guaranteed SBA loans and consumer loans. Rancho Santa Fe offers a variety of deposit instruments. These include personal and business checking accounts and savings accounts, including interest-bearing negotiable order of withdrawal (NOW) accounts, money market accounts and time certificates of deposits. Rancho Santa Fe offers a wide range of specialized services to its customers including internet banking, ATM access, debit cards, travelers' checks, collections, night deposits facilities and except for the Golden Triangle and Carlsbad offices, safe deposit boxes. Rancho Santa Fe issues, through a correspondent, VISA(TM) and MasterCard(TM) credit cards and accepts merchant drafts for both MasterCard(TM) and VISA(TM).

   Rancho Santa Fe offers mortgage brokerage services. Rancho Santa Fe receives fees for packaging and processing loan applications for financing the purchase or refinance of single-family residences to several mortgage lenders for funding.

   Rancho Santa Fe derives its income primarily from interest received on real estate loans, commercial loans, SBA loans and consumer loans and, to a lesser extent, fees from the brokerage of mortgage loans, interest on investment securities and fees received in connection with loans and other services offered, including loan servicing and deposit services. Rancho Santa Fe's major operating expenses are the interest it pays on deposits and other borrowings and general operating expenses. Rancho Santa Fe relies on a foundation of locally generated deposits. At December 31, 1999, deposits totaled $162,412,000 of which approximately 28% were non-interest bearing and 72% were interest bearing.

Lending Activities

   Rancho Santa Fe's loans are primarily short-term and at adjustable rates. At December 31, 1999, gross loans totaled $131,867,000 of which approximately 56% consisted of commercial loans, 38% consisted of real estate loans, 5% consisted of SBA loans and 1% consisted of consumer loans. Special services and requests beyond the lending limits of Rancho Santa Fe can be arranged through correspondent banks.

   Rancho Santa Fe's real estate loan portfolio is comprised of short-term real estate loans secured by commercial real estate, consumer lines of credit secured by residential properties and construction loans.

   Construction loans are made primarily for the purposes of constructing or improving residential real estate as well as commercial real estate. Commercial loans to small and medium-sized business are made essentially to provide working capital and equipment financing for small and medium-sized business customers or for other business purposes. Rancho Santa Fe regularly makes SBA loans, the guaranteed portion of which is generally sold in the secondary market. Rancho Santa Fe retains the servicing rights of those loans sold in the secondary market. Consumer loans are for household expenditures including automobiles, recreation and other personal expenditures.

   Rancho Santa Fe evaluates each borrower's credit-worthiness on a case-by-case basis. The amount of collateral obtained by Rancho Santa Fe, if necessary, is based upon management's credit evaluation of the borrower. Collateral held varies but may include deposit accounts, accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

Competition

   The banking business in California generally, and in Rancho Santa Fe's market area specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks which have offices operating throughout the state and in Rancho Santa Fe's market area. Rancho Santa Fe competes for deposits and loans principally with these major banks, savings and loan associations, finance companies, credit unions, brokerage companies and other financial institutions located in Rancho Santa Fe's market area. There has been increased competition for deposit and loan business over the past several years as a result of deregulation and the advent of interstate banking. Bank holding companies headquartered outside of California have entered the California market and have provided further competition for Rancho Santa Fe.

   Many of the major commercial banks operating in Rancho Santa Fe's market area offer certain services which Rancho Santa Fe does not offer directly but can provide through a correspondent bank or through other financial service providers. Banks with a larger capitalization also have larger lending limits and are thereby able to serve the higher dollar needs of larger customers.

Supervision and Regulation

   The following is a summary of certain statutes and regulations affecting Rancho Santa Fe and First Community Bancorp. This summary is qualified in its entirety by such statutes and regulations.

   Rancho Santa Fe. Rancho Santa Fe is regulated by the OCC as a national banking association organized under the laws of the United States. Deposits of Rancho Santa Fe are insured by the FDIC and thus Rancho Santa Fe is subject to certain FDIC rules and regulations. The regulatory agencies have the authority to regularly examine Rancho Santa Fe and Rancho Santa Fe is subject to the regulations promulgated by its supervisory agencies.

   First Community Bancorp. First Community Bancorp will become a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and as such will be subject to regulation by the Board of Governors of the Federal Reserve System (the "FRB"). A bank holding company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the FRB.

   The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the FRB before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such bank or bank holding company.

   In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the FRB considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effect, such as overconcentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

   Bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

   Capital Adequacy. On December 19, 1991, comprehensive legislation was enacted that reforms the regulation and supervision of banks and bank holding companies. Among the more significant aspects of the legislation is a requirement that federal regulators prescribe standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, employee, director and principal shareholder compensation, fees and benefits, standards specifying a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses without impairing capital, and to the extent possible, a minimum ratio of market value to book value of publicly traded shares of bank holding companies, such as First Community Bancorp and not Rancho Santa Fe. The legislation also provides for a system of early intervention by the regulators and prompt corrective action at troubled banks. Under that system, a bank may not pay dividends if its capital fails to meet any required minimum and will be expected to submit to its regulators an acceptable plan to restore its capital to adequate levels. While a bank is undercapitalized, its regulator may preclude its growth, require its recapitalization through the sale of shares, require its acquisition or merger, prohibit its parent from paying dividends, and require divestitures by its parent, including divestiture of the bank itself. Its parent holding company will be expected to guarantee that the bank will comply with the bank's capital restoration plan until the bank has been adequately capitalized, on the average, for four consecutive quarters, unless the parent is willing to accept loss of the bank or closure of the bank by regulators. This guarantee is limited to the lesser of 5% of the bank's total assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with all applicable capital standards.

   If the bank does not submit an acceptable capital restoration plan or its parent holding company does not guarantee such plan, the regulators will be required to take one or more of the aforementioned actions, including requiring recapitalization of the bank through the sale of securities or forced sale or merger, restricting transactions with affiliates, restricting interest rates paid on deposits, restricting asset growth, restructuring activities, replacing management of the bank, prohibiting deposits from correspondent banks, requiring prior approval of dividends by the holding company, and requiring divestiture. The law also limits advances to any undercapitalized bank by any Federal Reserve Bank from being outstanding more than 60 days in any 120-day period unless the head of the bank regulatory agency certifies that, giving due regard to economic conditions and circumstances in the market in which the bank operates, the bank is not and is not expected to become critically undercapitalized and is not expected to be placed in conservatorship or receivership. Regulations issued by the FDIC to implement the 1991 legislation referred to above establish 5 levels of capitalization for banks; any bank with a Tier 1 Capital ratio of at least 6%, Total Capital ratio of at least 10% and a leverage ratio of at least 5% is considered to be "well capitalized." Rancho Santa Fe is currently well capitalized. After consummation of the reorganization, Rancho Santa Fe's Tier 1 Capital ratio, Total Capital ratio and leverage ratio will remain unchanged.

   The FRB has established risk-based capital guidelines for bank holding companies. The guidelines define Tier 1 Capital and Total Capital. Tier 1 Capital consists of common and qualifying preferred shareholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill, other nonqualifying intangibles, excess deferred tax assets and investments in majority-owned or controlled unconsolidated subsidiaries. Total Capital consists of, in addition to Tier 1 Capital, mandatory convertible debt, preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt and a portion of the allowance for loan losses less the remaining 50% of investments in unconsolidated subsidiaries. The Tier 1 component must comprise at least 50% of qualifying Total Capital. Risk-based capital ratios are calculated with reference to risk-weighted assets which include both on and off-balance sheet exposures. The minimum required qualifying Total Capital ratio is 8%, of which at least 4% must consist of Tier 1 Capital. On a pro forma basis on September 30, 1999, First Community Bancorp's Total Capital and Tier 1 Capital ratios would have been 11.22% and 9.96%, respectively.

   The FRB has adopted a "minimum leverage ratio" which requires bank holding companies to maintain Tier 1 Capital of at least 3% of quarterly average assets, although the FRB may require a higher ratio depending upon the rating of the bank holding company and its expected growth. On a pro forma basis on September 30, 1999, First Community Bancorp's leverage ratio would have been 7.97%.

   Additional Regulation. Rancho Santa Fe is also subject to federal regulation as to such matters as required reserves, limitation as to the nature and amount of its loans and investments, regulatory approval of any consolidation or merger, issuance or retirement by Rancho Santa Fe of its own securities, limitations upon the payment of dividends and other aspects of banking operations. In addition, the activities and operations of Rancho Santa Fe are subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include state usury and consumer credit laws, laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act, the Community Reinvestment Act, antiredlining legislation and antitrust laws.

   Dividend Regulation. The ability of First Community Bancorp to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiaries, Rancho Santa Fe and, if the acquisition of First Community Bank of the Desert is consummated, by that subsidiary as well. Pursuant to 12 U.S.C. Section 56, no national bank may pay dividends from its capital. All dividends must be paid out of net profits, after deducting losses and bad debts. The payment of dividends out of net profits of national banks is further limited by 12 U.S.C.
Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or if the surplus fund does not equal the amount of capital stock, until one-tenth of a bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends or the preceding two half years in the case of an annual dividend, are transferred to the surplus fund.

   Pursuant to 12 U.S.C. Section 60(b), the approval of the OCC is required prior to the payment of dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Further, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. A bank may, upon approval by OCC, be able to undergo a "quasi-reorganization," which would allow the bank to ignore accumulated losses before the quasi-reorganization. California law limits dividends that may be paid by a state-chartered bank. See "BUSINESS OF FIRST COMMUNITY BANK OF THE DESERT--Dividends and Other Transfer of Funds."

   Government Policies and Legislation. The policies of regulatory authorities, including the OCC, FRB, FDIC and the Depository Institutions Deregulation Committee, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

   Financial Services Modernization Legislation. On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the "Financial Services Modernization Act"). The Financial Services Modernization Act repeals provisions of Section 20 of the Glass-Steagall Act which restricted the affiliation of

Federal Reserve member banks with firms "engaged principally" in specified securities activities. It also provisions of Section 32 of the Glass-Steagall Act, which restricts officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Financial Services Modernization Act contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

   Generally, the Financial Services Modernization Act:

  . repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

  . provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies;

  . broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

  . provides an enhanced framework for protecting the privacy of consumer information;

  . adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

  . modifies the laws governing the implementation of the Community Reinvestment Act ("CRA"); and

  . addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

   The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the Bank Holding Company Act or permitted by regulation.

   A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized" and "well-managed." The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank's assets. The bank must also have policies and procedures to assess financial subsidiary risk and protect the bank from such risks and potential liabilities.

   Rancho Santa Fe does not believe that the Financial Services Modernization Act will have a material adverse effect on our operations in the near-term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that Rancho Santa Fe faces from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than Rancho Santa Fe.

                                RANCHO SANTA FE
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

   The following discussion and analysis of Rancho Santa Fe's financial condition and results of operation should be read in conjunction with our financial statements and related notes included elsewhere in this Proxy Statement/Prospectus.

Basis of Presentation

   The following is Rancho Santa Fe's management discussion and analysis of the results of operations and the historical financial condition of Rancho Santa Fe. This discussion should be read in conjunction with Rancho Santa Fe audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

Results of Operations

   Earnings Performance. Rancho Santa Fe reported net earnings for the year ended December 31, 1999 of $3,058,000, compared with $2,509,000 for 1998, an increase of $549,000 or 21.9%. In 1999, basic earnings per share and diluted earnings per share were $1.24 and $1.18 respectively, compared with $1.03 and $0.96 respectively, in 1998. Rancho Santa Fe's improved earnings performance between 1999 and 1998 is primarily attributable to an increase in net interest income arising from a greater quantity of interest-earning assets, particularly in the loan segment of earning assets. Rancho Santa Fe believes that the demand for loans increased in Rancho Santa Fe's market area due to a strong local economy as well as low interest rates. In addition to the growth in earning assets, general improvement in operating efficiencies contributed to Rancho Santa Fe's earning performance. Rancho Santa Fe reported net earnings for the year ended December 31, 1998 of $2,509,000, compared with $2,112,000 for 1997, an increase of $397,000 or 18.80%. In 1998, basic earnings per share and diluted earnings per share were $1.03 and $0.96, respectively, compared with $0.87 and $0.83, respectively, in 1997. Rancho Santa Fe's improved earnings performance between 1998 and 1997 is primarily attributable to an increase in net interest income arising from a greater quantity of interest-earning assets particularly in the loan segment of earning assets. Rancho Santa Fe believes that the demand for loans increased in Rancho Santa Fe's market area due to a strong local economy as well as low interest rates. In addition to the growth in earning assets, general improvement in operating efficiencies contributed to Rancho Santa Fe's earnings performance.

   The following is a condensed summary of the statement of operations along with selected profitability ratios:

                         Rancho Santa Fe National Bank
                             Analysis of Net Income

                             (Dollars in thousands)

                                                     Year Ended December 31,
                                                     --------------------------
                                                       1999     1998     1997
                                                     --------  -------  -------
Net interest income................................. $ 10,233  $ 8,865  $ 7,640
Provision for loan losses...........................       90      --        50
Other non-interest income...........................    1,313    1,253    1,122
Net gains on sales of SBA loans.....................      310      391      441
Non-interest expenses...............................    6,506    6,238    5,661
Income taxes........................................    2,202    1,762    1,380
Net income..........................................    3,058    2,509    2,112
Return on average assets............................     1.75%    1.71%    1.70%
Return on average equity............................    19.06    17.74    17.85
Dividend payout ratio...............................     25.4     25.0      --
Equity to assets at period end......................     9.31     9.16     9.74

   Net Interest Income. Net interest income, which constitutes one of the principal sources of income for Rancho Santa Fe, represents the difference between interest earned on assets and interest paid on liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities. The following tables provide information concerning average interest-earning assets and interest-bearing liabilities, interest earned and paid, and the related yields and rates on major categories for the periods indicated:

                         Rancho Santa Fe National Bank
                     Analysis of Average Rates and Balances
                            Years Ended December 31,
                             (Dollars in thousands)

                                    1999                         1998                         1997
                         --------------------------- ---------------------------- ----------------------------
                                  Interest Interest           Interest  Interest           Interest  Interest
                         Average  Income/  Yieldsand Average  Income/  Yields and Average  Income/  Yields and
                         Balance  Expense    Rates   Balance  Expense    Rates    Balance  Expense    Rates
                         -------- -------- --------- -------- -------- ---------- -------- -------- ----------
ASSETS
Loans, net (1) (2)...... $118,988 $11,476    9.64%   $101,427 $10,465    10.32%   $ 90,121  $9,337    10.36%
Investment securities
 (2)....................   34,570   2,068    5.98%     25,656   1,536     5.99%     19,949   1,224     6.14%
Federal funds sold......    9,964     480    4.82%     10,418     540     5.18%      6,095     319     5.23%
Deposits with financial
 institutions...........      --      --                  --      --                    42       3     7.14%
                         -------- -------    ----    -------- -------    -----    --------  ------    -----
 Total interest earning
  assets................  163,522  14,024    8.58%    137,501  12,541     9.12%    116,207  10,883     9.37%
Noninterest earning
 assets.................   10,773                       9,335                        8,117
                         --------                    --------                     --------
 Total assets........... $174,295                    $146,836                      124,324
                         ========                    ========                     ========
LIABILITIES
Time deposits of
 $100,000 or more....... $ 17,687     857    4.85%   $ 11,368 $   609     5.36%   $  9,678  $  518     5.35%
All other interest-
 bearing deposits.......   94,622   2,894    3.06%     84,335   3,031     3.59%     72,575   2,684     3.70%
Other...................      788      40    5.08%        624      36     5.77%        776      41     5.28%
                         -------- -------    ----    -------- -------    -----    --------  ------    -----
 Total interest-bearing
  liabilities...........  113,097   3,791    3.35%     96,327   3,676     3.82%     83,029   3,243     3.91%
Noninterest-bearing
 deposits...............   43,923                      35,350                       28,355
Other liabilities.......    1,234                       1,018                        1,110
Shareholders' equity....   16,041                      14,141                       11,830
                         --------                    --------                     --------
Total liabilities and
 shareholders' equity... $174,295                    $146,836                     $124,324
                         ========                    ========                     ========
Net interest rate
 spread.................                     5.23%                        5.30%                        5.46%
                                             ====                        =====                        =====
Net interest income.....          $10,233                     $ 8,865                       $7,640
                                  =======                     =======                       ======
Net yield on interest-
 earning assets.........                     6.26%                        6.45%                        6.57%
                                             ====                        =====                        =====

-------
(1) Includes nonaccrual loans and loan fees.

(2) Yields on loans and securities have not been adjusted to a tax-equivalent basis.

   Net interest income before provision for loan losses for the year ended December 31, 1999 increased $1,368,000 or 15.4% compared with the year ended 1998. The increase in 1999 compared to the same period in 1998 was due to the increase in average earning assets of $26,021,000 or 18.9%. The rate earned on interest-earning assets during 1999 declined to 8.58% from 9.12% for the same period in 1998. The decline was primarily attributable to the effect of the overall decline in market interest rates experienced at the end of 1998. Average loans outstanding during 1999 were $118,988,000, which earned interest at an average rate of 9.64%, compared with $101,427,000 and 10.32% for the same period in 1998. This increase in loans was due primarily to the strong economic climate in Rancho Santa Fe's market area and emphasis on business development efforts to expand business in San Diego County resulting in growth in all categories of loans.

   Average investments outstanding during 1999 were $34,570,000 and these investments earned interest at an average rate of 5.98%, compared with $25,656,000 and 5.99% for the same period in 1998. Average federal funds sold declined to $9,964,000 during 1999 compared with $10,418,000 for the same period in 1998 and earned average rates of 4.82% and 5.18%, respectively, for the same periods. Short-term interest rates were lowered by the Federal Reserve Bank during the fourth quarter of 1998 resulting in lower short-term rates during 1999 compared with the same period of 1998.

   Average outstanding interest-bearing liabilities of $113,097,000 in 1999 paid an average rate of 3.35% during that period, as compared to average outstanding interest-bearing liabilities of $96,327,000, which paid an average rate of 3.82% for the year ended December 31, 1998. This decrease in average rates paid in 1999 is a result of the above mentioned decline in the general level of interest rates.

   During 1998, average earning assets grew to $137,501,000, an increase of $21,294,000 or 18.3% over 1997. Average loans increased $11,306,000 or 12.5%, accounting for the largest dollar increase in average earning assets. During 1998, Rancho Santa Fe management increased its efforts to generate loans through strong emphasis on business development in order to expand its business in the San Diego area. In addition, the overall economic conditions in Rancho Santa Fe's market area have been favorable to customers' business interests, resulting in increased demand for loans. Low interest rates, low unemployment and rising real estate values are some of the factors that helped the local economy and contributed to Rancho Santa Fe's operating results in 1998. Average securities increased $5,707,000 or 28.6%. Average federal funds sold increased $4,323,000 or 70.9%.

   As discussed above, Rancho Santa Fe's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, referred as a "volume change," as well as by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as a "rate change."

   The following table reflects changes in interest income and expense attributable to changes in volume and interest rates of significant interest-bearing assets and liabilities:

                         Rancho Santa Fe National Bank
                     Analysis of Volume and Interest Rates
                             For Periods Indicated

                                 (In thousands)

                                   1999 Compared to       1998 Compared to
                                         1998                   1997
                                  ---------------------  --------------------
                                    Attributable to       Attributable to
                                        Change                 Change
                                  ---------------------  --------------------
                                  Total     In     In    Total     In     In
                                  Change  Volume  Rate   Change  Volume  Rate
                                  ------  ------  -----  ------  ------  ----
Loans, net....................... $1,011  $1,812  $(801) $1,128  $1,171  $(43)
Investment securities............    532     534     (2)    312     350   (38)
Federal funds sold...............    (60)    (24)   (36)    221     226    (5)
Deposits with financial
 institutions....................    --      --     --       (3)     (3)  --
                                  ------  ------  -----  ------  ------  ----
  Total..........................  1,483   2,322   (839)  1,658   1,744   (86)
Time deposits of $100,000 or
 more............................    248     339    (91)     91      91   --
All other interest-bearing
 deposits........................   (137)    369   (506)    347     435   (88)
Other............................      4       9     (5)     (5)     (8)    3
                                  ------  ------  -----  ------  ------  ----
  Total..........................    115     717   (602)    433     518   (85)
                                  ------  ------  -----  ------  ------  ----
Net interest income.............. $1,368  $1,605  $(237) $1,225  $1,226  $ (1)
                                  ======  ======  =====  ======  ======  ====

   The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the current year's volume. The change in rate/volume has been allocated to the change attributed to rate.

   Provision for Loan Losses. The amount of the provision for loan losses in each period is a charge against earnings in that period. The amount of provision is based upon management's evaluation of the loan portfolio, past loan loss experience, general economic conditions and other pertinent factors.

   A provision for loan losses of $90,000 was made for the year ended December 31, 1999, as compared to no provision for the same period in 1998. The allowance for loan losses at December 31, 1999 was $2,461,000 or 1.87% of total loans, net of deferred fees and costs, a decrease from 2.18% at December 31, 1998. The allowance for loan losses as a percentage of total loans declined at December 31, 1999 compared to the prior year period, however, the percentage of nonperforming loans to total loans remained low and at both period endings was less than 1.50% of total loans. Also, during 1999, charged off loans exceeded recoveries by only $17,000. The 1999 provision was deemed necessary largely as a result of management's desire to provide adequate reserves for losses inherent in the increasing loan portfolio.

   There was no provision for loan losses made for the year ended December 31, 1998. During 1998, charged off loans exceeded recoveries by $27,000 compared with recoveries net of charged off loans of $38,000 in 1997. Based on the level of nonperforming loans at December 31, 1998, management deemed that the balance of the allowance for loan losses was sufficient to sustain any foreseeable losses in the loan portfolio at that time. A provision for loan losses of $50,000 was made for the year ended December 31, 1997.

   Non-interest Income. The following table presents a summary of non-interest income for the periods indicated:

                         Rancho Santa Fe National Bank
                        Analysis of Non-Interest Income
                                 (In thousands)

                                                      Years Ended December 31,
                                                     --------------------------
                                                       1999     1998     1997
                                                     -------- -------- --------
Service charges on deposit accounts................. $    399 $    346 $    295
Escrow fees.........................................      --       --       176
Merchant discount fees..............................      517      330      246
Mortgage fees.......................................       82      263      114
Gain on sale of loans...............................      310      391      441
Other...............................................      315      314      291
                                                     -------- -------- --------
  Total............................................. $  1,623 $  1,644 $  1,563
                                                     ======== ======== ========

   Noninterest income decreased $21,000 or 1.28% to $1,623,000 at December 31, 1999 compared with $1,644,000 at December 31, 1998. This decrease is primarily the result of a decrease in mortgage brokerage fee income of $181,000 or 68.82% to $82,000 compared with $263,000 in 1998. Rancho Santa Fe receives fees for packaging and processing loan applications for financing the purchase or refinance of single-family residences. Funding is provided by various outside mortgage lenders. The volume of transactions decreased during 1999 as a result of a less favorable interest rate environment for refinance or purchase transactions. In addition gain on sale of loans decreased $81,000 or 20.72% to $310,000 in 1999 compared with $391,000 for the same period in 1998. Gain on sale of loans represents the premium earned on the sale of the guaranteed portion of Small Business Administration loans. During 1999, a smaller volume of loans was sold at a lower premium compared with the same period in 1998.

   Service charges on deposits increased $53,000 or 15.32% to $399,000 compared with $346,000 for the same period in 1998. This increase is due to the growth in the number of accounts subject to service charges. Merchant discount fees increased $187,000 or 56.67% during 1999 compared with the same period in 1998 as a result of a greater number of merchant accounts and transactions.

   Noninterest income in 1998 totaled $1,644,000, an increase of $81,000 or 5.18% over 1997. Increases were recognized in all categories of noninterest income with the exception of gain on sale of loans as well as escrow fee income. During the second quarter of 1997, Rancho Santa Fe eliminated escrow services resulting in no additional recognition of escrow fee income after 1997.

   Service charges on deposit accounts increased $51,000 or 17.29% to $346,000 in 1998 compared with $295,000 in service charges realized for the same period in 1997. Increase was primarily the result of growth in the number of accounts subject to service charges.

   Merchant discount fees increased $84,000 or 34.15% to $330,000 in 1998 compared with $246,000 for the same period in 1997 due to a greater number of merchant accounts and transactions. Mortgage brokerage fee income increased $149,000 or 130.70% to $263,000 in 1998 compared with $114,000 in 1997. The volume of mortgage brokerage transactions increased during 1998 as a result of an interest rate environment favorable to refinance and purchase transactions. Income from gain on sale of loans decreased slightly by $50,000 or 11.34% compared with 1997. Gain on sale of loans represents the premium earned on the sale of the guaranteed portion of Small Business Administration loans. During 1998, a smaller volume of loans was sold compared to the same period in 1997.

   Noninterest Expense. The following table presents a summary of noninterest expense:

                         Rancho Santa Fe National Bank
                        Analysis of Non-Interest Expense
                                 (In thousands)

                                                               Years Ended
                                                               December 31,
                                                           --------------------
                                                            1999   1998   1997
                                                           ------ ------ ------
Salaries and employee benefits............................ $3,125 $3,029 $2,914
Occupancy.................................................    833    771    762
Impairment loss on bank premises held-for-sale............    --      38    --
Furniture and equipment...................................    383    364    329
Professional and other services...........................    657    739    515
Stationery, supplies and printing.........................     74     77     86
FDIC assessment...........................................     17     14     12
Merchant card processing..................................    461    282    209
Advertising...............................................    146    183    213
Insurance.................................................     53     63     60
Loss on sale of securities ...............................      2    --     --
Other.....................................................    755    678    561
                                                           ------ ------ ------
  Total................................................... $6,506 $6,238 $5,661
                                                           ====== ====== ======

   Total noninterest expenses increased $268,000 or 4.30% to $6,506,000 for 1999 compared with $6,238,000 for the same period in 1998. Salaries and employee benefits increased $96,000 or 3.17% to $3,125,000 during 1999 compared with $3,029,000 for the same prior year period. This increase is primarily the result of pay increases, incentives and promotions granted to employees for improved performance in their assigned duties. On a full-time equivalent basis, staff levels were maintained at approximately the same level over the past year.

   Occupancy expenses increased $62,000 or 8.04% during 1999 compared with the prior year period. The increase is attributable primarily to additional banking office rental expenses which generally increase annually according to lease agreements. In addition, during the second quarter of 1999, the sale of the bank building held-for-sale was completed resulting in no further tenant rental income to Rancho Santa Fe.

   Professional and other services, consisting of audit, tax and accounting services, legal, data processing and other outside services, decreased $82,000 or 11.10% during 1999 compared with the same period in 1998. Decrease is attributable to a reduction of costs related to special services required to support Rancho Santa Fe deposit customers.

   Merchant card processing expenses increased $179,000 or 63.48% to $461,000 in 1999 compared with $282,000 for the same period in 1998 due to increased numbers of accounts and transactions. In addition, other operating expenses increased $77,000 or 11.36% during 1999 compared with the same prior year period as a result of the general growth of Rancho Santa Fe as well as routine vendor price increases.

   Total noninterest expenses for the year ended December 31, 1998 increased $577,000 or 10.19% to $6,238,000 from $5,661,000 for 1997. Salaries and employee benefit expenses, the largest component of noninterest expenses, increased $115,000 or 3.95% compared to 1997. Increase was due to higher incentive compensation and commission expenses paid to employees during 1998 compared to 1997. In 1998, staff levels were maintained at approximately the same level as those in 1997.

   Occupancy and furniture and equipment expenses increased $44,000 or 4.03% to $1,135,000 from $1,091,000 for 1997. During 1997 and the first quarter of 1998, refurbishment of three of Rancho Santa Fe's four offices was completed resulting in increased depreciation and amortization of furnishings and leasehold improvements compared to the prior year. During the second quarter of 1998, a major portion of the building comprising bank premises held-for-sale was leased. Lease income, which commenced May 1998, partially offset increases to occupancy and furniture and fixture expenses.

   Professional and other services, consisting of audit, tax and accounting services, legal, data processing and other outside services, increased by $224,000 or 43.50% for the year ended December 31, 1998 compared with the same period in 1997. All categories in this segment of noninterest expense increased compared to the prior year. The increases relate to special services required to support Rancho Santa Fe's deposit customers as well as, in general, greater business activity of Rancho Santa Fe in 1998 compared to the prior year.

   Stationery, supplies and printing expense decreased $9,000 or 10.47% in 1998 compared with the same period in 1997. In addition, advertising expenses decreased $30,000 or 14.08% for the year ended December 31, 1998 as a result of Rancho Santa Fe's decision to reduce some segments of its advertising program. Conversely, merchant credit card processing expenses increased $73,000 or 34.93% in 1998 compared to the same period in 1997. This increase is attributable to increased merchant credit card accounts and transactions. Other noninterest expenses increased $122,000 or 21.75% to $683,000 during 1998 compared to the same period in 1997. Expenses in this category include general bank operating expenses such as travel, postage, telephone and memberships and increases are related to Rancho Santa Fe's growth during 1998.

   Income Taxes. The provision for income taxes was $2,202,000, $1,762,000 and $1,380,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Effective tax rates were 41.86%, 41.25% and 39.52% for the years ended December 31, 1999, 1998 and 1997, respectively.

Financial Condition

   Loans. The following table presents the balance of each major category of loans at the dates indicated:

                         Rancho Santa Fe National Bank
                               Analysis of Loans

                            (Dollars in thousands)

                                               December 31,
                                ----------------------------------------------
                                     1999            1998           1997
                                --------------- --------------- --------------
                                          % of            % of           % of
                                 Amount   Loans  Amount   Loans Amount   Loans
                                --------  ----- --------  ----- -------  -----
Loan Category:
Commercial .................... $ 73,651    56% $ 63,423    58% $54,502   57%
Real estate--construction......   20,988    16    20,060    18   13,278   14
Real estate....................   29,064    22    18,190    17   19,066   20
Consumer.......................      972     1     1,000     1    1,115    1
Small Business Administration,
 portion held for sale               946     1       995     1      542    1
Small Business Administration,
 unguaranteed portion
held for investment............    6,246     4     6,241     5    6,675    7
                                --------   ---  --------   ---  -------   ---
Total gross loans..............  131,867   100%  109,909   100%  95,178   100%
Less allowance for loan
 losses........................   (2,461)         (2,388)        (2,415)
Less deferred loan fees........     (394)           (347)          (296)
                                --------        --------        -------
Total net loans................ $129,012        $107,174        $92,467
                                ========        ========        =======

   Rancho Santa Fe's loan portfolio net of allowance for loan losses and deferred fees and costs totaled $129,012,000 as of December 31, 1999, an increase of $21,838,000 or 20.38% over December 31, 1998. Loans have increased consistently over the past three years. Net loans increased $14,707,000 or 15.91% to $107,174,000 at December 31, 1998 compared with the prior year end. Rancho Santa Fe focuses on small to medium business commercial and real estate secured lending, as well as loans guaranteed by the Small Business Administration. During 1999 and 1998, demand for commercial real estate and construction lending has been strong primarily attributable to the strength of the Southern California economy.

   The following table presents Rancho Santa Fe's interest rate sensitivity analysis at the dates indicated with respect to individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

                         Rancho Santa Fe National Bank
                          Loan Repricing or Maturing
                            As of December 31, 1999

                                (In thousands)

                                       Repricing or Maturing In
                         -----------------------------------------------------
                         1 year or less Over 1 to 5 years Over 5 years  Total
                         -------------- ----------------- ------------ -------
Loan Category:
Commercial..............    $69,636          $ 3,998        $    17    $73,651
Real estate-
 construction...........     20,988              --             --      20,988
                            -------          -------        -------    -------
  Total.................    $90,624          $ 3,998        $    17    $94,639
                            =======          =======        =======    =======
                           Fixed Rate     Floating Rate      Total
                         -------------- ----------------- ------------
Commercial..............    $ 6,891          $66,760        $73,651
Real estate-
 construction...........      1,450           19,538         20,988
                            -------          -------        -------
  Total.................    $ 8,341          $86,298        $94,639
                            =======          =======        =======

   Nonperforming Assets. The following table sets forth certain information with respect to Rancho Santa Fe's nonaccrual loans. For the periods indicated, Rancho Santa Fe had no accruing loans for which payments of principal and interest were contractually past due 90 days or more as well as no real estate owned properties.

                         Rancho Santa Fe National Bank
                                Nonaccrual Loans

                                 (In thousands)

                                                                 December 31,
                                                               ----------------
                                                                1999  1998 1997
                                                               ------ ---- ----
Nonaccrual loans.............................................. $1,647 $ 4  $243
                                                               ------ ---  ----
  Total nonperforming loans................................... $1,647 $ 4  $243
                                                               ====== ===  ====

   Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when payment in full of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent cash is received and the loan's principal balance is deemed collectible. Loans are restored to accrual status when the loans become both well secured and are in the process of collection.

   On December 31, 1999, Rancho Santa Fe had $1,647,000 of loans on nonaccrual status, compared to $4,000 at December 31, 1998. For further information, see
Note 4 of Notes to Financial Statements contained in audited financial statements for the years ended December 31, 1999 and 1998.

   Allowance for Loan Losses. Rancho Santa Fe's loan loss allowance is available to absorb future loan losses. The current level of the loan loss allowance is a result of management's assessment of the risk within the loan portfolio based on the information revealed in the credit reporting processes. Rancho Santa Fe utilizes a risk-rating system on loans and a monthly credit review and reporting process. This assessment of risk takes into account the composition of the loan portfolio, review of specific problem loans, previous loan experience, current and anticipated economic conditions and other factors which, in management's judgment, deserve recognition.

   The following table presents the changes in Rancho Santa Fe's allowance for loan losses as of the dates indicated:

                         Rancho Santa Fe National Bank
                     Analysis of Allowance for Loan Losses
                             (Dollars In Thousands)

                                                    Year Ended December 31,
                                                    -------------------------
                                                     1999     1998     1997
                                                    -------  -------  -------
Balance at beginning of period..................... $ 2,388  $ 2,415  $ 2,327
Loans charged off:
  Commercial ......................................    (275)    (163)    (121)
  Real estate--construction........................     --       --       --
  Real estate......................................     --       --       --
  Consumer.........................................     --        (2)     (11)
  Small Business Administration, unguaranteed
   portion held for Investment.....................     --       --       --
                                                    -------  -------  -------
    Total loans charged off........................    (275)    (165)    (132)
                                                    -------  -------  -------
Recoveries on loans charged off:
  Commercial.......................................     237      131      148
  Real estate--construction........................     --       --       --
  Real estate......................................     --       --        20
  Consumer.........................................      21        7        2
  Small Business Administration, unguaranteed
   portion held for Investment.....................     --       --       --
                                                    -------  -------  -------
    Total recoveries on loans charged off..........     258      138      170
                                                    -------  -------  -------
Net loans charged off..............................     (17)     (27)      38
                                                    -------  -------  -------
Provision for loan losses..........................      90      --        50
                                                    -------  -------  -------
Balance at end of period........................... $ 2,461  $ 2,388  $ 2,415
                                                    =======  =======  =======
Ratios:
Allowance for loan losses as a percentage to total
 loans at period end...............................    1.87%    2.18%    2.55%
Net loans charged off to average loans.............    0.01%    0.03%   (0.04%)

   The allowance for loan losses at December 31, 1999 was $2,461,000 or 1.87% of total loans, net of deferred fees and costs, a decrease from 2.18% at the end of 1998. Despite the fact that the allowance for loan losses as a percentage of total loans declined at December 31, 1999 compared with December 31, 1998, the percentage of nonperforming loans to total loans has remained low and at December 31, 1999 and 1998 was less than 1.50% at both period endings. During 1999, Rancho Santa Fe had net charge-offs of $17,000 compared to $27,000 for the year ended December 31, 1998. Management believes that the allowance for loan losses of $2,461,000 at December 31, 1999 is adequate to cover known and inherent risks in the loan portfolio.

   The following table allocates the allowance for loan losses based on management's judgment of potential losses in the respective areas. While management has allocated reserves to various portfolio segments for purposes of this table, the reserve is general and is available for the portfolio in its entirety.

                         Rancho Santa Fe National Bank
                    Allocation of Allowance for Loan Losses
                             (Dollars in thousands)

                                         Real           Small Business
                             Commercial Estate Consumer Administration Total
                             ---------- ------ -------- -------------- ------
At December 31,
---------------
1999
Allowance for loan losses...   $1,231    $492    $246        $492      $2,461
% of loans in each category
 to total loans.............       56%     38%      1%          5%        100%

1998
Allowance for loan losses...   $1,194    $478    $239        $477      $2,388
% of loans in each category
 to total loans.............       58%     35%      1%          6%        100%

1997
Allowance for loan losses...   $1,208    $483    $242        $482      $2,415
% of loans in each category
 to total loans.............       57%     34%      1%          8%        100%

   Investment Portfolio. The investment activities of Rancho Santa Fe are designed to assist in maximizing income consistent with quality and liquidity requirements, supply collateral to secure public funds, provide a means for balancing market and credit risks and to provide consistent income and market value throughout changing economic times.

   Rancho Santa Fe's portfolio consists of U.S. Treasury and U.S. Government agency obligations, mortgage-backed securities, obligations of states and political subdivisions, corporate debt and FRB and FHLB stock. Rancho Santa Fe's investment portfolio contains no investments in any one issuer in excess of 10% of Rancho Santa Fe's total equity. Exempt from this calculation are securities of the U.S. Treasury and U.S. government agencies.

   The following table presents the composition of Rancho Santa Fe's investment portfolio at the dates indicated.

                         Rancho Santa Fe National Bank
                              Investment Portfolio
                                 (In thousands)

                                                              December 31,
                                                         -----------------------
                                                          1999    1998    1997
                                                         ------- ------- -------
U.S. Treasury and government agency securities.......... $33,975 $31,104 $21,794
States and political subdivisions.......................     349     351     352
Corporate bonds.........................................     499     506     504
Federal Reserve Bank Stock..............................     506     440     371
Federal Home Loan Bank Stock............................     510     416     --
                                                         ------- ------- -------
  Total investments..................................... $35,839 $32,817 $23,021
                                                         ======= ======= =======

   For the investment portfolio as of December 31, 1999, the following table presents a summary of yield and maturities:

                         Rancho Santa Fe National Bank
                  Analysis of Investment Yields and Maturities
                               December 31, 1999
                             (Dollars in thousands)

                                         One Year      Five Years
                           One Year       Through       Through       Over Ten
                           or Less      Five Years     Ten Years       Years          Total
                         ------------  -------------  ------------  ------------  -------------
                         Amount Yield  Amount  Yield  Amount Yield  Amount Yield  Amount  Yield
                         ------ -----  ------- -----  ------ -----  ------ -----  ------- -----
U.S. Treasury and
 government agency
 securities.............  $639  5.45%  $24,786 6.07%  $6,272 5.97%  $2,278 6.41%  $33,975 6.06%
States and political
 subdivisions...........   --    --        --   --       349 4.89%     --   --        349 4.89
Corporate bonds.........   --    --        499 6.40%     --            --   --        499 6.40
                          ----         -------        ------        ------        -------
  Total investments(1)..  $639  5.45%  $25,285 6.08%  $6,621 5.90%  $2,278 6.41%  $34,823 5.98%
                          ====  ====   ======= ====   ====== ====   ====== ====   ======= ====

--------
(1) Yields on securities have not been adjusted to a fully tax-equivalent basis.

Note: Federal Reserve Bank stock and Federal Home Loan Bank stock have no maturity and have been excluded from this table.

   Deposits. The following table presents a summary of Rancho Santa Fe's average deposits as of the dates indicated and average rate paid:

                         Rancho Santa Fe National Bank
                          Analysis of Average Deposits
                             (Dollars in thousands)

                                                   December 31,
                                     -------------------------------------------
                                         1999           1998           1997
                                     -------------  -------------  -------------
                                      Amount  Rate   Amount  Rate   Amount  Rate
                                     -------- ----  -------- ----  -------- ----
Noninterest-bearing................. $ 43,923   --  $ 35,350   --  $ 28,355   --
Savings deposits....................    2,961 1.98%    3,069 1.97%    2,394 1.98%
Market rate deposits................   81,025 2.90%   71,585 3.47%   61,065 3.57%
Time deposits < $100,000............   10,636 4.52%    9,681 5.02%    9,116 5.00%
Time deposits > $100,000............   17,687 4.85%   11,368 5.36%    9,678 5.35%
                                     --------       --------       --------
  Total deposits.................... $156,232       $131,053       $110,608
                                     ========       ========       ========

   For time deposits $100,000 or more, the following table presents a summary of maturities for the time periods indicated:

                         Rancho Santa Fe National Bank
                 Maturity of Time Deposits of $100,000 or More
                                 (In thousands)

                                        (greater
                                        than or               (greater
                                         =)3-6                 than or
                             < 3 months  months  6-12 months =)12 months  Total
                             ---------- -------- ----------- ----------- -------
December 31, 1999...........  $14,285    $3,307    $4,817       $116     $22,525

   Deposits have increased consistently over the past three years. Average deposits for the period through December 31, 1999 were $156,232,000 compared with $131,053,000 for the same prior year period an increase of $25,179,000 or 19.21%. For 1998, average deposits were $131,053,000 compared with $110,608,000 for 1997, an increase of $20,445,000 or 18.48%. During 1999, time deposits of $100,000 or more increased at a faster rate than in previous years due to higher rates paid for these deposits.

   Capital. Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Banks are required to maintain a minimum total risk-based capital ratio of 8% of which at least 4.0% must be Tier 1 capital. Banking organizations considered to be among the most highly rated, based upon examination results, also must maintain a minimum leverage ratio of 3% and a minimum risk-based capital ratio of 10% of which at least 6.0% must be Tier 1 capital. Banks that are not the most highly rated are expected to maintain a capital leverage ratio of at least 100 to 200 basis points above the minimum 3% levels.

   The following table presents regulatory capital requirements and risk-based capital levels of Rancho Santa Fe:

                                     Regulatory Requirements                   Actual
                         -------------------------------------------------  -------------
                                                                               Rancho
                                                                              Santa Fe
                         Adequately Capitalized       Well Capitalized      National Bank
                         -----------------------  ------------------------  -------------

December 31, 1999

Tier 1 leverage capital
 ratio.................. (greater than or =)4.00% (greater than or =) 5.00%      9.50%
Tier 1 risk-based
 capital ratio.......... (greater than or =)4.00% (greater than or =) 6.00%     11.10%
Total risk-based
 capital................ (greater than or =)8.00% (greater than or =)10.00%     12.40%

   As of December 31, 1999, Rancho Santa Fe exceeded each of the capital requirements of the Office of the Comptroller of the Currency and was deemed to be well capitalized.

   In January 1998 Rancho Santa Fe instituted a quarterly dividend and thereafter declared the following dividends through the date hereof:

   Record Date                   Pay Date                                Amount per Share
   -----------                   --------                                ----------------
   February 13, 1998             February 27, 1998                            $0.06
   May 15, 1998                  May 29, 1998                                 $0.06
   August 14, 1998               August 31, 1998                              $0.06
   November 13, 1998             November 30, 1998                            $0.06
   February 12, 1999             February 26, 1999                            $0.06
   May 14, 1999                  May 28, 1999                                 $0.06
   August 13, 1999               August 31, 1999                              $0.09
   November 15, 1999             November 30, 1999                            $0.09
   February 15, 2000             February 29, 2000                            $0.09
   May 15, 2000                  May 31, 2000                                 $0.09

   Liquidity and Funds Management. Liquidity management requires an ability to meet financial commitments when contractually due and to respond to other requirements for funds. Rancho Santa Fe has an Asset/Liability Management Committee responsible for managing balance sheet and off-balance sheet commitments to meet the needs of customers while achieving Rancho Santa Fe's financial objectives. Rancho Santa Fe National Bank's Asset/Liability Management Committee meets regularly to review funding capacities, current and forecasted loan demand and investment opportunities.

   Funds are held in cash and cash equivalents, which are comprised of cash and due from banks plus federal funds sold. Cash and cash equivalents at December 31, 1999 totaled $13,574,000, or 7.42% of total assets, compared with $21,320,000 at December 31, 1998. This decrease was the result of loans increasing during the period at a faster rate than deposits. Loans net of deferred loan fees increased $21,911,000 during 1999 as a result of significant loan demand, particularly in commercial real estate and construction lending. Total deposits, by comparison, increased $13,785,000 during this same period, primarily in time deposits. Cash and cash equivalents increased to $21,320,000 at December 31, 1998 compared with $15,131,000 at December 31, 1997 largely through increased interest-bearing deposits. The only restriction on Rancho Santa Fe's cash and cash equivalents is reserve requirements with the Federal Reserve Bank.

   As an additional source of liquidity, Rancho Santa Fe maintains lines of credit for $8,500,000 with correspondent banks for purchase of overnight funds. These lines are subject to availability of funds. Rancho Santa Fe also has a Fed discount window limit of approximately $2,000,000 as well as a credit line with the Federal Home Loan Bank which would allow Rancho Santa Fe to borrow up to $9,000,000. Historically, Rancho Santa Fe has used its borrowing capabilities infrequently.

   The ability of Rancho Santa Fe to obtain funds for the payment of dividends and for other cash requirements is largely dependent upon the Bank's earnings. Dividends paid by a national bank, like Rancho Santa Fe, are regulated by the Office of the Comptroller of the Currency under its general supervisory authority as it relates to a bank's requirement to maintain adequate capital. A national banking association may declare a dividend without the approval of the Office of the Comptroller of the Currency as long as the total of dividends declared in a calendar year does not exceed the total of net profits for that year combined with the retained profits for the preceding two years.

   Interest Rate Sensitivity. Significant changes in interest rates affect the composition, yield and cost of balance sheet components. The rate sensitivity of these assets and liabilities is monitored and matched to control the risk associated with movements in rates. The Asset/Liability Management Committee for Rancho Santa Fe meets quarterly to monitor and formulate strategies and policies to provide sufficient levels of net interest income while maintaining acceptable levels of interest rate sensitivity, risk and liquidity. The primary object of rate sensitivity management is to ensure earnings stability by minimizing the sensitivity of net interest income to fluctuations in interest rates. Rancho Santa Fe uses gap analysis and other systems to measure, monitor and adapt to changing interest rate environments. Rancho Santa Fe monitors and evaluates its interest rate risk position on a quarterly basis using traditional gap analysis. Gap analysis calculates the mismatches over certain time periods between assets and liabilities whose interest rates are subject to repricing at their contractual maturity dates or repricing period.

   In a rising interest rate environment, when rate sensitive assets exceed rate sensitive liabilities, assets re-price to higher interest rates faster than liabilities re-price, resulting in a net interest margin that tends to rise. When rate sensitive liabilities exceed rate sensitive assets, net interest margin will tend to fall in the same interest rate environment. The opposite effect on the net interest margin occurs in a decreasing interest rate environment.

   The following table presents Rancho Santa Fe's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1999:

                         Rancho Santa Fe National Bank
                           Interest Rate Sensitivity
                              At December 31, 1999

                             (Dollars in thousands)

                          Less than  3 months  1 to 5   Over 5   Non-rate
                          3 months   to 1 year  years    years   Sensitive   Total
                          ---------  --------- -------  -------  ---------  --------
Repricing interval
Federal funds sold......  $  1,806    $   --   $   --   $   --   $    --    $  1,806
Investment securities...       499        140   25,285    9,915       --      35,839
Loans, gross............   105,624      5,109   15,968    5,166       --     131,867
                          --------    -------  -------  -------  --------   --------
  Total rate sensitive
   assets...............   107,929      5,249   41,253   15,081       --     169,512
All other assets........       --         --       --       --     13,321     13,321
                          --------    -------  -------  -------  --------   --------
  Total assets..........  $107,929    $ 5,249  $41,253  $15,081  $ 13,321   $182,833
                          ========    =======  =======  =======  ========   ========

Savings & NOW deposits..  $    --     $   --   $18,857  $   --   $    --    $ 18,857
Money market deposits...    64,170        --       --       --        --      64,170
Time Deposits under
 $100,000...............     5,608      4,558      523      --        --      10,689
Time Deposits of
 $100,000 or more.......    14,285      8,124      116      --        --      22,525
Other interest-bearing
 liabilities............     1,657        --       --       --        --       1,657
                          --------    -------  -------  -------  --------   --------
  Total rate sensitive
   liabilities..........    85,720     12,682   19,496      --        --     117,898
All other liabilities...       --         --       --       --     47,905     47,905
Shareholders' equity....       --         --       --       --     17,030     17,030
                          --------    -------  -------  -------  --------   --------
  Total liabilities and
   shareholders'
   equity...............  $ 85,720    $12,682  $19,496  $   --   $ 64,935   $182,833
                          ========    =======  =======  =======  ========   ========

Period gap..............  $ 22,209    $(7,433) $21,757  $15,081  $(51,614)
Cumulative gap..........  $ 22,209    $14,776  $36,533  $51,614
Cumulative rate
 sensitive gap %........        12%         8%      20%      28%

   Note: All amounts are reported at their contractual maturity or repricing periods. This analysis makes certain assumptions as to interest rate sensitivity of savings and NOW accounts which have no stated maturity and have had very little price fluctuation in the past three years. Money market accounts are repriced at discretion of management and generally are more rate sensitive.

                      THE RANCHO SANTA FE SPECIAL MEETING

General

   The board of directors of Rancho Santa Fe is providing this Proxy Statement/Offering Circular to the holders of Rancho Santa Fe common stock for the solicitation of proxies for use at the special meeting of Rancho Santa Fe stockholders and at any adjournments or postponements of that meeting. The special meeting is scheduled to be held at The Inn at 10:00 a.m. on Thursday, May 31, 2000. The purpose of the special meeting is to consider and vote on the approval of the Reorganization Agreement.

   As described below under "Vote Required," approval of the Reorganization Agreement requires the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Rancho Santa Fe common stock. If there are not sufficient votes represented at the special meeting, either in person or by proxy, to approve the Reorganization Agreement (notwithstanding that a quorum may be present at such meeting), the persons appointed as proxies on the form accompanying this document are authorized to vote to approve the adjournment or postponement of the special meeting in order to permit further solicitation of proxies by Rancho Santa Fe, unless the proxy appointing them instructs them to vote against approval of the Reorganization Agreement.

   First Community Bancorp is also providing this Proxy Statement/Offering Circular to Rancho Santa Fe stockholders as a prospectus for the offer and sale by First Community Bancorp of shares of First Community Bancorp common stock to Rancho Santa Fe stockholders in connection with the Reorganization.

Record Date

   The board of directors of Rancho Santa Fe has fixed the close of business on April 21, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, only holders of record of common stock at the close of business on the record date will be entitled to vote at the special meeting and any adjournment thereof. As of the record date, there were 2,485,385 shares of common stock outstanding held by approximately 276 shareholders of record.

Proxies

   When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If you do not attend the special meeting and do not return the signed proxy card, your shares will not be voted. You are urged to mark the box on the proxy card to indicate how you wish your shares represented by the proxy card to be voted. If you return a signed proxy card but do not indicate how your shares are to be voted, such shares will be voted "FOR" all proposals. The proxy card also confers discretionary authority on the individuals appointed by the board of directors named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the special meeting. No matters other than those set forth in this Proxy Statement/Offering Circular, and appropriate procedural matters, may be considered at the special meeting. If you have given a proxy, you may revoke it at any time prior to its exercise at the special meeting by delivering an instrument of revocation to the Secretary of Rancho Santa Fe, by duly executing and submitting a proxy card bearing a later date, or by appearing at the special meeting and voting in person. Your presence at the special meeting will not, by itself, revoke your proxy. In addition, brokers who hold common stock as nominees will not have discretionary authorization to vote your shares on any of the matters to be voted thereon in the absence of written instructions from you.

Costs of Solicitation of Proxies

   Proxies will be solicited through the use of the mail. In addition, certain directors, officers and employees of Rancho Santa Fe (for no additional compensation) may solicit proxies by personal interview, telephone, telex, telegram or similar means of communication. All costs of solicitation will be borne by Rancho Santa Fe.

Quorum

   The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding common stock is necessary to constitute a quorum at the special meeting. Abstentions will be counted for purposes of establishing a quorum and will have the same legal effect as a vote against the adoption of the proposals to be voted upon.

Vote Required

   Shareholders of Rancho Santa Fe common stock are entitled to one vote at the special meeting for each share of common stock held of record by them on the record date. The proposal relating to the Reorganization requires the affirmative vote of two-thirds of the outstanding shares entitled to vote, either in person or by properly executed proxies.

   As of the record date, directors and executive officers of Rancho Santa Fe beneficially owned an aggregate of 973,037 shares of common stock or approximately 39.45% of the outstanding shares as of the record date. Rancho Santa Fe has been advised that all of its directors and executive officers intend to vote all such shares in favor of the proposal to approve the principal terms of the Reorganization Agreement.

              INFORMATION ABOUT FIRST COMMUNITY BANK OF THE DESERT

Business of First Community Bank of the Desert

 General

   First Community Bank of the Desert opened in 1980 as Bank of Yucca Valley. First Community Bank of the Desert is an independent, commercial bank that accepts demand, savings, and time deposits and makes commercial, real estate and consumer loans. First Community Bank of the Desert has always emphasized consumer and small business banking. Most of First Community Bank of the Desert's depositors are consumers and small business customers. First Community Bank of the Desert has six offices:

   Yucca Valley Office     7272 Joshua Lane, Yucca Valley, California 92284
   Joshua Tree Office      61605 29 Palms Hwy., Joshua Tree, California 92252
   Twentynine Palms Office 73700 Gorgonio Drive, Twentynine Palms, California
                           92277
   Cathedral City Office   30-855 Date Palm Drive, Cathedral City, California
                           92234
   Indian Wells Office     74-750 Highway 111, Indian Wells, California 92210
   Palm Springs Office     601 E. Tahquitz Canyon Way, Palm Springs, California
                           92262

   First Community Bank of the Desert issues cashier's checks and money orders, sells traveler's cheques and provides other customary banking services. First Community Bank of the Desert sells to its customers, through a third party broker/dealer, nondeposit investment products including mutual funds, fixed and variable annuities, stocks, bonds, and other nondeposit investment products.

   First Community Bank of the Desert does not operate or have any present intention to seek authority to operate a trust department.

   First Community Bank of the Desert also offers a variety of conventional FHA/VA residential real estate loan products as well as commercial loan products. As of December 31, 1999, First Community Bank of the Desert has concentrated its lending activities in four areas:

   Real estate loans.......................................................  65%
   Commercial loans to small businesses....................................  18%
   SBA loans - real estate.................................................  10%
   Consumer loans..........................................................   7%
                                                                            ---
     Total................................................................. 100%
                                                                            ===

   First Community Bank of the Desert's real estate loan portfolio is comprised of amortizing loans and consumer lines of credit secured by residential properties, loans secured by commercial real estate, and construction loans. These loans are made primarily for the purpose of purchasing or improving residential real estate, to purchase or improve commercial real estate and to construct owner-occupied single family residential real estate. Commercial loans to small businesses, including Small Business Administration loans, are made essentially to provide working capital and equipment financing for small business customers. Consumer loans are for household expenditures including automobiles, recreation and other personal expenditures.

   First Community Bank of the Desert evaluates each borrower's credit worthiness on a case-by-case basis. The amount of collateral obtained by First Community Bank of the Desert, if necessary, is based upon management's credit evaluation of the borrower. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties. First Community Bank of the Desert's lending activities are concentrated primarily in San Diego County, Riverside County, and the High Desert area of San Bernardino County.

   First Community Bank of the Desert provides 24-hour daily banking transactional service through its electronic Automatic Teller Machines (ATMs) at all of its office locations and is a member of the STAR SYSTEM, PLUS, AMERICAN EXPRESS, CIRRUS, THE EXCHANGE and VISA ATM networks. In 1999, First Community Bank of the Desert introduced its new Debit MasterCard, where purchases are charged to the customer's checking account rather than a credit card line. This card looks similar to a credit card and can be used anywhere a MasterCard logo is displayed and accepted. First Community Bank of the Desert also provides automated clearing house services for both origination and receipt of funds through the Federal Reserve System.

   Most of First Community Bank of the Desert's business originates from its primary service areas, consisting of the immediate and surrounding communities of Yucca Valley (San Bernardino County), Joshua Tree (San Bernardino County), Twentynine Palms (San Bernardino County), Cathedral City (Riverside County), Indian Wells (Riverside County), and Palm Springs (Riverside County).

   First Community Bank of the Desert does not obtain a material portion of its deposits from a single person or a few persons, nor is a material portion of First Community Bank of the Desert's loans concentrated within a single industry or group of related industries. First Community Bank of the Desert's deposits are insured by the Federal Deposit Insurance Corporation to applicable legal limits.

Legal Proceedings

   First Community Bank of the Desert is a party to routine litigation, none of which, individually or in the aggregate, is likely in management's judgment to result in a material adverse effect on the Bank's financial condition or results of operations.

Competition

   The banking and financial services industry in California generally, and in First Community Bank of the Desert's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. First Community Bank of the Desert competes for loans, deposits, and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than First Community Bank of the Desert. In addition, recent federal legislation may have the effect of further increasing the pace of consolidation within the financial services industry. See "Business of First Community Bank of the Desert--Supervision and Regulation--Financial Services Modernization Legislation."

   In order to compete with the other financial services providers, First Community Bank of the Desert principally relies upon local promotional activities, personal relationships established by officers, directors, and employees with its customers, and specialized services tailored to meet needs of the communities served. In those instances where First Community Bank of the Desert is unable to accommodate a customer's needs, First Community Bank of the Desert may arrange for those services to be provided by its correspondents. First Community Bank of the Desert has six offices located in Yucca Valley, Indian Wells, Cathedral City, Joshua Tree, Twenty-Nine Palms and Palm Springs. Neither the deposits nor loans of the offices of First Community Bank of the Desert exceed 1% of all financial services companies located in the counties in which First Community Bank of the Desert operates.

Economic Conditions, Government Policies, Legislation, and Regulation

   First Community Bank of the Desert's profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by First Community Bank of the Desert on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by First Community Bank of the Desert on its interest-earning assets, such as loans extended to its clients and securities held in its investment portfolio, comprise the major portion of First Community Bank of the Desert's earnings. These rates are highly sensitive to many factors that are beyond the control of First Community Bank of the Desert, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on First Community Bank of the Desert cannot be predicted.

   The business of First Community Bank of the Desert is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System. The Board of Governors of the Federal Reserve System implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities, by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable by depository institutions. The actions of the Board of Governors of the Federal Reserve System in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on the First Community Bank of the Desert of any future changes in monetary and fiscal policies cannot be predicted.

   From time to time, legislative acts, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions and financial services providers are frequently made in the U.S. Congress, in the state legislatures, and before various regulatory agencies. See "Business of First Community Bank of the Desert--Supervision and Regulation."

Supervision and Regulation

 General

   Bank holding companies and banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders of First Community Bank of the Desert. Set forth below is a summary description of the material laws and regulations that relate to the operations of First Community Bank of the Desert. The description is qualified in its entirety by reference to the applicable laws and regulations.

   First Community Bank of the Desert, as a California chartered bank, is subject to primary supervision, periodic examination, and regulation by the California Commissioner of Financial Institutions and, because it is a Federal Reserve member, the Federal Reserve Board. If, as a result of an examination of First Community Bank of the Desert, the Federal Reserve Board should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of First Community Bank of the Desert's operations are unsatisfactory or that First Community Bank of the Desert or its management is violating or has violated any law or regulation, various remedies are available to the Federal Reserve Board. Such remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of First Community Bank of the Desert, to assess civil monetary penalties, to remove officers and directors, and ultimately to terminate First Community Bank of the Desert's deposit insurance, which for a California chartered bank would result in a revocation of First Community Bank of the Desert's charter. The California Commissioner of Financial Institutions has many of the same remedial powers.

   Various requirements and restrictions under the laws of the State of California and the United States affect the operations of First Community Bank of the Desert. State and federal statutes and regulations relate to many aspects of First Community Bank of the Desert's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, First Community Bank of the Desert is required to maintain certain levels of capital. See "-- Capital Standards."

 Financial Services Modernization Legislation

   On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the "Financial Services Modernization Act"). The Financial Services Modernization Act repeals provisions of the Glass-Steagall Act:
Section 20, which restricted the affiliation of Federal Reserve member banks with firms "engaged principally" in specified securities activities; and
Section 32, which restricts officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

   Generally, the Financial Services Modernization Act:

  . repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

  . provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies;

  . broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

  . provides an enhanced framework for protecting the privacy of consumer information;

  . adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

  . modifies the laws governing the implementation of the Community Reinvestment Act; and

  . addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

   The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the Bank Holding Company Act or permitted by regulation.

   A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized" and "well-managed." The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank's assets. The bank must also have policies and procedures to assess financial subsidiary risk and protect the bank from such risks and potential liabilities.

   The Financial Services Modernization Act also includes a new section of the Federal Deposit Insurance Act governing subsidiaries of state banks that engage in "activities as principal that would only be permissible" for a national bank to conduct in a financial subsidiary. It expressly preserves the ability of a state bank to retain all existing subsidiaries. Because California permits commercial banks chartered by the state to engage in any activity permissible for national banks, First Community Bank of the Desert will be permitted to form subsidiaries to engage in the activities authorized by the Financial Services Modernization Act, to the same extent as a national bank. In order to form a financial subsidiary, First Community Bank of the Desert must be well-capitalized, and First Community Bank of the Desert would be subject to the same capital deduction, risk management and affiliate transaction rules as applicable to national banks. However, due to the pending merger, First Community Bank of the Desert does not intend to utilize to any of the new powers granted under the Financial Services Modernization Act.

   First Community Bank of the Desert does not believe that the Financial Services Modernization Act will have a material adverse effect on our operations in the near-term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that First Community Bank of the Desert faces from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than First Community Bank of the Desert.

 Dividends and Other Transfers of Funds

   First Community Bank of the Desert is subject to various statutory and regulatory restrictions on its ability to pay dividends to its shareholders. Under such restrictions, the amount available for payment of dividends by First Community Bank of the Desert totaled $1,533,000 at December 31, 1999. In addition, the California Commissioner of Financial Institutions and the Federal Reserve Board have the authority to prohibit First Community Bank of the Desert from paying dividends, depending upon First Community Bank of the Desert's financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

   The Federal Reserve Board and the California Commissioner also have authority to prohibit First Community Bank of the Desert from engaging in activities that, in the Federal Reserve Board's and the California Commissioner's opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the Federal Reserve Board and the California Commissioner could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends that First Community Bank of the Desert may pay. An insured depository institution is prohibited from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. See "--Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "--Capital Standards" for a discussion of these additional restrictions on capital distributions.

   First Community Bank of the Desert is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of its affiliates, the purchase of, or investments in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of its affiliates. Such restrictions prevent such affiliates from borrowing from First

Community Bank of the Desert unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by First Community Bank of the Desert to or in any affiliate are limited, individually, to 10.0% of First Community Bank of the Desert's capital and surplus (as defined by federal regulations), and such secured loans and investments are limited, in the aggregate, to 20.0% of First Community Bank of the Desert's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving controlling persons of First Community Bank of the Desert. Additional restrictions on transactions with affiliates may be imposed on First Community Bank of the Desert under the prompt corrective action provisions of federal law. See "Business of First Community Bank of the Desert--Supervision and Regulation--Prompt Corrective Action and Other Enforcement Mechanisms."

 Capital Standards

   The Federal Reserve Board has adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

   The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

   The following table presents the amounts of regulatory capital and the capital ratios for First Community Bank of the Desert.

                                     Regulatory Requirements                  Actual
                         -------------------------------------------------  -----------
                                                                               First
                                                                             Community
                                                                            Bank of the
                         Adequately Capitalized       Well Capitalized        Desert
                         -----------------------  ------------------------  -----------
December 31, 1999

Detailed computations
 of:
  Tier 1 leverage
   capital ratio........ (greater than or =)4.00% (greater than or =) 5.00%     7.32%
  Tier 1 risk-based
   capital ratio........ (greater than or =)4.00% (greater than or =) 6.00%     9.51%
  Total risk-based
   capital.............. (greater than or =)8.00% (greater than or =)10.00%    10.77%

   As of December 31, 1999, First Community Bank of the Desert exceeded each of the capital requirements of the Federal Reserve Board and was deemed to be well capitalized.

 Prompt Corrective Action and Other Enforcement Mechanisms

   Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 1999, First Community Bank of the Desert exceeded the required ratios for classification as "well capitalized."

   An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

   In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

 Safety and Soundness Standards

   The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to:

  .  internal controls, information systems and internal audit systems;

  .  loan documentation;

  .  credit underwriting;

  .  asset growth;

  .  earnings; and

  .  compensation, fees and benefits.

   In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should:

  .  conduct periodic asset quality reviews to identify problem assets;

  . estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses;

  .  compare problem asset totals to capital;

  .  take appropriate corrective action to resolve problem assets;

  .  consider the size and potential risks of material asset concentrations;
     and

  . provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

   These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

 Premiums for Deposit Insurance

   First Community Bank of the Desert's deposit accounts are insured by the Bank Insurance Fund, as administered by the FDIC, up to the maximum permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC or the institution's primary regulator.

   The FDIC charges an annual assessment for the insurance of deposits, which as of December 31, 1999, ranged from 0 to 27 basis points per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Paperwork Reduction Act"), at January 1, 2000, First Community Bank of the Desert began paying, in addition to its normal deposit insurance premium as a member of the Bank Insurance Fund, an amount equal to approximately 2.12 basis points per $100 of insured deposits toward the retirement of the Financing Corporation bonds ("Fico Bonds") issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Savings Association Insurance Fund, by contrast, pay, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Under the Paperwork Reduction Act, the FDIC is not permitted to establish assessment rates for the Savings Association Insurance Fund that are lower than comparable assessment rates for the Bank Insurance Fund. The Paperwork Reduction Act also provided for the merging of the Bank Insurance Fund and the Savings Association Insurance Fund by January 1, 1999, provided there were no financial institutions still chartered as savings associations at that date. Although legislation to eliminate the savings association charter has been proposed as of January 1, 1999, there were still institutions chartered as savings associations.

 Interstate Banking and Branching

   The Bank Holding Company Act permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. First Community Bank of the Desert has the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

 Community Reinvestment Act and Fair Lending Developments

   First Community Bank of the Desert is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and Community Reinvestment Act obligations into account when regulating and supervising other activities.

   A bank's compliance with its Community Reinvestment Act obligations is based upon a performance-based evaluation system which bases Community Reinvestment Act ratings on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. Based on an examination conducted in November 1998, First Community Bank of the Desert was rated satisfactory in complying with its Community Reinvestment Act obligations.

 Accounting Changes

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 was to be effective for fiscal years beginning after June 15, 1999. However, in June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. Management believes that the adoption of SFAS No. 133 will not have a material impact on First Community Bank of the Desert's results of operations or financial position when adopted.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST COMMUNITY BANK OF THE DESERT

Basis of Presentation

   The following is First Community Bank of the Desert's management discussion and analysis of the results of operations and the historical financial condition of First Community Bank of the Desert. This discussion should be read in conjunction with First Community Bank of the Desert's audited consolidated financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

Results of Operations

   Earnings Performance. First Community Bank of the Desert reported net earnings for the year ended December 31, 1999 of $1,205,000 compared with $1,073,000 for 1998, and $725,000 for 1997. First Community Bank of the Desert's improved earnings performance is primarily the result of the growth of First Community Bank of the Desert. First Community Bank of the Desert has grown for several reasons, among them, its focus on and attention to customer service, opening of full service branches in the cities of Indian Wells and Palm Springs California, and its participation in the local communities it serves. In addition, the local economy has been good. Low interest rates, low unemployment and rising real estate values have been the factors that helped the local economy and contributed to First Community Bank of the Desert's earnings performance.

                       First Community Bank of the Desert
                             Analysis of Net Income

                             (Dollars in thousands)

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1999     1998     1997
                                                      -------  -------  -------
Net interest income.................................. $ 7,484  $ 6,003  $ 4,503
Provision for loan losses............................     428      941      260
Other income.........................................   1,353    1,322    1,235
Net gains on sales of SBA loans......................      43      230      --
Other expenses.......................................   6,282    5,163    4,255
Income tax expense (benefit).........................     965      378      498
Net earnings.........................................   1,205    1,073      725

Return on average assets.............................    1.00%    1.13%    1.03%
Return on average equity.............................   14.60    14.14    11.08
Dividend payout ratio................................    0.00     0.00     0.00
Equity to assets at end of period....................    7.28     6.83     8.18

Net Interest Income

   Net Interest Income. Net interest income is affected by changes in both interest rates and the volume of average earning assets and average interest-bearing liabilities. The following table presents First Community Bank of the Desert's average balance sheets, interest earned or paid, and the related yields and rates on major categories of First Community Bank of the Desert's earning assets and interest-bearing liabilities for the periods indicated.

                       First Community Bank of the Desert
                     Analysis of Average Rates and Balances
                            Years Ended December 31,

                             (Dollars in thousands)

                                     1999                        1998                        1997
                         ---------------------------- --------------------------- ---------------------------
                                  Interest  Interest          Interest  Interest          Interest  Interest
                         Average  Income/  Yields and Average Income/  Yields and Average Income/  Yields and
                         Balance  Expense    Rates    Balance Expense    Rates    Balance Expense    Rates
                         -------- -------- ---------- ------- -------- ---------- ------- -------- ----------
ASSETS
Loans, net(1)........... $ 67,304  $7,580    11.26%   $58,543  $6,506    11.11%   $42,964  $4,884    11.37%
Investment securities...   11,087     546     4.92%     5,876     302     5.14%     4,432     232     5.23%
Federal funds sold......   18,449     900     4.88%    11,120     595     5.34%    11,766     629     5.35%
Interest-bearing
 deposits...............    6,512     355     5.45%     5,111     314     6.14%     1,544      79     5.12%
                         --------  ------    -----    -------  ------    -----    -------  ------    -----
  Total interest earning
   assets...............  103,352   9,381     9.08%    80,650   7,717     9.57%    60,706   5,824     9.59%
Noninterest earning
 assets.................   17,276                      14,557                      10,023
                         --------                     -------                     -------
  Total assets.......... $120,628                     $95,207                     $70,729
                         ========                     =======                     =======

LIABILITIES
Time deposits of
 $100,000 or more....... $  7,971     396     4.97%   $ 5,865     295     5.03%   $ 2,692     151     5.61%
All other interest-
 bearing deposits.......   60,115   1,501     2.50%    48,721   1,419     2.91%    38,301   1,170     3.05%
                         --------  ------    -----    -------  ------    -----    -------  ------    -----
  Total interest-bearing
   liabilities..........   68,086   1,897     2.79%    54,586   1,714     3.14%    40,993   1,321     3.22%
Noninterest-bearing
 deposits...............   43,533                      31,967                      22,887
Other liabilities.......      756                       1,068                         303
Stockholders' equity....    8,253                       7,586                       6,546
                         --------                     -------
  Total liabilities and
   stockholders'
   equity............... $120,628                     $95,207                     $70,729
                         ========                     =======                     =======
Net interest rate
 spread.................                      6.29%                       6.43%                       6.37%
                                             =====                       =====                       =====
Net interest income.....           $7,484                      $6,003                      $4,503
                                   ======                      ======                      ======
Net yield on interest-
 earning assets.........                      7.24%                       7.44%                       7.42%
                                             =====                       =====                       =====

-------
(1)  Includes nonaccrual loans and loan fees.

   Average interest-earning assets grew to $103,352,000 in 1999, an increase of $22,702,000 or 28.15% over 1998. Average Federal Funds sold and investment securities accounted for the largest growth in earning assets in 1999, increasing 65.91% and 88.68%, respectively. In 1999, average interest-bearing deposits increased as a result of increases in deposits. Average loans grew in 1999, but at a lesser rate.

   In 1999, First Community Bank of the Desert increased its efforts to generate loans by focusing on small businesses, real estate, and consumer lending. In addition, low interest rates, low unemployment and rising real estate values are some of the factors that helped the local economy and contributed to First Community Bank of the Desert's operating results in 1999.

   The Federal Reserve Bank increased short-term interest rates during 1999, which affected most of First Community Bank of the Desert's earning assets.

   Average interest-bearing liabilities in 1999 grew by $13,500,000 or 24.73%. Non-interest bearing deposits grew by $11,566,000 or 36.18% during 1999. During 1998, an average rate of 3.14% was paid on interest bearing liabilities, compared to 2.79% during 1999.

   Net interest income before provision for loan losses for the year ended December 31, 1999 increased by $1,481,000 or 24.67% compared with the prior year. The increase in 1999 compared to 1998 was due to the increase in average interest-earning assets of $22,702,000 or 28.15%. Average loans outstanding during 1999 were $67,304,000 compared with $58,543,000 in 1998. This increase in loans was due primarily to the strong economic climate in First Community Bank of the Desert's market area. The yield on interest-earning assets for 1999 declined to 9.08% from 9.57% in 1998.

   Also contributing to the increase in interest income was an increased volume of average investments outstanding during 1999, despite a decrease in the average yield to 4.92% compared with 5.14% in 1998. The average rate paid on interest-bearing deposits of 2.79% for 1999 decreased from 3.14% in 1998.

   Interest expense increased 10.68% in 1999 compared to the same period in 1998, due primarily to a higher volume of deposits less than $100,000. This increase was attributable primarily to the opening of the Palm Springs branch office in 1998 and the First Community Bank of the Desert's marketing efforts.

   In addition to the increase of earning assets, the decline in the average rate paid on interest bearing deposits helped to increase the net interest margin from 7.42% in 1997 to 7.44% in 1998.

   As a result of the combination of the increased volume of lower yielding federal funds sold and the lower yields thereon, net interest margin decreased to 7.28% during 1999, compared with 7.44% in 1998.

   The following table reflects changes in interest income and expense attributable to changes in volume and interest rates of significant interest-bearing assets and liabilities.

   The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the current year's volume. The change due to rate/volume has been allocated proportionately to the change due to rate and the change due to volume.

                       First Community Bank of the Desert
                     Analysis of Volume and Interest Rates

                             (Dollars in thousands)

                                       Year Ended           Year Ended
                                    December 31, 1999    December 31,1998
                                    Compared to 1998     Compared to 1997
                                   -------------------  ---------------------
                                     Attributable to      Attributable to
                                         Change               Change
                                   -------------------  ---------------------
                                   Total    In    In    Total     In     In
                                   Change Volume Rate   Change  Volume  Rate
                                   ------ ------ -----  ------  ------  -----
Loans, net........................ $1,074 $  950 $ 124  $1,622  $1,771  $(149)
Investment securities.............    244    256   (12)     70      76     (6)
Federal funds sold................    305    358   (53)    (34)    (34)   --
Deposits with financial
 institutions.....................     41     76   (35)    235     183     52
                                   ------ ------ -----  ------  ------  -----
  Total...........................  1,664  1,640    24   1,893   1,996   (103)
                                   ------ ------ -----  ------  ------  -----
Time deposits of $100,000 or
 more.............................    101    108    (7)    144     175    (31)
All other deposits................     82    283  (201)    249     320    (71)
                                   ------ ------ -----  ------  ------  -----
  Total...........................    183    391  (208)    393     495   (102)
                                   ------ ------ -----  ------  ------  -----
Net interest income............... $1,481 $1,249 $ 232  $1,500  $1,501  $  (1)
                                   ====== ====== =====  ======  ======  =====

   Provision For Loan Losses. The provision for loan losses for the year ended December 31, 1999 was $428,000 compared to $941,000 in 1998. The decreased provision in 1999 was attributable to the lack of a similar delinquency experience in 1999 that would have necessitated additional allowances. First Community Bank of the Desert increased its provision for loan losses for 1998 by $681,000 or 262% over 1997. The increased provision for 1998 was due to a number of smaller balance commercial loans (less than $75,000) becoming delinquent and either being charged-off or placed on nonaccrual status.

   Management continually assesses the adequacy of the allowance for loan loss by evaluating the collectability of loans. This process includes assigning risk ratings to loans and allowance percentages to these balances according to allowance allocation formulas. This valuation process takes into consideration such factors as changes in the nature and volume of First Community Bank of the Desert's loan portfolio, prior loan loss experience, overall loan portfolio quality, review of specific problem loans, current and anticipated economic conditions that may affect a borrower's ability to pay and other factors that in management's judgment, deserve recognition.

Non-Interest Income

   The following table presents a summary of non-interest income.

                       First Community Bank of the Desert
                        Analysis of Non-Interest Income
                                 (In thousands)

                                                                  Years
                                                            Ended December 31,
                                                           --------------------
                                                            1999   1998   1997
                                                           ------ ------ ------
   Service charges on deposit accounts.................... $  776 $  812 $  768
   Merchant discount fees ................................    282    246    212
   Gain on sale of SBA loans..............................     43    230    --
   Other income...........................................    295    264    255
                                                           ------ ------ ------
     Total................................................ $1,396 $1,552 $1,235
                                                           ====== ====== ======

   Service charges on deposit accounts increased by $56,000 for the year ended 1998 because First Community Bank of the Desert began charging fees for use of its ATMs. Service charges on deposit accounts decreased to $776,000 in 1999 compared to $812,000 in 1998. This decrease resulted from depositors, especially small businesses, maintaining higher average account balances, resulting in fewer account charges. First Community Bank of the Desert did not change its service charge fees in 1999.

   Merchant processing fees increased by $36,000 or 14.63% to $282,000 in 1999 compared with $246,000 in 1998.

   Non-interest income in 1999 included $43,000 in gains on sales of Small Business Administration loans, compared with $230,000 in 1998.

Non-Interest Expense

   The following table presents a summary of non-interest expense.

                       First Community Bank of the Desert
                        Analysis of Non-Interest Expense
                                 (In thousands)

                                                                Year Ended
                                                               December 31,
                                                           --------------------
                                                            1999   1998   1997
                                                           ------ ------ ------
   Salaries and employee benefits......................... $2,728 $2,455 $1,842
   Occupancy..............................................    663    611    502
   Furniture and equipment................................    289    228    141
   Professional and other services........................  1,038    679    769
   Stationery, supplies and printing......................    155    139     90
   FDIC assessment........................................     38     25     56
   Merchant card processing...............................    254    221    163
   Cost of other real estate owned........................    182     62     73
   Advertising............................................    193    247    181
   Insurance..............................................     67     81     77
   Other..................................................    675    415    361
                                                           ------ ------ ------
     Total................................................ $6,282 $5,163 $4,255
                                                           ====== ====== ======

   In 1998 non-interest expense increased $908,000 or 21.34% compared to 1997. As a percentage of average earning assets, noninterest expense was 5.42% in 1998, compared with 6.0% in 1997.

   Compensation and employee benefits increased to $2,728,000 or 11.12% in 1999, compared to 1998. Compensation and employee benefits increased in each of the periods presented as a result of an increase in the number of employees, and salary increases for promotions, opening a full service branch in Palm Springs, California in March 1998 and cost of living adjustments.

   In 1999, occupancy costs increased $52,000 or 8.51% compared to in 1998, due to the opening of the new Palm Springs branch and the relocation of the Cathedral City branch to a newly constructed, bank-owned location.

   Total non-interest expense increased $1,119,000 or 21.67% to $6,282,000 for 1999 compared with $5,163,000 in 1998. As a percentage of average earning assets noninterest expense was 6.08% in 1999, compared to 6.40% in 1998.

   In 1999, professional services increased by $359,000 or 52.87% compared to 1998 as a result of the general growth of First Community Bank of the Desert, consultant services for Y2K readiness and some modest price increases.

   In 1998 stationery and supplies increased $49,000 or 54.44% compared to 1997. This increase was as a result of general growth. For 1999 stationery and supplies was 11.51% above 1998.

   For the year ended December 31, 1999 other expenses increased $260,000 or 62.65% over 1998. This increase was mostly as a result of $159,000 in write-downs of properties, primarily land acquired for development, through First Community Bank of the Desert's real estate development subsidiary,

Desert Community Properties. At December 31, 1999, Desert Community Properties owned 5 such properties, the carrying value of which was $1,315,000. All of the properties are listed for sale. These write downs were taken after management determined to reduce the asking prices on such properties to sell them more quickly. Other increases are related to First Community Bank of the Desert's growth during 1999.

   Income Taxes The provision for income taxes for the year ended December 31, 1999 was $965,000, or 44.5% of income before taxes. The provision for income taxes for the year ended December 31, 1998 was $378,000 compared to $498,000 for the same period in 1997. This decrease was the result of a reduction of tax liabilities from prior years.

Loans:

   The following table presents the balance of each major category of loans at the dates indicated:

                               Analysis of Loans
                                 (In thousands)

                                                 December 31,
                                   --------------------------------------------
                                       1999           1998           1997
                                   -------------- -------------- --------------
                                            % of           % of           % of
                                   Amount   Loans Amount   Loans Amount   Loans
                                   -------  ----- -------  ----- -------  -----
Loan Category:
 Commercial and industrial........ $13,686   18%  $15,228   25%  $19,615   35%
 Real estate--construction........  17,476   24%    9,919   16%    9,130   16%
 Real estate......................  30,917   41%   27,954   45%   23,686   42%
 Consumer.........................   5,322    7%    3,623    6%    2,134    4%
 SBA Loans Real Estate............   7,254   10%    4,845    8%    1,754    3%
 SBA Loans Commercial.............     128    0%      142    0%      212    0%
                                   -------  ----  -------  ----  -------  ----
  Total gross loans...............  74,783  100%   61,711  100%   56,531  100%

Less allowance for loan losses....  (1,564)        (1,397)          (967)
Less deferred loan fees...........    (154)          (293)          (349)
                                   -------        -------        -------
  Total net loans................. $73,065        $60,021        $55,215
                                   =======        =======        =======

   First Community Bank of the Desert's loan portfolio, net of the allowance for loan losses and deferred loan fees totaled $73,065,000 as of December 31, 1999, an increase of $13,044,000 or 21.73% over the same period in 1998. Net loans increased $4,806,000 or 8.70% to $60,021,000 at December 31, 1998
compared with the prior year-end.

   Since 1997, demand for commercial real estate and construction lending has been very strong, primarily attributable to improvements in the Southern California general economy.

   First Community Bank of the Desert's net loan charge-offs decreased to $261,000 in 1999 compared to $511,000 in 1998.

   Due to lower net loan losses, delinquencies and classified loans the provision for loan losses decreased in 1999 compared 1998. Loans charged off to the allowance for loan losses totaled $317,000 for the period ended December 31, 1999, with loan recoveries totaling $56,000. By comparison, loans charged off to the allowance for loan losses for the same period in 1998 totaled $531,000 and recoveries totaled $20,000.

                       First Community Bank of the Desert
                         Nonaccrual and Past Due Loans
                                 (In thousands)

                                                                  December 31,
                                                                 --------------
                                                                 1999 1998 1997
                                                                 ---- ---- ----
   Nonaccrual loans............................................. $198 $555 $247
   Loans past due 90 days or more and still accruing............   75  243  408
                                                                 ---- ---- ----
     Total nonperforming loans.................................. $273 $798 $655
                                                                 ==== ==== ====

   Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when payment in full of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent cash is received and the loan's principal balance is deemed collectible. Loans are restored to accrual status when the loans become both well secured and are in the process of collection.

Loan Repricing or Maturity

   The attached table presents First Community Bank of the Desert's interest rate sensitivity analysis at the dates indicated with respect to individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans.

                       First Community Bank of the Desert
                           Loan Repricing or Maturing
                            As of December 31, 1999

                                 (in thousands)

                                                   Repricing or Maturing in
                                              ----------------------------------
                                                         Over 1
                                              1 year or   to 5   Over 5
                                                less     years    years   Total
                                              --------- -------- ------- -------
Loan Category:
Commercial and industrial....................  $ 8,578  $ 3,674  $ 1,562 $13,814
Real estate..................................   21,709   16,497   17,441  55,647
                                               -------  -------  ------- -------
  Total......................................  $30,287  $20,171  $19,003 $69,461
                                               =======  =======  ======= =======

                                                Fixed   Floating
                                                Rate      Rate    Total
                                              --------- -------- -------
Commercial and industrial....................  $ 2,978  $10,836  $13,814
Real estate..................................   13,639   42,008   55,647
                                               -------  -------  -------
  Total......................................  $16,617  $52,844  $69,461
                                               =======  =======  =======

Allowance for Loan Losses

   First Community Bank of the Desert's loan loss allowance is available to absorb known and inherent loan losses. The current level of the loan loss allowance is a result of management's assessment of the risk within the loan portfolio based on the information revealed in the credit reporting processes. First Community Bank of the Desert utilizes a risk-rating system on loans and a monthly credit review and reporting process, which results in the calculation of the guideline allowances based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, review of specific problem loans, previous loan experience, current and anticipated economic conditions and other factors that in management's judgment, deserve recognition.

   The following table presents the changes in First Community Bank of the Desert's loan loss allowance as of the dates indicated.

                       First Community Bank of the Desert
                     Analysis of Allowance for Loan Losses
                                 (In Thousands)

                                                              Year Ended
                                                             December 31,
                                                          --------------------
                                                           1999    1998   1997
                                                          ------  ------  ----
Balance at beginning of year............................  $1,397  $  967  $867
Loans charged off:
  Commercial and industrial.............................    (205)   (501) (153)
  Real estate--construction.............................     --      --    --
  Real estate...........................................     (60)    --    --
  Consumer..............................................     (52)    (30)  (14)
  SBA, unguaranteed portion held for investment.........     --      --    --
                                                          ------  ------  ----
    Total loans charged off.............................    (317)   (531) (168)
                                                          ------  ------  ----
Recoveries on loans charged off:
  Commercial and industrial.............................      34      19     5
  Real estate--construction.............................     --      --    --
  Real estate...........................................       6     --    --
  Consumer..............................................      16       1     2
  SBA, unguaranteed portion held for investment.........     --      --    --
                                                          ------  ------  ----
    Total recoveries on loans charged off...............      56      20     8
                                                          ------  ------  ----
Net loans charged off...................................    (261)   (511) (160)
                                                          ------  ------  ----
Provision for loan losses...............................     428     941   260
                                                          ------  ------  ----
Balance at end of year..................................  $1,564  $1,397  $967
                                                          ======  ======  ====
Ratios:
Allowance for loan losses as a percentage to total loans
 at period end..........................................    2.10%   2.26% 1.71%
Net loans charged off to average loans..................    0.39%   0.87% 0.37%

Allocation of Allowance for Loan Losses

   The following table allocates the loan loss allowance based on management's judgement of potential losses in the respective areas. While management has allocated allowances to various portfolio segments for purposes of this table, the allowance is general in nature and is available for the portfolio in its entirety.

                       First Community Bank of the Desert
                    Allocation of Allowance for Loan Losses
                             (Dollars in thousands)

                                                                SBA
                            Commercial Real Estate Consumer Real Estate Total
                            ---------- ----------- -------- ----------- ------

At December 31,
1999
  Allowance for loan
   losses..................    $391       $938       $110      $125     $1,564
  % of loans in each
   category to total
   loans...................      25%        60%         7%        8%       100%
1998
  Allowance for loan
   losses..................     699        279        140       278     $1,397
  % of loans in each
   category to total
   loans...................      25%        61%         6%        8%       100%
1997
  Allowance for loan
   losses..................     484        193         97       192     $  967
  % of loans in each
   category to total
   loans...................      35%        58%         4%        3%       100%

Investment Portfolio

   Investment Portfolio. The investment activities of First Community Bank of the Desert are designed to assist in maximizing income consistent with quality and liquidity requirements, supply collateral to secure public funds, provide a means for balancing market and credit risks, and provide consistent income and market value throughout changing economic times. First Community Bank of the Desert's portfolio consists of U.S. Treasury and government agency securities.

   The following table presents the composition of First Community Bank of the Desert's investment portfolio at the dates indicated.

                       First Community Bank of the Desert
                              Investment Portfolio
                                 (In thousands)

                                                               December 31,
                                                           ---------------------
                                                            1999    1998   1997
                                                           ------- ------ ------
U.S. Treasury and government agency securities............ $14,500 $5,563 $5,115
Other ....................................................     224    --     --
                                                           ------- ------ ------
  Total investments....................................... $14,724 $5,563 $5,115
                                                           ======= ====== ======

Analysis of Investment Yields and Maturities

   For the investment portfolio as of December 31, 1999, the table below presents a summary of yield and maturities.

                       First Community Bank of the Desert
                  Analysis of Investment Yields and Maturities
                               December 31, 1999
                             (Dollars in thousands)

                                           One Year
                           One Year or     Through      Through      Over Ten
                              Less        Five Years   Ten Years      Years
                          -------------  ------------ ------------ ------------   Total
                          Amount  Yield  Amount Yield Amount Yield Amount Yield  Amount  Yield
                          ------- -----  ------ ----- ------ ----- ------ -----  ------- -----
U.S. Treasury government
 agency securities......  $12,500 5.35%  $2,000    6% $ --    --    $--    --    $14,500 5.44%
Other...................      --   --         5  --     --    --     219  5.87%      224 5.87%
                          ------- ----   ------  ---  -----   ---   ----  ----   ------- ----
  Total investments.....  $12,500 5.35%  $2,005    6% $ --    --    $224  5.89%  $14,724 5.45%
                          =======        ======       =====         ====         =======

Analysis of Deposits

   Average deposits for 1999 were $111,619,000 as compared to $86,553,000 for year-end December 31, 1998 and $63,880,000 for year-end December 31, 1997. Deposits have steadily increased over the past three years due to First Community Bank of the Desert's reputation in the local community and its business development and marketing efforts.

                       First Community Bank of the Desert
                          Analysis of Average Deposits
                             (Dollars in thousands)

                                                    December 31,
                                     --------------------------------------------
                                          1999           1998           1997
                                     --------------  -------------  -------------
                                      Amount  Yield  Amount  Yield  Amount  Yield
                                     -------- -----  ------- -----  ------- -----
Noninterest-bearing................. $ 43,533  --    $31,967  --    $22,887  --
Savings deposits....................    8,605 1.49%    7,822 1.94%    6,147 1.98%
Market rate deposits................   34,356 1.75%   26,771 2.04%   19,243 2.01%
Time deposits<$100,000..............   17,154 4.50%   14,128 5.10%   12,911 5.14%
Time deposits>$100,000..............    7,971 4.97%    5,865 5.03%    2,692 5.57%
                                     --------        -------        -------
  Total average deposits............ $111,619        $86,553        $63,880
                                     ========        =======        =======

Maturity of Time Deposits

   The following table presents a summary of First Community Bank of the Desert's average deposits as of the dates indicated and the maturity of time deposits over $100,000.

                       First Community Bank of the Desert
                 Maturity of Time Deposits of $100,000 or More
                                 (In thousands)

                                       (greater                (greater
                                       than or                  than or
                           <3 months =)3-6 months 6-12 months =)12 months Total
                           --------- ------------ ----------- ----------- ------
December 31, 1999.........  $6,011       $915       $1,279       $369     $8,574

Regulatory Capital Requirements

   Capital. Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines, which compare different levels of capital (as defined by such guidelines) to risk-weighted asset and off-balance sheet obligations. Banks are required to maintain a minimum risk-based capital ratio of 8%. Banking organizations considered to be among the most highly rated, based upon examination results also must maintain a minimum leverage ratio of 3% and a minimum risk based capital ratio of 8%. Banks that are not the most highly rated are expected to maintain a capital leverage ratio of at least 100 to 200 basis points above the minimum 3% levels.

   The regulatory capital requirements and risk-based capital levels of First Community Bank of the Desert are set forth on page 70 under Information About First Community Bank of the Desert--Capital Standards. As of December 31, 1999, First Community Bank of the Desert exceeded each of the capital requirements of the Federal Reserve Board and was deemed to be well capitalized.

Liquidity and Funds Management.

   Liquidity management requires an ability to meet financial commitments when contractually due and to respond to other requirements for funds. First Community Bank of the Desert has an Asset/Liability Management Committee responsible for managing balance sheet and off-balance sheet commitments to meet the needs of customers while achieving First Community Bank of the Desert's financial objectives. First Community Bank of the Desert's Asset/Liability Management Committee meets regularly to review funding capacities, current and forecasted loan demand, and investment opportunities.

   Funds are held in cash and cash equivalents, which are comprised of cash and due from banks plus federal funds sold. Cash and cash equivalents decreased to $18,643,000 at December 31, 1999, or 15.19% of total assets compared to $33,646,000 at December 31, 1998 or 30.2% of total assets, largely through increased loan originations. Net loans increased to $73,065,000, compared to $60,021,000 at December 31, 1998 as a result of improved loan demand, especially in commercial real estate and construction lending. Total deposits, by comparison, increased to $111,820,000 at December 31, 1999, compared to $102,794,000 at December 31, 1998, primarily in non-interest bearing deposits. The only restriction on First Community Bank of the Desert's cash and cash equivalents are reserve requirements and a $3,701,000 compensating balance arrangement with the Federal Reserve Bank.

   As an additional source of liquidity, First Community Bank of the Desert maintains lines of credit for $3,000,000 with correspondent banks for the purchase of overnight funds. These lines are subject to availability of funds. First Community Bank of the Desert also has the capability of borrowing overnight funds from the Federal Reserve's Discount Window. Historically, First Community Bank of the Desert has used its borrowing capabilities as a supplemental source of liquidity.

Interest Rate Sensitivity

   Interest Rate Sensitivity. Significant changes in interest rates affect the composition, yield and cost of balance sheet components. The rate sensitivity of these assets and liabilities is monitored and matched to control the risk associated with movements in rates. The Asset/Liability Management Committee for First Community Bank of the Desert meets monthly to monitor and formulate strategies and policies to provide sufficient levels of net interest income while maintaining acceptable levels of interest rate sensitivity, risk, and liquidity. The primary object of rate sensitivity management is to ensure earnings stability by minimizing the sensitivity of net interest income to fluctuations in interest rates. First Community Bank of the Desert uses GAP analysis and other systems to measure, monitor and adapt to changing interest rate environments. First Community Bank of the Desert monitors and evaluates its interest rate risk position on a quarterly basis using traditional GAP analysis. GAP analysis calculates the mismatches over certain time periods between assets and liabilities whose interest rates are subject to repricing at their contractual maturity dates or repricing period.

   In a rising interest rate environment, when rate-sensitive assets exceed rate-sensitive liabilities, assets re-price to higher interest rates faster than liabilities re-price, resulting in a net interest margin that tends to rise. When rate-sensitive liabilities exceed rate-sensitive assets, net interest margin will tend to fall in the same interest rate environment. The opposite effect on the net interest margin occurs in a decreasing interest rate environment.

   The following table presents First Community Bank of the Desert's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1999.

                       First Community Bank of the Desert
                           Interest Rate Sensitivity
                            As of December 31, 1999

                             (Dollars in thousands)

                                    3 months
                         Less than    to 1     1 to     Over    Non-rate
                         3 months     year    5 years  5 years  sensitive   Total
                         ---------  --------  -------  -------  ---------  --------
Repricing interval
Deposits with financial
 institutions...........   $ 1,382   $ 6,120  $   --   $   --    $    --   $  7,502
Federal funds sold......     9,083       --       --       --         --      9,083
Investment securities...       --     12,500    2,000      219          5    14,724
Loans, gross............    52,843     8,792    9,648    2,999        --     74,782
                          -------   -------   -------  -------  --------   --------
  Total rate sensitive
   assets...............    63,308    27,412   11,648    3,218          5   106,091
All other assets........       --        --       --       --      15,938    15,438
                          -------   -------   -------  -------  --------   --------
  Total assets..........   $63,308   $27,412  $11,648  $ 3,218   $ 15,943  $121,529
                          =======   =======   =======  =======  ========   ========

Savings deposits........   $   --    $   --   $ 8,877  $   --    $    --   $  8,877
Money market & Now
 deposits...............    32,349       --       --       --         --     32,349
Time Deposits under
 $100,000...............     5,459     7,425    1,487       57        --     14,428
Time Deposits of
 $100,000 or more.......     6,011     2,194      369      --         --      8,574
Other interest-bearing
 liabilities............       --
                          -------   -------   -------  -------  --------   --------
  Total rate sensitive
   liabilities..........   43,819     9,619    10,733       57       --      64,228
All other liabilities...       --        --       --       --      48,476    48,476
Stockholders' equity....       --        --       --       --       8,825     8,825
                          -------   -------   -------  -------  --------   --------
  Total liabilities and
   stockholders'
   equity...............   $43,819   $ 9,619  $10,733  $    57   $ 57,301  $121,529
                          =======   =======   =======  =======  ========   ========
Period gap..............   $19,489   $17,793  $   915  $ 3,161   $(41,358)
Cumulative gap..........    19,489    37,282   38,197   41,358
Cumulative rate
 sensitive gap %........        16%       31%      31%      34%

   Note: All amounts are reported at their contractual maturity or repricing periods. For purposes of this analysis, First Community Bank of the Desert assumes that savings deposits, which have no stated maturity, are assumed to be in the 1 to 5 year category. Money Market accounts are repriced at the discretion of management and generally are more rate sensitive.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                       OF
                       FIRST COMMUNITY BANK OF THE DESERT

   The following table sets forth information as to shares of common stock of First Community Bank of the Desert beneficially owned, as of the record date by:

  . each director and executive officer of First Community Bank of the Desert;

  .  directors and executive officers, as a group; and

  . each person who, to First Community Bank of the Desert's knowledge, beneficially owned more than five percent (5%) of First Community Bank of the Desert's outstanding common stock.

                        Common Stock Beneficially Owned

                                              Number of             Percent of
                                               Shares                 Class
                 Name and Title                 (/2/)                 (/3/)
                 --------------               ---------             ----------
   Castle Creek Capital Fund I, LP(/4/)......   459,552                9.90%
   Peter C. Cook(/5/)........................   440,000                9.88%
   J. Peter Ministrelli(/6/).................   250,000                5.38%
   The Prince Foundation(/7/)................   415,000                8.94%
   Kensett J. Moyle, III, Director...........   101,155 (/8/)          2.17%
   William T. Powers, President, Chief
    Executive Officer and Director...........   213,550 (/8/)          4.44%
   William J. Ruh, Director..................    67,525 (/8/)(/9/)     1.44%
   Robert A. Schoellhorn, Director ..........   450,000 (/8/)          9.68%
   Dale E. Walter, Director..................   157,360 (/8/)(/10/)    3.38%
   David S. Williams, Chairman of the Board
    of Directors.............................   106,036 (/8/)          2.28%
   Tay Fried, Executive Vice President And
    Chief Financial Officer..................     4,275 (/8/)             *
   Steven I. Fried...........................     2,275                   *
   Directors and principal officers as a
    group (8 persons)........................ 1,102,176 (/8/)         22.66%

--------
  *  Individually less than 1%
 (1) As used in this Proxy Statement, the term "principal officer" means the President/Chief Executive Officer and, the Executive Vice President/Chief Financial Officer.
 (2) Each person directly or indirectly has sole or shared voting and investment power with respect to the shares indicated.
 (3) In computing the percentage of shares beneficially owned, the number of shares which the person (or group) has a right to acquire within 60 days after the Record Date are deemed outstanding for the purpose of computing the percentage of Common Stock owned by such person (or group), but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.
 (4) The address of Castle Creek Capital is 6051 El Tordo, Rancho Santa Fe, California 92067. Mr. Ruh is a principal of Castle Creek Capital, LLC.
 (5) The address of Mr. Peter C. Cook is c/o Mazda Great Lakes, 618 Kenmoor Avenue, S.E., Grand Rapids, Michigan 49501.
 (6) The address of Mr. Ministrelli is 50-445 Mountain Shadows Road, La Quinta, California, 92253.
 (7) The address of The Prince Foundation is c/o Robert Haverman, Treasurer, 190 River Avenue, Suite 300, Holland, Michigan 49423.
 (8) Includes 14,400, 165,000, 10,000, 10,000, 10,000, 14,400, 2,000 and
     225,800 shares which Messrs. Moyle, Powers, Ruh, Schoellhorn, Walter, Williams, and Ms. Fried and all directors and principal officers as a group, respectively, have the right to acquire within 60 days after the Record Date through the exercise of stock options held pursuant to First Community Bank of the Desert's 1987 Incentive Stock Option Plan.
 (9) Includes 46,419 shares that Mr. Ruh has the right to acquire pursuant to a Warrant Agreement dated June 21, 1995.
(10) Includes 83,375, 43,106, 11,656 and 9,223 shares, respectively, held by Mr. Walter and Donna L. Walter, as trustees for the Walter Family Trust, UA DTD 4/29/92. Guarantee & Trust Co. as custodian for the Dale E. Walter IRA and Guarantee & Trust Co., as custodian for the Donna L. Walter IRA.

             THE FIRST COMMUNITY BANK OF THE DESERT ANNUAL MEETING

General

   We are furnishing this document to shareholders of First Community Bank of the Desert in connection with the solicitation of proxies by the First Community Bank of the Desert Board of Directors for use at the annual meeting of shareholders including any meeting adjournments or postponements, to be held on May 31, 2000 at 10:00 a.m., local time, at the Mira Monte Resort, located at 76477 Highway 111, Indian Wells, California 92210.

   At the annual meeting you will consider and vote upon the following proposals:

  . To elect 6 persons to the board of directors of First Community Bank of the Desert. The board has nominated the following individuals, all of whom currently serve as directors of First Community Bank of the Desert:

                             Kensett J. Moyle, III
                               William T. Powers
                                 William J. Ruh
                             Robert A. Schoellhorn
                                 Dale E. Walter
                               David S. Williams

  . To ratify the appointment of KPMG LLP, as First Community Bank of the Desert's independent auditors for the fiscal year ending December 31, 2000.

  . To approve the Agreement and Plan of Merger, dated as of October 22, 1999, as amended, providing for the merger of First Community Bank of the Desert with a wholly owned subsidiary of First Community Bancorp, the holding company for Rancho Santa Fe National Bank.

   The merger agreement is attached to this document as Annex A and is incorporated in this document by this reference. For a description of the merger agreement, see "The Merger--Structure of the Merger" on page 26.

   The merger agreement provides that First Community Bank of the Desert will merge with a wholly owned subsidiary of First Community Bancorp. In the merger, for each outstanding share of First Community Bank of the Desert common stock, you will receive 0.30 shares of common stock of First Community Bancorp. First Community Bancorp will pay cash in lieu of any fractional shares.

   Record Date; Voting Power. If you were a First Community Bank of the Desert shareholder at the close of business on April 21, 2000, you may vote at the meeting. As of April 21, 2000, there were 4,642,912 issued and outstanding shares of First Community Bank of the Desert common stock held by approximately 335 shareholders. These shareholders have one vote per share on any matter that may properly come before the annual meeting, except that all shareholders may cumulate their votes for candidates nominated to be directors if any shareholder present at the annual meeting has given notice prior to the voting that he or she intends to vote his or her shares cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares he or she owns, or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. Discretionary authority to cumulate votes is sought and return of the proxy shall be deemed to grant such authority to the proxy holders.

   Brokers who hold shares of First Community Bank of the Desert common stock as nominees will not have discretionary authority to vote such shares for the merger without instructions from the beneficial owners. Brokers may, in their discretion, vote shares of First Community Bank of the Desert common stock in the election of directors and the proposal to ratify the appointment of independent accountants. Any shares of First

Community Bank of the Desert common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes" and will count as votes against the proposal to approve the merger agreement.

   Vote Required. The presence in person or by proxy of the holders of a majority of the shares of First Community Bank of the Desert common stock outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting. First Community Bank of the Desert will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the meeting.

   For the election of directors, you have the right to cumulate your votes and give one properly nominated candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares you are entitled to vote. In the election of directors, the 6 candidates receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will have no effect on the election of directors.

   Ratification of the appointment of KPMG LLP as First Community Bank of the Desert's independent accountants for the fiscal year ending December 31, 2000 will require the affirmative vote of the holders of a majority of the outstanding shares of common stock represented in person or by proxy and entitled to vote at the meeting. Because abstentions and broker non-votes are not affirmative votes but are counted as being present at the meeting, they will have the effect of a vote against the proposal to ratify KPMG LLP as First Community Bank of the Desert's independent accountants.

   The approval of the proposal to approve the merger agreement requires the affirmative vote of a majority of the shares of First Community Bank of the Desert common stock outstanding on the First Community Bank of the Desert record date. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

   On the record date, the executive officers and directors of First Community Bank of the Desert, including their affiliates, had voting power with respect to an aggregate of 1,102,176 shares of First Community Bank of the Desert common stock or approximately 23% of the shares of First Community Bank of the Desert common stock then outstanding, which includes shares beneficially owned by Mssrs. Eggemeyer and Ruh through their interests in Castle Creek Capital. We currently expect that such directors and officers will vote all of their shares in favor of the proposal to approve the merger agreement.

   Recommendation of the First Community Bank of the Desert Board. The First Community Bank of the Desert board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The First Community Bank of the Desert board believes that the merger is fair to and in the best interests of First Community Bank of the Desert and the First Community Bank of the Desert shareholders and unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby.

   The board also recommends a vote FOR the board's 6 nominees for director, and FOR ratification of KPMG LLP as First Community Bank of the Desert's independent accountants for the year ending December 31, 2000.

   Solicitation and Revocation of Proxies. We have enclosed a form of proxy with this document. Shares represented by a proxy will be voted at the annual meeting as specified in the proxy. Proxies that are properly signed and dated but that do not have voting instructions will be voted by the proxy holders FOR the merger, FOR election of the board's 6 nominees for director and FOR ratification of of KPMG LLP as First Community Bank of the Desert's independent accountants, and in the discretion of the proxy holder as to any other matter that may properly come before the meeting.

   First Community Bank of the Desert asks you to vote by completing, dating and signing the accompanying proxy card and returning it promptly to First Community Bank of the Desert in the enclosed, postage-paid envelope even if you plan to attend the meeting in person. First Community Bank of the Desert shareholders should not send stock certificates with their proxy cards.

   If you are a First Community Bank of the Desert shareholder who delivers a properly executed proxy, you may revoke such proxy at any time before its exercise. You may revoke your proxy by:

  . filing with the Secretary of First Community Bank of the Desert prior to the annual meeting, at First Community Bank of the Desert's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date, or

  . attending the annual meeting and voting in person. Presence at the meeting will not revoke your proxy unless and until you vote in person. If your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you can vote your shares.

   First Community Bank of the Desert is soliciting proxies for use at its annual meeting. First Community Bank of the Desert will bear the cost of solicitation of proxies from its own shareholders. First Community Bank of the Desert and First Community Bancorp will share equally the cost of printing and mailing this document. In addition to solicitation by mail, First Community Bank of the Desert directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. First Community Bank of the Desert also will make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. First Community Bank of the Desert will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

   Other Matters. First Community Bank of the Desert is unaware of any matter to be presented at the annual meeting other than the proposals to elect directors, ratify the appointment of independent accountants and approve the merger agreement. If other matters are properly presented at the annual meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the annual meeting. Proxies that have been designated to vote against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                             ELECTION OF DIRECTORS

Nominees

   The bylaws of First Community Bank of the Desert provide that the number of directors shall be not less than five nor more than nine until changed by a bylaw amendment approved by the shareholders. The exact number of directors is fixed from time to time, within the foregoing range, by a bylaw or bylaw amendment approved by First Community Bank of the Desert's board of directors. Currently, the number of directors is fixed at six.

   All nominees for directors are currently members of the board of directors of First Community Bank of the Desert. If the merger is completed prior to the 2001 annual meeting of First Community Bank of the Desert, the directors elected at the annual meeting will resign in favor of First Community Bancorp's nominees.

   The enclosed proxy will be voted in such a way as to effect the election of the board's 6 nominees, or as many of them as possible, under applicable voting rules. If any of the nominees is unable or unwilling to accept nomination for election as a director, the proxy holders will vote for the election of substitute nominees who are designated by the board of directors. All nominees have informed the board that they are willing and able to serve if elected.

   The biographical information of the nominees is set forth below.

                                                          Year
                                                          First
                                                         Elected
                                                           or
                         Principal Occupation for       Appointed  Position held With
           Name               Past Five Years       Age Director        the Bank
           ----          ------------------------   --- --------- ---------------------
   Kensett J. Moyle, III President, Moyle's         57    1980    Director
                         Health Care, Inc.

   William T. Powers     President and Chief        59    1993    President, Chief
                         Executive Officer of                     Executive Officer and
                         First Community Bank of                  Director
                         the Desert, October 1993
                         to present; Senior Vice
                         resident and Regional
                         Branch Administrator, El
                         Dorado Bank, September
                         1989 to October 1993

   William J. Ruh        Senior Vice President,     39    1995    Director
                         Belle Plaine Financial
                         and Senior Vice
                         President, Castle Creek
                         Capital, March 1996 to
                         present. Vice President,
                         Belle Plaine Partners,
                         Inc., January 1995 to
                         March 1996 Assistant
                         Vice President, Mabon
                         Securities Corp., July
                         1992 to December 1994.

   Robert A. Schoellhorn Chairman and Chief         71    1995    Director
                         Executive Officer,
                         Marathon Coach, Inc.,
                         January 1993 to present.
                         Chairman and Chief
                         Executive Officer,
                         Abbott Laboratories,
                         retired August 31, 1990.

   Dale E. Walter        President of Fore          65    1995    Director
                         Holidays, Inc.;
                         President and Chief
                         Executive Officer,
                         Guardian Bank, October
                         1994 to February 1995.
                         Chairman, President and
                         Chief Executive Officer,
                         Commerce Bank, January
                         1993 to August 1994.
                         President and Chief
                         Executive Officer, Bank
                         of Industry, August 1980
                         to June 1992.

   David S. Williams     President, Williams        58    1980    Director
                         Plumbing, Inc.

The Board of Directors and Committees

   First Community Bank of the Desert has a standing Stock Option Committee, Executive Committee, Loan Committee, Retirement Plans/Compensation Committee, Community Reinvestment Act Committee and Audit Committee. First Community Bank of the Desert has no standing nominating committee; however, the procedures for nominating directors, other than by the Board of Directors itself, are set forth in First Community Bank of the Desert's Bylaws and in the Notice of Annual Meeting of Shareholders.

   During the fiscal year ended December 31, 1998, the board of directors of First Community Bank of the Desert held a total of eleven (11) meetings. All of the persons who were directors of First Community Bank of the Desert during 1998 attended at least 75% of the aggregate of (i) the total number of such meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which he served during that year. During the fiscal year ended December 31, 1999, the board of directors of First Community Bank of the Desert held twelve (12) meetings. During 1999, each of the directors, except for Kensett J. Moyle III, attended at least 75% of the aggregate of (i) the total number of such meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which he served during that year.

                REMUNERATION OF DIRECTORS AND PRINCIPAL OFFICERS

Principal Officer Remuneration

   The following table sets forth the aggregate remuneration paid or accrued for services rendered during 1999 to: William T. Powers, the Bank's President and Chief Executive Officer; Fereshteh Fried, the Bank's Executive Vice President and Chief Financial Officer, and Steven I. Fried, Executive Vice President and Chief Credit Officer, each of whom served as principal officers of the Bank during such year with aggregate remuneration exceeding $100,000.

                                           Annual Compensation
                                      -----------------------------
                                                       Other Annual   All Other
         Name of Individual            Salary   Bonus  Compensation  Compensation
         ------------------            ------  ------- ------------  ------------
William T. Powers.................... $136,000 $20,000   $13,100(1)     $2,583(2)
Fereshteh Fried...................... $ 90,000 $14,310   $ 3,600(3)     $3,000(2)
Steven I. Fried...................... $ 86,600 $ 9,125   $ 6,000(3)     $3,464(2)

--------
(1) Represents premiums on new insurance policy coverage in excess of the coverage generally provided to bank employees, automobile allowance, and reimbursement for country club dues.
(2)  Represents Bank's matching contributions to the 401(k).
(3)  Represents automobile allowance.

Stock Options

   On April 22, 1987, the shareholders approved the First Community Bank of the Desert 1987 Incentive Stock Option Plan, which is intended to advance the interests of First Community Bank of the Desert by encouraging high levels of performance and stock ownership on the part of directors and key Bank personnel. The Stock Option Plan is administered and interpreted by the Stock Option Committee of the board of directors. Options under the Stock Option Plan may be granted to full-time salaried employees, employee directors, and non-employee directors of First Community Bank of the Desert or its subsidiaries. Option exercise prices may not be less than 100% of the fair market value of the stock at the date of grant. The purchase price of common stock acquired pursuant to an option must be paid in cash or checks payable to the order of First Community Bank of the Desert at the time the option is exercised. Options granted under the Stock Option Plan may not extend more than ten (10) years from the date of grant. First Community Bank of the Desert believes that the ability to grant non-qualified options under the Stock Option Plan will provide the Bank with tax benefits that are not ordinarily available in connection with incentive stock options. During 1998, 242,500 stock options were granted by First Community Bank of the Desert.

Director Compensation

   During 1998 and 1999, First Community Bank of the Desert paid each director $5,000 per year, pro-rated for time in office during the year, for serving on the board of directors. Each director also received $250 for each board meeting attended and $100 for each committee meeting attended outside of regular board meetings for each of 1998 and 1999. During 1998 and 1999, First Community Bank of the Desert paid aggregate compensation of $45,000 and approximately $30,500, respectively, pursuant to these arrangements. Non-employee directors of First Community Bank of the Desert may also elect to participate in First Community Bank of the Desert's health and life insurance programs at the director's expense and to receive options under the 1987 Stock Option Plan.

Certain Transactions

   Certain directors and executive officers of First Community Bank of the Desert and companies with which they were associated were customers of, and have had transactions with, First Community Bank of the Desert in the ordinary course of business. First Community Bank of the Desert provides automatic overdraft protection of up to $500 to directors and officers who have checking accounts with First Community Bank of the Desert. As of August 19, 1999, this secondary line of credit was closed.

   In August of 1999, Kensett J. Moyle III was granted a real estate loan, as a co-borrower, in the amount of $200,000, with $198,416.56 outstanding as of December 31, 1999.

   In March of 1998, First Community Bank of the Desert granted Outdoor Resorts a construction loan for a maximum amount of $3,039,900. This loan was subsequently paid and closed on April 29, 1999. Additionally, in March of 1999, Outdoor Resorts was granted a construction loan for a maximum amount of $4,325,096. As of September 1, 1999, the principal amount outstanding under this facility was $3,431,065.97. Robert A. Schoellhorn, a Bank director, is the sole shareholder of Four Seasons, Inc., which is a 50% limited partner in Outdoor Resorts.

   Each of the above transactions have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, in the opinion of management of First Community Bank of the Desert, did not involve more than a normal risk repayment or present other unfavorable features.

                   THE BOARD OF DIRECTORS OF FIRST COMMUNITY
                BANK OF THE DESERT RECOMMENDS THAT YOU VOTE FOR
                           THE NOMINEES FOR DIRECTOR

                              INDEPENDENT AUDITOR

   First Community Bank of the Desert has selected KPMG LLP, independent auditors, as its independent auditor for the fiscal year ending December 31, 2000. KPMG LLP has served as independent auditor for First Community Bank of the Desert since 1996. This firm performed audit and tax services for First Community Bank of the Desert at customary rates and terms. All professional services by KPMG LLP were approved in advance by the board of directors. A representative of KPMG LLP will be present at the annual meeting to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders at the annual meeting.

                                    EXPERTS

   The financial statements of Rancho Santa Fe National Bank as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of First Community Bank of the Desert as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                            VALIDITY OF COMMON STOCK

   The validity of the shares of First Community Bancorp common stock to be issued pursuant to the terms of the merger agreement and the material federal income tax consequences of the merger on First Community Bancorp will be passed upon for First Community Bancorp by Sullivan & Cromwell. The material federal income tax consequences of the merger on First Community Bank of the Desert and its shareholders will be passed upon for First Community Bank of the Desert by Manatt, Phelps & Phillips LLP.

   The validity of the First Community Bancorp common stock to be issued pursuant to the reorganization will be passed upon by Sullivan & Cromwell.

                      WHERE YOU CAN FIND MORE INFORMATION

   First Community Bancorp has filed the Registration Statement to register with the Commission the shares of First Community Bancorp common stock to be issued to First Community Bank of the Desert shareholders in the merger. This document is a part of the Registration Statement and constitutes a prospectus of First Community Bancorp and a proxy statement of First Community Bank of the Desert for its annual meeting.

   As allowed by Commission rules, this document does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement. The Commission allows First Community Bancorp to "incorporate by reference" certain information into this document, which means First Community Bancorp can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this document, except for any information that contradicts information contained directly in this document.

   You may read and copy any reports, statements or other information that First Community Bancorp files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. First Community Bancorp's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http:// www.sec.gov."

   First Community Bancorp incorporates by reference additional documents that it may file with the Commission between the date of this document and the date of the annual shareholder meeting. These include Current Reports on Form 8-K.

   First Community Bancorp has supplied all information contained or incorporated by reference in this document relating to First Community Bancorp, and First Community Bank of the Desert has supplied all information contained in this document and relating to First Community Bank of the Desert.

   Shareholders of First Community Bancorp may obtain documents incorporated by reference through First Community Bancorp or the Commission or the Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from First Community Bancorp without charge, excluding all exhibits, unless specifically incorporated by reference as an exhibit to this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following:

       Corporate Secretary
       FIRST COMMUNITY BANCORP
       6110 El Tordo
       Rancho Santa Fe, California 92067
       (858) 756-3023

   If you are a shareholder of First Community Bank of the Desert and would like to obtain additional copies of this document, please address your request to:

       Corporate Secretary
       FIRST COMMUNITY BANK OF THE DESERT
       74-750 Highway 111
       Indian Wells, California 92210
       (760) 836-0870

   If you would like to request documents from First Community Bancorp or First Community Bank of the Desert, please do so at least five business days before the date of the shareholders' meeting in order to receive timely delivery of such documents prior to the shareholders' meeting.

   You should rely only on the information contained or incorporated by reference in this document to vote your shares at the First Community Bank of the Desert annual meeting. First Community Bancorp and First Community Bank of the Desert have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 28, 2000. You should not assume that the information contained in this document is accurate as of any date other than the date indicated, and neither the mailing of this document to shareholders of First Community Bank of the Desert nor the issuance of First Community Bancorp common stock in the merger creates any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

   The following financial statements of Rancho Santa Fe National Bank are included in this proxy statement/prospectus:

                                                                           Page
                                                                           ----
Years Ended December 31, 1999, 1998 and 1997:

Balance Sheets as of December 31, 1999 and 1998..........................  F-2
Statements of Earnings for the years ended December 31, 1999, 1998 and
 1997....................................................................  F-3
Statements of Shareholders' Equity and Comprehensive Income for the years ended December 31, 1999, 1998 and 1997..................................  F-4
Statements of Cash Flows for the years ended December 31, 1999, 1998 and
 1997....................................................................  F-5
Notes to Financial Statements............................................  F-6
Report of KPMG LLP, Independent Auditors.................................  F-22

   The following consolidated financial statements of First Community Bank of the Desert are included in this proxy statement/prospectus:

Years Ended December 31, 1999, 1998 and 1997:

Report of KPMG LLP, Independent Auditors.................................  F-23
Consolidated Balance Sheets as of December 31, 1999 and 1998.............  F-24
Consolidated Statements of Operations for the years ended December 31,
 1999, 1998 and 1997.....................................................  F-25
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1999, 1998 and 1997..................................  F-26
Consolidated Statements of Cash Flows for the years ended December 31,
 1999, 1998 and 1997.....................................................  F-27
Notes to Consolidated Financial Statements...............................  F-28

                         RANCHO SANTA FE NATIONAL BANK

                                 BALANCE SHEETS

                           December 31, 1999 and 1998

                                                      December 31,  December 31,
                                                          1999          1998
                                                      ------------  ------------
ASSETS
Cash and due from banks (note 15)...................  $ 11,768,000  $  9,066,000
Federal funds sold..................................     1,806,000    12,254,000
Investments:
 Securities available-for-sale, at fair value (note
  2)................................................    35,476,000    32,447,000
 Securities held-to-maturity, at amortized cost
  (note 3)..........................................       363,000       370,000
Loans (note 4)......................................   131,473,000   109,562,000
 Less allowance for loan losses.....................     2,461,000     2,388,000
                                                      ------------  ------------
  Net loans.........................................   129,012,000   107,174,000
Premises and equipment, net (note 5)................     1,419,000     1,467,000
Bank premises held-for-sale (note 6)................           --      1,176,000
Deferred income taxes (note 9)......................     1,439,000       688,000
Interest receivable and other assets................     1,550,000     1,370,000
                                                      ------------  ------------
  Total assets......................................  $182,833,000   166,012,000
                                                      ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (notes 3 and 7)
 Non-interest bearing...............................  $ 46,171,000  $ 42,236,000
 Interest bearing...................................   116,241,000   106,391,000
                                                      ------------  ------------
  Total deposits....................................   162,412,000   148,627,000
Interest payable and other liabilities..............     3,391,000     2,171,000
                                                      ------------  ------------
  Total liabilities.................................   165,803,000   150,798,000
                                                      ------------  ------------
Shareholders' equity: (notes 10, 16 and 18)
 Common stock, $2.50 par value; authorized
  3,350,000 shares, issued and outstanding 2,485,385
  and 2,461,218 shares as of December 31, 1999 and
  1998, respectively................................     6,213,000     6,153,000
 Additional paid-in capital.........................     5,889,000     5,327,000
 Accumulated other comprehensive income-
  net unrealized gains (losses)
  on securities available-for-sale, net (note 2)....      (565,000)       31,000
 Retained earnings..................................     5,493,000     3,703,000
                                                      ------------  ------------
  Total shareholders' equity........................    17,030,000    15,214,000
                                                      ------------  ------------
Commitments and contingencies (notes 13, 14, and 17)
  Total liabilities and shareholders' equity........  $182,833,000  $166,012,000
                                                      ============  ============


                See accompanying notes to financial statements.

                         RANCHO SANTA FE NATIONAL BANK

                             STATEMENTS OF EARNINGS

                  Years ended December 31, 1999, 1998 and 1997

                                                 1999        1998       1997
                                              ----------- ---------- ----------
Interest income:
 Interest and fees on loans:
  Taxable.................................... $11,458,000 10,441,000  9,330,000
  Exempt from federal income taxes...........      18,000     24,000      7,000
 Interest on federal funds sold..............     480,000    540,000    319,000
 Interest on interest earning deposits.......         --         --       3,000
 Interest on investment securities:
  Taxable....................................   2,051,000  1,519,000  1,215,000
  Exempt from federal income taxes...........      17,000     17,000      9,000
                                              ----------- ---------- ----------
   Total interest income.....................  14,024,000 12,541,000 10,883,000
                                              ----------- ---------- ----------
Interest expense:
 Deposits (note 7)...........................   3,751,000  3,640,000  3,202,000
 Other.......................................      40,000     36,000     41,000
                                              ----------- ---------- ----------
   Total interest expense....................   3,791,000  3,676,000  3,243,000
                                              ----------- ---------- ----------
  Net interest income before provision for
   loan losses...............................  10,233,000  8,865,000  7,640,000
Provision for loan losses (note 4)...........      90,000        --      50,000
                                              ----------- ---------- ----------
  Net interest income after provision for
   loan losses...............................  10,143,000  8,865,000  7,590,000
                                              ----------- ---------- ----------
Noninterest income:
 Service charges on deposit accounts.........     399,000    346,000    295,000
 Escrow fees.................................         --         --     176,000
 Merchant discount fees......................     517,000    330,000    246,000
 Mortgage fees...............................      82,000    263,000    114,000
 Gain on sale of loans.......................     310,000    391,000    441,000
 Other.......................................     315,000    314,000    291,000
                                              ----------- ---------- ----------
   Total noninterest income..................   1,623,000  1,644,000  1,563,000
                                              ----------- ---------- ----------
Noninterest expenses:
  Salaries and employee benefits.............   3,125,000  3,029,000  2,914,000
  Occupancy..................................     833,000    771,000    762,000
  Impairment loss on bank premises held-for-
   sale (note 6).............................         --      38,000        --
  Furniture and equipment....................     383,000    364,000    329,000
  Professional and other services............     657,000    739,000    515,000
  Stationery, supplies and printing..........      74,000     77,000     86,000
  FDIC assessment............................      17,000     14,000     12,000
  Merchant card processing...................     461,000    282,000    209,000
  Advertising................................     146,000    183,000    213,000
  Insurance..................................      53,000     63,000     60,000
  Loss on sale of securities.................       2,000        --         --
  Other......................................     755,000    678,000    561,000
                                              ----------- ---------- ----------
   Total noninterest expenses................   6,506,000  6,238,000  5,661,000
                                              ----------- ---------- ----------
Earnings before income taxes.................   5,260,000  4,271,000  3,492,000
Income taxes (note 9)........................   2,202,000  1,762,000  1,380,000
                                              ----------- ---------- ----------
  Net earnings............................... $ 3,058,000  2,509,000  2,112,000
                                              =========== ========== ==========
 Basic earnings per share (note 12).......... $      1.24       1.03        .87
                                              =========== ========== ==========
 Diluted earnings per share (note 12)........ $      1.18        .96        .83
                                              =========== ========== ==========

                See accompanying notes to financial statements.

                         RANCHO SANTA FE NATIONAL BANK

          STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                 Years ended December 31, 1999, 1998 and 1997

                                                          Accumulated
                                              Additional     other
                             Common Stock      paid-in   comprehensive Retained               Comprehensive
                          Shares     Amount    capital   income(loss)  Earnings     Total        Income
                         --------- ---------- ---------- ------------- ---------  ----------  -------------
Balance at December 31,
 1996................... 2,425,050 $6,063,000 4,780,000     (62,000)     168,000  10,949,000
 Exercise of stock
  options                    5,001     12,000    12,000         --           --       24,000
 Net earnings...........       --         --        --          --     2,112,000   2,112,000    2,112,000
 Other comprehensive
  income, net unrealized
  gains on securities
  available-for-sale,
  net of tax effect of
  $9,000................       --         --        --       50,000          --       50,000       50,000
                         --------- ---------- ---------    --------    ---------  ----------    ---------
Balance at December 31,
 1997................... 2,430,051  6,075,000 4,792,000     (12,000)   2,280,000  13,135,000    2,162,000
                                                                                                =========
 Exercise of stock
  options...............    31,167     78,000    38,000         --           --      116,000
 Net earnings...........       --         --        --          --     2,509,000   2,509,000    2,509,000
 Transfer pursuant to
  regulatory guidelines
  (note 16).............       --         --    497,000         --      (497,000)        --
 Cash dividends paid
  $0.24 per share.......       --         --        --          --      (589,000)   (589,000)
 Other comprehensive
  income, net unrealized
  gains on securities
  available-for-sale,
  net of tax effect of
  $31,000...............       --         --        --       43,000          --       43,000       43,000
                         --------- ---------- ---------    --------    ---------  ----------    ---------
Balance at December 31,
 1998................... 2,461,218  6,153,000 5,327,000      31,000    3,703,000  15,214,000    2,552,000
                                                                                                =========
 Exercise of stock
  options...............    24,167     60,000    36,000         --           --       96,000
 Net earnings...........       --         --        --          --     3,058,000   3,058,000    3,058,000
 Transfer pursuant to
  regulatory guidelines
  (note 16).............       --         --    526,000         --      (526,000)        --
 Cash dividends paid
  $0.30 per share.......       --         --        --          --      (742,000)   (742,000)
 Other comprehensive
  income, net unrealized
  losses on securities
  available-for-sale,
  net of tax effect of
  $432,000..............       --         --        --     (596,000)         --     (596,000)    (596,000)
                         --------- ---------- ---------    --------    ---------  ----------    ---------
Balance at December 31,
 1999................... 2,485,385 $6,213,000 5,889,000    (565,000)   5,493,000  17,030,000    2,462,000
                         ========= ========== =========    ========    =========  ==========    =========

                See accompanying notes to financial statements.

                         RANCHO SANTA FE NATIONAL BANK

                            STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1999, 1998 and 1997

                                            1999         1998         1997
                                        ------------  -----------  -----------
Cash flows from operating activities:
 Net earnings.......................... $  3,058,000    2,509,000    2,112,000
 Adjustments to reconcile net earnings
  to net cash provided by operating
  activities:
  Depreciation and amortization........      493,000      635,000      347,000
  Impairment loss on bank premises
   held-for-sale.......................          --        38,000          --
  Provision for loan losses............       90,000          --        50,000
  Gain on sale of loans................     (310,000)    (391,000)    (441,000)
  Loss on sale of securities...........        2,000          --           --
  Proceeds on sale of SBA loans........    4,607,000    5,866,000    4,654,000
  Originations of SBA loans............   (1,935,000)  (4,073,000)  (2,999,000)
  Decrease (increase) in interest
   receivable and other assets.........     (180,000)    (121,000)      71,000
  Decrease (increase) in deferred
   income taxes........................     (751,000)    (194,000)     411,000
  Increase in interest payable and
   other liabilities...................    1,220,000       33,000      219,000
                                        ------------  -----------  -----------
    Net cash provided by operating
     activities........................    6,294,000    4,302,000    4,424,000
                                        ------------  -----------  -----------
Cash flows from investing activities:
  Net increase in loans outstanding....  (24,290,000) (16,109,000) (10,006,000)
  Net maturities of interest-earning
   deposits............................          --           --       100,000
  Maturities of securities held-to-
   maturity............................          --       176,000      615,000
  Purchases of securities held-to-
   maturity............................          --           --      (353,000)
  Proceeds from sale of securities
   available-for-sale..................    1,499,000          --           --
  Maturities of securities available-
   for-sale............................   15,164,000   28,552,000    4,500,000
  Purchases of securities available-
   for-sale............................  (20,369,000) (38,733,000)  (8,308,000)
  Proceeds from sale of other real
   estate owned........................          --        45,000      277,000
  Purchases of premises and equipment..     (397,000)    (377,000)    (945,000)
  Proceeds from sale of premises and
   equipment...........................       38,000      225,000      172,000
  Additions to bank premises held-for-
   sale................................          --      (489,000)    (111,000)
  Proceeds from sale of bank premises
   held-for-sale.......................    1,176,000          --           --
                                        ------------  -----------  -----------
    Net cash used in investing
     activities........................  (27,179,000) (26,710,000) (14,059,000)
                                        ------------  -----------  -----------
Cash flows from financing activities:
 Net increase in deposits:
  Non-interest bearing.................    3,935,000   10,058,000    1,680,000
  Interest bearing.....................    9,850,000   19,012,000   10,397,000
 Proceeds from exercise of stock
  options..............................       96,000      116,000       24,000
 Cash dividends paid...................     (742,000)    (589,000)         --
                                        ------------  -----------  -----------
 Net cash provided by financing
  activities...........................   13,139,000   28,597,000   12,101,000
                                        ------------  -----------  -----------
 Net increase (decrease) in cash and
  cash equivalents.....................   (7,746,000)   6,189,000    2,466,000
Cash and cash equivalents at beginning
 of year...............................   21,320,000   15,131,000   12,665,000
                                        ------------  -----------  -----------
Cash and cash equivalents at end of
 year.................................. $ 13,574,000   21,320,000   15,131,000
                                        ============  ===========  ===========
Supplemental disclosure of cash flow
 information:
 Cash paid during the year for:
  Interest............................. $  3,751,000    3,631,000    3,210,000
  Income taxes......................... $  2,455,000    1,748,000      762,000

Supplemental disclosure of noncash investing and financing activities:

   During 1999 and 1998, transfers of $526,000 and $497,000 were made from retained earnings to additional paid-in capital.

                See accompanying notes to financial statements.

                         RANCHO SANTA FE NATIONAL BANK

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of Rancho Santa Fe National Bank (the
Bank) conform to generally accepted accounting principles and to general practices within the banking industry. The Bank serves the commercial, industrial, professional, construction and individual markets of San Diego County. The Bank operates four full-service offices located in Rancho Santa Fe, Golden Triangle (University Towne Centre) Escondido and Carlsbad. The following is a description of the more significant accounting policies:

 a. Investment Securities and Securities Available-for-Sale:

   Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity. Investment securities held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts over the period to call or maturity of the related security using the interest method. Securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long-term basis, are classified as available-for-sale and carried at fair value with unrealized gains or losses reported as a separate component of shareholders' equity in accumulated other comprehensive income, net of applicable income taxes. Realized gains or losses on the sale of securities available-for-sale, if any, are determined using the amortized cost of the specific securities sold. If a decline in the fair value of a security below its amortized cost is judged by management to be other than temporary, the cost basis of the security is written down to fair value and the amount of the writedown is included in operations. Securities available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, prepayment risk and other related factors. Securities are individually evaluated for appropriate classification, when acquired; consequently, similar types of securities may be classified differently depending on factors existing at the time of purchase.

 b. Loans and Loan Fees:

   Loans are stated at the principal amount outstanding. Interest income is recorded on an accrual basis in accordance with the terms of the respective loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to the collectibility in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Loans are restored to accrual status when the loans become both well-secured and are in the process of collection.

   Nonrefundable loan fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using a method which approximates the interest method or taken into income when the related loans are sold. The amortization of loan fees is discontinued on nonaccrual loans.

 c. Transfers and Servicing of Financial Assets and Extinguishments of
 Liabilities:

   Gains or losses resulting from sales of loans are recognized at the date of settlement and are based on the difference between the cash received and the carrying value of the related loans less related transaction costs. A

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998

transfer of financial assets in which control is surrendered is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. Liabilities and derivative financial instruments issued or obtained by the transfer of financial assets are measured at fair value, if practicable. Assets or other retained interests received by the transfer are measured by allocating the previous carrying value between the asset sold and the asset or retained interest received, if any, based on their relative fair values at the date of the sale. The Bank records the cash gain on the sale of the guaranteed portion of SBA loans.

 d. Comprehensive Income:

   Comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale, net and is presented in the statements of shareholders' equity and comprehensive income.

 e. Allowance for Loan Losses:

   An allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and inherent risks in the loan portfolio and other extensions of credit, including off-balance sheet credit extensions. The allowance is based upon a continuing review of the portfolio, past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

   A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the original contractual terms of the loan agreement. If the measurement of impairment for the loan is less than the recorded investment in the loan, a valuation allowance is established with a corresponding charge to the provision for loan losses.

   Management believes that the allowance for loan losses is adequate. In making its evaluation of the adequacy of the allowance for loan losses, management considers the Bank's historical experience, the volume and type of lending conducted by the Bank, the amounts of classified and nonperforming assets, regulatory policies, general economic conditions and other factors regarding the collectibility of loans in the Bank's portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. These agencies may require the Bank to recognize additions to the allowance based on their judgments related to information available to them at the time of their examinations.

 f. Premises and Equipment:

   Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to noninterest expense using the straight-line method over the estimated useful lives of the assets which range from two to twenty-five years. Leasehold improvements are capitalized and amortized to noninterest expense on a straight-line basis over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter.

 g. Bank Premises Held-for-Sale:

   Bank premises held-for-sale are reported at the lower of the carrying amount or fair value less costs to sell. The fair value of the property is measured as the amount at which the property could be bought or sold in a current transaction between willing parties, other than in a forced or liquidation sale and is based on a recent appraisal.

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


 h. Other Real Estate Owned:

   Other real estate owned is recorded at the fair value of the property less selling costs at the time of acquisition. Fair value is based on current appraisals less estimated selling and holding costs. The excess of the recorded loan balance over the estimated fair value of the property at the time of acquisition is charged to the allowance for loan losses. Any subsequent write downs are charged to noninterest expenses and recognized as a valuation allowance. Subsequent increases in the fair value of the asset less selling costs reduces the valuation allowance, not below zero, and is credited to income. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in noninterest expenses.

 i. Cash and Cash Equivalents:

   For purposes of the statements of cash flows, cash and cash equivalents consist of cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

 j. Income Taxes:

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 k. Stock Option Plan:

   The Bank applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Bank has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the pro forma disclosure provisions of SFAS No. 123.

 l. Use of Estimates:

   Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. Actual results could differ from those estimates.

 m. Reclassifications:

   Certain prior year amounts have been reclassified to conform to the current year's presentations.

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


Note 2 SECURITIES AVAILABLE -FOR -SALE

   The amortized cost, gross unrealized gains and losses and fair value of securities available-for-sale as of December 31, 1999 and 1998 are as follows:

                                                 1999
                             --------------------------------------------
                                           Gross      Gross
                              Amortized  Unrealized Unrealized    Fair
                                Cost       Gains      Losses     Value
                             ----------- ---------- ---------- ----------
   U.S. Government
    Securities.............  $22,784,000      --     515,000   22,269,000
   Mortgage-backed
    Securities.............   12,151,000      --     459,000   11,692,000
   Corporate Bonds.........      500,000      --       1,000      499,000
   Federal Reserve Bank
    Stock..................      506,000      --         --       506,000
   Federal Home Loan Bank
    Stock .................      510,000      --         --       510,000
                             -----------  -------    -------   ----------
                             $36,451,000      --     975,000   35,476,000
                             ===========  =======    =======   ==========
                                                 1998
                             --------------------------------------------
                                           Gross      Gross
                              Amortized  Unrealized Unrealized    Fair
                                Cost       Gains      Losses     Value
                             ----------- ---------- ---------- ----------
   U.S. Government
    Securities.............  $17,101,000   34,000     19,000   17,116,000
   Mortgage-backed
    Securities.............   13,937,000   70,000     38,000   13,969,000
   Corporate Bonds.........      500,000    6,000        --       506,000
   Federal Reserve Bank
    Stock..................      440,000      --         --       440,000
   Federal Home Loan Bank
    Stock..................      416,000      --         --       416,000
                             -----------  -------    -------   ----------
                             $32,394,000  110,000     57,000   32,447,000
                             ===========  =======    =======   ==========

   The maturity distribution based on amortized cost and fair value (excluding Federal Reserve Bank Stock and Federal Home Loan Bank Stock) as of December 31, 1999, by contractual maturity, is shown below. Mortgage-backed securities have contractual terms to maturity, but require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Maturity Distribution
                                                          ----------------------
                                                           Amortized     Fair
                                                             Cost       Value
                                                          ----------- ----------
   Due in one year or less..............................  $   648,000    639,000
   Due after one year through five years................   25,865,000 25,285,000
   Due after five years through ten years...............    6,564,000  6,272,000
   Due after ten years..................................    2,358,000  2,264,000
                                                          ----------- ----------
                                                          $35,435,000 34,460,000
                                                          =========== ==========

   Proceeds from the sale of securities available-for-sale during 1999 were $1,499,000. Gross losses of $2,000 were realized on sales in 1999. There were no sales of securities during 1998 or 1997.

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


Note 3 INVESTMENT SECURITIES HELD-TO-MATURITY

   The amortized cost, gross unrealized gains and losses and fair value of investment securities held-to-maturity as of December 31, 1999 and 1998 are as follows:

                                                          1999
                                         ---------------------------------------
                                                     Gross      Gross
                                         Amortized Unrealized Unrealized  Fair
                                           Cost      Gains      Losses    Value
                                         --------- ---------- ---------- -------
   U.S. Government Securities........... $ 14,000       --        --      14,000
   Municipal Securities.................  349,000     1,000     3,000    347,000
                                         --------    ------     -----    -------
                                         $363,000     1,000     3,000    361,000
                                         ========    ======     =====    =======
                                                          1998
                                         ---------------------------------------
                                                     Gross      Gross
                                         Amortized Unrealized Unrealized  Fair
                                           Cost      Gains      Losses    Value
                                         --------- ---------- ---------- -------
   U.S. Government Securities........... $ 19,000       --        --      19,000
   Municipal Securities.................  351,000    17,000       --     368,000
                                         --------    ------     -----    -------
                                         $370,000    17,000       --     387,000
                                         ========    ======     =====    =======

   The maturity distribution based on amortized cost and fair value as of December 31, 1999 by contractual maturity, is shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                   Maturity
                                                                 Distribution
                                                               -----------------
                                                               Amortized  Fair
                                                                 Cost     Value
                                                               --------- -------
   Due after five years through ten years..................... $349,000  347,000
   Due after ten years........................................   14,000   14,000
                                                               --------  -------
                                                               $363,000  361,000
                                                               ========  =======

   As of December 31, 1999 and 1998, investment securities held-to-maturity with an amortized cost of $363,000 and $370,000, respectively, and securities available-for-sale with a fair value of $16,418,000 and $13,634,000, respectively, (Note 2) totaling $16,781,000 and $14,004,000, respectively, were pledged as security for public deposits and other purposes as required by various statutes and agreements.

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


Note 4 LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES

   As of December 31, 1999 and 1998, loans consist of the following:

                                                          1999        1998
                                                      ------------ -----------
   Commercial........................................ $ 73,651,000  63,423,000
   Construction......................................   20,988,000  20,060,000
   Consumer..........................................      972,000   1,000,000
   Real Estate.......................................   29,064,000  18,190,000
   SBA, portion held for sale, at cost which
    approximates market..............................      946,000     995,000
   SBA, unguaranteed portion held for investment.....    6,246,000   6,241,000
                                                      ------------ -----------
                                                       131,867,000 109,909,000
   Less:
   Deferred loan fees, net...........................      394,000     347,000
   Allowance for loan losses.........................    2,461,000   2,388,000
                                                      ------------ -----------
                                                      $129,012,000 107,174,000
                                                      ============ ===========

   The sensitivity of loans as of December 31, 1999 to changes in interest rates is as follows:

   Fixed rate loans................................................ $ 17,440,000
   Variable rate loans.............................................  114,427,000
                                                                    ------------
                                                                    $131,867,000
                                                                    ============

   The Bank's loan portfolio consists primarily of loans to borrowers within San Diego County. As of December 31, 1999, the Bank had approximately $58,500,000 of commercial, construction, consumer, real estate and SBA loans which were secured by real estate located in San Diego County. Generally, these loans are secured by first trust deeds and do not exceed 75% of the properties' appraised values at origination. The portfolio is well diversified in both project type and areas within the San Diego County region. Project types include single-family residences, multi-family residences, commercial office buildings and centers, industrial buildings and special purpose projects. Generally, loans are expected to be repaid from the cash flows of the business, the proceeds of permanent financing, or proceeds from the sale of the project or other assets of the borrowers.

   Nonaccrual loans totaling $1,647,000, $4,000, and $243,000 were outstanding as of December 31, 1999, 1998 and 1997, respectively. Interest income of $104,000, $1,000 and $18,000 would have been recorded for the years ended December 31, 1999, 1998 and 1997 respectively, if nonaccrual loans had been performing in accordance with their original terms. Interest income of $76,000 and $5,000 was recorded on loans subsequently transferred to a nonaccrual status for the years ended December 31, 1999 and 1997, respectively. No interest income was recorded on loans subsequently transferred to nonaccrual status for the year ended December 31, 1998.

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


   A summary of the activity in the allowance for loan losses is as follows:

                                                1999       1998       1997
                                             ----------  ---------  ---------
   Balance, beginning of year............... $2,388,000  2,415,000  2,327,000
   Provision for loan losses................     90,000        --      50,000
   Loans charged-off........................   (275,000)  (165,000)  (132,000)
   Recoveries on loans previously charged
    off.....................................    258,000    138,000    170,000
                                             ----------  ---------  ---------
   Loans charged-off, net of recoveries.....    (17,000)   (27,000)    38,000
                                             ----------  ---------  ---------
   Balance, end of year..................... $2,461,000  2,388,000  2,415,000
                                             ==========  =========  =========

   The Bank's impaired loans comprise all internally classified loans, including nonaccrual loans with specified outstanding balances. The Bank measures its impaired loans by using the fair value of the collateral if the loan is collateral-dependent and the present value of the expected future cash flows discounted at the loan's effective interest rate if the loan is not collateral-dependent. As of December 31, 1999 and 1998, all impaired loans were collateral-dependent.

   The Bank's allowance for loan losses consists of a specific and general allowance. The specific allowance is further broken down to provide for those impaired loans and the remaining internally classified loans. The impairment allowance is defined as the difference between the recorded value and the fair value of the impaired loan. For the remaining internally classified loans, management allocates a specific allowance to each loan based on the percentage assigned and the current financial condition of the borrowers and guarantors, the prevailing value of the underlying collateral and the general economic conditions. The general allowance is determined by an assessment of the overall quality of the unclassified portion of the loan portfolio as a whole, and by loan type. Management maintains the percentage assigned to the general allowance based on historical charge-off history and management's knowledge of the quality of the portfolio. The Bank recognizes income from impaired loans on the accrual basis unless the loan is on nonaccrual status. Income from loans on nonaccrual status is recognized to the extent cash is received and the loan's principal balance is deemed collectible. The following table presents a breakdown of impaired loans and any impairment allowance related to impaired loans as of December 31, 1999 and 1998:

   Impaired loans:

                                            1999                  1998
                                    --------------------- ---------------------
                                     Recorded  Impairment  Recorded  Impairment
                                    Investment Allowance  Investment Allowance
                                    ---------- ---------- ---------- ----------
   Loans with impairment
    allowance:
       Other collateral...........  $  301,000   60,000   $1,141,000  278,000
   Loans without impairment
    allowance:
       Real estate................   1,334,000      --           --       --
                                    ----------   ------   ----------  -------
   Total impaired loans...........  $1,635,000   60,000   $1,141,000  278,000
                                    ==========   ======   ==========  =======

   Based on the Bank's evaluation process to determine the level of the allowance for loan losses mentioned previously and the fact that a majority of the Bank's non-performing loans are secured, management believes the allowance level to be adequate as of December 31, 1999 to absorb the estimated known and inherent risks identified through its analysis. For the years ended December 31, 1999, 1998 and 1997, interest income of $76,000, $125,000 and $66,000 was recorded on impaired loans, respectively, and the average balance of impaired loans was $1,166,000, $1,178,000 and $272,000, respectively.

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


Note 5 PREMISES AND EQUIPMENT

   Premises and equipment as of December 31, 1999 and 1998 are as follows:

                                                             1999       1998
                                                          ---------- ----------
   Furniture, fixtures and equipment..................... $1,995,000 $1,946,000
   Leasehold improvements................................  1,141,000    998,000
   Vehicles..............................................     77,000     77,000
                                                          ---------- ----------
                                                           3,213,000  3,021,000
   Less accumulated amortization and depreciation........  1,794,000  1,554,000
                                                          ---------- ----------
                                                          $1,419,000 $1,467,000
                                                          ========== ==========

   Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $407,000, $384,000 and $294,000, respectively.

Note 6 BANK PREMISES HELD-FOR-SALE

   During 1996, the Bank committed to a plan to dispose of the premises previously occupied by the Bank's escrow function. The fair value of this property was less than the carrying value and accordingly the Bank recorded a provision for impairment loss to write down the carrying value of the property to the amount of the estimated fair value, less estimated selling costs to dispose of the property. The impairment provision totaled approximately $268,000 for the year ended December 31, 1996. During 1998, the Bank took an additional writedown of $38,000 to bring the impairment allowance to approximately $306,000 at December 31, 1998 and made improvements of $489,000.

   The building was sold to an affiliate in April 1999 at book value which approximated market.

Note 7 DEPOSITS

   Interest bearing deposits as of December 31, 1999 and 1998 are comprised of the following:

                                                            1999        1998
                                                        ------------ -----------
   Savings deposits...................................  $  3,018,000   2,991,000
   Market rate deposits...............................    80,009,000  79,441,000
   Time deposits under $100,000.......................    10,689,000  10,143,000
   Time deposits of $100,000 or more..................    22,525,000  13,816,000
                                                        ------------ -----------
                                                        $116,241,000 106,391,000
                                                        ============ ===========

   The following summarizes the maturity of time deposits as of December 31, 1999:

   Three months or less...........................................  $19,893,000
   Over three months through six months...........................    6,314,000
   Over six months through twelve months..........................    6,368,000
   Over twelve months through five years..........................      639,000
                                                                    -----------
                                                                    $33,214,000
                                                                    ===========

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


   Interest expense on deposits for the years ended December 31, 1999, 1998 and 1997 is comprised of the following:

                                                     1999      1998      1997
                                                  ---------- --------- ---------
   Savings deposits.............................. $   59,000    60,000    87,000
   Market rate deposits..........................  2,354,000 2,485,000 2,142,000
   Time deposits under $100,000..................    481,000   486,000   455,000
   Time deposits of $100,000 or more.............    857,000   609,000   518,000
                                                  ---------- --------- ---------
                                                  $3,751,000 3,640,000 3,202,000
                                                  ========== ========= =========

Note 8 FAIR VALUE OF FINANCIAL INSTRUMENTS

   Estimated fair values for the Bank's financial instruments and a description of the methodologies and assumptions used to determine such amounts follows:

 Cash and Due from Banks and Federal Funds Sold

   The carrying amount is assumed to be the fair value because of the liquidity of these instruments.

 Investment Securities

   Fair values are based on quoted market prices available as of the balance sheet date. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 Loans

   Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and further segmented into fixed and adjustable rate interest terms and by credit risk categories. The fair value estimates do not take into consideration the value of the loan portfolio in the event the loans had to be sold outside the parameters of normal operating activities.

   The fair value of fixed rate loans and non-performing or adversely classified adjustable rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. The discount rates used for performing fixed rate loans are the Bank's current offer rates for comparable instruments with similar terms.

   The fair value of performing adjustable rate loans is estimated to be carrying value. These loans reprice frequently at market rates and the credit risk is not considered to be greater than normal.

 Deposit Liabilities

   The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings and checking accounts, is equal to the amount payable on demand as of the balance sheet date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. No value has been assigned to the Bank's long-term relationships with its deposit customers (core deposit intangible).

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


 Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

   The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

 Limitations

   Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on what management believes to be conservative judgments regarding expected future cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Since the fair values have been estimated as of December 31, 1999 and 1998, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different.

   The fair values of the Bank's financial instruments as of December 31, 1999 and 1998 are as follows:

                                        1999                    1998
                              ------------------------ -----------------------
                              Carrying or              Carrying or
                                Contract   Fair Value   Contract   Fair Value
                                 Amount     Estimates    Amount     Estimates
                              ------------ ----------- ----------- -----------
   Financial Assets:

     Cash and due from
      banks.................. $ 11,768,000  11,768,000   9,066,000   9,066,000
     Federal funds sold......    1,806,000   1,806,000  12,254,000  12,254,000
     Securities available-
      for-sale...............   35,476,000  35,476,000  32,447,000  32,447,000
     Securities held-to-
      maturity...............      363,000     361,000     370,000     387,000
     Loans, net..............  129,012,000 128,973,000 107,174,000 107,166,000

   Financial Liabilities

     Deposits................  162,412,000 162,411,000 148,627,000 148,631,000

   Off-Balance Sheet
   Financial Instruments:

     Commitments to extend
      credit.................   55,455,000     832,000  47,409,000     711,000

     Standby letters of
      credit.................    2,482,000      37,000   1,202,000      18,000

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


Note 9 INCOME TAXES

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1999 and 1998 are as follows:

                                                              1999     1998
                                                           ---------- -------
   Deferred tax assets:
     Nonaccrual interest recognized as income for taxes
      but not for books................................... $   43,000     --
     Deferred gain on sale of loans.......................     22,000  17,000
     Premises and equipment, principally due to
      differences in depreciation.........................     16,000     --
     Deferred compensation................................    144,000 118,000
     Accrued liabilities..................................     34,000  73,000
     Unrealized loss on securities available-for-sale.....    410,000     --
     Loan loss allowance, due to differences in
      computation of bad debts............................    393,000 392,000
     State tax benefit....................................    377,000 113,000
                                                           ---------- -------
     Total gross deferred tax assets......................  1,439,000 713,000
                                                           ---------- -------
   Deferred tax liabilities:
     Unrealized gain on securities available-for-sale.....        --  (22,000)
     Premises and equipment, principally due to
      differences in depreciation.........................        --   (3,000)
                                                           ---------- -------
     Total gross deferred tax liabilities.................        --  (25,000)
                                                           ---------- -------
     Total net deferred tax assets........................ $1,439,000 688,000
                                                           ========== =======

   Based upon projections for future taxable income over the next twelve month period in which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences.

   For the years ended December 31, 1999, 1998 and 1997, the components of income taxes consist of the following:

                                                   1999       1998       1997
                                                ----------  ---------  ---------
   Current income taxes:
     Federal................................... $1,916,000  1,484,000    799,000
     State.....................................    605,000    503,000    170,000
                                                ----------  ---------  ---------
                                                 2,521,000  1,987,000    969,000
                                                ----------  ---------  ---------
   Deferred income taxes:
     Federal...................................   (287,000)  (287,000)   355,000
     State.....................................    (32,000)    62,000     56,000
                                                ----------  ---------  ---------
                                                  (319,000)  (225,000)   411,000
                                                ----------  ---------  ---------
                                                $2,202,000  1,762,000  1,380,000
                                                ==========  =========  =========

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


   A reconciliation of total income taxes for the years ended December 31, 1999, 1998 and 1997 to the amount computed by applying the applicable statutory federal income tax rate of 34% to income before income taxes follows:

                                                    1999      1998       1997
                                                 ---------- ---------  ---------
   Computed expected income taxes............... $1,788,000 1,452,000  1,187,000
   State tax, net of federal tax benefit........    379,000   373,000    149,000
   Other, net...................................     35,000   (63,000)    44,000
                                                 ---------- ---------  ---------
   Total income tax............................. $2,202,000 1,762,000  1,380,000
                                                 ========== =========  =========

   As of December 31, 1999 and 1998 taxes payable totaled $487,000 and $398,000, respectively.

Note 10 STOCK OPTION PLAN

   In 1992, the Bank adopted a stock option plan (the Plan) pursuant to which the Bank's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 500,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. Stock options have terms not to exceed 10 years from the date of the grant and vest and become fully exercisable in installments determined at the date of grant.

   As of December 31, 1999, there were 116,000 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $1.57, $2.13 and $2.33, respectively, on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: 1999--expected dividend yield 2.32%, risk-free interest rate of 5.27%, and an expected life of 5 years; 1998--expected dividend yield 1.50%, risk-free interest rate of 4.69%, and an expected life of 5 years; 1997--no expected dividend yield, risk-free interest rate of 5.71%, and an expected life of 5 years.

   The Bank applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, the Bank's net earnings would have been reduced to the pro forma amounts indicated below:

                                                    1999      1998      1997
                                                 ---------- --------- ---------
   Net earnings, as reported.................... $3,058,000 2,509,000 2,112,000
   Pro forma net earnings.......................  2,946,000 2,423,000 2,042,000

   Basic earnings per share, as reported........       1.24      1.03       .87
   Pro forma basic earnings per share...........       1.19       .99       .84

   Diluted earnings per share, as reported......       1.18       .96       .83
   Pro forma diluted earnings per share.........       1.13       .93       .80

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


   Stock option activity during the periods indicated is as follows:

                                                         Number      Weighted
                                                           of        Average
                                                         Shares   Exercise Price
                                                         -------  --------------
   Balance as of December 31, 1996...................... 161,000      $ 3.95
   Granted.............................................. 150,000        9.50
   Exercised............................................  (5,001)       5.00
                                                         -------      ------
   Balance as of December 31, 1997...................... 305,999        6.75
   Granted..............................................  35,000       15.86
   Exercised............................................ (31,167)       3.70
                                                         -------      ------
   Balance as of December 31, 1998...................... 309,832        8.08
   Granted..............................................  75,000       12.98
   Cancelled............................................ (35,000)      15.86
   Exercised............................................ (24,167)       4.13
   Forfeited............................................  (1,666)       5.00
                                                         -------      ------
   Balance as of December 31, 1999...................... 323,999      $ 8.70
                                                         =======      ======

   As of December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $3.60--$13.62 and 4.3 years, respectively. As of December 31, 1999 and 1998, the number of options exercisable was 238,004 and 207,838, respectively, and the weighted-average exercise price of those options was $7.67 and $7.97 respectively.

Note 11 EMPLOYEE BENEFIT PLAN

   The Bank's 401(k) plan is for the benefit of substantially all employees. Contributions to the plan by the Bank are at the discretion of the Board of Directors and are subject to certain limitations described in the plan. There were no contributions made by the Bank to the plan in 1999, 1998 or 1997.

Note 12 NET EARNINGS PER SHARE

   The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                              Earnings      Shares     Per-Share
                                             (Numerator) (Denominator)  Amount
                                             ----------- ------------- ---------
   Basic 1999 EPS
   Net income............................... $3,058,000    2,470,000    $ 1.24
   Effect of dilutive stock options.........        --       128,000     (0.06)
                                             ----------    ---------    ------
   Diluted EPS.............................. $3,058,000    2,598,000    $ 1.18
                                             ----------    ---------    ------
   Basic 1998 EPS
   Net income............................... $2,509,000    2,443,000    $ 1.03
   Effect of dilutive stock options.........        --       159,000     (0.07)
                                             ----------    ---------    ------
   Diluted EPS.............................. $2,509,000    2,602,000    $ 0.96
                                             ----------    ---------    ------
   Basic 1997 EPS
   Net income............................... $2,112,000    2,427,000    $ 0.87
   Effect of dilutive stock options.........        --       125,000     (0.04)
                                             ----------    ---------    ------
   Diluted EPS                               $2,112,000    2,552,000    $ 0.83
                                             ==========    =========    ======

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


Note 13 LEASE COMMITMENTS

   As of December 31, 1999, aggregate minimum rental commitments for certain real property under noncancelable operating leases having an initial or remaining term of more than one year are as follows:

   2000.............................................................. $  551,000
   2001..............................................................    506,000
   2002..............................................................    369,000
   2003..............................................................    245,000
   2004..............................................................    115,000
   Thereafter .......................................................    557,000
                                                                      ----------
                                                                      $2,343,000
                                                                      ==========

   Total gross rental expense for the years ended December 31, 1999, 1998 and 1997 was $589,000, $536,000 and $528,000, respectively. There are no contingent rental payments applicable to any of the leases. Most of the leases provide that the Bank pay maintenance, insurance and certain other operating expenses applicable to the leased premises in addition to the monthly minimum payments. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

   Total rental income for the years ended December 31, 1999 and 1998 was approximately $47,000 and $74,000, respectively.

Note 14 COMMITMENTS AND CONTINGENCIES

   The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

   Commitments to extend credit amounting to $55,455,000 and $47,409,000 were outstanding as of December 31, 1999 and 1998, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

   Standby letters of credit and financial guarantees amounting to $2,482,000 and $1,202,000 were outstanding as of December 31, 1999 and 1998, respectively. Standby letters of credit and financial guarantees are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. Most guarantees will expire within one year. The Bank generally requires collateral or other security to support financial instruments with credit risk. Management does not anticipate that any material loss will result from the outstanding commitments to extend credit, standby letters of credit or financial guarantees.

   As of December 31, 1999 and 1998, the Bank had lines of credit in the amount of $8,500,000 from correspondent banks, none of which were outstanding as of December 31, 1999 or 1998. These lines are renewable annually. As of December 31, 1999, the Bank also had a Fed discount limit of approximately

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998

$2,000,000 and a Federal Home Loan Bank limit of approximately $9,000,000, none of which were outstanding as of December 31, 1999. The availability of the lines of credit, as well as adjustments in deposit programs, provide for liquidity in the event that the level of deposits should fall abnormally low. These sources provide that funding thereof may be withdrawn depending upon the financial strength of the Bank.

Note 15 RESTRICTED CASH BALANCES

   The Bank is required to maintain reserve balances with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserves held at the Federal Reserve Bank for the years ended December 31, 1999 and 1998 were approximately $1,393,000 and $604,000, respectively.

Note 16 DIVIDEND AVAILABILITY

   Under federal banking law, dividends declared by the Bank in any calendar year may not, without the approval of The Office of the Comptroller of the Currency (OCC), exceed its net earnings for that year combined with its retained earnings from the preceding two years. However, the OCC has previously issued a bulletin to all national banks outlining new guidelines limiting the circumstances under which national banks may pay dividends even if the banks are otherwise statutorily authorized to pay dividends. The limitations impose a requirement or in some cases suggest that prior approval of the OCC should be obtained before a dividend is paid if a national bank is the subject of administrative action or if the payment could be viewed by the OCC as unsafe or unsound.

   During 1999 and 1998, the Bank paid $742,000 and $589,000, respectively, in dividends and transferred $526,000 and $497,000, respectively, from retained earnings to additional paid-in capital in accordance with regulatory guidelines.

Note 17 LITIGATION

   The Bank is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Bank.

Note 18 REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

                         RANCHO SANTA FE NATIONAL BANK

                           December 31, 1999 and 1998


   As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

   The Bank's actual capital amounts and ratios are also presented in the table.

                         Actual                    For Capital Adequacy Purposes
                    -----------------  -----------------------------------------------------
                      Amount    Ratio              Amount                     Ratio
                    ----------- -----  ------------------------------ ----------------------
As of December 31,
 1999
  Total Capital
   (to Risk-
   Weighted
   Assets)........  $19,575,000 12.4%  (greater than or =)$12,631,000 (greater than or =)8.0%
  Tier 1 Capital
   (to Risk-
   Weighted
   Assets)........  $17,595,000 11.1%  (greater than or =)$ 6,315,000 (greater than or =)4.0%
  Tier 1 Capital
   (to Average
   Assets)........  $17,595,000  9.5%  (greater than or =)$ 7,423,000 (greater than or =)4.0%
As of December 31,
 1998
  Total Capital
   (to Risk-
   Weighted
   Assets)........  $16,828,000 12.9%  (greater than or =)$10,469,000 (greater than or =)8.0%
  Tier 1 Capital
   (to Risk-
   Weighted
   Assets)........  $15,183,000 11.6%  (greater than or =)$ 5,235,000 (greater than or =)4.0%
  Tier 1 Capital
   (to Average
   Assets)........  $15,183,000  9.6%  (greater than or =)$ 6,297,000 (greater than or =)4.0%
                    To Be Well Capitalized Under Prompt Corrective Action
                                          Provisions
                    -------------------------------------------------------
                                Amount                      Ratio
                    ------------------------------ ------------------------
As of December 31,
 1999
  Total Capital
   (to Risk-
   Weighted
   Assets)........  (greater than or =)$15,789,000 (greater than or =)10.0%
  Tier 1 Capital
   (to Risk-
   Weighted
   Assets)........  (greater than or =)$ 9,473,000 (greater than or =) 6.0%
  Tier 1 Capital
   (to Average
   Assets)........  (greater than or =)$ 9,279,000 (greater than or =) 5.0%
As of December 31,
 1998
  Total Capital
   (to Risk-
   Weighted
   Assets)........  (greater than or =)$13,086,000 (greater than or =)10.0%
  Tier 1 Capital
   (to Risk-
   Weighted
   Assets)........  (greater than or =)$ 7,852,000 (greater than or =) 6.0%
  Tier 1 Capital
   (to Average
   Assets)........  (greater than or =)$ 7,872,000 (greater than or =) 5.0%

Note 19 Pending Merger

   On October 22, 1999, the Bank entered into an Agreement and Plan of Merger whereby the Bank will merge with, and become a subsidiary of, First Community Bancorp. Each share of the Bank's outstanding common stock will convert into one share of First Community Bancorp common stock. The proposed merger is subject to regulatory and shareholder approval.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Rancho Santa Fe National Bank, Rancho Santa Fe, California:

   We have audited the accompanying balance sheets of Rancho Santa Fe National Bank (the Bank) as of December 31, 1999 and 1998, and the related statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rancho Santa Fe National Bank as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

San Diego, California
January 14, 2000

                          Independent Auditors' Report

The Board of Directors
First Community Bank of the Desert:

   We have audited the accompanying consolidated balance sheets of First Community Bank of the Desert and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Bank of the Desert and subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Los Angeles, California
February 29, 2000

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1999 and 1998

                                                           1999         1998
                                                       ------------ ------------
                       ASSETS
                       ------

Cash and cash equivalents:
  Cash and due from banks............................  $  9,380,209 $  9,776,716
  Federal funds sold.................................     9,083,000   23,869,000
                                                       ------------ ------------
      Total cash and cash equivalents................    18,463,209   33,645,716
Time deposits in financial institutions..............     7,502,269    5,440,000
Securities held-to-maturity (fair value of
 $14,633,015 in 1999 and $5,506,357 in 1998).........    14,723,750    5,562,656
Loans (net of allowance for loan losses of $1,563,915
 in 1999 and $1,397,022 in 1998).....................    73,064,865   60,021,321
Bank premises and equipment..........................     4,060,805    3,764,591
Investment in property held for sale.................     1,314,707    1,392,022
Other real estate owned..............................           --       103,597
Accrued interest.....................................       725,639      391,966
Other assets.........................................     1,673,515    1,278,685
                                                       ------------ ------------
      Total assets...................................  $121,528,759 $111,600,554
                                                       ============ ============

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------

Liabilities:
  Deposits:
    Non-interest bearing deposits....................  $ 47,591,922 $ 37,407,352
    Interest-bearing deposits........................    64,228,183   65,386,538
                                                       ------------ ------------
      Total deposits.................................   111,820,105  102,793,890
Accrued interest and other liabilities...............       884,060    1,187,523
                                                       ------------ ------------
      Total liabilities..............................   112,704,165  103,981,413
                                                       ------------ ------------

Commitments and contingent liabilities

Stockholders' equity:
  Serial preferred stock, no par value. Authorized
   2,000,000 shares; none issued and outstanding.....           --           --
  Common stock, no par value. Authorized 15,000,000
   shares; issued and outstanding 4,642,912 shares in
   1999 and 1998.....................................     7,292,055    7,292,055
  Retained earnings..................................     1,532,539      327,086
                                                       ------------ ------------
      Total stockholders' equity.....................     8,824,594    7,619,141
                                                       ------------ ------------
      Total liabilities and stockholders' equity.....  $121,528,759 $111,600,554
                                                       ============ ============

          See accompanying notes to consolidated financial statements.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  Years ended December 31, 1999, 1998 and 1997

                                                  1999       1998       1997
                                               ---------- ---------- ----------
Interest income:
  Loans....................................... $7,579,669 $6,506,179 $4,884,134
  Securities..................................    545,773    302,175    232,069
  Interest-bearing deposits...................    354,810    314,132     79,084
  Federal funds sold..........................    900,672    594,413    629,159
                                               ---------- ---------- ----------
                                                9,380,924  7,716,899  5,824,446
                                               ---------- ---------- ----------
Interest expense:
  Interest on time deposits of $100,000 or
   more.......................................    395,673    295,591    151,484
  Other deposits..............................  1,501,629  1,418,740  1,169,755
                                               ---------- ---------- ----------
                                                1,897,302  1,714,331  1,321,239
                                               ---------- ---------- ----------
    Net interest income.......................  7,483,622  6,002,568  4,503,207
Provision for loan losses.....................    428,000    941,000    260,000
                                               ---------- ---------- ----------
    Net interest income after provision for
     loan losses..............................  7,055,622  5,061,568  4,243,207
                                               ---------- ---------- ----------
Other income:
  Service Charges on deposit accounts.........    776,273    812,397    768,232
  Gain on sale of SBA loans...................     43,118    230,000        --
  Other income................................    576,366    509,542    466,343
                                               ---------- ---------- ----------
                                                1,395,757  1,551,939  1,234,575
                                               ---------- ---------- ----------
Other expenses:
  Salaries, wages and employee benefits.......  2,728,268  2,454,801  1,842,017
  Occupancy and equipment expense.............    951,807    839,777    642,712
  Other expenses..............................  2,601,651  1,867,985  1,769,811
                                               ---------- ---------- ----------
                                                6,281,726  5,162,563  4,254,540
                                               ---------- ---------- ----------
    Earnings before income taxes..............  2,169,653  1,450,944  1,223,242
Income taxes..................................    964,200    378,000    498,013
                                               ---------- ---------- ----------
    Net earnings.............................. $1,205,453 $1,072,944 $  725,229
                                               ========== ========== ==========
Basic earnings per common share............... $      .26 $      .23 $      .16
                                               ========== ========== ==========
Diluted earnings per common share.............        .24        .22        .15
                                               ========== ========== ==========


          See accompanying notes to consolidated financial statements.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years ended December 31, 1999, 1998 and 1997

                                   Number of               Retained
                                    common                 earnings
                                    shares      Common   (accumulated
                                  outstanding   stock      deficit)     Total
                                  ----------- ---------- ------------ ---------
Balance, December 31, 1996.......  4,641,937  $7,290,643  (1,471,087) 5,819,556
Net earnings.....................        --          --      725,229    725,229
                                   ---------  ----------  ----------  ---------
Balance, December 31, 1997.......  4,641,937   7,290,643    (745,858) 6,544,785
Stock options exercised..........        975       1,412         --       1,412
Net earnings.....................        --          --    1,072,944  1,072,944
                                   ---------  ----------  ----------  ---------
Balance, December 31, 1998.......  4,642,912  $7,292,055     327,086  7,619,141
Net earnings.....................        --          --    1,205,453  1,205,453
                                   ---------  ----------  ----------  ---------
Balance, December 31, 1999.......  4,642,912  $7,292,055   1,532,539  8,824,594
                                   =========  ==========  ==========  =========



          See accompanying notes to consolidated financial statements.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1999, 1998 and 1997

                                           1999          1998         1997
                                       ------------  ------------  -----------
Cash flows from operating activities:
  Net earnings........................ $  1,205,453  $  1,072,944      725,229
                                       ------------  ------------  -----------
  Adjustments to reconcile net
   earnings to net cash provided by
   operating activities:
    Depreciation and amortization.....      400,197       348,713      204,187
    Net accretion on investment
     securities.......................     (142,344)     (188,891)    (193,562)
    Provision for loan losses.........      428,000       941,000      260,000
    Deferred tax expense (benefit)....     (173,763)     (115,016)     145,247
    Real estate valuation
     adjustments......................      158,971       (53,512)     (35,712)
    Increase in accrued interest and
     other assets.....................     (554,740)      (76,499)    (178,218)
    (Decrease) increase in accrued
     interest and other liabilities...     (303,463)       98,716      449,430
                                       ------------  ------------  -----------
      Total adjustments...............     (187,142)      954,511      651,372
                                       ------------  ------------  -----------
      Net cash provided by operating
       activities.....................    1,018,311     2,027,455    1,376,601
                                       ------------  ------------  -----------
Cash flows from investing activities:
  Proceeds from maturity of
   securities.........................    5,700,000    11,200,000    8,200,000
  Purchases of securities.............  (14,718,750)  (11,459,146) (14,131,415)
  Proceeds from maturity of time
   deposits in financial
   institutions.......................    5,143,000     4,160,000          --
  Purchases of time deposits in
   financial institutions.............   (7,205,269)   (5,440,000)         --
  Net increase in loans to customers..  (13,471,544)   (5,747,644) (17,216,843)
  Increase in property held for sale..     (131,656)          --           --
  Acquisition of bank premises and
   equipment..........................     (696,411)   (2,394,448)    (341,678)
  Proceeds from sales of property held
   for sale...........................       50,000        26,791      919,152
  Proceeds from sale of other real
   estate owned.......................      103,597       262,905      396,524
                                       ------------  ------------  -----------
      Net cash used in investing
       activities.....................  (25,227,033)   (9,391,542) (22,174,260)
                                       ------------  ------------  -----------
Cash flows from financing activities:
  Net increase in demand deposits, NOW
   accounts and savings deposits......   12,610,129     9,463,354   22,370,734
  Net increase in certificates of
   deposit............................   (3,583,914)   20,947,658    1,010,673
  Proceeds from stock issuance........          --          1,412          --
                                       ------------  ------------  -----------
      Net cash provided by financing
       activities.....................    9,026,215    30,412,424   23,381,407
                                       ------------  ------------  -----------
      Net (decrease) increase in cash
       and cash equivalents...........  (15,182,507)   23,048,337    2,583,748
Cash and cash equivalents, beginning
 of year..............................   33,645,716    10,597,379    8,013,631
                                       ------------  ------------  -----------
Cash and cash equivalents, end of
 year................................. $ 18,463,209  $ 33,645,716   10,597,379
                                       ============  ============  ===========
Supplemental disclosures of cash flow
 information:
  Cash paid for interest.............. $  1,922,128  $  1,687,092    1,282,840
  Cash paid for income taxes..........    1,425,000       505,000       64,930
  Transfer of loans to other real
   estate owned.......................          --        103,597      106,573
  Transfer of allowance from other
   real estate owned to investment in
   property held for sale.............          --            --       102,776
                                       ============  ============  ===========

          See accompanying notes to consolidated financial statements.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997

(1) Summary of Significant Accounting Policies

 (a) Principles of Consolidation

   The consolidated financial statements include the accounts of First Community Bank of the Desert (the Bank) and its wholly owned subsidiary, Desert Community Properties, Inc. All material inter-company accounts and transactions have been eliminated.

   The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry. A summary of the Bank's significant accounting and reporting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

 (b) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets liabilities, income and expense and disclosure of contingent assets and liabilities at the date of reporting. Actual results could differ from those estimates.

   Estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and deferred tax assets. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

   While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change. When a decline in value has occurred which is deemed to be other than temporary, such decline is charged to operations.

 (c) Securities

   The Bank accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, which addresses the accounting for investments in equity securities that have readily determinable fair value and for investments in all debt securities. Pursuant to SFAS No. 115, securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost with any, other than temporary, declines in fair value included in earnings and the cost basis of the security adjusted accordingly.

 (d) Loans and Interest on Loans

   Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Nonrefundable loan fees and related direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using the interest method. The amortization of loan fees is discontinued on nonaccrual loans.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


   A loan is impaired when it is probable the creditor will not be able to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income. If the measure of impaired loans is less than the recorded investment in the loan, a valuation allowance is established with a corresponding charge to the provision for loan losses.

   Loans are placed on a nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

 (e) Allowance for Loan Losses

   The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions.

   Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that management's estimate of credit losses inherent in the loan portfolio and the related allowance may change materially in the near term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

 (f) Bank Premises and Equipment

   Premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, ranging from 2 to 30 years. Improvements to leased property are amortized over the term of the lease or the useful life of the improvements, whichever is shorter. Costs incurred for maintenance, repairs and minor improvements are charged to operations.

 (g) Lease Financing

   Income on leveraged leases is recognized by a method that yields a level rate of return on the lease investment.

 (h) Investment in Property Held for Sale

   Investment in property held for sale consists of land purchased and held for sale or development. These properties are recorded at the lower of cost or fair value. Costs include the acquisition costs of the land, direct costs of development and interest and real estate taxes during periods in which activities necessary to get the property ready for sale are in progress. Interest and property taxes are charged to expense after the property is substantially ready for sale.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


 (i) Other Real Estate Owned

   Other real estate owned (OREO) represents real estate obtained through foreclosure. OREO is recorded at fair value, less costs to sell. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining OREO are included in expenses of OREO and property held for sale.

 (j) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (k) Stock Option Plan

   On January 1, 1996, the Bank adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Bank has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

 (l) Cash and Cash Equivalents

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds sold are purchased and sold for one-day periods.

 (m) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   Long-lived assets and certain identifiable intangibles are reviewed for impairment periodically or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

 (n) Reclassifications

   Certain prior year amounts have been reclassified to conform with the current year presentation.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


 (o) New Accounting Pronouncements

  Accounting for Derivative Instruments and Hedging Activities

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction.

   Under SFAS No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. These methods must be consistent with the entity's approach to managing risk.

   SFAS No. 133 amends SFAS No. 32, Foreign Currency Translation, to permit special accounting for a hedge of a foreign currency forecasted transaction with a derivative. It supersedes SFAS No. 80, "Accounting for Futures Contracts," SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," to include in SFAS No. 107 the disclosure provisions about concentrations of credit risk from SFAS No. 105. This statement also nullifies or modifies the consensuses reached in a number of issues addressed by the Emerging Issues Task Force. This statement, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Bank has not yet determined the impact of adopting SFAS No. 133.

(2) Restricted Cash Balances

   Aggregate cash balances (in the form of deposits with the Federal Reserve
Bank) of approximately $3,701,000 and $2,819,000 were maintained to satisfy federal regulatory requirements at December 31, 1999 and 1998, respectively.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997


(3) Securities

   The amortized cost and fair values of securities held-to-maturity at December 31, 1999 and 1998 were:

                                              Gross      Gross
                                            unrealized unrealized
             1999            Amortized cost   gains      losses   Fair value
   ------------------------- -------------- ---------- ---------- -----------
   U.S. Government Agency
    securities..............  $14,500,000     $ --      $(90,735) $14,409,265
   Federal Reserve Bank
    Stock...................      218,750       --           --       218,750
   Other securities.........        5,000       --           --         5,000
                              -----------     -----     --------  -----------
                              $14,723,750     $ --      $(90,735) $14,633,015
                              ===========     =====     ========  ===========

                                              Gross      Gross
                                            unrealized unrealized
             1998            Amortized cost   gains      losses   Fair value
   ------------------------- -------------- ---------- ---------- -----------
   U.S. Treasury
    securities..............  $ 5,562,656     $ --      $(56,299) $ 5,506,357
                              ===========     =====     ========  ===========

   Proceeds from the maturity of investment securities held-to-maturity during 1999 and 1998 were $5,700,000 and $11,200,000, respectively. There were no sales of securities during the years ended December 1999, 1998 or 1997.

   The maturity distribution based on amortized cost and fair value as of December 31, 1999 by contractual maturity, is shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Maturity Distribution
                                                         -----------------------
                                                          Amortized     Fair
                                                            Cost        Value
                                                         ----------- -----------
   Due within one year.................................. $12,500,000 $12,424,341
   Due after one year through 5 years...................   2,005,000   1,989,924
   Federal Reserve Bank Stock...........................     218,750     218,750
                                                         ----------- -----------
                                                         $14,723,750 $14,633,015
                                                         =========== ===========

(4) Loans

   The Bank grants commercial, residential and consumer loans to its customers, substantially all of whom are local businesses or residents. The Bank has a diversified loan portfolio, and the concentrations of credit by type of loan are outlined below. These loans are collateralized in accordance with Bank policy.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


   The following is a summary of loans by major category:

                                                        1999         1998
                                                     -----------  -----------
   Real estate construction ........................ $17,475,637  $11,431,584
   Real estate mortgage.............................  38,171,457   29.870,477
   Commercial.......................................  13,813,901   16,286,899
   Loans to individuals for household, family and
    other consumer expenditures.....................   5,197,507    3,923,429
   Investment in leveraged and direct leases........     123,885      198,641
                                                     -----------  -----------
                                                      74,782,387   61,711,030
   Less unearned discounts and deferred fees, net...    (153,607)    (292,687)
                                                     -----------  -----------
       Total loans..................................  74,628,780   61,418,343
   Less allowance for loan losses...................  (1,563,915)  (1,397,022)
                                                     -----------  -----------
       Loans, net................................... $73,064,865  $60,021,321
                                                     ===========  ===========

   A loan is impaired when, based on current information and events, a creditor will be unable to collect all amounts contractually due under a loan agreement. When a loan is determined to be impaired, a valuation allowance is established based upon the difference between the Bank's investment in the loan and the fair value of the collateral securing the loan. The Bank's impaired loans totaled approximately $198,000 and $288,000 at December 31, 1999 and 1998, respectively, which had specific valuation allowances of approximately $99,000 and $68,000, respectively. For the years then ended, the average investment in impaired loans was approximately $243,000 and $341,000, respectively. There was no commitment to lend additional funds to borrowers whose terms have been modified.

   The Bank places a loan on nonaccrual status as required by the deterioration in the financial condition of the borrower or when payment in full of principal or interest is not expected or the loan is in default on either principal or interest for a period of 90 days or more. A loan is returned to accrual status when deemed collectible by management. All nonaccrual loans as of December 31, 1999, 1998 and 1997 were identified as impaired. Nonaccrual loans were approximately $198,000, $555,000 and $247,000 at December 31, 1999, 1998, and
1997 respectively. The reduction in interest income related to loans on nonaccrual status if the loans had been performing in accordance with their original terms and had been outstanding throughout the period was approximately $54,000, $40,000 and $82, 000 for the years ended December 31, 1999, 1998 and
1997, respectively.

   An analysis of the allowance for loan losses is shown below:

                                                 1999        1998       1997
                                              ----------  ----------  ---------
   Balance, beginning of year................ $1,397,022  $  966,966  $ 866,801
   Provisions charged to operations..........    428,000     941,000    260,000
   Recoveries credited to allowance..........     56,362      20,000      7,770
   Losses charged to allowance...............   (317,469)   (530,944)  (167,605)
                                              ----------  ----------  ---------
   Balance, end of year...................... $1,563,915  $1,397,022  $ 966,966
                                              ==========  ==========  =========

   In the ordinary course of business, the Bank has granted loans to certain directors and officers and the companies with which they are associated. All such loans were made under the terms which are consistent with the Bank's normal lending policies.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


   An analysis of the activity with respect to such aggregate loans to related parties during 1999 and 1998 is shown below:

                                                          1999         1998
                                                       -----------  -----------
   Outstanding balance, beginning of year............. $ 1,236,000  $ 2,398,228
   Payments received..................................  (1,038,000)  (1,162,228)
                                                       -----------  -----------
   Outstanding balance, end of year................... $   198,000  $ 1,236,000
                                                       ===========  ===========

(5) Bank Premises and Equipment

   The major classifications of bank premises, equipment and accumulated depreciation follow:

                                                          1999         1998
                                                       -----------  -----------
   Land............................................... $   384,100  $   429,100
   Buildings..........................................   3,034,424    3,147,947
   Furniture and equipment............................   3,190,850    2,518,126
   Construction in progress...........................         --       106,993
                                                       -----------  -----------
                                                         6,609,374    6,202,166
   Less accumulated depreciation......................  (2,548,569)  (2,437,575)
                                                       -----------  -----------
                                                       $ 4,060,805  $ 3,764,591
                                                       ===========  ===========

(6) Interest-Bearing Deposits

   Interest-bearing deposits were as follows:

                                                           1999        1998
                                                        ----------- -----------
   Regular savings deposits............................ $ 8,877,222 $ 7,827,787
   NOW accounts........................................  18,850,191  15,786,139
   Money market checking accounts......................  13,498,621  13,019,274
   Time deposits, $100,000 or more.....................   8,574,186  10,075,489
   Time deposits, other................................  14,427,963  18,677,849
                                                        ----------- -----------
                                                        $64,228,183 $65,386,538
                                                        =========== ===========

   As of December 31, 1999 and 1998, all securities and mortgage loans were pledged as collateral for deposits. The following table indicates the maturities of the Bank's interest-bearing deposits at December 31, 1999:

                                                 Under     $100,000
                                               $100,000    or more      Total
                                              ----------- ---------- -----------
   Less than one year........................ $45,233,000 $8,205,000 $53,438,000
   One to two years..........................   1,544,000    209,918   1,753,918
   Two to five years.........................         --     159,268     159,268
   Five to ten years.........................   8,876,997        --    8,876,997
   Over ten years............................         --         --          --
                                              ----------- ---------- -----------
                                              $55,653,997 $8,574,186 $64,228,183
                                              =========== ========== ===========

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


(7) Retirement Plan

   During 1991, the Bank converted its profit sharing plan to a 401(k) plan (the Plan) with an Employee Stock Ownership Plan (ESOP) provision. The Plan covers all employees meeting certain eligibility requirements pertaining to age and length of employment. The Bank matches employee contributions to the Plan at a rate of fifty cents on the dollar up to the lesser of $4,000 or 8% of compensation. The Bank accrued a contribution of $14,297, $42,010 and $36,000 for the Plan for the years ended December 31, 1999, 1998 and 1997, respectively.

(8) Stock Options and Warrants

   The Board of Directors has granted options to certain key employees and directors to purchase shares of the Bank's common stock under a stock option plan which was originally adopted by the stockholders in 1982. An amendment and restatement of the plan was adopted by the stockholders in 1988, which was then amended in 1998. Options are granted at the market value on the date of the grant and are exercisable in cumulative installments over such periods of time as established by the Board of Directors for each option. No option may expire later than ten years after the date of grant. There are no credits or charges to income in connection with the grant or exercise of options. In 1999 and 1998, 20,000 and 242,500 options were granted, respectively.

   During 1995, the Bank issued to certain stockholders warrants for 278,515 shares of the Banks' common stock. The warrants entitle these stockholders to acquire a like number of shares of common stock for an exercise price of $1.44 per share. The warrants are eligible for exercise and expire in 2000.

   Transactions for the three years ended December 31, 1999 are summarized as follows:

                                                Number of shares
                                                  outstanding    Price per share
                                                ---------------- ---------------
   Balance, December 31, 1996..................      58,825      $1.20 to 17.00
   Options granted.............................      96,625       1.50 to 2.75
   Options canceled............................      (3,175)      1.44 to 13.50
                                                    -------
   Balance, December 31, 1997..................     151,275       1.20 to 17.00
   Options granted.............................     242,500       3.00
   Options exercised...........................        (975)      1.44 to 1.50
   Options canceled............................     (65,450)      1.44 to 17.00
                                                    -------
   Balance, December 31, 1998..................     327,350       1.44 to 13.50
   Options granted.............................      20,000       4.00
                                                    -------
   Balance, December 31, 1999..................     347,350       1.44 to 13.50
                                                    =======

   The Bank had 110,470 options that were exercisable at December 31, 1999. The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $1.02, $0.71 and $0.61, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: for 1999, expected dividend yield of zero, risk-free interest rate of 6.00%, volatility of zero and an expected life of 5 years; for 1998, expected dividend yield of zero, risk-free interest rate of 5.65%, volatility of zero and an expected life of five years; and for 1997, expected dividend yield of zero, risk-free interest rate of 5.93%, volatility of zero and an expected life of five years. The Bank applies APB Opinion No. 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997

on the fair value at the grant date for its stock options and warrants under SFAS No. 123, the Bank's net earnings for the years ended December 31, 1999, 1998 and 1997 would have been reduced by $44,735, $42,287 and $21,626 to a pro forma net income of $1,160,718, $1,030,657 and $703,603, respectively.

(9) Net Earnings per Common and Common Equivalent Share

   Basic earnings per common share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period. The weighted-average number of shares used to compute the basic earnings per common share was 4,642,912 during 1999, 4,642,425 during 1998 and 4,641,937 during 1997.

   Diluted earnings per share is computed by dividing net earnings by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. The stock options outstanding are considered to be other potentially dilutive securities and are included in the diluted earnings per share calculations unless the effect is determined to be antidilutive. The market price of the Bank's common stock was $4.81, $4.375 and $2.75 at December 31, 1999, 1998 and 1997,
respectively. During 1999, 1998 and 1997, the warrants were also considered to be other potentially dilutive securities, and included in the diluted earnings per share calculations. The weighted average numbers of shares used for the diluted earnings per share calculations were 4,929,783, 4,935,272 and 4,792,554 in 1999, 1998 and 1997, respectively. At December 31, 1999, 1998 and 1997, there were 30,450, 10,450 and 40,400 options, respectively, that were considered antidilutive and, therefore, excluded from the calculation above.

(10) Income Taxes

   The components of the consolidated income taxes for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                    1999       1998       1997
                                                  ---------  ---------  --------
   Current:
     Federal.....................................  $854,224  $ 272,890  $291,440
     State.......................................   283,739    220,126    61,326
                                                  ---------  ---------  --------
                                                  1,137,963    493,016   352,766
                                                  ---------  ---------  --------
   Deferred (benefit):
     Federal.....................................  (128,858)   (56,014)   56,751
     State.......................................   (44,905)   (59,002)   88,496
                                                  ---------  ---------  --------
                                                   (173,763)  (115,016)  145,247
                                                  ---------  ---------  --------
       Total income taxes........................  $964,200  $ 378,000  $498,013
                                                  =========  =========  ========

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


   The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1999 and 1998 are presented below:

                                                          1999        1998
                                                       ----------  ----------
   Deferred tax assets:
     Loans, principally due to allowance for losses... $  468,567  $  429,239
     Other real estate and investment in property
      held-for-sale...................................    304,073     236,028
     Interest on nonaccrual loans.....................    194,153     191,161
     Deferred loan fees and costs.....................    147,117     147,117
     Net operating loss...............................    113,015     126,815
     Other............................................    123,914     100,763
                                                       ----------  ----------
       Deferred tax assets............................  1,350,839   1,231,123
                                                       ----------  ----------
   Deferred tax liabilities:
     Federal liability for state deferred tax asset...    (65,035)    (49,768)
     Premises and equipment...........................   (169,313)   (238,627)
                                                       ----------  ----------
       Deferred tax liabilities.......................   (234,348)   (288,395)
                                                       ----------  ----------
       Net deferred tax asset......................... $1,116,491  $  942,728
                                                       ==========  ==========

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences at December 31, 1999.

   The income tax expense differs from that which would result from applying the U.S. statutory rate as follows:

                                   1999     1998      1997
                                 -------- --------  --------
   Federal income tax expense
    at statutory rate..........  $737,682 $493,321  $415,902
   Increase (reduction) in
    taxes resulting from:
     State income taxes, net of
      federal benefit..........   157,630  106,342    98,883
     Reduction of liabilities
      from prior years.........       --  (146,593)      --
     Other, net................    68,888  (75,070)  (16,772)
                                 -------- --------  --------
       Total income tax expense
        (benefit)..............  $964,200 $378,000  $498,013
                                 ======== ========  ========

   The Bank has available at December 31, 1999 and 1998 approximately $446,500 and $487,000, respectively, of unused federal operating loss carryforwards that may be applied against future taxable income through 2009. The applications of the net operating loss and other carryforwards are assumed to be subject to annual IRC Section 382 limitations.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


(11) Related Party Transactions

   Certain directors and principal officers of the Bank and companies with which they were associated were customers of and have had transactions with the Bank in the ordinary course of business.

(12) Commitments and Contingencies

   In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby and commercial letters of credit. To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit represented by the contractual amount of those instruments. At December 31, 1999 and 1998, the Bank had commitments to extend credit of approximately $17,660,000 and $22,469,000, respectively, and obligations under standby letters of credit of $159,000 in 1999 and $132,000 in 1998.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, residential properties and properties under construction.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Substantially all guarantees expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting these commitments as management deems necessary.

   The Bank is involved in various legal proceedings. Management believes the aggregated liability, if any, resulting from them will not be material.

   The Bank is obligated under noncancelable operating leases for periods ranging from 8 to 20 years. Minimum rental commitments at December 31, 1999 under noncancelable leases are as follows:

     Year ending December 31:
       2000.......................................................... $  200,592
       2001..........................................................    200,592
       2002..........................................................    200,592
       2003..........................................................    200,592
       2004..........................................................    200,592
       Thereafter....................................................    492,272
                                                                      ----------
                                                                      $1,495,232
                                                                      ==========

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


   Payments under these leases were $225,831 and $201,276 for the years ended December 31, 1999 and 1998, respectively.

(13) Other Income

   The major items included in other income were:

                                                      1999     1998     1997
                                                    -------- -------- --------
     Bankcard merchant fees........................ $282,303 $245,841 $212,904
     Loan department fees..........................   34,668   19,285   32,950
     Rental income.................................   74,378   63,055   65,500
     Other.........................................  185,017  181,361  154,989
                                                    -------- -------- --------
                                                    $576,366 $509,542 $466,343
                                                    ======== ======== ========

(14) Other Expenses

   The major items included in other expenses were:

                                                 1999       1998       1997
                                              ---------- ---------- ----------
   Advertising and promotional............... $  192,946 $  246,750 $  181,203
   Data processing...........................    510,035    465,847    414,078
   Other professional fees and outside
    services.................................    527,788    212,786    355,100
   Stationery and supplies...................    155,385    139,467     89,551
   Postage...................................     52,426     43,884     33,666
   Regulatory fees...........................     37,630     25,164     55,603
   Insurance.................................     66,888     81,402     77,186
   Bankcard merchant expense.................    254,068    221,432    162,616
   Expenses of OREO and property held for
    sale.....................................    182,242     62,442     73,216
   Other.....................................    622,243    368,811    327,592
                                              ---------- ---------- ----------
                                              $2,601,651 $1,867,985 $1,769,811
                                              ========== ========== ==========

(15) Fair Value of Financial Instruments

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments;

 (a) Cash and Due from Banks and Federal Funds Sold

   The carrying amount is assumed to be the fair value because of the liquidity of these instruments.

 (b) Time Deposits in Financial Institutions

   The carrying amount is assumed to be the fair value given the short-term nature of these deposits.

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997


 (c) Investment Securities

   Fair values are based on quoted market prices available as of the balance sheet date. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 (d) Loans

   Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and further segmented into fixed and adjustable rate interest terms and by credit risk categories.

   The fair value of fixed rate loans and nonperforming or adversely classified adjustable rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. The discount rates used for performing fixed rate loans are the Company's current offer rates for comparable instruments with similar terms.

   The fair value of performing adjustable rate loans is estimated to be carrying value. These loans reprice frequently at market rates and the credit risk is not considered to be greater than normal.

 (e) Deposits

   The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings and NOW accounts, and money market checking accounts is equal to the amount payable on demand as of December 31, 1999. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

 (f) Commitments to Extend Credit and Standby Letters of Credit

   The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

                                   December 31, 1999         December 1998
                                ----------------------- -----------------------
                                Carrying or             Carrying or
                                 contract   Fair value   contract   Fair value
                                  amount     estimates    amount     estimates
                                ----------- ----------- ----------- -----------
Financial assets:
  Cash and due from banks...... $ 9,380,209   9,380,209 $ 9,776,716   9,776,716
  Federal funds sold...........   9,083,000   9,083,000  23,869,000  23,869,000
  Time deposits in financial
   institutions................   7,502,269   7,502,269   5,440,000   5,440,000
  Investment securities held-
   to-maturity.................  14,723,750  14,633,015   5,562,656   5,506,357
  Loans, net...................  73,064,865  72,914,340  60,021,361  60,725,836
Financial liabilities;
  Deposits..................... 111,820,105 111,773,522 102,793,890 102,953,252
  Commitments to extend
   credit......................  17,660,000     264,900  22,469,000     337,035
  Standby letters of credit....     159,000       2,385     132,000       1,980

(16) Regulatory Matters

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets,

               FIRST COMMUNITY BANK OF THE DESERT AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997

liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1999 and 1998, the Bank was categorized as "well-capitalized" under the prompt corrective action regulations of the Federal Deposit Insurance Corporation Improvement Act of 1991.

   The Bank's actual capital amounts and ratios are also presented in the table below:

                                                                            To be well-
                                                                         capitalized under
                                               For capital               prompt corrective
                            Actual          adequacy purposes            action provisions
                         ------------  ---------------------------  ----------------------------
                         Amount Ratio  Amount        Ratio          Amount         Ratio
                         ------ -----  ------ --------------------  ------ ---------------------
December 31, 1999:
  Total capital (to
   risk-weighted
   assets).............. $9,990 10.77% $7,421 (greater than or =)8% $9,276 (greater than or =)10%
  Tier I capital (to
   risk-weighted
   assets)..............  8,825  9.51   3,710 (greater than or =)4   5,566  (greater than or =)6
  Tier I capital (to
   average assets)......  8,825  7.32   4,825 (greater than or =)4   6,031  (greater than or =)5
                         ====== =====  ====== ====================  ====== =====================
December 31, 1998:
  Total capital (to
   risk-weighted
   assets).............. $8,617 10.76% $6,405 (greater than or =)8% $8,006 (greater than or =)10%
  Tier I capital (to
   risk-weighted
   assets)..............  7,611  9.51   3,202 (greater than or =)4   4,803  (greater than or =)6
  Tier I capital (to
   average assets)......  7,611  7.20   4,230 (greater than or =)4   5,287  (greater than or =)5
                         ====== =====  ====== ====================  ====== =====================

Note (17) Pending Merger

   On October 22, 1999, the Bank entered into an Agreement and Plan of Merger whereby the Bank will merge with, and become a subsidiary of, First Community Bancorp. Each share of the Bank's outstanding common stock will convert into
0.30 shares of First Community Bancorp common stock. The proposed merger is subject to regulatory and stockholder approval.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                           THIRD AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                          dated as of October 22, 1999

                                  by and among

                         RANCHO SANTA FE NATIONAL BANK,

                            FIRST COMMUNITY BANCORP

                                      and

                       FIRST COMMUNITY BANK OF THE DESERT


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I
 Definitions; Interpretations
 1.01 Certain Definitions.................................................   A-1
 1.02 Interpretation......................................................   A-5

                                   ARTICLE II
 The Merger
 2.01 The Merger..........................................................   A-6
 2.02 Closing.............................................................   A-6
 2.03 Effective Time......................................................   A-6
 2.04 Effects of the Merger...............................................   A-6
 2.05 Articles of Incorporation and By-laws...............................   A-6
 2.06 Board of Directors and Officers.....................................   A-6

                                   ARTICLE III
 Consideration; Exchange Procedures
 3.01 Effect on Capital Stock.............................................   A-6
 3.02 Rights as Shareholders; Stock Transfers.............................   A-6
 3.03 Exchange Procedures.................................................   A-7
 3.04 Fractional Shares...................................................   A-7
 3.05 Anti-Dilution Provisions............................................   A-7
 3.06 Stock Options and Warrants..........................................   A-8
 3.07 Dissenters' Rights..................................................   A-8

                                   ARTICLE IV
 Conduct of Business Pending Merger
 4.01 Forebearances.......................................................   A-9
 4.02 Reorganization......................................................  A-10

                                    ARTICLE V
 Representations and Warranties
 5.01 Disclosure Schedules................................................  A-10
 5.02 Standard............................................................  A-10
 5.03 Representations and Warranties......................................  A-11

                                   ARTICLE VI
 Covenants
 6.01 Reasonable Best Efforts.............................................  A-19
 6.02 Stockholder Approvals...............................................  A-19
 6.03 Registration Statement and Joint Proxy Statement....................  A-19
 6.04 Press Releases......................................................  A-20
 6.05 Access; Information.................................................  A-20
 6.06 Acquisition Proposals...............................................  A-21
 6.07 Affiliate Agreements................................................  A-21
 6.08 Shareholder Agreements..............................................  A-21
 6.09 Nasdaq..............................................................  A-21
 6.10 Regulatory Applications.............................................  A-21
 6.11 Indemnification.....................................................  A-22
 6.12 Benefit Plans.......................................................  A-22
 6.13 Accountants' Letters................................................  A-23

                                                                            Page
                                                                            ----
 6.14 Notification of Certain Matters.....................................  A-23
 6.15 Certain Policies....................................................  A-23

                                   ARTICLE VII
 Conditions to Consummation of the Merger
 7.01 Conditions to Each Party's Obligation to Effect the Merger..........  A-23
 7.02 Conditions to Obligation of FCB.....................................  A-24
 7.03 Conditions to Obligation of the Holding Company.....................  A-25

                                  ARTICLE VIII
 Termination
 8.01 Termination.........................................................  A-26
 8.02 Effect of Termination and Abandonment...............................  A-26

                                   ARTICLE IX
 Miscellaneous
 9.01 Survival............................................................  A-26
 9.02 Waiver; Amendment...................................................  A-26
 9.03 Counterparts........................................................  A-27
 9.04 Governing Law.......................................................  A-27
 9.05 Expenses............................................................  A-27
 9.06 Notices.............................................................  A-27
 9.07 Entire Understanding; No Third Party Beneficiaries..................  A-27
 9.08 Effect..............................................................  A-28
 9.09 Severability........................................................  A-28
 9.10 Alternative Structure...............................................  A-28
 9.11 Enforcement of the Agreement........................................  A-28

 EXHIBIT A Surviving Corporation Directors
 EXHIBIT B The Holding Company Affiliate Letter
 EXHIBIT C FCB Affiliate Letter
 EXHIBIT D Form of Shareholder Letter

   THIRD AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 22, 1999 (this "Agreement"), by and among Rancho Santa Fe National Bank, a national banking association ("Rancho Santa Fe"), First Community Bancorp, a California corporation (the "Holding Company" and together with Rancho Santa Fe, the "Rancho Parties"), and First Community Bank of the Desert ("FCB"), a California corporation ("FCB").

                                    RECITALS

   A. The Holding Company. Rancho Santa Fe has formed the Holding Company as its wholly owned subsidiary for purposes of creating a bank holding company. This Agreement contemplates that the reorganization (the "Reorganization") providing for Rancho Santa Fe to become a wholly owned subsidiary of the Holding Company shall have been accomplished, with each outstanding share of Rancho Santa Fe common stock, $2.50 par value ("Rancho Santa Fe Common Stock"), being converted into one share of common stock, no par value, of the Holding Company (the "Holding Company Common Stock").

   B. The Proposed Transaction. This Agreement provides for a business combination to be effected through the merger (the "Merger") of FCB with a wholly-owned merger subsidiary (the "Merger Sub") of the Holding Company, with FCB as the survivor (the "Surviving Corporation"), whereby each outstanding share of common stock, no par value, of FCB ("FCB Common Stock"), other than certain excluded shares, will be converted into 0.3 shares of Holding Company Common Stock.

   C. Board Approvals. The respective boards of directors of Rancho Santa Fe, the Holding Company and FCB have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals.

   D. Intended Tax Treatment. For federal income tax purposes, it is intended that the Merger will be treated as a reorganization under the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

   E. Intended Accounting Treatment. For financial accounting purposes, it is intended that the Merger will be accounted for as a pooling-of-interests transaction.

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                          Definitions; Interpretations

   1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

   "Acquisition Proposal", with respect to any of Rancho Santa Fe, the Holding Company or FCB, means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Rancho Santa Fe, the Holding Company or FCB, as the case may be, or any of their respective Significant Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Rancho Santa Fe, the Holding Company or FCB, as the case may be, or any of their respective Significant Subsidiaries, other than the transactions contemplated by this Agreement.

   "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

   "Agreement of Merger" has the meaning set forth in Section 2.03.

   "Benefit Plans" has the meaning set forth in Section 5.03(n).

   "California Secretary" means the Secretary of State of California.

   "CGCL" means the California General Corporation Law.

   "Closing" has the meaning set forth in Section 2.02.

   "Closing Date" has the meaning set forth in Section 2.02.

   "Code" has the meaning set forth in the Recitals.

   "Constituent Documents" means, with respect to any entity its articles of incorporation and bylaws or similar charter documents.

   "Costs" has the meaning set forth in Section 6.11(a).

   "Disclosure Schedule" has the meaning set forth in Section 5.01.

   "Dissenting Shareholder" means holders of shares of FCB Common Stock who perfect their rights to dissent under Chapter 13 of the CGCL.

   "Dissenting Shares" means shares of FCB Common Stock with respect to which the holder or holders thereof perfect their rights to dissent under Chapter 13 of the CGCL.

   "Effective Date" means the date on which the Effective Time occurs.

   "Effective Time" has the meaning set forth in Section 2.03.

   "Employees" has the meaning set forth in Section 5.03(n).

   "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" has the meaning set forth in Section 5.03(n).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

   "Exchange Agent" has the meaning set forth in Section 3.03(a).

   "FCB" has the meaning set forth in the preamble to this Agreement.

   "FCB Affiliate" has the meaning set forth in Section 6.07(a).

   "FCB Benefit Plans" has the meaning set forth in Section 6.12.

   "FCB Board" means the Board of Directors of FCB.

   "FCB Common Stock" has the meaning set forth in the Recitals.

   "FCB Common Stock Option" has the meaning set forth in Section 3.06.

   "FCB Meeting" has the meaning set forth in Section 6.02.

   "FCB Stock" means collectively FCB Common Stock and serial preferred stock.

   "FCB Stock Plan" has the meaning set forth in Section 5.03(b).

   "FCB Warrants" has the meaning set forth in Section 3.06.

   "FDIA" means the Federal Deposit Insurance Act.

   "FDIC" means the Federal Deposit Insurance Corporation.

   "GAAP" means generally accepted accounting principles applied on a consistent basis.

   "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

   "Hazardous Substance" means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

   "Holding Company" has the meaning set forth in the preamble to this Agreement.

   "Holding Company Affiliate" has the meaning set forth in Section 6.07(a).

   "Holding Company Benefit Plans" has the meaning set forth in Section 6.12.

   "Holding Company Board" means the Board of Directors of the Holding
Company.

   "Holding Company Common Stock" has the meaning set forth in the Recitals.

   "Holding Company Meeting" has the meaning set forth in Section 6.02.

   "Holding Company Stock Plan" has the meaning set forth in Section 6.12(a).

   "Indemnified Party" has the meaning set forth in Section 6.11(a).

   "Insurance Policies" has the meaning set forth in Section 5.03(t).

   "Joint Proxy Statement" has the meaning set forth in Section 6.03(a).

   "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

   "Loan" has the meaning set forth in Section 5.03(y).

   "Material Adverse Effect" means, with respect to the Rancho Parties or FCB, any effect that (a) is material and adverse to the financial condition, results of operations or business of the Rancho Parties and their Subsidiaries, taken as a whole, or FCB and its Subsidiaries, taken as a whole, respectively, excluding the impact of (i) changes in banking and other laws of general applicability or interpretations thereof by Governmental Authorities,
(ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) changes in general economic conditions affecting banks and their holding companies generally, provided that, with respect to each of clause (i), (ii) or (iii), to the extent that a change does not materially affect it in a way that materially differs from other banking organizations, (iv) actions or omissions of a party to this Agreement taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, and (v) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges, in each case taken with the prior approval of Rancho Santa Fe or FCB, as the case may be, in connection with the Merger, in each case in accordance with GAAP; or (b) would materially impair the ability of the Rancho Parties or FCB to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

   "Merger" has the meaning set forth in the Recitals.

   "Merger Consideration" has the meaning set forth in Section 3.01(b).

   "Merger Sub" has the meaning set forth in the Recitals.

   "Nasdaq" means the Nasdaq National Market.

   "New Certificate" has the meaning set forth in Section 3.03(a).

   "OCC" means the Office of the Comptroller of the Currency.

   "Old Certificate" has the meaning set forth in Section 3.03(a).

   "Pension Plan" has the meaning set forth in Section 5.03(n).

   "Person" means any individual, savings association, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

   "Plan" has the meaning set forth in Section 5.03(n).

   "Previously Disclosed" by a party means information set forth in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule so long as it is clear from the context of the disclosure that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question.

   "Rancho Parties" has the meaning set forth in the preamble to this Agreement.

   "Rancho Santa Fe" has the meaning set forth in the preamble to this Agreement.

   "Rancho Santa Fe Common Stock" has the meaning set forth in the Recitals.

   "Rancho Santa Fe Common Stock Plan" means the 1992 Rancho Santa Fe National Bank Stock Option Plan.

   "Registration Statement" has the meaning set forth in Section 6.03(a).

   "Regulatory Authorities" has the meaning set forth in Section 5.03(j).

   "Regulatory Filings" has the meaning set forth in Section 5.03(h).

   "Reorganization" has the meaning set forth in the Recitals.

   "Replacement Option" has the meaning set forth in Section 3.06.

   "Replacement Warrant" has the meaning set forth in Section 3.06.

   "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

   "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

   "Subsidiary" and "Significant Subsidiary" have the meaning ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

   "Surviving Corporation" has the meaning set forth in the Recitals.

   "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

   "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

   1.02 Interpretation. (a) In this Agreement, unless the context otherwise requires, references:

     (i) to the Recitals, Sections, Exhibits or Schedules are to a Recital or Section of, or Exhibit or Schedule to, this Agreement;

     (ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

     (iii) to any Governmental Authority include any successor to that Governmental Authority; and

     (iv) to this Agreement are to this Agreement, the Exhibits and Schedules to it, taken as a whole.

   (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

   (c) Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."

   (d) Whenever the words "herein" or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.

   (e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other party.

                                  ARTICLE II

                                  The Merger

   2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into FCB at the Effective Time with FCB as the Surviving Corporation. The Surviving Corporation shall retain the FCB name and will be headquartered in Indian Wells, California.

   2.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto (the "Closing Date").

   2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall certify and file an agreement of merger or other appropriate documents (in any such case, the "Agreement of Merger") executed in accordance with the relevant provisions of the CGCL. The parties shall make all other filings or recordings required under the CGCL and the Merger shall become effective at such time as the Agreement of Merger is duly filed with the California Secretary, or at such subsequent date or time as the Holding Company and FCB shall agree and specify in the Agreement of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

   2.04 Effects of the Merger. The Merger shall have the effect set forth in
Section 1107 of the CGCL.

   2.05 Articles of Incorporation and By-laws. The FCB Constituent Documents as in effect immediately prior to the Effective Time shall be the Constituent Documents of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   2.06 Board of Directors and Officers. The board of directors and certain officers of the Surviving Corporation shall be as set forth on or designated in accordance with Exhibit A hereto until the earlier of the resignation or removal of any individual set forth on or designated in accordance with Exhibit A or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable or unwilling to serve as a director of the Surviving Corporation at the Effective Time the party which designated such individual as indicated in Exhibit A shall designate another individual to serve in such individual's place. If any officer set forth on or designated in accordance with Exhibit A ceases to be a full-time employee of either one of the Rancho Parties or FCB at or before the Effective Time or shall be unable or unwilling to serve as an officer of the Surviving Corporation at the Effective Time, the parties will agree upon another individual to serve in such individual's stead.

                                  ARTICLE III

                      Consideration; Exchange Procedures

   3.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Holding Company Stock or FCB Common Stock:

   (a) Holding Company and FCB Common Stock and Serial Preferred Stock. Each issued and outstanding share of FCB Common Stock immediately prior to the Effective Time shall be converted into 0.300 of a fully paid and nonassessable share of Holding Company Common Stock (the "Merger Consideration"). As of the Effective Time, all shares of FCB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and from and after the Effective Time, certificates representing FCB Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of Holding Company Common Stock into which they were converted pursuant to this subparagraph (a).

   (b) Each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Holding Company Common Stock.

   3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of FCB Common Stock shall cease to be, and shall have no rights as, shareholders of FCB, other than the conversion rights provided under this
Article III. After the Effective Time, there shall be no transfers on the stock transfer books of FCB or the Holding Company of shares of FCB Common Stock.

   3.03 Exchange Procedures.

   (a) At or prior to the Effective Time, the Holding Company shall deposit, or shall cause to be deposited, with the Holding Company's transfer agent or a depository or trust institution of recognized standing selected by the Holding Company and reasonably satisfactory to FCB (in such capacity, the "Exchange Agent"), which may be an affiliate of the Holding Company, for the benefit of the holders of certificates formerly representing shares of FCB Common Stock ("Old Certificates") to be exchanged in accordance with this Article III, certificates representing the shares of Holding Company Common Stock ("New Certificates") to which the holders of the Old Certificates are entitled pursuant to this Agreement.

   (b) Promptly after the Effective Date, the Holding Company shall send or cause to be sent to each former holder of record of shares of FCB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the New Certificates provided for in this Article III. The Holding Company shall cause the New Certificates and/or any check in respect of dividends or distributions which such Person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of FCB Common Stock (or indemnity reasonably satisfactory to the Holding Company and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

   (c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of FCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (d) From and after the Effective Date, no dividends or other distributions with respect to Holding Company Common Stock with a record date occurring after the Effective Date shall be paid in respect of any unsurrendered Old Certificate representing shares of FCB Common Stock converted in the Merger into the right to receive shares of Holding Company Common Stock. Upon surrender of Old Certificates (or declaration of loss and indemnity reasonably satisfactory to the Holding Company and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) in accordance with this Section 3.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FCB Common Stock such holder had the right to receive upon surrender of Old Certificates (or delivery of such indemnity).

   3.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Holding Company Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Holding Company shall pay to each holder of FCB Common Stock who would otherwise be entitled to a fractional share of Holding Company Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by $4.125.

   3.05 Anti-Dilution Provisions. In the event that, with the other party's consent, the Holding Company or FCB changes (or establishes a record date for changing) the number or kind of shares of Holding Company Common Stock or FCB Common Stock, as the case may be, issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Holding Company Common Stock or FCB Common Stock, as the case may be, and the record date therefor shall be prior to the Effective Date, the ratio contemplated by Section 3.01(b) shall be proportionately adjusted in such manner as the Holding Company and FCB shall agree, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to the holders of Holding Company Common Stock or FCB Common Stock, as the case may be, generally.

   3.06 Stock Options and Warrants. (a) At the Effective Time, each outstanding option to purchase shares of FCB Common Stock under the FCB Stock Plan (each, a "FCB Stock Option"), whether vested or unvested, shall automatically be converted into an option to acquire, on the same terms and conditions as were applicable under such FCB Stock Option, the number of shares of Holding Company Common Stock equal to (a) the number of shares of FCB Common Stock subject to the FCB Stock Option, multiplied by (b) the Merger Consideration (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of FCB Common Stock which were purchasable pursuant to such FCB Stock Option divided by (z) the number of full shares of Holding Company Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each FCB Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, FCB shall take all action, if any, necessary with respect to the FCB Stock Plan to permit the replacement of the outstanding FCB Stock Options by the Holding Company pursuant to this Section. Prior to the Effective Time, the Holding Company shall reserve for issuance the number of shares of the Holding Company Common Stock necessary to satisfy the Holding Company's obligations under this Section 3.06(a). At the Effective Time, the Holding Company shall assume the FCB Stock Plan; provided, that such assumption shall be only in respect of the Replacement Options and that the Holding Company shall have no obligation with respect to any awards under the Company Stock Plan other than the Replacement Options and shall have no obligation to make any additional grants or rewards under such assumed FCB Stock Plan. Promptly after the Effective Time, the Holding Company shall file a registration statement on Form S-8 with respect to the shares of Holding Company Common Stock issuable in connection with the Replacement Options and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities on "blue sky" laws, for so long as such Replacement Options remain outstanding.

   (b) At the Effective Time, each outstanding warrant to purchase shares of FCB Common Stock ("FCB Warrants") shall automatically be converted into a warrant to acquire, on the same terms and conditions as were applicable under the FCB Warrant, the number of shares of Holding Company Common Stock equal to
(a) the number of shares of FCB Common Stock subject to the FCB Warrant, multiplied by (b) the Merger Consideration (such product rounded down to the nearest whole number) (a "Replacement Warrant"), at an exercise price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of FCB Common Stock which were purchasable pursuant to such FCB Warrant divided by (z) the number of full shares of Holding Company Common Stock subject to such Replacement Warrant in accordance with the foregoing.

   3.07 Dissenters' Rights. Any Dissenting Shareholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in Chapter 13 of the CGCL, shall not be entitled to the Merger Consideration in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL with respect to such Dissenters' Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.01 hereof.

                                   ARTICLE IV

                       Conduct of Business Pending Merger

   4.01 Forebearances. Each of the Rancho Parties and FCB agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth in paragraph 4.01 of the Rancho Parties Disclosure Schedule or paragraph 4.01 of FCB's Disclosure Schedule, as the case may be, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), it will not, and will cause each of its Subsidiaries not to:

   (a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises, leases and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under this Agreement.

   (b) Capital Stock. Other than pursuant to Rights outstanding on the date hereof and pursuant to the Reorganization, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of its stock to become subject to new grants of employee or director stock options, other Rights or other stock-based employee rights.

   (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (B) in the case of the Rancho Parties regular quarterly dividends on their common stock at a rate equal to the rate paid by Rancho Santa Fe during the fiscal quarter immediately preceding the date hereof or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

   (d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its Subsidiaries, or hire any new employees above the rank of vice president, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees (including, without limitation, annual salary increases and annual bonus payments) in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

   (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers or employees or those of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

   (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

   (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

   (h) Constituent Documents. Amend its Constituent Documents or the Constituent Documents of any of its Subsidiaries.

   (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements.

   (j) Contracts. Enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $50,000 or more and which is not terminable at will on 60 days or less notice without payment of a premium penalty, other than loans and other transactions made in the ordinary course of the banking business.

   (k) Claims. Other than in the ordinary course of business, settle any claim, action or proceeding against it, except for any claim, action or proceeding in an amount or for such consideration, individually or in the aggregate for all such settlements, that is not material to it and its Subsidiaries, taken as a whole, and would not impose any material restriction on the business of the Holding Company or create precedent for claims that are reasonably likely to be material to it and its Subsidiaries, taken as a whole.

   (l) Adverse Actions. Notwithstanding anything herein to the contrary, (i) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or qualifying for pooling-of-interests accounting treatment or (ii) take any action that is intended or is reasonably likely to result in (A) any of the conditions to the Merger set forth in Article VII not being satisfied or
(B) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

   (m) Capital Expenditures. Other than in the ordinary course of business, make any capital expenditures in excess of (i) $50,000 per project or related series of projects or (ii) $100,000 in the aggregate.

   (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

   (o) Commitments. Agree or commit to do any of the foregoing.

   4.02 Reorganization. Rancho Santa Fe agrees to use its commercially reasonable efforts to cause the Reorganization to occur as promptly as practicable.

                                   ARTICLE V

                         Representations and Warranties

   5.01 Disclosure Schedules. On or prior to the date hereof, FCB has delivered to the Rancho Parties a schedule and the Rancho Parties have delivered to FCB a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or to one or more of its covenants contained in Article IV; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item was required to be disclosed therein.

   5.02 Standard. No representation or warranty of the Rancho Parties or FCB contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c)) shall be deemed untrue or incorrect for any purpose under this Agreement and no party hereto shall be deemed to have breached a representation or warranty, for any purpose under this Agreement as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 has had or is reasonably likely to have a Material Adverse Effect with respect to the Rancho Parties or FCB, as the case may be.

   5.03 Representations and Warranties. Subject to Section 5.01 and Section
5.02 and except as Previously Disclosed, FCB hereby represents and warrants to the Rancho Parties, and each of the Rancho Parties hereby represents and warrants to FCB, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

   (a) Organization, Standing and Authority. (i) In the case of FCB and the Holding Company only, it is a corporation duly organized, validly existing and in good standing under the laws of the State of California. It is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. (ii) In the case of Rancho Santa Fe only, it is a national banking association validly existing under the laws of the United States of America. (iii) In the case of FCB and Rancho Santa Fe, its deposits are insured to the maximum extent under the BIF.

   (b) FCB Stock. In the case of FCB only, the authorized capital stock of FCB consists of 15,000,000 shares of FCB Common Stock and 2,000,000 shares of serial preferred stock. At the close of business on September 30, 1999, (i) 4,631,937 shares of FCB Common Stock plus any shares of FCB Common Stock issued upon exercise or conversion of outstanding Rights since September 30, 1999 and no shares of serial preferred stock were issued and outstanding and (ii) no shares of FCB Common Stock were held by FCB in its treasury. As of September 30, 1999, 336,900 shares of FCB Common Stock were subject to FCB Common Stock Options granted under the FCB Stock Option Plan (the "FCB Stock Plan"). As of September 30, 1999, there were 920,000 shares of FCB Common Stock reserved for issuance under the FCB Stock Plan. The outstanding shares of FCB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of FCB Stock authorized and reserved for issuance, FCB does not have any Rights issued or outstanding with respect to FCB Stock, and FCB does not have any commitment to authorize, issue or sell any FCB Stock or Rights, except pursuant to this Agreement, outstanding FCB Common Stock Options and the FCB Stock Plan.

   (c) The Rancho Parties Stock. (i) In the case of the Holding Company only, the authorized capital stock of the Holding Company consists of 15,000,000 shares of Holding Company Common Stock and 5,000,000 shares of preferred stock. As of September 30, 1999, no shares of such stock were issued and outstanding. Following the Reorganization, the Holding Company will have outstanding shares of Holding Company Common Stock equal to the shares of Rancho Santa Fe Common Stock outstanding immediately prior to the Reorganization.

     (ii) In the case of Rancho Santa Fe only, the authorized capital stock consists of 3,350,000 shares of Rancho Santa Fe Common Stock. As of September 30, 1999, 2,476,885 shares of Rancho Santa Fe Common Stock were issued and outstanding and no shares of Rancho Santa Fe Common Stock were held by Rancho Santa Fe in its treasury. As of September 30, 1999, there were 500,000 shares of Rancho Santa Fe Common Stock reserved for issuance under the Rancho Santa Fe Common Stock Plan. The outstanding shares of Rancho Santa Fe Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of Rancho Santa Fe Common Stock authorized and reserved for issuance, Rancho Santa Fe does not have any Rights issued or outstanding with respect to Rancho Santa Fe Common Stock, and Rancho Santa Fe does not have any commitment to authorize, issue or sell any Rancho Santa Fe Common Stock or Rights, except pursuant to this Agreement, outstanding Rancho Santa Fe Common Stock Options and the Rancho Santa Fe Common Stock Plan.

   (d) Significant Subsidiaries. The Disclosure Schedule sets forth a true and correct list of each of the Subsidiaries of the Rancho Parties and FCB, as the case may be, including a listing of the jurisdiction of incorporation thereof.
(i)(A) It owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. (S) 55) and are owned by it or its Subsidiaries free and clear of any Liens.

     (ii) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

   (e) Corporate Power. It and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby and thereby.

   (f) Corporate Authority. (i) Subject to receipt of the stockholder approval described in paragraph (ii) of this Section 5.03(f), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action on or prior to the date hereof. This Agreement is a valid and legally binding obligation of such party, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles) and Section 1812 of the FDIA. In the case of FCB, the Special Committee of the FCB Board has received the written opinion of U.S. Bancorp Piper Jaffray to the effect that as of the date hereof the Merger Consideration is fair to the holders of FCB Common Stock from a financial point of view. In the case of the Rancho Parties, the Rancho Santa Fe Board has received the written opinion of The Findley Group to the effect that as of the date hereof the Merger Consideration is fair to the holders of Rancho Santa Fe Common Stock from a financial point of view.

     (ii) The affirmative vote of the holders of a majority of the voting power of all outstanding shares of FCB Common Stock or Holding Company Common Stock, as the case may be, to adopt this Agreement is the only vote of the holders of any class or series of its capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby and thereby.

   (g) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger except for (A) filings and approvals of applications with and by federal and state banking authorities, (B) filings with the SEC and state securities authorities, (C) the stockholder approval described in paragraph (ii) of Section 5.03(f), (D) the filing of the Agreement of Merger with the California Secretary pursuant to the CGCL, (E) such filings with Nasdaq to obtain the authorizations for listing contemplated by this Agreement and (F) such third party consents, of which the failure to obtain would not individually or in the aggregate have a material adverse effect.

     (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

   (h) Financial Reports and Regulatory Documents; Material Adverse Effect. (i) In the case of FCB and Rancho Santa Fe only, its Call Reports for the fiscal years ended December 31, 1998, 1997 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 1996 under the securities regulations of the FDIC or the OCC, as the case may be, in the form filed (collectively, its "Regulatory Filings") as of the date filed, (A) complied in all material respects as to form with the applicable requirements under such regulation, and (B) any Exchange Act reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects, its financial position and that of its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (ii) Since December 31, 1998, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

     (iii) Since December 31, 1998, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

   (i) Litigation. Except as Previously Disclosed or set forth in its Annual Report for the fiscal year ended December 31, 1998, there is no suit, action or proceeding pending or, to the knowledge of it, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (i) material to it and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

   (j) Regulatory Matters. (i) Neither it nor any of its Subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

     (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

   (k) Compliance with Laws. It and each of its Subsidiaries:

     (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

     (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and

     (iii) has received, since December 31, 1998, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.

   (l) Material Contracts; Defaults. Except for those agreements and other documents identified in its Disclosure Schedule, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (ii) that materially restricts the conduct of business by it or any of its Subsidiaries or (iii) which, upon consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits from it, its subsidiaries or the Surviving Company to any director, officer or employee thereof. The respective Disclosure
Schedule indicates the maximum monetary amounts payable (including any tax indemnification payments in respect of income and/or excise taxes) due under any contracts described in Section 5.03(l)(iii). Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

   (m) No Brokers. No action has been taken by it or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding Previously Disclosed fees to be paid to Belle Plaine Partners for advisory services and The Findley Group for its fairness opinion in the case of the Rancho Parties and a Previously Disclosed fee to be paid to U.S. Bancorp Piper Jaffray for its fairness opinion in the case of FCB.

   (n) Employee Benefit Plans.

     (i) All material benefit and compensation plans, contracts, policies or arrangements covering its current employees or former employees and those of its Subsidiaries (its "Employees") and its current or former directors, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (its "Benefit Plans"), are Previously Disclosed. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto, have been made available to the other party hereto.

     (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering its Employees (its "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of its Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to its Plans. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Plans that, assuming the taxable period of such transaction expired as of the date hereof, could be reasonably likely to subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

     (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a "multiemployer plan," within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof or will be required to be filed solely as a result of the transactions contemplated by this Agreement.

     (iv) All contributions required to be made under the terms of any of its Plans have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

     (v) Under each of its Pension Plans which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in its Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

     (vi) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any of its Benefit Plans. It or its Subsidiaries may amend or terminate any of its Benefit Plans at any time without incurring any liability thereunder.

     (vii) Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated by this Agreement, the termination of the employment of any of its employees within a specified time after the Effective Date, nor any other action taken or failed to be taken by it prior to the execution of this Agreement will (w) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Plans or any related trust, (x) entitle any of its employees or any employees of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans or (z) result in any breach or violation of, or a default under, any of its Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement (including, without limitation, as a result of the termination of the employment of any of its employees within a specified time of the Effective Date) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

   (o) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge is there any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

   (p) Environmental Matters. To its knowledge, neither its conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To its knowledge, no property on which it or any of its Subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its Subsidiaries has received any written notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, originating from or affecting any such property.

   (q) Tax Matters. (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its Subsidiaries. It has made available to the other party hereto true and correct copies of the U.S. federal income Tax Returns filed by it and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed prior to the date hereof. Neither it nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any person (other than its own Taxes and those of its Subsidiaries). As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

     (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

     (iii) Neither it nor any of its Subsidiaries (A) has made an election under Section 341(f) of the Code, (B) except as Previously Disclosed has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code, (C) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or (D) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

   (r) Derivative Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their customers, if any, were entered into
(i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such party or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

   (s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

   (t) Insurance. It has made available to the other party hereto all of the insurance policies, binders, or bonds maintained by it or its Subsidiaries (its "Insurance Policies"). It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of its Insurance Policies are in full force and effect; it and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by it have been filed in due and timely fashion.

   (u) Accounting Treatment. As of the date hereof, to its knowledge, there is no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

   (v) Year 2000. To its knowledge, the mission critical computer software operated by it and/or any of its Subsidiaries is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To its knowledge, the costs of adaptations referred to in this clause will not have a Material Adverse Effect with respect to it. Neither it nor any of its Subsidiaries has received, nor to its knowledge are there facts that would reasonably be expected to form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4, 1998) or similar notice from any state banking authority. It has made available to the other party hereto a complete and accurate copy of its and its Subsidiaries' plan, including an estimate of anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statements dated May 5, 1997, entitled "Year 2000

Project Management Awareness," December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and October 14, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," as such issues affect any of it or its Subsidiaries. Between the date of this Agreement and the Effective Time, it shall use commercially reasonable and practicable efforts to implement such plan.

   (w) Approvals. As of the date hereof, it knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby should not be obtained.

   (x) Reorganization. As of the date hereof, it has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

   (y) Loan Portfolio. Except as Previously Disclosed, with respect to each loan owned by it or its Subsidiaries in whole or in part (each, a "Loan"), to its best knowledge:

     (i) the note and the related security documents are legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

     (ii) neither it nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as Previously Disclosed;

     (iii) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

     (iv) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on its books and records;

     (v) there is no pending or threatened litigation or proceeding relating to the property which serves as the security for the Loan;

     (vi) with respect to a Loan held in the form of a participation, the participation document is legal, valid, binding and enforceable.

     (vii) except as Previously Disclosed, neither it nor its Subsidiaries is a party to any written or oral (a) Loan, under the terms of which the obligor was, as of June 30, 1999, 90 days or more delinquent in payment of principal or interest, or (b) Loan with any director, executive officer, or five percent or greater shareholder of it or its Subsidiaries, or to its knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

   (z) Indemnification. Except as provided in its Constituent Documents, neither it nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at its request (a "Covered Person"), and, to its best knowledge, there are no claims for which any Covered Person would be entitled to indemnification.

                                   ARTICLE VI

                                   Covenants

   6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Rancho Parties and FCB agrees to use its respective commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

   6.02 Stockholder Approvals. (a) Each of the Holding Company and FCB agrees to take in accordance with applicable law and its respective Constituent Documents all action reasonably necessary to convene a meeting of its respective stockholders (including any adjournment or postponement, the "Holding Company Meeting" and the "FCB Meeting", respectively), as promptly as practicable, to consider and vote upon (i) the approval of the issuance of Holding Company Common Stock as contemplated by this Agreement, and (ii) the approval and adoption of this Agreement, as well as any other matters required to be approved by such entity's stockholders for consummation of the Merger, in the case of both the Holding Company Meeting and the FCB Meeting.

   (b) Following execution of this Agreement, and prior to the preparation of the Joint Proxy Statement, the boards of directors of the Holding Company and FCB shall adopt resolutions recommending to the shareholders of the Holding Company and the shareholders of FCB, respectively, adoption of this Agreement and the other matters required to be approved or adopted in order to carry out the intentions of this Agreement. Such boards of directors shall at all times continue such recommendations in effect without qualification and shall use, and cause the Holding Company and FCB, respectively, to use commercially reasonable efforts to obtain such adoption (it being understood and agreed that the obligations under this sentence shall not be altered by the commencement, proposal, disclosure or communication of any Acquisition Proposal).

   6.03 Registration Statement and Joint Proxy Statement. (a) The parties agree jointly to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by the Holding Company with the SEC in connection with the issuance of Holding Company Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Holding Company and FCB constituting a part thereof (the "Joint Proxy Statement") and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement; and provided that both parties and their respective Subsidiaries have cooperated as required above, the Holding Company and FCB agree to file the Joint Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and the Holding Company agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Joint Proxy Statement are resolved. Each of the Holding Company and FCB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Holding Company also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky"permits and approvals required to carry out the transactions contemplated by this Agreement. FCB agrees to furnish to the Holding Company all information concerning FCB, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

   (b) Each of the Holding Company and FCB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Holding Company Meeting or the FCB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of the Holding Company and FCB further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement or the Registration Statement.

   (c) The Holding Company agrees to advise FCB, promptly after the Holding Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Holding Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

   6.04 Press Releases. The Rancho Parties and FCB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of Nasdaq. The Rancho Parties and FCB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

   6.05 Access; Information (a) Each of the Rancho Parties and FCB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party, and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

   (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

   (c) No investigation by either party of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

   6.06 Acquisition Proposals. Each of Rancho Santa Fe, the Holding Company and FCB agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries'officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal in respect of an Acquisition Proposal. Each of Rancho Santa Fe, the Holding Company and FCB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Persons other than the Rancho Parties or FCB, as the case may be, with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Each of the Rancho Parties and FCB shall promptly (within 24 hours) advise the other party following the receipt by the Rancho Parties or FCB, as the case may be, of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and shall keep such other party apprised of any developments in respect thereof on a constant basis.

   6.07 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, (i) the Holding Company shall deliver to FCB a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Holding Company Meeting, deemed to be an "affiliate" of the Holding Company (each, a "Holding Company Affiliate"), as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) FCB shall deliver to the Holding Company a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the FCB Meeting, deemed to be an "affiliate" of FCB (each, an "FCB Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

   (b) Each of the Holding Company and FCB shall use its respective commercially reasonable efforts to cause each Person who may be deemed to be a Holding Company Affiliate or a FCB Affiliate to execute and deliver to the Holding Company and FCB on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Exhibit B or Exhibit C, respectively.

   6.08 Shareholder Agreements. Not later than the 15th day prior to the mailing of the Joint Proxy Statement, the directors and certain officers and shareholders of Rancho Santa Fe and FCB, respectively, in exchange for good and valuable consideration, shall have executed and delivered to FCB and Rancho Santa Fe, as the case may be, shareholder agreements substantially in the form of Exhibit D hereto (the "Shareholder Agreements").

   6.09 Nasdaq. The Holding Company shall use commercially reasonable efforts to cause the Holding Company Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Date.

   6.10 Regulatory Applications. (a) The Holding Company and FCB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and the Holding Company shall make all necessary regulatory filings as soon as practicable. Each of the Holding Company and FCB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

   (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority.

   6.11 Indemnification. (a) Following the Effective Date, the Holding Company shall indemnify, defend and hold harmless the present and former directors and officers of FCB and their respective Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Holding Company, FCB and their respective Subsidiaries are permitted to indemnify (and advance expenses to) their respective directors and officers under the laws of their respective jurisdictions of incorporation, their respective Constituent Documents.

   (b) For a period of four years from the Effective Time, the Holding Company shall use its reasonable best efforts to provide director's and officer's liability insurance that serves to reimburse the present and former officers and directors of FCB or any of their respective Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by FCB.

   (c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Holding Company thereof; provided that the failure so to notify shall not affect the obligations of the Holding Company under Section 6.11(a) unless and to the extent that the Holding Company is actually and materially prejudiced as a result of such failure.

   (d) If the Holding Company or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, the Holding Company shall cause proper provision to be made so that the successors and assigns of the Holding Company shall assume the obligations set forth in this Section 6.11.

   (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

   6.12 Benefit Plans. (a) The Holding Company shall, from and after the Effective Time, (i) comply with the Benefit Plans of FCB (the "FCB Benefit Plans") in accordance with their terms, (ii) provide former employees of FCB who remain as employees of the Holding Company with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of the Holding Company ("Holding Company Benefit Plans"), (iii) provide employees of FCB who remain as employees of the Holding Company credit for years of service with FCB or any of its Subsidiaries prior to the Effective Time for the purpose of eligibility and vesting (iv) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable FCB Benefit Plans) and eligibility waiting periods under group health plans of the Holding Company to be waived with respect to former employees of FCB who remain as employees of the Holding Company (and their eligible dependents) and who become participants in such group health plans and (v) cause to be credited to any deductible or out-of-pocket expense of the Holding Company Benefit Plans any deductibles or out-of-pocket expenses incurred by employees of FCB and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Holding Company Benefit Plans.

   (b) The Holding Company shall honor in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of FCB and its Subsidiaries, including, without limitation, any benefits or rights under the agreements listed on Section 6.12 of the FCB Disclosure Schedule or that arise as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

   (c) Notwithstanding anything contained herein to the contrary, prior to the Effective Time, the Holding Company and FCB shall take all actions necessary with respect to the Holding Company Stock Plan and the Holding Company Benefit Plans or the FCB Stock Plan and FCB Benefit Plans, as the case may be, and the rights thereunder to the extent required in order for the Merger to qualify for pooling-of-interests accounting treatment.

   6.13 Accountants' Letters. Each of the Holding Company and FCB shall use its respective commercially reasonable efforts to cause to be delivered to the other party a letter of KPMG LLP, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

   6.14 Notification of Certain Matters. Each of the Holding Company and FCB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

   6.15 Certain Policies. Prior to the Effective Date, FCB shall, consistent with GAAP and on a basis mutually satisfactory to it and the Holding Company, modify and change its loan, litigation and real estate valuation policies and practices (including, without limitation, loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of the Rancho Parties, provided, however, that in any event, no accrual or reserve made by FCB pursuant to this Section, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information, shall not be construed as concurrence of FCB's management with any such adjustments, and shall not affect the Financial Tests that are a condition to closing under Section 7.03.

   6.16 Appointment. Prior to the Effective Date, the Holding Company shall take all actions to appoint four persons selected by FCB to become additional directors of the Holding Company.

                                  ARTICLE VII

                    Conditions to Consummation of the Merger

   7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the Holding Company and FCB to consummate the Merger is subject to the fulfillment or written waiver by the Holding Company and FCB prior to the Effective Time of each of the following conditions:

   (a) Stockholder Approvals. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of the Holding Company and FCB.

   (b) Regulatory Approvals. Any consents, waivers, clearances, approvals and authorizations of Governmental Authorities that are necessary to permit consummation of the Merger and Reorganization shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

   (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

   (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

   (e) Listing. The Holding Company Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

   (f) Pooling-of-Interests. Each of the Holding Company and FCB shall have received a letter from KPMG LLP, dated the Closing Date, in form and substance reasonably satisfactory to the Holding Company and FCB, respectively, to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

   7.02 Conditions to Obligation of FCB. The obligation of FCB to consummate the Merger is also subject to the fulfillment or written waiver by FCB prior to the Effective Time of each of the following conditions:

   (a) Representations and Warranties. The representations and warranties of each of the Rancho Parties set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 5.03(c), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Rancho Parties and their Subsidiaries taken as a whole. FCB shall have received a certificate signed on behalf of each of the Rancho Parties by the Chief Executive Officer and Chief Financial Officer of each of the Rancho Parties to the foregoing effect.

   (b) Performance of Obligations. Each of the Rancho Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FCB shall have received a certificate, dated the Effective Date, signed on behalf of each of the Rancho Parties by the Chief Executive Officer and the Chief Financial Officer of each of the Rancho Parties to such effect.

   (c) Opinion of FCB's Counsel. FCB shall have received an opinion of Manatt, Phelps & Philips LLP, special counsel to FCB, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) the Holding Company and FCB will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by holders of FCB Common Stock who receive shares of Holding Company Common Stock in the Merger, except with respect to cash received in lieu of a fractional share interest in Holding Company Common Stock. In rendering its opinion, such counsel may require and rely upon representations contained in letters from FCB, the Holding Company and shareholders of the Holding Company.

   (d) Between the date of this Agreement and the Effective Time, there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of the Rancho Parties that has had a Material Adverse Effect on the Rancho Parties.

   (e) FCB shall have received an updated fairness opinion of US Bancorp Piper Jaffray within five (5) days prior to the mailing of the Proxy
Statement/Prospectus to the shareholders of FCB confirming that the financial terms of the merger are fair from a financial point of view to such shareholders.

   7.03 Conditions to Obligation of the Rancho Parties. The obligation of the Rancho Parties to consummate the Merger is also subject to the fulfillment, or written waiver by the Holding Company, prior to the Effective Time of each of the following conditions:

   (a) Representations and Warranties. The representations and warranties of FCB set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 5.03(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on FCB and its Subsidiaries taken as a whole. The Holding Company shall have received a certificate signed on behalf of FCB by the Chief Executive Officer and Chief Financial Officer of FCB to the foregoing effect.

   (b) Performance of Obligations. FCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Holding Company shall have received a certificate, dated the Effective Date, signed on behalf of FCB by the Chief Executive Officer and the Chief Financial Officer of FCB to such effect.

   (c) Opinion of the Holding Company's Counsel. The Holding Company shall have received an opinion of Sullivan & Cromwell, counsel to the Holding Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Holding Company and FCB will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon written representations from FCB, the Holding Company and shareholders of the Holding Company.

   (d) Between the date of this Agreement and the Effective Time, there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of FCB that has had a Material Adverse Effect on FCB.

   (e) The Rancho Parties shall have received an updated fairness opinion of The Findley Group within five (5) days prior to the mailing of the Proxy Statement/Prospectus to the shareholders of FCB confirming that the consideration to be paid to the FCB shareholders in the Merger is fair from a financial point of view to such shareholders.

                                  ARTICLE VIII

                                  Termination

   8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

   (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Rancho Santa Fe and FCB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

   (b) Breach. At any time prior to the Effective Time, by Rancho Santa Fe or FCB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach, provided that any such breach under clause (i) or (ii) would entitle the non-breaching party not to consummate the Merger under Article VII hereof.

   (c) Delay. At any time prior to the Effective Time, by Rancho Santa Fe or FCB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by May 31, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c), which action or inaction is in violation of its obligations under this Agreement.

   (d) No Approval. By Rancho Santa Fe or FCB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

   (e) No Stockholder Approval. By FCB or the Rancho Parties if any approval of the stockholders of either of them contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournments or postponement thereof.

   8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to the other party hereto except as set forth below and except that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination and except that Sections 6.05, 8.02 and Section 9.05 shall survive any termination of this Agreement.

                                   ARTICLE IX

                                 Miscellaneous

   9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.11 and 6.12 and this Article IX which shall survive the Effective
Time).

   9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that (i) after the Holding Company Meeting, this Agreement may not be amended if it would violate California law and (ii) after the FCB Meeting, this Agreement may not be amended if it would violate California law.

   9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

   9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).

   9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between Rancho Parties, on the one hand, and FCB, on the other hand.

   9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

   If to the Rancho Parties, to:

     Rancho Santa Fe National Bank
     6110 El Tordo
     Rancho Santa Fe, California 92067
     Attention: James A. Boyce
     Facsimile: (858) 756-2980

   With a copy to:

     Sullivan & Cromwell
     1888 Century Park East, Suite 2100
     Los Angeles, California 90067
     Attention: Stanley F. Farrar
     Facsimile: (310) 712-8800

   If to FCB, to:

     First Community Bank of the Desert
     74-750 Highway 111
     Indian Wells, CA 92210
     Attention: William Powers, President
     Facsimile: (760) 836-0878

   With a copy to:

     Manatt Phelps & Phillips
     11355 W. Olympic Boulevard
     Los Angeles, California 90064
     Attention: Eileen Lyon
     Facsimile: (310) 312-4224

   9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, including the Exhibits and Schedules to this Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11 and 6.12, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   9.08 Effect. No provision of this Agreement shall be construed to require Rancho Santa Fe, FCB or any of their respective Subsidiaries, affiliates or directors to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

   9.09 Severability. Except to the extent that application of this Section
9.09 would have a Material Adverse Effect on the Rancho Parties or FCB, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   9.10 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the parties may mutually agree to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall
(i) not change the amount or form of consideration to be received by the shareholders of FCB and the holders of FCB Common Stock Options and FCB Warrants, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of the stockholders of either party. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

   9.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                     * * *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          RANCHO SANTA FE NATIONAL BANK

                                          By:  /s/ James A. Boyce
                                            ___________________________________
                                            Name: James A. Boyce
                                            Title: President and Chief
                                                   Executive Officer

                                          FIRST COMMUNITY BANCORP

                                          By:  /s  James A. Boyce
                                            ___________________________________
                                            Name: James A. Boyce
                                            Title: President and Chief
                                                   Executive Officer

                                          FIRST COMMUNITY BANK OF THE
                                           DESERT

                                          By:  /s/ William Powers
                                            ___________________________________
                                            Name: William Powers
                                            Title: President and
                                                   Chief Executive Officer

                                   APPENDIX B

                            REORGANIZATION AGREEMENT

                      AGREEMENT AND PLAN OF REORGANIZATION

   AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of February 11, 2000, among Rancho Santa Fe National Bank ("Rancho Santa Fe"), a national bank, First Community Bancorp ("Bancorp"), a California corporation, and RSF Interim Bank, National Association ("Interim Bank"), an interim national bank which is being formed for the sole purpose of consummating the transactions (the "Reorganization") provided for in this Agreement.

   WHEREAS, the parties are entering into this Agreement in order to set forth the terms and conditions of the Reorganization by which Bancorp will become the holding company for Rancho Santa Fe and as of the Effective Time (as defined in Article V below), all of the issued and outstanding shares of common stock of Rancho Santa Fe, par value $2.50 per share ("Rancho Santa Fe Common Stock"), will be held solely by Bancorp, and the holders of the issued and outstanding shares of Rancho Santa Fe Common Stock will become the holders of a like number of issued and outstanding shares of common stock, without par value of Bancorp ("Bancorp Common Stock").

   WHEREAS, the foregoing conversion of Rancho Santa Fe Common Stock into Bancorp Common Stock is intended to constitute a tax-free exchange under the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, therefore, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                  MERGER OF INTERIM BANK WITH RANCHO SANTA FE
                              AND RELATED MATTERS

   1.1 The Merger. At the Effective Time (as hereinafter defined), Rancho Santa Fe will merge with and into Interim Bank in accordance with the provisions of
Section 215a of the National Bank Act (the "Merger"). The name of the resulting entity ("Surviving Bank") shall be Rancho Santa Fe National Bank. At the Effective Time, all assets and property of Rancho Santa Fe and Interim Bank (including, but not limited to, real, personal and mixed property, tangible and intangible, and interests then owned by Rancho Santa Fe or Interim Bank, or which would inure to either of them) shall immediately, by operation of law and without any conveyance, transfer or further action, become the property of Surviving Bank. Commencing as of the Effective Time and continuing thereafter, Surviving Bank shall be deemed to be a continuation of both Rancho Santa Fe and Interim Bank. All rights and obligations of Rancho Santa Fe and Interim Bank shall remain unimpaired and Surviving Bank shall, at the Effective Time, succeed to all those rights and obligations.

   1.2 Charter and Bylaws of Surviving Bank. Following the Merger, Surviving Bank shall have all the rights, privileges, immunities, powers and franchises, and shall be subject to all the duties and liabilities, of a national banking association organized under the federal laws of the United States. The Articles of Association and By-laws of Rancho Santa Fe, as in effect immediately prior to the Effective Time, shall continue in full force and effect following the Merger until amended or repealed as the charter and by-laws, respectively, of Surviving Bank. The deposit accounts of Surviving Bank shall continue to be insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC").

   1.3 Continued Business of Rancho Santa Fe. From and after the Effective Time, and subject to the actions of the Board of Directors and officers of Rancho Santa Fe, the business currently conducted by Rancho Santa Fe shall continue to be conducted by Surviving Bank, as a subsidiary of Bancorp, and each of the directors and officers of Rancho Santa Fe immediately prior to the Effective Time shall continue in their respective positions as directors and officers of Surviving Bank immediately following the Effective Time, with, in the case of directors, the same terms as immediately before the Effective Time.

   1.4 Further Assurances. Rancho Santa Fe and Interim Bank each agree that at any time, or from time to time, as and when requested by Rancho Santa Fe or by its successors (including, without limitation, Surviving Bank) or assigns, Interim Bank shall execute and deliver, or cause to be executed and delivered, in its name by its last acting officers or by the corresponding officers of Rancho Santa Fe or Surviving Bank (Interim Bank hereby authorizing such officers so to act in its name), all such conveyances, assignments, transfers, deeds and other instruments, and shall take or cause to be taken such further or other action as Rancho Santa Fe or its successors (including, without limitation, Surviving Bank) or assigns may deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment or other transfer of the interests, assets, property, privileges, powers, immunities, franchises and other rights referred to in Article I, or otherwise to carry out the intent and purpose of this Agreement.

                                   ARTICLE II

                              CONVERSION OF STOCK

   2.1 The terms and conditions of the Merger (including, without limitation, the mode of carrying the Merger into effect and the manner and basis of converting Rancho Santa Fe Common Stock into Bancorp Common Stock) shall be as follows:

     2.1.1 Bancorp Common Stock Held by Rancho Santa Fe. At the Effective Time, all shares of Bancorp Common Stock held by Rancho Santa Fe immediately prior to the Effective Time shall be canceled and shall no longer be deemed to be issued or outstanding for any purpose.

     2.1.2 Rancho Santa Fe Common Stock. At the Effective Time, except Dissenting Shares, if any, each share of Rancho Santa Fe Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and exchanged for one share of fully paid and non-assessable Bancorp Common Stock.

     2.1.3 Interim Bank Common Stock. At the Effective Time, each share of the common stock of Interim Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and shall become, one share of fully paid common stock of Surviving Bank so that, from and after the Effective Time, all of the issued and outstanding shares of Surviving Bank shall be held by Bancorp.

     2.1.4 Employee Agreements and Benefit Plans. At the Effective Time, Bancorp shall assume all the rights and obligations of Rancho Santa Fe under the Rancho Santa Fe National Bank 1992 Stock Option Plan (the "Stock Option Plan"). At the Effective Time, Bancorp also shall assume any obligations of Rancho Santa Fe to deliver or make available shares of Rancho Santa Fe Common Stock under any agreement, plan or program not referred to in this Section 2.1.4 to which Rancho Santa Fe or any of its subsidiaries is a party. Any reference to Rancho Santa Fe Common Stock under the Stock Option Plan or any such other agreement, plan or program maintained by Rancho Santa Fe or any of its subsidiaries shall be deemed to be a reference to Bancorp Common Stock, and one share of Bancorp Common Stock shall be issuable in lieu of each share of Rancho Santa Fe Common Stock required to be issued under any of such agreements, plans or programs, subject to subsequent adjustment as provided therein.

     2.1.5 Reservation for Issuance of Stock. At the Effective Time, the Board of Directors of Bancorp shall be deemed to have reserved for issuance, or authorized the issuance of, as the case may be, a number of shares of Bancorp Common Stock, and such shares shall automatically (by operation of law) be so reserved for issuance, or so authorized, as the case may be, in respect of the agreements, plans and programs referred to in Section 2.1.4 equal to the number of shares of Rancho Santa Fe Common Stock that Rancho Santa Fe had reserved for issuance, or of which Rancho Santa Fe had authorized the issuance, as the case may be, in respect of such agreements, plans and programs immediately prior to the Effective Time.

     2.1.6 Evidence of Ownership. (a) From and after the Effective Time, each holder of an outstanding certificate or certificates which theretofore represented shares of Rancho Santa Fe Common Stock shall, upon surrender of the same to U.S. Stock Transfer Corp. (the "Exchange Agent"), be entitled to receive, in exchange therefor, a certificate or certificates representing the number of shares of Bancorp Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with this Article II. Until so surrendered, each such outstanding certificate or certificates which, prior to the Effective Time, represented a number of shares of Rancho Santa Fe Common Stock shall be deemed for all purposes to evidence the ownership of the same number of shares of Bancorp Common Stock.

     (b) If any certificate evidencing shares of Bancorp Common Stock is to be issued in a name other than that in which the certificate evidencing Rancho Santa Fe Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Bancorp Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (c) If, between the date hereof and the Effective Time, the shares of Rancho Santa Fe Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the exchange ratio specified in Section 2.1.2 hereof shall be adjusted accordingly.

     2.1.8 Full Satisfaction. All shares of Bancorp Common Stock into which shares of Rancho Santa Fe Common Stock shall have been converted pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

     2.1.9 Sole Rights. At the Effective Time, the holders of certificates formerly representing Rancho Santa Fe Common Stock outstanding at the Effective Time shall cease to have any rights with respect to Rancho Santa Fe Common Stock, and their sole rights at and following the Effective Time shall be with respect to the Bancorp Common Stock into which their shares of Rancho Santa Fe Common Stock shall have been converted by the Merger.

                                  ARTICLE III

                                   CONDITIONS

   3.1 The obligations of Rancho Santa Fe, Bancorp and Interim Bank to effect the Merger and otherwise consummate the transactions contemplated by this Agreement shall be subject to satisfaction of each of the following conditions at or prior to the Effective Time:

     3.1.1 Board Approval. At or prior to the Effective Time, the respective Boards of Directors of Rancho Santa Fe, Bancorp and Interim Bank shall each have duly authorized this Agreement and each of Rancho Santa Fe, Bancorp and Interim Bank shall have duly executed and delivered this Agreement to each other.

     3.1.2 Stockholder Approval. To the extent required by applicable law, rules and regulations, (a) the holders of Rancho Santa Fe Common Stock shall have approved this Agreement at a duly called meeting of stockholders of Rancho Santa Fe, and (b) prior to the Effective Time the holder of the outstanding shares of common stock of Bancorp Interim Bank shall each have approved this Agreement.

     3.1.3 Registration. The shares of Bancorp Common Stock to be issued to the holders of Rancho Santa Fe Common Stock pursuant to the Reorganization shall be registered or exempt from registration under the Securities Act of 1933, as amended.

     3.1.4 State Securities Laws. Bancorp shall have complied with all applicable state securities or "blue sky" laws relating to the issuance and distribution of the Bancorp Common Stock.

     3.1.5 Approvals; Consents. All approvals and consents, if any, of the Office of the Comptroller of the Currency (the "OCC"), Board of Governors of the Federal Reserve System, and all other governmental agencies having jurisdiction, and other persons that are, in the opinion of counsel for Rancho Santa Fe, required for the lawful consummation of the Merger and the issuance and delivery of Bancorp Common Stock as contemplated by this Agreement, shall have been obtained and shall not have been revoked at the Effective Time and all applicable waiting periods shall have expired.

     3.1.6 Tax Status. Rancho Santa Fe shall have received either (a) a ruling from the Internal Revenue Service, acceptable in form and substance to Rancho Santa Fe and its counsel, or (b) an opinion of its counsel, which in either case may be based upon certain representations and assumptions regarding the facts and circumstances of, and the intention of the parties to, the Reorganization, and in either case substantially to the effect that, for federal income tax purposes:

     (a) No gain or loss will be recognized by Rancho Santa Fe, Bancorp or Interim Bank solely as a result of the Merger (but no ruling or opinion is required to be expressed with respect to the recognition of income, gain or loss as a result of a more than nominal capitalization of Bancorp);

     (b) No gain or loss will be recognized by the stockholders of Rancho Santa Fe upon the exchange of their Rancho Santa Fe Common Stock solely for Bancorp Common Stock;

     (c) The aggregate basis of the Bancorp Common Stock received by each stockholder of Rancho Santa Fe in the Merger will be the same as the aggregate basis of the Rancho Santa Fe Common Stock surrendered in exchange therefor; and

     (d) The holding period of the Bancorp Common Stock received by each stockholder of Rancho Santa Fe in the Merger will include the holding period of Rancho Santa Fe Common Stock surrendered in exchange therefor, provided that such stockholder held such Rancho Santa Fe Common Stock as a capital asset on the date of the Merger.

                                   ARTICLE IV

                             TERMINATION; EXPENSES

   4.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after any approval by the stockholders of Rancho Santa Fe) by the Board of Directors of Rancho Santa Fe for any reason.

   4.2 No Further Liability. In the event of the termination of this Agreement pursuant to this Article IV, this Agreement shall be void and of no further force or effect, and there shall be no further liability or obligation of any nature on the part of any of the parties or their respective directors, officers, employees or stockholders, by reason of this Agreement or the termination of this Agreement.

   4.3 Costs and Expenses. Each party shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

                                   ARTICLE V

                      EFFECTIVE TIME OF THE REORGANIZATION

   Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties shall execute, and shall cause to be appropriately filed with the OCC, such applications, certificates and further documents as shall be required by the OCC, and shall cause to be appropriately filed with such other federal or state regulatory agencies all such applications, certificates and other documents as may be required, in the opinion of counsel for Rancho Santa Fe or Bancorp, under applicable law, rules and regulations. The Reorganization shall become effective (the "Effective Time") on the date and time specified in a certificate to be issued by the OCC approving the Reorganization.

                                   ARTICLE VI

                                 MISCELLANEOUS

   6.1 Waiver; Amendment. Any of the terms or conditions of this Agreement that legally may be waived may be waived at any time by any party which is, or the stockholders of which are, entitled to the benefit of such terms or conditions. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions hereof relating to the consideration to be exchanged for shares of Common Stock shall not be amended after the meeting of stockholders of Rancho Santa Fe at which this Agreement is considered so as to decrease the amount or change the form of such consideration without the approval of such stockholders.

   6.2 Counterparts. This Agreement may be executed by the parties in any number of separate counterparts, each of which shall be an original, but such counterparts together shall constitute but one and the same instrument.

   6.3 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

   6.4 Execution by Interim Bank. Rancho Santa Fe and Bancorp acknowledge that, as of the date of this Agreement, Interim Bank may not have received its charter from the OCC and therefore would not have the legal capacity to execute and deliver this Agreement. In such event, Bancorp agrees to cause Interim Bank to execute and deliver this Agreement promptly following the issuance of Interim Bank's charter by the OCC. Rancho Santa Fe and Bancorp agree to be bound by this Agreement prior to and following such execution and delivery by Interim Bank.

   6.5 Governing Law. Except as to mandatory provisions of Federal Law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year above first written.

                                          RANCHO SANTA FE NATIONAL BANK,
                                          NATIONAL ASSOCIATION

                                          By: /s/ James A. Boyce
                                             __________________________________
                                             James A. Boyce
                                             President and Chief Executive
                                              Officer

                                          FIRST COMMUNITY BANCORP

                                          By: /s/ James A. Boyce
                                             __________________________________
                                             James A. Boyce
                                             President and Chief Executive
                                              Officer

                                          RSF INTERIM BANK, NATIONAL
                                          ASSOCIATION

                                          By: /s/ James A. Boyce
                                             __________________________________
                                             James A. Boyce
                                             President and Chief Executive
                                              Officer

                                  APPENDIX C

                           ARTICLES of INCORPORATION

                                      of

                            First Community Bancorp

   FIRST. The name of the corporation is First Community Bancorp.

   SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

   THIRD. The name of the corporation's initial agent for service of process in the State of California is CT Corporation System.

   FOURTH. (a) The corporation is authorized to issue two classes of shares:
Common and Preferred. The number of shares of Common Stock authorized to be issued is 15,000,000 and the number of shares of Preferred Stock authorized to be issued is 5,000,000.

   (b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.

   FIFTH. (a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

   (b) The corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision, the term "agent" has the meaning set forth from time to time in Section 317 of the California Corporations Code.

   (c) Any amendment, repeal or modification of any provision of this Article Fifth shall not adversely affect any right of protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

   IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 22nd day of October, 1999.

                                               /s/ Ondraus Jenkins
                                        ---------------------------------
                                                   Ondraus Jenkins,
                                                     Incorporator

                                    BY-LAWS

                                       OF

                            First Community Bancorp

                                   ARTICLE I

                                  Shareholders

   Section 1.1. Annual Meetings. An annual meeting of shareholders shall be held for the election of directors on a date and at a time and place either within or without the State of California fixed by resolution of the Board of Directors. Any other proper business may be transacted at the annual meeting, except as limited by the notice requirements of subdivisions (a) and (d) of
Section 601 of the California General Corporation Law.

   Section 1.2. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairman of the Board or the holders of shares entitled to cast not less than ten percent of the votes at the meeting, such meeting to be held on a date and at a time and place either within or without the State of California as may be stated in the notice of the meeting.

   Section 1.3. Notice of Meetings. Whenever shareholders are required or permitted to take any action at a meeting a written notice of the meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote thereat. Such notice shall state the place, date and hour of the meeting, and (i) in the case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted, or (ii) in the case of the annual meeting, those matters which the Board, at the time of the mailing of the notice, intends to present for action by the shareholders. The notice of any meeting at which directors are to be elected shall include a list of the names of the nominees intended at the time of the mailing of the notice to be presented by the Board for election.

   Notice of a shareholders' meeting or any report shall be given either personally or by first-class mail or other means of written communication, addressed to the shareholder at the address of such shareholder appearing on the books of the corporation or given by the shareholder to the corporation for the purpose of notice; or if no such address appears or is given, at the place where the principal executive office of the corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. An affidavit of mailing of any notice or report in accordance with the provisions of this by-law, executed by the Secretary, Assistant Secretary or any transfer agent, shall be prima facie evidence of the giving of the notice or report.

   If any notice or report addressed to the shareholder at the address of such shareholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the shareholder at such address, all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available for the shareholder upon written demand of the shareholder at the principal executive office of the corporation for a period of one year from the date of the giving of the notice or report to all other shareholders.

   Except as otherwise prescribed by the Board of Directors in particular instances and except as otherwise provided by subdivision (c) of Section 601 of the California General Corporation Law, the Secretary shall prepare and give, or cause to be prepared and given, the notice of meetings of shareholders.

   Section 1.4. Adjournments. When a shareholders' meeting is adjourned to another time or place, except as otherwise provided in this Section 1.4, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

   Section 1.5. Validating Meeting of Shareholders; Waiver of Notice. The transactions of any meeting of shareholders, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of and presence at such meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law to be included in the notice but not so included, if such objection is expressly made at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of shareholders need be specified in any written waiver of notice, consent to the holding of the meeting or approval of the minutes thereof, except as required by subdivision (f) of Section 601 of the California General Corporation Law.

   Section 1.6. Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of a majority of the shares represented and voting at the meeting (which shares voting affirmatively also constitute a majority of the required quorum) shall be the act of the shareholders, unless the vote of a majority or higher percentage of all outstanding shares is required by law or by the articles of incorporation, and except as otherwise provided in this Section 1.6. The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shares represented either in person or by proxy, but no other business may be transacted, except as provided in this Section 1.6.

   Section 1.7. Organization. Meetings of shareholders shall be presided over by the Chairman of the Board of Directors, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by a Managing Director, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as secretary of the meeting, or in their absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

   Section 1.8. Voting. Unless otherwise provided in the articles of incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of shareholders.

   Any holder of shares entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, other than elections to office, but, if the shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares such shareholder is entitled to vote.

   Section 1.9. Shareholder's Proxies. Every person entitled to vote shares may authorize another person or persons to act by proxy with respect to such shares. Any proxy purporting to be executed in accordance with the provisions of Section 705 of the California General Corporation Law shall be presumptively valid. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy continues in full force and effect until revoked by the person executing it prior to the vote pursuant thereto, except as otherwise provided in this Section 1.9. Such revocation may be effected by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by the person executing the prior proxy and presented to the meeting, or as to any meeting by attendance at such meeting and voting in person by the person executing the proxy. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the corporation. A proxy may be made irrevocable under the circumstances set forth in subdivision (e) of
Section 705 of the California General Corporation Law. Any form of proxy distributed to ten or more shareholders shall conform to the requirements of
Section 604 of the California General Corporation Law.

   Section 1.10. Inspectors. In advance of any meeting of shareholders the Board of Directors may appoint inspectors of election to act at the meeting and any adjournment thereof. If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, the chairman of any meeting of shareholders may, and on the request of any shareholder or a shareholder's proxy shall, appoint inspectors of election (or persons to replace those who so fail or refuse) at the meeting. The number of inspectors shall be either one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares represented in person or by proxy shall determine whether one or three inspectors are to be appointed.

   The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine when the polls shall close, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders.

   The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

   Section 1.11. Fixing Date for Determination of Shareholders of Record. In order that the corporation may determine the shareholders entitled to notice of any meeting or to vote or to express consent to corporate action in writing without a meeting or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days prior to the date of such meeting nor more than sixty days prior to any other action.

   If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; (2) the record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board has been taken, shall be the day on which the first written consent is given; and (3) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto or the sixtieth day prior to the date of such other action, whichever is later. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the Board fixes a new record date for the adjourned meeting, but the Board shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

   Section 1.12. Advance Notice of Nomination of Directors. At any annual or special meeting of shareholders, persons nominated for election as directors by shareholders shall be considered only if advance notice thereof has been timely given as provided herein and such nominations are otherwise proper for consideration under applicable law and the certificate of incorporation and by-laws of the Corporation. Notice of the name of any person to be nominated by any shareholders for election as a director of the Corporation at any meeting of shareholders shall be delivered to the Secretary of the Corporation at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have given more than 70 days in advance of the annual meeting if the Corporation shall have previously disclosed, in these by-laws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Board determines to hold the meeting on a different date. Any shareholder desiring to nominate any person for election as a director of the Corporation shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Corporation beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Corporation, such person's signed consent to serve as a director of the Corporation if elected, such shareholder's name and address and the number and class of all shares of each class of stock of the Corporation beneficially owned by such shareholder. As used herein, shares "beneficially owned" shall mean all shares as to which such person, together with such person's affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to beneficially own pursuant to rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as well as all shares as to which such person, together with such person's affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions). The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that nominees not be considered if such notice has not been given.

                                   ARTICLE II

                               Board of Directors

   Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by, and all corporate powers shall be exercised by or under, the direction of the Board of Directors, except as otherwise provided in these by-laws or in the articles of incorporation. The Board shall consist of between five and nine members.

   Section 2.2. Election; Term of Office; Resignation; Removal; Vacancies. At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. Any director may resign effective upon giving written notice to the Chairman of the Board, the Secretary or the Board of Directors of the corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

   Any or all of the directors may be removed without cause if such removal is approved by a majority of the outstanding voting shares, except that no director may be removed (unless the entire Board of Directors is removed) when the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected.

   Any reductions in the authorized number of directors does not remove any director prior to the expiration of such director's term in office.

   A vacancy in the Board of Directors shall be deemed to exist (a) if a director dies, resigns, or is removed by the shareholders or an appropriate court, as provided in Sections 303 or 304 of the California General Corporation Law; (b) if the Board of Directors declares vacant the office of a director who has been convicted of a felony or declared of unsound mind by an order of court; (c) if the authorized number of directors is increased; or (d) if at any shareholders' meeting at which one or more directors are elected the shareholders fail to elect the full authorized number of directors to be voted for at that meeting. Unless otherwise provided in the articles of incorporation or these by-laws and except for a vacancy caused by the removal of a director, vacancies on the Board may be filled by appointment by the Board. A vacancy on the Board caused by the removal of a director may be filled only by the shareholders, except that a vacancy created by the Board declaring an office of a director vacant because a director has been convicted of a felony or declared of unsound mind by an order of court may be filled by the Board.

   The shareholders may elect a director at any time to fill a vacancy not filled by the Board of Directors.

   If the number of directors then in office is less than a quorum, vacancies on the Board of Directors may be filled by the unanimous written consent of the directors then in office, the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with Section 2.4 hereof or a sole remaining director.

   Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such places within or without the State of California and at such times as the Board may from time to time determine.

   Section 2.4. Special Meetings; Notice of Meetings; Waiver of
Notice. Special meetings of the Board of Directors may be held at any time or place within or without the State of California whenever called by the Chairman of the Board, by the Vice Chairman of the Board, if any, or by any two directors. Special meetings shall be held on four days' notice by mail or 48 hours' notice delivered personally or by telephone, telegraph or any other means of communication authorized by Section 307 of the California General Corporation Law. Notice delivered personally or by telephone may be transmitted to a person at the director's office who can reasonably be expected to deliver such notice promptly to the director.

   Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. A notice, or waiver of notice, need not specify the purpose of any regular or special meeting of the Board.

   Section 2.5. Participation in Meetings by Conference Telephone
Permitted. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, through the use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

   Section 2.6. Quorum; Adjournment; Vote Required for Action. At all meetings of the Board of Directors one-third of the authorized number of directors or three directors, whichever is larger, shall constitute a quorum for the transaction of business. Subject to the provisions of Sections 310 and 317(e) of the California General Corporation Law, every act or decision done or made by a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the articles of incorporation or these by-laws shall require a vote of a greater number.

   A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of the adjournment.

   Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in their absence by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

   Section 2.8. Action by Directors Without a Meeting. Any action required or permitted to be taken by the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such directors.

   Section 2.9. Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors for services in any capacity.

                                  ARTICLE III

                         Executive and Other Committees

   Section 3.1. Executive and Other Committees of Directors. The Board of Directors, by resolution adopted by a majority of the authorized number of directors, may designate an executive committee and other committees, each consisting of two or more directors, to serve at the pleasure of the Board, and each of which, to the extent provided in the resolution, shall have all the authority of the Board, except that no such committee shall have power or authority with respect to the following matters:

     (1) The approval of any action for which the California General Corporation Law also requires the approval of the shareholders or of the outstanding shares;

     (2) The filling of vacancies in the Board or in any committee thereof;

     (3) The fixing of compensation of the directors for serving on the Board or on any committee thereof;

     (4) The amendment or repeal of the by-laws, or the adoption of new by-laws;

     (5) The amendment or repeal of any resolution of the Board which, by its terms, shall not be so amendable or repealable;

     (6) The making of distributions to shareholders, except at a rate or in a periodic amount or within a price range set forth in the articles or determined by the Board of Directors;

     (7) The appointment of other committees of the Board or the members thereof;

     (8) The removal or indemnification of any director; or

     (9) The changing of the number of authorized directors on the Board.

   The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

   Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these by-laws.

                                   ARTICLE IV

                                    Officers

   Section 4.1. Officers; Election. As soon as practicable after the annual meeting of shareholders in each year, the Board of Directors shall elect a Chairman of the Board, a Secretary and a Chief Financial Officer, and it may, if it so determines, elect from among its members a Vice Chairman of the Board. The Board may also elect one or more Managing Directors, one or more Assistant Secretaries, and such other officers as the Board may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person.

   Section 4.2. Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until the first meeting of the Board after the annual meeting of shareholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the Chairman of the Board or the Secretary of the corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.

   Section 4.3. Powers and Duties. The officers of the corporation shall have such powers and duties in the management of the corporation as shall be stated in these by-laws or in a resolution of the Board of Directors which is not inconsistent with these by-laws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. The Secretary shall have the duty to record the proceedings of the meetings of the shareholders, the Board of Directors and any committees in a book to be kept for that purpose. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

                                   ARTICLE V

                          Forms of Certificates; Loss
                             and Transfer of Shares

   Section 5.1. Forms of Certificates. Every holder of shares in the corporation shall be entitled to have a certificate signed in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, if any, and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the corporation, certifying the number of shares and the class or series of shares owned by such shareholder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

   Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The corporation may issue a new share certificate or a new certificate for any other security in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

                                   ARTICLE VI

                              Records and Reports

   Section 6.1. Shareholder Records. The corporation shall keep at its principal executive office or at the office of its transfer agent or registrar a record of the names and addresses of all shareholders and the number and class of shares held by each shareholder.

   A shareholder or shareholders holding at least five percent in the aggregate of the outstanding voting shares of the corporation, or a shareholder who otherwise is authorized by subdivision (a) of Section 1600 of the California General Corporation Law, may inspect and copy the record of shareholders' names and addresses and shareholdings during usual business hours, on five days' prior written demand on the corporation, or obtain from the corporation's transfer agent, on written demand and tender of the transfer agent's usual charges for this service, a list of the names and addresses of shareholders who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which a list has been compiled or as of a specified date later than the date of demand. This list shall be made available within five days after the demand is received or the date specified therein as the date as of which the list is to be compiled. The record of shareholders shall also be open to inspection on the written demand of any shareholder or holder of a voting trust certificate, at any time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or holder of a voting trust certificate. Any inspection and copying under this section may be made in person or by an agent or attorney of the shareholder or holder of a voting trust certificate making the demand.

   Section 6.2. By-laws. The corporation shall keep at its principal executive office, or if its principal executive office is not in the State of California, at its principal business office in this state, the original or a copy of the by-laws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours. If the principal executive office of the corporation is outside the State of California and the corporation has no principal business office in this state, the Secretary shall, upon the written request of any shareholder, furnish to that shareholder a copy of the by-laws as amended to date.

   Section 6.3. Minutes and Accounting Records. The minutes of proceedings of the shareholders, the Board of Directors, and committees of the Board, and the accounting books and records shall be kept at the principal executive office of the corporation, or at such other place or places as designated by the Board of Directors. The minutes shall be kept in written form, and the accounting books and records shall be kept either in written form or in a form capable of being converted into written form. The minutes and accounting books and records shall be open to inspection upon the written demand of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney, and shall include the right to copy and make extracts. These rights of inspection shall extend to the records of each subsidiary of the corporation.

   Section 6.4. Inspection by Directors. Every director shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the corporation and each of its subsidiary corporations. This inspection by a director may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.

   Section 6.5. Annual Report to Shareholders. Inasmuch as, and for as long as, there are fewer than 100 shareholders, the requirement of an annual report to shareholders referred to in Section 1501 of the California General Corporation Law is expressly waived. However, nothing in this provision shall be interpreted as prohibiting the Board of Directors from issuing annual or other periodic reports to the shareholders, as the Board considers appropriate.

   If at any time and for as long as, the number of shareholders shall exceed 100, the Board of Directors shall cause an annual report to be sent to the shareholders not later than 120 days after the close of the fiscal year adopted by the corporation. This report shall be sent at least 15 days (if third-class mail is used, 35 days) before the annual meeting of shareholders to be held during the next fiscal year and in the manner specified for giving notice to shareholders in these by-laws. The annual report shall contain a balance sheet as of the end of the fiscal year and an income statement and a statement of changes in financial position for the fiscal year prepared in accordance with generally accepted accounting principles applied on a consistent basis and accompanied by any report of independent accountants, or, if there is no such report, the certificate of an authorized officer of the corporation that the statements were prepared without audit from the corporation's books and records.

   Section 6.6. Financial Statements. The corporation shall keep a copy of each annual financial statement, quarterly or other periodic income statement, and accompanying balance sheets prepared by the corporation on file in the corporation's principal office for 12 months; these documents shall be exhibited at all reasonable times, or copies provided, to any shareholder on demand.

   If no annual report for the last fiscal year has been sent to shareholders, on written request of any shareholder made more than 120 days after the close of the fiscal year the corporation shall deliver or mail to the shareholder, within 30 days after receipt of the request, a balance sheet as of the end of that fiscal year and an income statement and statement of changes in financial condition for that fiscal year.

   A shareholder or shareholders holding five percent or more of the outstanding shares of any class of the corporation may request in writing an income statement for the most recent three-month, six-month, or nine-month period (ending more than 30 days before the date of the request) of the current fiscal year, and a balance sheet of the corporation as of the end of that period. If such documents are not already prepared, the Chief Financial Officer shall cause them to be prepared and shall deliver the documents personally or mail them to the requesting shareholders within 30 days after receipt of the request. A balance sheet, income statement, and statement of changes in financial position for the last fiscal year shall also be included, unless the corporation has sent the shareholders an annual report for the last fiscal year.

   Quarterly income statements and balance sheets referred to in this Section
6.6 shall be accompanied by the report thereon, if any, of any independent accountant engaged by the corporation or the certificate of an authorized corporate officer stating that the financial statements were prepared without audit from the corporation's books and records.

   Section 6.7. Form of Records. Any records maintained by the corporation in the regular course of its business, with the exception of minutes of the proceedings of the shareholders, and of the Board of Directors and its committees, but including the corporation's stock ledger and books of account, may be kept on, or be in the form of magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

                                  ARTICLE VII

                                 Miscellaneous

   Section 7.1. Principal Executive or Business Offices. The Board of Directors shall fix the location of the principal executive office of the corporation at any place either within or without the State of California. If the principal executive office is located outside California and the corporation has one or more business offices in California, the Board shall designate one of these offices as the corporation's principal business office in California.

   Section 7.2. Fiscal Year. The fiscal year of the corporation shall be determined by the Board of Directors.

   Section 7.3. Seal. The corporation may have a corporate seal which shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

   Section 7.4. Interested Directors; Quorum. No contract or transaction between the corporation and one or more of its directors or between the corporation and any other corporation, firm or association in which one or more of its directors are directors, or have a financial interest, shall be void or voidable solely for this reason, or solely because such director or directors are present at the meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are fully disclosed or are known to the shareholders and such contract or transaction is approved by the shareholders in good faith with the shares owned by the interested director or directors not being entitled to vote thereon; (2) the material facts as to his or her relationship or interest and as to the contract or transaction are fully disclosed or are known to the Board or the committee, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it was authorized, approved or ratified; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

   Section 7.5. Indemnification. The corporation shall, to the maximum extent and in the manner permitted by the California General Corporation Law (the "Code"), indemnify each of its directors and officers against expenses (as defined in subdivision (a) of Section 317 of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in subdivision (a) of Section 317 of the Code), arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 7.5, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

   The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its employees and agents (other than directors and officers) against expenses (as defined in subdivision (a) of
Section 317 of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in subdivision (a) of Section 317 of the Code), arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this
Section 7.5, an "employee" or "agent" of the corporation includes any person
(i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

   Section 7.6. Amendment of By-Laws. To the extent permitted by law these by-laws may be amended or repealed, and new by-laws adopted, by the Board of Directors. The shareholders entitled to vote, however, retain the right to adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them.

                                                                         ANNEX D

May   , 2000

The Board of Directors
First Community Bank of the Desert
7272 Joshua Lane
Yucca Valley, CA 92284

Members of the Board:

   In connection with the transaction (the "Transaction") pursuant to the Agreement and Plan of Merger (the "Agreement" to be entered into) by and among Rancho Santa Fe National Bank ("Rancho"), First Community Bancorp ("Holding Company"), and First Community Bank of the Desert ("FCB"), whereby a business combination is to be effected through the merger of FCB with a wholly-owned merger subsidiary of the Holding Company through the conversion of each share of FCB common stock into 0.30 shares of Holding Company common stock, you have requested our opinion as to the fairness, from a financial point of view, to the shareholders of FCB (other than affiliates of Castle Creek Capital Fund I, L.P.) of the consideration to be received in the Transaction.

   U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, FCB will pay us a fee and indemnify us against certain liabilities.

   In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. Reviewed a draft of the Agreement dated as of October 22, 1999, as amended. (Piper Jaffray having been advised of the proposed change in the exchange ratio referred to above.)

     2. Reviewed audited financial statements of FCB for the years ended December 31, 1997 through 1999;

     3. Reviewed unaudited financial statements of FCB for the three-month period ended March 31, 2000;

     4. Reviewed audited financial statements of Rancho for the years ended December 31, 1997 through 1999;

     5. Reviewed unaudited financial statements of Rancho for the three-month period ended March 31, 2000;

     6. Reviewed financial forecasts for FCB for the years ending December 31, 2000 through December 31, 2003;

     7. Reviewed financial forecasts for Rancho for the years ending December 31, 2000 through December 31, 2003;

     8. Reviewed financial forecasts for the Holding Company for the years ending December 31, 2000 through 2003 reflecting the combined operations of FCB and Rancho, including certain potential synergies estimated by management of Rancho to be realized;

     9. Conducted discussions with certain members of management of FCB. Topics discussed included, but were not limited to, the background and rationale for the Transaction, the financial condition, operating performance balance sheet characteristics and prospects of FCB (and Rancho and the prospects for the combined company after consummation of the Transaction);

      10. Conducted discussions with certain members of management of Rancho. Topics discussed included, but were not limited to, the background and rationale for the Transaction and the financial condition, operating performance, balance sheet characteristics and prospects of Rancho and FCB and the prospects for the combined company after consummation of the Transaction;

      11. Considered certain projected pro forma effects of the Transaction;

      12. Performed discounted dividend analyses with respect to FCB;

      13. Reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions;

      14. Compared certain financial data of FCB and Rancho with certain financial data of companies deemed similar to FCB and Rancho or operating in a business sector deemed similar to that in which FCB and Rancho operate; and

      15. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

   We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by FCB and Rancho or otherwise made available to us and have not assumed responsibility to independently verify such information. We have further relied upon the assurances of FCB's and Rancho's management that the information provided has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, we have assumed that neither FCB nor Rancho is a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction.

   In arriving at our opinion, we have not performed nor been furnished any appraisals or valuations of the specific assets or liabilities of FCB or Rancho. We express no opinion regarding the liquidation value of FCB. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either FCB, Rancho or their affiliates is a party or may be subject and, at FCB's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

   Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist, and is subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Except as provided in the engagement letter between us and FCB, we have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. We express no opinion herein as to the prices at which shares of FCB, Rancho or the Holding Company common stock have traded or may trade at any future time.

   This opinion is directed to the Board of Directors of FCB and shall not be published or otherwise used, nor shall any public references to U.S. Bancorp Piper Jaffray be made except in accordance with our engagement letter. The opinion is not intended to be and does not constitute a recommendation to any shareholder of FCB. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. We were not authorized to solicit, and did not solicit, any other party relative to a possible business combination with FCB.

   Based upon and subject to the foregoing, and based upon such other factors as we consider relevant, it is our opinion that the consideration to be received by the shareholders of FCB (other than affiliates of Castle Creek Capital Fund I, L.P.) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such shareholders as of the date hereof.

                                          Sincerely,

                                          /s/ U.S. BANCORP PIPER JAFFRAY INC.

                                   APPENDIX E

                     SECTION 215a OF THE NATIONAL BANK ACT

Merger of national banks or State banks into national banks

   (a) Approval of Comptroller, board and shareholders; merger agreement; notice; capital stock; liability of receiving association

   One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall--

     (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

     (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

     (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

     (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

   (b) Dissenting shareholders

   If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

   (c) Valuation of shares

   The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

   (d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

   If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                                                         ANNEX F

                       CALIFORNIA GENERAL CORPORATION LAW
                         CHAPTER 13--DISSENTERS' RIGHTS

(S)1300. Right to Require Purchase--"Dissenting Shares" and "Dissenting Shareholder" Defined.

   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the OTC margin stocks issued with the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held or record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applied in any case where the approval required by Section 1021 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S)1301. Demand for Purchase.

   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of approval of the reorganization by its outstanding shares (section 152) within 10 days after the date of such approval, accompanied by a copy of
Section 1300, 1302, 1303, 1304 and this section, a statement or price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) or paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (b) The demand shall state the number and class of the shares held of record by the shareholder with the shareholder remands hat the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S)1302. Endorsement of Shares.

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issues therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S)1303. Agreed Price--Time for Payment.

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S)1304. Dissenter's Action to Enforce Payment.

   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of the shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issues. If the fair market value of the dissenting shares is in issues, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article Five of First Community Bancorp's articles of incorporation provides that First Community Bancorp shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article Five also provides that First Community Bancorp is authorized to provide indemnification for its agents. If agents of First Community Bancorp breach a duty to First Community Bancorp and its shareholders, then Article Five authorizes First Community Bancorp, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by Section 317 of the California general corporation law.

   Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of First Community Bancorp in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates First Community Bancorp's indemnification of agents where the agent's defense is successful on the merits. In other cases,
Section 317 allows First Community Bancorp to indemnify agents for expenses, including amounts paid to defend, settle or otherwise dispose of a threatened or pending action, if the indemnification is authorized by (1) a majority vote of a quorum of First Community Bancorp's Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, First Community Bancorp can indemnify an agent even when the agent is found liable. Section 317 also allows First Community Bancorp to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse First Community Bancorp if the agent is found liable.

   To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling First Community Bancorp, pursuant to the foregoing provisions or otherwise, First Community Bancorp understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by First Community Bancorp of expenses incurred or paid by a director, officer or controlling person of First Community Bancorp in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, First Community Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 Exhibit No. Exhibit
 ----------- -------

 2.1*        Agreement and Plan of Merger by and among Rancho Santa Fe National
             Bank, First Community Bancorp and First Community Bank of the
             Desert dated October 22, 1999.

 5.1**       Opinion of Sullivan & Cromwell.

 8.1** Opinion of Manatt, Phelps & Phillips LLP as to certain federal income tax matters.

 8.2** Opinion of Sullivan & Cromwell as to certain federal income tax matters.

 23.1        Consent of KPMG LLP relating to Rancho Santa Fe National Bank.

 23.2        Consent of KPMG LLP relating to First Community Bank of the
             Desert.

 23.3**      Consent of Sullivan & Cromwell (included in Exhibits 5.1).

 23.4**      Consent of Manatt, Phelps & Phillips (included in Exhibit 8.1).

 23.5***     Consent of US Bancorp Piper Jaffray.

 99.1**      Form of First Community Bank of the Desert proxy.

 99.2**      Form of Rancho Santa Fe proxy.

--------
*  Included as Annex A to the proxy statement/prospectus.

** Previously filed.

*** To be filed by amendment.

ITEM 22. UNDERTAKINGS

   The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement. This amendment will:

       (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (b) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

       (c) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) That every prospectus that is filed pursuant to paragraph (4) immediately preceding, or that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Rancho Santa Fe, California, on May 2, 2000.

                                          FIRST COMMUNITY BANCORP

                                          By:       /s/ James A. Boyce
                                                _______________________________
                                                     James A. Boyce
                                              President and Chief Executive
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

       /s/  James A. Boyce           President and Chief              May 2, 2000
____________________________________ Executive Officer (Principal
           James A. Boyce            Executive Officer), Director

       /s/  Arnold C. Hahn           Chief Financial and              May 2, 2000
____________________________________ Accounting Officer
           Arnold C. Hahn

                                 EXHIBIT INDEX

 Exhibit No. Exhibit
 ----------- -------
    2.1*     Agreement and Plan of Merger by and among Rancho Santa Fe National
             Bank, First Community Bancorp and First Community Bank of the
             Desert dated October 22, 1999.

    5.1**    Opinion of Sullivan & Cromwell.

    8.1** Opinion of Manatt, Phelps & Phillips LLP as to certain federal income tax matters.

    8.2** Opinion of Sullivan & Cromwell as to certain federal income tax matters.

   23.1      Consent of KPMG LLP relating to Rancho Santa Fe National Bank.

   23.2      Consent of KPMG LLP relating to First Community Bank of the
             Desert.

   23.3**    Consent of Sullivan & Cromwell (included in Exhibit 5.1).

   23.4**    Consent of Manatt, Phelps & Phillips (included in Exhibit 8.1).

   23.5***   Consent of US Bancorp Piper Jaffray.

   99.1**    Form of First Community Bank of the Desert proxy.

   99.2**    Form of Rancho Santa Fe proxy.

--------
*  Included as Annex A to the proxy statement/prospectus.

** Previously filed.

*** To be filed by amendment.